Filed Pursuant to Rule 424(b)(3)

Registration No. 333-221709

22,638,553 Shares

6,062,500 Warrants

This prospectus relates to shares of common stock, par value $0.0001 per share, of Rimini Street, Inc. and warrants to purchase common stock of Rimini Street, Inc. as described herein. The securities offered hereunder include (i) 4,510,629 outstanding shares of the Registrant’s common stock to be sold by selling stockholders named herein, (ii) 14,687,500 shares of the Registrant’s common stock issuable upon exercise of certain outstanding warrants at $11.50 per share (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of 6,062,500 of such shares by the selling stockholders named herein), (iii) 3,440,424 shares of the Registrant’s common stock issuable upon exercise of certain outstanding warrants at $5.64 per share (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of all such shares by the selling stockholders named herein) and (iv) 6,062,500 outstanding warrants to purchase shares of the Registrant’s common stock to be sold by the selling securityholders named herein.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay the expenses associated with registering the sales by the selling securityholders, as described in more detail in the section titled “Use of Proceeds.”

The selling securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their securities in the section titled “Plan of Distribution.”

The selling securityholders may sell any, all or none of the securities and we do not know when or in what amount the selling securityholders may sell their securities hereunder following the effective date of this registration statement.

Our common stock is listed on the NASDAQ Capital Market (“NASDAQ”) under the symbol “RMNI” and our warrants are presently quoted on the OTC Pink Current Information Marketplace (“OTC Pink”) under the symbol “RMNIW”. On November 28, 2017, the last quoted sale price for our common stock as reported on NASDAQ was $7.00 per share and the last quoted sale price for our warrants as reported on OTC Pink was $0.52 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 5 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 6, 2017.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The Rimini Street design logo and the Rimini Street mark appearing in this prospectus are the property of Rimini Street, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

RIMINI STREET, INC.

Rimini Street, Inc. is a global provider of enterprise software support products and services, and the leading independent software support provider for Oracle and SAP products, based on both the number of active clients supported and recognition by industry analyst firms. We founded our company to disrupt and redefine the enterprise software support market by developing and delivering innovative new products and services that fill a then unmet need in the market. We believe we have achieved our leadership position in independent enterprise software support by recruiting and hiring experienced, skilled and proven staff; delivering outcomes-based, value-driven and award-winning enterprise software support products and services; seeking to provide an exceptional client-service, satisfaction and success experience; and continuously innovating our unique products and services by leveraging our proprietary knowledge, tools, technology and processes.

Enterprise software support products and services is one of the largest categories of overall global information technology (“IT”) spending. We believe core enterprise resource planning (“ERP”), customer relationship management (“CRM”), product lifecycle management (“PLM”) and technology software platforms have become increasingly important in the operation of mission-critical business processes over the last 30 years, and also that the costs associated with failure, downtime, security exposure and maintaining the tax, legal and regulatory compliance of these core software systems have also increased. As a result, we believe that licensees often view software support as a mandatory cost of doing business, resulting in recurring and highly profitable revenue streams for enterprise software vendors. For example, for fiscal year 2016, SAP reported that support revenue represented approximately 48% of its total revenue and Oracle reported a margin of 94% for software license updates and product support.

We believe that software vendor support is an increasingly costly model that has not evolved to offer licensees the responsiveness, quality, breadth of capabilities or value needed to meet the needs of licensees. Organizations are under increasing pressure to reduce their IT costs while also delivering improved business performance through the adoption and integration of emerging technologies, such as mobile, virtualization, internet of things (“IoT”) and cloud computing. Today, however, the majority of IT budget is spent operating and maintaining existing infrastructure and systems. As a result, we believe organizations are increasingly seeking ways to redirect budgets from maintenance to new technology investments that provide greater strategic value, and our software products and services help clients achieve these objectives by reducing the total cost of support.

As of September 30, 2017, we employed approximately 900 professionals and supported over 1,450 active clients globally, including 66 Fortune 500 companies and 19 Fortune Global 100 companies across a broad range of industries. We define an active client as a distinct entity, such as a company, an educational or government institution, or a business unit of a company that purchases our services to support a specific product. For example, we count as two separate active client instances in circumstances where we provide support for two different products to the same entity. We market and sell our services globally, primarily through our direct sales force, and have wholly-owned subsidiaries in Australia, Brazil, France, Germany, Hong Kong, India, Israel, Japan, Korea, Sweden, Taiwan, the United Kingdom and the United States. We believe our primary competitors are the enterprise software vendors whose products we service and support, including IBM, Microsoft, Oracle and SAP.

We have experienced 47 consecutive quarters of revenue growth through September 30, 2017. In addition, our subscription-based revenue model provides a foundation for, and visibility into, future period results. We generated revenue of $85.3 million, $118.2 million and $160.2 million for the years ended December 31, 2014, 2015 and 2016, respectively, representing a year-over-year increase of 38% and 36% in 2015 and 2016, respectively, and $113.4 million and $154.7 million for the nine months ended September 30, 2016 and 2017, respectively, representing a period-over-period increase of 36%. We have a history of losses, and as of September 30, 2017, we had an accumulated deficit of $300.5 million. We had net losses of $127.8 million, $45.3 million and $12.9 million for the years ended December 31, 2014, 2015 and 2016, respectively, and $37.0 million and $49.4 million for the nine months ended September 30, 2016 and 2017, respectively. We generated approximately 68% of our net revenue in the United States and approximately 32% of our net revenue from our international business for the nine months ended September 30, 2017.

CORPORATE INFORMATION

RSI was originally incorporated in the State of Nevada in September 2005. On October 10, 2017, GPIA, deregistered as an exempted company in the Cayman Islands and domesticated as a corporation incorporated under the laws of the State of Delaware upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”). Also on October 10, 2017, Let’s Go merged with and into RSI, with RSI surviving the first merger, with the surviving corporation then merging with and into GPIA, with GPIA surviving the second merger. On the effective date of the Domestication, each issued and outstanding ordinary share, par value $0.0001 per share, of GPIA prior to the Domestication converted automatically by operation of law, on a one-for-one basis, into shares of our common stock, par value $0.0001 per share, after the Domestication in Delaware. Immediately after consummation of the second merger, GPIA was renamed “Rimini Street, Inc.”

Our principal executive offices are located at 3993 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169, and our telephone number is (702) 839-9671.

Our website address is www.riministreet.com. The information on, or that can be accessed through, our website is not part of this prospectus.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and December 31, 2020 (the last day of the fiscal year ending after the fifth anniversary of our initial public offering).

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Unless expressly indicated or the context requires otherwise, the terms “Rimini,” “Rimini Street,” “RMNI,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to the parent entity formerly named GP Investments Acquisition Corp., after giving effect to the business combination, and as renamed Rimini Street, Inc., and where appropriate, our wholly-owned subsidiaries.

The Offering

Shares of Common Stock Offered Hereunder

An aggregate of 4,510,629 outstanding shares of the Registrant’s common stock held by GPIC, Ltd. (the “Sponsor”), Citigroup Global Markets Inc. (“Citigroup”), Cowen and Company LLC (“Cowen”) and certain current employees of the Registrant issued upon the exercise of options, offered pursuant to this prospectus.

8,625,000 shares of the Registrant’s common stock issuable upon exercise of certain warrants that were issued by GPIA in its initial public offering (the “Public Warrants”). Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share. Upon exercise and issuance, such shares of common stock will be freely tradeable under U.S. securities laws.

3,440,424 shares of the Registrant’s common stock issuable upon exercise of certain warrants (the “Origination Agent Warrants”) issued to the Registrant’s lender, CB Agent Services LLC (the “Origination Agent”). Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $5.64 per share. Upon exercise and issuance, such shares of common stock may be offered for sale by the Origination Agent pursuant to this prospectus.

6,062,500 shares of the Registrant’s common stock issuable upon exercise of certain private placement warrants that were issued to the Sponsor in connection with GPIA’s initial public offering (the “Sponsor Private Placement Warrants”). Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share. Upon exercise and issuance, such shares of common stock may be offered for sale by the Sponsor pursuant to this prospectus.

Warrants Offered by the Selling Securityholders Hereunder

6,062,500 warrants to purchase shares of the Registrant’s common stock that are the Sponsor Private Placement Warrants issued to the Sponsor in a private placement that closed simultaneously with the closing of GPIA’s initial public offering. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share, offered pursuant to this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of our securities offered by the selling securityholders under this prospectus (the “Securities”). We will receive up to an aggregate of approximately $188,310,241 from the exercise of the Sponsor Private Placement Warrants, the Public Warrants and the Origination Agent Warrants (collectively, the “Warrants”) assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds.”

Common Stock Outstanding

58,580,796 shares prior to any exercise of Warrants (including 6,167 shares underlying our units).

76,708,720 shares after giving effect to the exercise of all of the outstanding Warrants (including 6,167 shares underlying our units).

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

NASDAQ symbol	“RMNI” for our common stock.

OTC Pink symbol	“RMNIU” for our units and “RMNIW” for our warrants.

The number of shares of common stock outstanding is based on 58,580,796 shares of common stock outstanding as of October 10, 2017 and excludes the following:

•	13,259,442 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of October 10, 2017, with a weighted-average exercise price of $2.76 per share;

•	99,393 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock granted after October 10, 2017, with an exercise price of $9.71 per share;

•	18,127,924 shares of our common stock issuable upon the exercise of warrants to purchase shares of our common stock outstanding as of October 10, 2017, with a weighted-average exercise price of $10.39 per share; and

•	2,026,104 shares of our common stock reserved for future issuance under our 2013 Equity Incentive Plan (the “2013 Plan”).

Our 2013 Plan provides for annual automatic increases in the number of shares of common stock reserved thereunder. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for additional information.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

Risks Related to Our Business, Operations and Industry

Risks Related to Litigation

We and our Chief Executive Officer are involved in litigation with Oracle. An adverse outcome in the ongoing litigation could result in the payment of substantial damages and/or an injunction against certain of our business practices, either of which could have a material adverse effect on our business and financial results.

In January 2010, certain subsidiaries of Oracle Corporation (together with its subsidiaries individually and collectively, “Oracle”) filed a lawsuit, Oracle USA, Inc. et al v. Rimini Street, Inc. et al (United States District Court for the District of Nevada) (“District Court”), against us and our Chief Executive Officer, Seth Ravin, alleging that certain of our processes violated Oracle’s license agreements with its customers and that we committed acts of copyright infringement and violated other federal and state laws (“Rimini I”). The litigation involved our business processes and the manner in which we provided our services to our clients. To provide software support and maintenance services, we request access to a separate environment for developing and testing the updates to the software programs. Prior to July 2014, PeopleSoft, J.D. Edwards and Siebel clients switching from Oracle to our enterprise software support systems were given a choice of two models for hosting the development and testing environment for their software: the environment could be hosted on the client’s servers or on our servers. In addition to other allegations, Oracle challenged the Rimini Street-hosted model for certain Oracle license agreements with its customers that contained site-based restrictions. Oracle alleged that its license agreements with these customers restrict licensees’ rights to provide third parties, such as Rimini Street, with copies of Oracle software and restrict where a licensee physically may install the software. Oracle alleged that, in the course of providing services, we violated such license agreements and illegally downloaded software and support materials without authorization. Oracle further alleged that we impaired its computer systems in the course of downloading materials for our clients. In April 2010 Oracle filed its first amended complaint, and in June 2011 Oracle filed its second amended complaint. Specifically, Oracle’s second amended complaint asserted the following causes of action: copyright infringement; violations of the Federal Computer Fraud and Abuse Act; violations of the Computer Data Access and Fraud Act; violations of Nevada Revised Statute 205.4765; breach of contract; inducing breach of contract; intentional interference with prospective economic advantage; unfair competition; trespass to chattels; unjust enrichment/restitution; unfair practices; and a demand for an accounting. Oracle’s second amended complaint sought the entry of a preliminary and permanent injunction prohibiting us from copying, distributing, using, or creating derivative works based on Oracle Software and Support Materials except as allowed by express license from Oracle; from using any software tool to access Oracle Software and Support Materials; and from engaging in other actions alleged to infringe Oracle’s copyrights or were related to its other causes of action. The parties conducted extensive fact and expert discovery from 2010 through mid-2012.

In March and September 2012, Oracle filed two motions seeking partial summary judgment as to, among other things, its claim of infringement of certain copyrighted works owned by Oracle. In February 2014, the District Court issued a ruling on Oracle’s March 2012 motion for partial summary judgment (i) granting summary judgment on Oracle’s claim of copyright infringement as it related to two of our PeopleSoft clients and (ii) denying summary judgment on Oracle’s claim with respect to one of our J.D. Edwards clients and one of our Siebel clients. The parties stipulated that the licenses among clients were substantially similar. In August 2014, the District Court issued a ruling on Oracle’s September 2012 motion for partial summary judgment (i) granting summary judgment on Oracle’s claim of copyright infringement as it relates to Oracle Database and (ii) dismissing our first counterclaim for defamation, business disparagement and trade libel and our third counterclaim for unfair competition. In response to the February 2014 ruling, we revised our business practices to eliminate the processes determined to be infringing, which was completed no later than July 2014.

A jury trial in Rimini I commenced in September 2015. On October 13, 2015, the jury returned a verdict against us finding that (i) we were liable for innocent copyright infringement, (ii) we and Mr. Ravin were each liable for violating certain state computer access statutes, and (iii) neither we nor Mr. Ravin were liable for inducing breach of contract or intentional interference with prospective economic advantage. The jury determined that the copyright infringement did not cause Oracle to suffer lost profits, that the copyright infringement was not willful, and did not award punitive damages. Following post-trial motions, Oracle was awarded a final judgment of $124.4 million, consisting of copyright infringement damages based on the fair market value license damages theory, damages for violation of certain state computer access statutes, prejudgment interest and attorneys’ fees and costs. In addition, the District Court entered a permanent injunction prohibiting us from using certain processes – including processes adjudicated as infringing at trial – that we ceased using no later than July 2014. We paid the full judgment amount of $124.4 million to Oracle on October 31, 2016 and have appealed the case to the United States Court of Appeals for the Ninth Circuit (“Court of Appeals”) to appeal each of the above items in the final judgment as well as the injunction. With regard to the injunction entered by the District Court, we have argued on appeal that the injunction is vague and contains overly broad language that could be read to cover some of our current business practices that were not adjudicated to be infringing at trial and should not have been issued under applicable law. On December 6, 2016, the Court of Appeals granted our emergency motion for a stay of the permanent injunction pending resolution of the underlying appeal and agreed to consider the appeal on an expedited basis. The Court of Appeals heard argument on July 13, 2017. We expect a decision from the Court of Appeals by early 2018, although a decision could be announced sooner or later.

In October 2014, we filed a separate lawsuit, Rimini Street Inc. v. Oracle Int’l Corp. (United States District Court for the District of Nevada) (“Rimini II”), against Oracle seeking a declaratory judgment that our revised development processes, in use since at least July 2014, do not infringe certain Oracle copyrights. In February 2015, Oracle filed a counterclaim alleging copyright infringement, which included (i) the same allegations asserted in Rimini I but limited to new or existing clients for whom we provided support from the conclusion of Rimini I discovery in December 2011 until the revised support processes were fully implemented by July 2014, and (ii) new allegations that our revised support processes also infringe Oracle copyrights. Oracle’s counterclaim also included allegations of violation of the Lanham Act, intentional interference with prospective economic advantage, breach of contract and inducing breach of contract, unfair competition, and unjust enrichment/restitution. It also sought an accounting. On February 28, 2016, Oracle filed amended counterclaims adding allegations of violation of the Digital Millennium Copyright Act. On December 19, 2016, we filed an amended complaint against Oracle asking for a declaratory judgment of non-infringement of copyright and alleging intentional interference with contract, intentional interference with prospective economic advantage, violation of the Nevada Deceptive Trade Practices Act, violation of the Lanham Act, and violation of California Business & Professions Code § 17200 et seq. On January 17, 2017, Oracle filed a motion to dismiss our amended claims and filed its third amended counterclaims, adding three new claims for a declaratory judgment of no intentional interference with contractual relations, no intentional interference with prospective economic advantage, and no violation of California Business & Professions Code § 17200 et seq. On February 14, 2017, we filed our answer and motion to dismiss Oracle’s third amended counterclaim, which has been fully briefed. On March 7, 2017, Oracle filed a motion to strike our copyright misuse affirmative defense which is briefed and pending consideration by the District Court. By stipulation of the parties, the District Court granted our motion to file our third amended complaint to add claims arising from Oracle’s purported revocation of our access to its support websites on behalf of our clients, which was filed and served on May 2, 2017. By agreement of the parties, Oracle filed its motion to dismiss our third amended complaint on May 30, 2017, and our opposition was filed on June 27, 2017, and Oracle’s reply was filed on July 11, 2017. On September 22, 2017 the Court issued an order granting in part and denying in part our motion to dismiss Oracle’s third amended counterclaim. The Court granted our motion to dismiss as to count five, intentional interference with prospective economic advantage, and count eight unjust enrichment. On October 5, 2017, Oracle filed a motion for reconsideration of the Court’s September 22, 2017 Order. We filed our opposition to Oracle’s motion for reconsideration on October 19, 2017. Oracle filed its reply to its motion for reconsideration on October 26, 2017.

Fact discovery with respect to the above action is scheduled to end in February 2018 and expert discovery is expected to end in July 2018. There is currently no trial date scheduled and we do not expect a trial to occur in this matter earlier than 2020, but the trial could occur earlier or later than that. Given that discovery is ongoing, we do not have sufficient information regarding possible damages exposure for the counterclaims asserted by Oracle or possible recovery by us in connection with our claims against Oracle. Both parties are seeking injunctive relief in addition to monetary damages in this matter.

For counterclaims in Rimini II on which Oracle may prevail, we could be required to pay substantial damages for our current or past business activities, be enjoined from certain business practices and/or be in breach of various covenants in our Financing Agreement with certain lenders listed therein, Cortland Capital Market Services as administrative agent and collateral agent, and CB Agent Services LLC as origination agent for the lenders, and the other parties named therein, dated as of June 24, 2016, as amended from time to time (the “Credit Facility”), which itself could result in an event of default, in which case the lenders could demand accelerated repayment of principal, accrued and default interest, and other fees and expenses. Any of these outcomes could result in a material adverse effect on our business and the pendency of the litigation alone could dissuade clients from purchasing or continuing to purchase our services. Our business has been and may continue to be materially harmed by this litigation and Oracle’s conduct. During the course of these cases, we anticipate there will be rulings by the District Court in Rimini II and the Court of Appeals in Rimini I in connection with hearings, motions, decisions and other matters, as well as other interim developments related to the litigations. If securities analysts or investors regard these rulings as negative, the market price of our common stock may decline.

While we plan to vigorously litigate the appeal in Rimini I and litigate the claims and counterclaims in Rimini II, we are unable to predict the timing or outcome of these lawsuits. No assurance is or can be given that we will prevail on any appeal, claim or counterclaim.

See the section titled “Business—Legal Proceedings” for more information related to this litigation.

The Oracle software products that are part of our ongoing litigation with Oracle represent a significant portion of our current revenue.

Subject to appeal, during 2016 we paid the Rimini I final judgment of $124.4 million in full, and recovery of any part of the judgment will depend on the outcome of the appeal. If the permanent injunction is upheld and reinstated after the appeal of Rimini I, we estimate it will cost us between 1% and 2% of net revenue to further modify our support processes to comply with the terms of the injunction as ordered by the District Court. In Rimini II, Oracle has filed counterclaims relating to our support services for Oracle’s PeopleSoft, J.D. Edwards, Siebel, E-Business Suite and Database software products. For the nine months ended September 30, 2017, approximately 72.7% of our total revenue was derived from the support services that we provide for our clients using Oracle’s PeopleSoft, J.D. Edwards, Siebel, E-Business Suite and Database software products. The percentage of revenue derived from services we provide for just PeopleSoft software was approximately 19.3% of our total revenue during this same period. Although we provide support services for additional Oracle product lines that are not subject to litigation and support services for software products provided by companies other than Oracle, our current revenue depends significantly on the product lines that are the subject of the Rimini II litigation and Rimini I appeal. Should Oracle prevail on its claims in Rimini II or should the permanent injunction as currently drafted be upheld and reinstated on appeal in Rimini I to include unadjudicated and non-infringing processes, we could be required to change the way we provide support services to some of our clients, which could result in the loss of clients and revenue, and may also give rise to claims for compensation from our clients, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our ongoing litigation with Oracle presents challenges for growing our business.

We have experienced challenges growing our business as a result of our ongoing litigation with Oracle. Many of our existing and prospective clients have expressed concerns regarding our ongoing litigation and, in some cases, have been subjected to subpoenas, depositions and various negative communications by Oracle in connection with the litigation. We have experienced in the past, and may continue to experience in the future, volatility and slowness in acquiring new clients, as well as clients not renewing their agreements with us, due to these challenges relating to our ongoing litigation with Oracle. Further, certain of our prospective and existing clients may be subject to additional subpoenas, depositions and negative communications from software vendors. We have taken steps to minimize disruptions to our existing and prospective clients regarding the litigation, but we continue to face challenges growing our business while the litigation remains ongoing. In certain cases, we have agreed to reimburse our clients for their reasonable legal fees incurred in connection with any litigation-related subpoenas and depositions or to provide indemnification or termination rights if any outcome of litigation results in our inability to continue providing any of the paid-for services. In addition, we believe the length of our sales cycle is longer than it otherwise would be due to prospective client diligence on possible effects of the Oracle litigation on our business. We cannot assure you that we will continue to overcome the challenges we face as a result of the litigation and continue to renew existing clients or secure new clients.

Oracle has a history of litigation against companies offering alternative support programs for Oracle products, and Oracle could pursue additional litigation with us.

Oracle has been active in litigating against companies that have offered competing maintenance and support services for their products. For example, in March 2007, Oracle filed a lawsuit against SAP and its wholly-owned subsidiary, TomorrowNow, Inc., a company our Chief Executive Officer, Seth Ravin, joined in 2002, and which was acquired by SAP in 2005. After a jury verdict awarding Oracle $1.3 billion, the parties stipulated to a final judgment of $306 million subject to appeal. After the appeal, the parties settled the case in November 2014 for $356.7 million. In February 2012, Oracle filed suit against Service Key, Inc. and settled the case in October 2013. Oracle also filed suit against CedarCrestone Corporation in September 2012, and settled the case in July 2013. TomorrowNow and CedarCrestone offered maintenance and support for Oracle software products, and Service Key offered maintenance and support for Oracle technology products. Given Oracle’s history of litigation against companies offering alternative support programs for Oracle products, we can provide no assurance, regardless of the outcome of our current litigations with Oracle, that Oracle will not pursue additional litigation against us. Such additional litigation could be costly, distract our management team from running our business and reduce client interest and our sales revenue.

Risks Related to Indebtedness

We have substantial indebtedness, and the fact that a significant portion of our cash flow is used to make debt service payments could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We have substantial indebtedness. As of October 10, 2017, upon the effectiveness of the sixth amendment to our Credit Facility (the “Sixth Amendment”), we had total outstanding indebtedness in the aggregate principal amount of approximately $125.0 million, consisting entirely of obligations under the Credit Facility. In addition to principal obligations of $125.0 million, there are also mandatory exit fees of $6.0 million and mandatory consulting fees of $4.0 million that result in total contractual liabilities under the Credit Facility of $135.0 million as of October 10, 2017. Additionally, we were obligated under the Credit Facility to make future payments to the lenders pursuant to the fifth amendment to the Credit Facility (the “Fifth Amendment”) for an amendment fee of $1.25 million and an equity raise delay fee of $1.25 million, and for an amendment fee of $3.75 million pursuant to the Sixth Amendment. Further, the Credit Facility has a make-whole interest provision that expires in June 2019. As a result, a significant portion of our liquidity needs are for servicing debt, including significant interest payments and significant monthly amortization. See Notes 5 and 11 to our condensed consolidated financial statements for the nine months ended September 30, 2017 included elsewhere in this prospectus for details of our outstanding indebtedness under the Credit Facility, including the related restrictive covenants. In addition, upon consummation of the business combination, an outstanding loan payable incurred by GPIA that is payable to the Sponsor for approximately $3.0 million was not repaid, and will remain as our continuing obligation. The loan is non-interest bearing and will become due and payable when the outstanding principal balance under the Credit Facility is less than $95.0 million.

Our level of debt could have important consequences, including:

•	making it more difficult to satisfy our obligations with respect to indebtedness;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of cash flow to fund acquisitions, working capital, capital expenditures, expand sales and marketing efforts and other corporate purposes;

•	impacting our ability to grow our business as rapidly as we have in the past;

•	restricting us from making strategic acquisitions;

•	placing us at a competitive disadvantage relative to our competitors who are less leveraged and who therefore may be able to take advantage of opportunities that our leverage prevents us from pursuing;

•	increasing our vulnerability to and limiting our flexibility in planning for, or reacting to, changes in the business, the industries in which we operate, the economy and governmental regulations; and

•	restricting our ability to borrow additional funds.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our outstanding debt obligations.

Significant amounts of cash will be required to service our indebtedness, and we may not be able to generate sufficient cash from operations or otherwise to service all of our indebtedness when due and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

A significant amount of cash will be required to make payments on the Credit Facility when due, including significant interest payments and significant monthly amortization and annual excess cash flow prepayment obligations as specified in the Credit Facility. See Notes 5 and 11 to our condensed consolidated financial statements for the nine months ended September 30, 2017 included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI” for details of our debt service obligations in respect of the Credit Facility.

Our ability to pay principal and interest on the Credit Facility will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic, industry and competitive conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control. We cannot assure you that our business will generate cash flow from operations or otherwise or that future borrowings will be available to us in an amount sufficient to fund our liquidity needs, including the payment of principal, interest and fees on the Credit Facility when due.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sales and marketing expenditures, general and administration expenses or operating expenses; sell assets; seek additional capital; or restructure or refinance our indebtedness, including the Credit Facility. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the financial and capital markets and our financial condition at such time. In addition, the terms of existing or future debt agreements, including the Credit Facility, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could result in a material adverse effect on our business, results of operations and financial condition and could negatively impact our ability to satisfy the obligations under the Credit Facility.

If we cannot make scheduled payments on our indebtedness when due or otherwise are unable to comply with our obligations under the Credit Facility, we will be in default, and lenders under the Credit Facility could declare all outstanding principal, interest and fees to be due and payable and could foreclose against the assets securing their loans and we could be forced into bankruptcy or liquidation.

The Credit Facility contains restrictions that limit our flexibility in operating our business.

The Credit Facility contains, and any of our future indebtedness may also contain, a number of covenants that impose significant operating and financial restrictions, including restrictions on our ability and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain types of equity;

•	pay dividends or make distributions in respect of capital stock or make other restricted payments;

•	make certain investments;

•	limit our ability to make sales and marketing expenditures;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates;

•	make certain capital expenditures;

•	enter into sale/leaseback transactions;

•	change the nature of our business;

•	enter into insurance settlements that exceed certain amounts;

•	modify the terms of certain other indebtedness; and

•	allow the cash and cash equivalents held by our foreign subsidiaries to exceed a certain agreed upon amount.

For example, we were required to enter into an amendment to the Credit Facility to address our failure to comply with certain covenants relating to restrictions on operational expenditures. As a result of these covenants, we and our subsidiaries are limited in the manner in which we conduct business, and may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged substantially all of our assets, including cash balances, as collateral under the Credit Facility. If any lenders accelerate the repayment of borrowings, there can be no assurance that there will be available assets to repay indebtedness.

Under the Credit Facility, we are also required to comply with specified financial ratios and tests, including a leverage ratio, an asset coverage ratio, a minimum liquidity test and certain budget compliance restrictions. So long as the total principal outstanding under the Credit Facility is equal to or greater than $95.0 million, we are also required to comply with a marketing return ratio, a minimum gross margin test and a maximum churn rate test. Our ability to meet the financial ratios and the financial tests under the Credit Facility can be affected by events beyond our control, and there can be no assurance that we will be able to continue to meet those ratios and tests.

A failure to comply with the covenants contained in the Credit Facility could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under the Credit Facility, the lenders thereunder could:

•	cease making monthly disbursements to us in an amount necessary to satisfy our cash disbursement needs for the coming month;

•	elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees (including any applicable prepayment premium), to be due and payable and terminate all commitments to extend further credit;

•	apply all of our available cash to repay such amounts; or

•	exercise any other rights and remedies permitted under applicable law, including, the collection and sale of any assets constituting collateral.

In addition, upon the occurrence and during the continuance of any event of default, the principal (including payment-in-kind interest), all unpaid interest, fees and other obligations shall bear an additional post-default interest rate of 2.0% per annum from the date such event of default occurs until it is cured or waived.

Such actions by the lenders under the Credit Facility could cause cross defaults under our and our subsidiaries’ other future indebtedness, if any.

If the indebtedness under the Credit Facility or other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full and we could be forced into bankruptcy or liquidation.

Other Risks Related to Our Business, Operations and Industry

The market for independent software support services is relatively undeveloped and may not grow.

The market for independent enterprise software support services is still relatively undeveloped, has not yet achieved widespread acceptance and may not grow quickly or at all. Our success will depend to a substantial extent on the willingness of companies to engage a third party such as us to provide software support services for their enterprise software. Many enterprise software licensees are still hesitant to use a third party to provide such support services, choosing instead to rely on support services provided by the enterprise software vendor. Other enterprise software licensees have invested substantial personnel, infrastructure and financial resources in their own organizations with respect to support of their licensed enterprise software products and may choose to self-support with their own internal resources instead of purchasing services from the enterprise software vendor or an independent provider such as ourselves. Companies may not engage us for other reasons, including concerns regarding our ongoing litigation with Oracle, the potential for future litigation, the potential negative effect our engagement could have on their relationships with their enterprise software vendor, or concerns that they could infringe third party intellectual property rights or breach one or more software license agreements if they engage us to provide support services. New concerns or considerations may also emerge in the future. Particularly because our market is relatively undeveloped, we must address our potential clients’ concerns and explain the benefits of our approach in order to convince them of the value of our services. If companies are not sufficiently convinced that we can address their concerns and that the benefits of our services are compelling, then the market for our services may not develop as we anticipate and our business will not grow.

We have a history of losses and may not achieve profitability in the future.

We incurred net losses of $127.8 million, $45.3 million and $12.9 million in 2014, 2015 and 2016, respectively, and $37.0 million and $49.4 million for the nine months ended September 30, 2016 and 2017, respectively. As of September 30, 2017, we had an accumulated deficit of $300.5 million. We will need to generate and sustain increased revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability. We intend to continue to expend significant funds to expand our sales and marketing operations, enhance our service offerings, expand into new markets, launch new product offerings and meet the increased compliance requirements associated with our operation as a public company. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue enough to offset our higher operating expenses. We may incur significant losses in the future for a number of reasons, including, as a result of our ongoing litigation with Oracle, the potential for future litigation, other risks described herein, unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the market price of our securities may significantly decrease.

If we are unable to attract new clients or retain and/or sell additional products or services to our existing clients, our revenue growth will be adversely affected.

To increase our revenue, we must add new clients, encourage existing clients to renew or extend their agreements with us on terms favorable to us and sell additional products and services to existing clients. As competitors introduce lower-cost and/or differentiated services that are perceived to compete with ours, or as enterprise software vendors introduce competitive pricing or additional products and services or implement other strategies to compete with us, our ability to sell to new clients and renew agreements with existing clients based on pricing, service levels, technology and functionality could be impaired. As a result, we may be unable to renew or extend our agreements with existing clients or attract new clients or new business from existing clients on terms that would be favorable or comparable to prior periods, which could have an adverse effect on our revenue and growth. In addition, certain of our existing clients may choose to license a new or different version of enterprise software from an enterprise software vendor, and such clients’ license agreements with the enterprise software vendor will typically include a minimum one-year mandatory maintenance and support services agreement. In such cases, it is unlikely that these clients would renew their maintenance and support services agreements with us, at least during the early term of the license agreement. In addition, such existing clients could move to another enterprise software vendor, product or release for which we do not offer any products or services.

If our retention rates decrease, or we do not accurately predict retention rates, our future revenue and results of operations may be harmed.

Our clients have no obligation to renew their product or service subscription agreements with us after the expiration of a non-cancellable agreement term. In addition, the majority of our multi-year, non-cancellable client agreements are not pre-paid other than the first year of the non-cancellable service period. We may not accurately predict retention rates for our clients. Our retention rates may decline or fluctuate as a result of a number of factors, including our clients’ decision to license a new product or release from an enterprise software vendor, our clients’ decision to move to another enterprise software vendor, product or release for which we do not offer products or services, client satisfaction with our products and services, the acquisition of our clients by other companies, and clients going out of business. If our clients do not renew their agreements for our products and services or if our clients decrease the amount they spend with us, our revenue will decline and our business will suffer.

We face significant competition from both enterprise software vendors and other companies offering independent enterprise software support services, as well as from software licensees that attempt to self-support, which may harm our ability to add new clients, retain existing clients and grow our business.

We face intense competition from enterprise software vendors, such as Oracle and SAP, who provide software support services for their own products. Enterprise software vendors have offered discounts to companies to whom we have marketed our services. In addition, our current and potential competitors and enterprise software vendors may develop and market new technologies that render our existing or future services less competitive or obsolete. Competition could significantly impede our ability to sell our services on terms favorable to us and we may need to decrease the prices for our services in order to remain competitive. If we are unable to maintain our current pricing due to competitive pressures, our margins will be reduced and our results of operations will be negatively affected.

There are also several smaller vendors in the independent enterprise software support services market with whom we compete with respect to certain of our services. We expect competition to continue to increase in the future, particularly if we prevail in Rimini II, which could harm our ability to increase sales, maintain or increase renewals and maintain our prices.

Our current and potential competitors may have significantly more financial, technical and other resources than we have, may be able to devote greater resources to the development, promotion, sale and support of their products and services, have more extensive customer bases and broader customer relationships than we have and may have longer operating histories and greater name recognition than we have. As a result, these competitors may be better able to respond quickly to new technologies and provide more robust support offerings. In addition, certain independent enterprise software support organizations may have or may develop more cooperative relationships with enterprise software vendors, which may allow them to compete more effectively over the long term. Enterprise software vendors may also offer support services at reduced or no additional cost to their customers. In addition, enterprise software vendors may take other actions in an attempt to maintain their support service business, including changing the terms of their customer agreements, the functionality of their products or services, or their pricing terms. For example, starting in the second quarter of 2017 Oracle recently prohibited us from accessing its support websites to download software updates on behalf of our clients who are authorized to do so and permitted to authorize a third party to do so on their behalf. In addition, various support policies of Oracle and SAP may include clauses that could penalize customers that choose to use independent enterprise software support vendors or that, following a departure from the software vendor’s support program, seek to return to the software vendor to purchase new licenses or services. To the extent any of our competitors have existing relationships with potential clients for enterprise software products and support services, those potential clients may be unwilling to purchase our services because of those existing relationships. If we are unable to compete with such companies, the demand for our services could be substantially impacted.

Our recent rapid growth may not be indicative of our future growth and if we continue to grow rapidly, we may not be able to manage our growth effectively.

Our net revenue grew from $113.4 million for the nine months ended September 30, 2016 to $154.7 million for the nine months ended September 30, 2017, representing a period-over-period increase of 36%. We expect that, in the future, as our revenue increases to higher levels, our revenue growth rate may decline. You should not consider our recent growth as indicative of our future performance. We believe growth of our revenue depends on a number of factors, including our ability to:

•	price our products and services effectively so that we are able to attract and retain clients without compromising our profitability;

•	attract new clients, increase our existing clients’ use of our products and services and provide our clients with excellent service experience;

•	introduce our products and services to new geographic markets;

•	introduce new enterprise software products and services supporting additional enterprise software vendors, products and releases;

•	satisfactorily conclude the Oracle litigation; and

•	increase awareness of our company, products and services on a global basis.

We may not successfully accomplish all or any of these objectives. We plan to continue our investment in future growth. We expect to continue to expend substantial financial and other resources on, among others:

•	sales and marketing efforts;

•	training to optimize our opportunities to overcome litigation risk concerns of our clients;

•	expanding in new geographical areas;

•	growing our product and service offerings and related capabilities;

•	adding additional product and service offerings; and

•	general administration, including legal and accounting expenses related to being a public company.

In addition, our historical rapid growth has placed and may continue to place significant demands on our management and our operational and financial resources. Our organizational structure is becoming more complex as we add additional staff, and we will need to improve our operational, financial and management controls, as well as our reporting systems and procedures. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas without undermining our corporate culture of rapid innovation, teamwork and attention to client service that has been central to our growth so far.

Our failure to raise additional capital or generate the significant capital necessary to fund and expand our operations, invest in new services and products, and service our debt could reduce our ability to compete and could harm our business.

We will need to raise additional capital and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. If we engage in debt financings, the holders of the debt securities would have priority over the holders of our common stock. We may also be required to accept terms that further restrict our ability to incur additional indebtedness, take other actions that would otherwise not be in the best interests of our stockholders, or force us to maintain specified liquidity or other ratios, any of which could harm our business, results of operations and financial condition. If we cannot raise additional capital on acceptable terms, we may not be able to, among other things:

•	maintain our operations;

•	develop or enhance our products and services;

•	continue to expand our sales and marketing and research and development organizations;

•	acquire complementary technologies, products or businesses;

•	expand operations, in the United States or globally;

•	hire, train and retain employees; or

•	respond to competitive pressures or unanticipated working capital requirements.

Our failure to do any of these things could seriously harm our business, financial condition and results of operations.

Our business may suffer if it is alleged or determined that our technology infringes the intellectual property rights of others.

The software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets and other intellectual and proprietary rights. Companies in the software industry are often required to defend against claims and litigation alleging infringement or other violations of intellectual property rights. Many of our competitors and other industry participants have been issued patents and/or have filed patent applications and may assert patent or other intellectual property rights within the industry. From time to time, we may receive threatening letters or notices alleging infringement or may be the subject of claims that our services and underlying technology infringe or violate the intellectual property rights of others.

For example, as described further in the section titled “Risk Factors—Risks Related to Litigation” above, we are engaged in litigation with Oracle relating in part to copyright infringement claims. See the risk factor “We and our Chief Executive Officer are involved in litigation with Oracle. An adverse outcome in the ongoing litigation could result in the payment of substantial damages and/or an injunction against certain of our business practices, either of which could have a material adverse effect on our business, financial condition and results of operations” above for additional information regarding the Rimini I and Rimini II cases.

We rely on our management team and other key employees, including our Chief Executive Officer, and the loss of one or more key employees could harm our business.

Our success and future growth depend upon the continued services of our management team, including Seth Ravin, our Chief Executive Officer, and other key employees. Since 2008, Mr. Ravin has been under the regular care of a physician for kidney disease, which includes ongoing treatment. During this time, Mr. Ravin has continuously performed all of his duties as Chief Executive Officer of our company on a full-time basis. Although Mr. Ravin’s condition has not had any impact on his performance in his role as Chief Executive Officer or on the overall management of the company, we can provide no assurance that his condition will not affect his ability to perform the role of Chief Executive Officer in the future. In addition, from time to time, there may be changes in our management team resulting from the hiring or departure of executives, which could disrupt our business. We may terminate any employee’s employment at any time, with or without cause, and any employee may resign at any time, with or without cause. We do not maintain key man life insurance on any of our employees. The loss of one or more of our key employees could harm our business.

The failure to attract and retain additional qualified personnel could prevent us from executing our business strategy.

To execute our business strategy, we must attract and retain highly qualified personnel. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In particular, we have experienced a more competitive hiring environment in the San Francisco Bay Area, where we have a significant base of operations. Many of the companies with which we compete for experienced personnel have greater resources than we do. In addition, in making employment decisions, job candidates often consider the value of the stock options or other equity incentives they are to receive in connection with their employment. If the price of our stock declines or experiences significant volatility, our ability to attract or retain qualified employees will be adversely affected. In addition, as we continue to expand into new geographic markets, there can be no assurance that we will be able to attract and retain the required management, sales, marketing and support services personnel to profitably grow our business. If we fail to attract new personnel or fail to retain and motivate our current personnel, our growth prospects could be severely harmed.

Because we recognize revenue from subscriptions over the term of the relevant contract, downturns or upturns in sales are not immediately reflected in full in our results of operations.

As a subscription-based business, we recognize revenue over the service period of our contracts. As a result, much of the revenue we report each quarter results from contracts entered into during previous quarters. Consequently, a shortfall in demand for our products and services or a decline in new or renewed contracts in any one quarter may not significantly reduce our revenue for that quarter but could negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new sales, renewals or extensions of our service agreements will not be reflected in full in our results of operations until future periods. Our revenue recognition model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new clients must be recognized over the applicable service term of the contracts.

Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our client base and achieve broader market acceptance of our products and services.

Our ability to increase our client base and achieve broader market acceptance of our products and services will depend to a significant extent on our ability to expand our marketing and sales operations. We plan to continue expanding our sales force globally. These efforts will require us to invest significant financial and other resources. Moreover, our sales personnel typically take an average of nine months before any new sales personnel can operate at the capacity typically expected of experienced sales personnel. This ramp cycle, combined with our typical six- to twelve-month sales cycle for engaged prospects, means that we will not immediately recognize a return on this investment in our sales department. In addition, the cost to acquire clients is high due to the cost of these marketing and sales efforts. Our business may be materially harmed if our efforts do not generate a correspondingly significant increase in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time or if our sales and marketing programs are not effective.

Interruptions to or degraded performance of our service could result in client dissatisfaction, damage to our reputation, loss of clients, limited growth and reduction in revenue.

Our software support agreements with our clients generally guarantee a 15-minute response time with respect to certain high-priority issues. To the extent that we do not meet the 15-minute guarantee, our clients may in some instances be entitled to liquidated damages, service credits or refunds. To date, no such payments have been made.

We also deliver tax, legal and regulatory updates to our clients and generally have done so faster than our competitors. If there are inaccuracies in these updates, or if we are not able to deliver them on a timely basis to our clients, our reputation may be damaged and we could face claims for compensation from our clients, lose clients, or both.

Any interruptions or delays in our service, whether as a result of third party error, our own error, natural disasters, security breaches or a result of any other issues, whether accidental or willful, could harm our relationships with clients and cause our revenue to decrease and our expenses to increase. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors, in turn, could further reduce our revenue, subject us to liability, cause us to pay liquidated damages, issue credits or cause clients not to renew their agreements with us, any of which could materially adversely affect our business.

We may experience quarterly fluctuations in our results of operations due to a number of factors, including the sales cycles for our products and services, which makes our future results difficult to predict and could cause our results of operations to fall below expectations or our guidance.

Our quarterly results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Historically, our sales cycle has been tied to the renewal dates for our clients’ existing and prior vendor support agreements for the products that we support. Because our clients make support vendor selection decisions in conjunction with the renewal of their existing support agreements with Oracle and SAP, among other enterprise software vendors, we have experienced an increase in business activity during the periods in which those agreements are up for renewal. Because we have introduced and intend to continue to introduce products and services for additional software products that do not follow the same renewal timeline or pattern, our past results may not be indicative of our future performance, and comparing our results of operations on a period-to-period basis may not be meaningful. Also, if we are unable to engage a potential client before its renewal date for software support services in a particular year, it will likely be at least another year before we would have the opportunity to engage that potential client again, given that such potential client likely had to renew or extend its existing support agreement for at least an additional year’s worth of service with its existing support provider. Furthermore, our existing clients generally renew their agreements with us at or near the end of each calendar year, so we have also experienced and expect to continue to experience heavier renewal rates in the fourth quarter. In addition to the other risks described herein, factors that may affect our quarterly results of operations include the following:

•	changes in spending on enterprise software products and services by our current or prospective clients;

•	pricing of our products and services so that we are able to attract and retain clients;

•	acquisition of new clients and increases of our existing clients’ use of our products and services;

•	client renewal rates and the amounts for which agreements are renewed;

•	budgeting cycles of our clients;

•	changes in the competitive dynamics of our market, including consolidation among competitors or clients;

•	the amount and timing of payment for operating expenses, particularly sales and marketing expenses and employee benefit expenses;

•	the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges;

•	the amount and timing of costs associated with recruiting, training and integrating new employees;

•	the amount and timing of cash collections from our clients;

•	unforeseen costs and expenses related to the expansion of our business, operations and infrastructure;

•	the amount and timing of our legal costs, particularly related to our litigation with Oracle;

•	changes in the levels of our capital expenditures;

•	foreign currency exchange rate fluctuations; and

•	general economic and political conditions in global markets.

We may not be able to accurately forecast the amount and mix of future product and service subscriptions, revenue and expenses, and as a result, our results of operations may fall below our estimates or the expectations of securities analysts and investors. If our revenue or results of operations fall below the expectations of investors or securities analysts, or below any guidance we may provide, the price of our common stock could decline.

Our future liquidity and results of operations may be adversely affected by the timing of new orders, the level of customer renewals and cash receipts from customers.

Due to the collection of cash from our customers before services are provided, our net revenue is recognized over future periods when there are no corresponding cash receipts from such customers. Accordingly, our future liquidity is highly dependent upon the ability to continue to attract new customers and to enter into renewal arrangements with existing customers. If we experience a decline in orders from new customers or renewals from existing customers, our net revenue may continue to increase while our liquidity and cash levels decline. Any such decline, however, will negatively affect our revenues in future quarters. Accordingly, the effect of declines in orders from new customers or renewals from existing customers may not be fully reflected in our results of operations until future periods. Comparing our revenues and operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance or liquidity.

We may be subject to additional obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability, interest and/or penalties for past sales, which could adversely harm our business.

State, local and foreign jurisdictions have differing rules and regulations governing sales, use, value-added and other taxes, and these rules and regulations can be complex and are subject to varying interpretations that may change over time. In particular, the applicability of such taxes to our products and services in various jurisdictions is unclear. Further, these jurisdictions’ rules regarding tax nexus are complex and can vary significantly. As a result, we could face the possibility of tax assessments and audits, and our liability for these taxes and associated interest and penalties could exceed our original estimates. A successful assertion that we should be collecting additional sales, use, value-added or other taxes in those jurisdictions where we have not historically done so and in which we do not accrue for such taxes could result in substantial tax liabilities and related penalties for past sales, discourage clients from purchasing our products and services or otherwise harm our business and results of operations.

We may need to change our pricing models to compete successfully.

We currently offer our customers support services for a fee that is equal to a percentage of the annual fees charged by the enterprise software vendor, so changes in such vendors’ fee structures would impact the fees we would receive from our customers. If the enterprise software vendors offer deep discounts on certain services or lower prices generally, we may need to change our pricing models or suffer adverse effect on our results of operations. In addition, we have recently begun to offer new products and services and do not have substantial experience with pricing such products and services, so we may need to change our pricing models for these new products and services over time to ensure that we remain competitive and realize a return on our investment in developing these new products and services. If we do not adapt our pricing models as necessary or appropriate, our revenue could decrease and adversely affect our results of operations.

We may not be able to scale our business systems quickly enough to meet our clients’ growing needs, and if we are not able to grow efficiently, our results of operations could be harmed.

As enterprise software products become more advanced and complex, we will need to devote additional resources to innovating, improving and expanding our offerings to provide relevant products and services to our clients using these more advanced and complex products. In addition, we will need to appropriately scale our internal business systems and our global operations and client engagement teams to serve our growing client base, particularly as our client demographics expand over time. Any failure of or delay in these efforts could adversely affect the quality or success of our services and negatively impact client satisfaction, resulting in potential decreased sales to new clients and possibly lower renewal rates by existing clients.

Even if we are able to upgrade our systems and expand our services organizations, any such expansion may be expensive and complex, requiring financial investments, management time and attention. For example, in 2012, we began transitioning to only client-hosted environments for improved scalability, among other reasons, and in February 2014, we announced a plan to migrate all clients using a Rimini-hosted environment to a client-hosted environment. Client reimbursement obligations related to the client environment migration project of approximately $1.2 million were recorded as accrued liabilities with a corresponding reduction in deferred revenue during the three months ended March 31, 2014. Approximately $0.9 million, $0.2 million and $0.1 million were recorded during the years ended December 31, 2014, 2015 and 2016, respectively as reductions in revenue ratably over the applicable service periods. All of the client reimbursements of $1.2 million have been paid out as of November 30, 2016.

We could also face inefficiencies or operational failures as a result of our efforts to scale our infrastructure. There can be no assurance that the expansion and improvements to our infrastructure and systems will be fully or effectively implemented within budgets or on a timely basis, if at all. Any failure to efficiently scale our business could result in reduced revenue and adversely impact our operating margins and results of operations.

We have experienced significant growth resulting in changes to our organization and structure, which if not effectively managed, could have a negative impact on our business.

Our headcount and operations have grown substantially in recent years. We increased the number of full-time employees from 822 as of September 30, 2016 to 911 as of September 30, 2017. We believe that our corporate culture has been a critical component of our success. We have invested substantial time and resources in building our team and nurturing our culture. As we expand our business and operate as a public company, we may find it difficult to maintain our corporate culture while managing our employee growth. Any failure to manage our anticipated growth and related organizational changes in a manner that preserves our culture could negatively impact future growth and achievement of our business objectives.

In addition, our organizational structure has become more complex as a result of our significant growth. We have added employees and may need to continue to scale and adapt our operational, financial and management controls, as well as our reporting systems and procedures. The expansion of our systems and infrastructure may require us to commit additional financial, operational and management resources before our revenue increases and without any assurances that our revenue will increase. If we fail to successfully manage our growth, we likely will be unable to successfully execute our business strategy, which could have a negative impact on our business, financial condition and results of operations.

Because our long-term growth strategy involves further expansion of our sales to clients outside the United States, our business will be susceptible to risks associated with global operations.

A significant component of our growth strategy involves the further expansion of our operations and client base outside the United States. We currently have subsidiaries and operations outside of North America in Australia, Brazil, China, France, Germany, India, Israel, Japan, Korea, Singapore, Sweden and the United Kingdom, which focus primarily on selling our services in those regions.

In the future, we may expand to other locations outside of the United States. Our current global operations and future initiatives will involve a variety of risks, including:

•	changes in a specific country’s or region’s political or economic conditions;

•	changes in regulatory requirements, taxes or trade laws;

•	more stringent regulations relating to data security, such as where and how data can be housed, accessed and used, and the unauthorized use of, or access to, commercial and personal information;

•	differing labor regulations, especially in countries and geographies where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

•	challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs as well as hire and retain local management, sales, marketing and support personnel;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;

•	increased travel, real estate, infrastructure and legal compliance costs associated with global operations;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we choose to do so in the future;

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	laws and business practices favoring local competitors or general preferences for local vendors;

•	limited or insufficient intellectual property protection;

•	political instability or terrorist activities;

•	exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act and similar laws and regulations in other jurisdictions; and

•	adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

Our limited experience in operating our business globally and the unique challenges of each new geography increase the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our global operations and are unable to do so successfully and in a timely manner, our business and results of operations will be adversely affected.

If we fail to forecast our revenue accurately, or if we fail to match our expenditures with corresponding revenue, our results of operations could be adversely affected.

Because our recent growth has resulted in the rapid expansion of our business, we do not have a long history upon which to base forecasts of future operating revenue. In addition, the variability of the sales cycle for the evaluation and implementation of our products and services, which typically has been six to twelve months once a client is engaged, may also cause us to experience a delay between increasing operating expenses for such sales efforts, and the generation of corresponding revenue. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays arising from these factors. As a result, our results of operations in future reporting periods may be significantly below the expectations of the public market, securities analysts or investors, which could negatively impact the price of our common stock.

Consolidation in our target sales markets is continuing at a rapid pace, which could harm our business in the event that our clients are acquired and their agreements are terminated, or not renewed or extended.

Consolidation among companies in our target sales markets has been robust in recent years, and this trend poses a risk for us. If such consolidation continues, we expect that some of the acquiring companies will terminate, renegotiate and elect not to renew our agreements with the clients they acquire, which may have an adverse effect on our business and results of operations.

If there is a widespread shift by clients or potential clients to enterprise software vendors, products and releases for which we do not provide software products or services, our business would be adversely impacted.

Our current revenue is primarily derived from the provision of support services for Oracle and SAP enterprise software products. If other enterprise software vendors, products and releases emerge to take substantial market share from current Oracle and SAP products and releases we support, and we do not provide products or services for such vendor, products or releases, demand for our products and services may decline or our products and services may become obsolete. Developing new products and services to address different enterprise software vendors, products and releases could take a substantial investment of time and financial resources, and we cannot guarantee that we will be successful. If fewer clients use enterprise software products for which we provide products and services, and we are not able to provide services for new vendors, products or releases, our business may be adversely impacted.

Delayed or unsuccessful investment in new technology, products, services and markets may harm our financial condition and results of operations.

We plan to continue investing resources in research and development in order to enhance our current product and service offerings, and other new offerings that will appeal to clients and potential clients. The development of new product and service offerings could divert the attention of our management and our employees from the day-to-day operations of our business, the new product and service offerings may not generate sufficient revenue to offset the increased research and development expenses, and if we are not successful in implementing the new product and service offerings, we may need to write off the value of our investment. Furthermore, if our new or modified products, services or technology do not work as intended, are not responsive to client needs or industry or regulatory changes, are not appropriately timed with market opportunity, or are not effectively brought to market, we may lose existing and prospective clients or related opportunities, in which case our financial condition and results of operations may be adversely impacted.

If our security measures are compromised or unauthorized access to customer data is otherwise obtained, our services may be perceived as not being secure, customers may curtail or cease their use of our services, our reputation may be harmed and we may incur significant liabilities. Further, we are subject to governmental and other legal obligations related to privacy, and our actual or perceived failure to comply with such obligations could harm our business.

Our services sometimes involve access to, processing, sharing, using, storage and the transmission of proprietary information and protected data of our customers. We rely on proprietary and commercially available systems, software, tools and monitoring, as well as other processes, to provide security for accessing, processing, sharing, using, storage and transmission of such information. If our security measures are compromised as a result of third party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our reputation could be damaged, our business and our customers may be harmed and we could incur significant liability. In particular, cyberattacks and other inter-based activity continue to increase in frequency and in magnitude generally, and these threats are being driven by a variety of sources, including nation-state sponsored espionage and hacking activities, industrial espionage, organized crime, sophisticated organizations and hacking groups and individuals. In addition, if the security measures of our customers are compromised, even without any actual compromise of our own systems, we may face negative publicity or reputational harm if our customers or anyone else incorrectly attributes the blame for such security breaches on us, our products and services, or our systems. We may also be responsible for repairing any damage caused to our customers’ systems that we support, and we may not be able to make such repairs in a timely manner or at all. We may be unable to anticipate or prevent techniques used to obtain unauthorized access or to sabotage systems because they change frequently and generally are not detected until after an incident has occurred. As we increase our customer base and our brand becomes more widely known and recognized when we are a public company, we may become more of a target for third parties seeking to compromise our security systems or gain unauthorized access to our customers’ proprietary and protected data.

Many governments have enacted laws requiring companies to notify individuals of data security incidents involving certain types of personal data. In addition, some of our customers contractually require notification of any data security compromise. Security compromises experienced by our customers, by our competitors or by us may lead to public disclosures, which may lead to widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could harm our reputation, erode customer confidence in the effectiveness of our security measures, negatively impact our ability to attract new customers, cause existing customers to elect not to renew their agreements with us, or subject us to third party lawsuits, government investigations, regulatory fines or other action or liability, all or any of which could materially and adversely affect our business, financial condition and results of operations.

We cannot assure you that any limitations of liability provisions in our contracts for a security breach would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of substantial deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and results of operations.

As a global company, we are subject to numerous jurisdictions worldwide regarding the accessing, processing, sharing, using, storing, transmitting, disclosure and protection of personal data, the scope of which are constantly changing, subject to differing interpretation, and may be inconsistent between countries or in conflict with other laws, legal obligations or industry standards. We generally comply with industry standards and strive to comply with all applicable laws and other legal obligations relating to privacy and data protection, but it is possible that these laws and legal obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with industry standards or our practices. Compliance with such laws and other legal obligations may be costly and may require us to modify our business practices, which could adversely affect our business and profitability. Any failure or perceived failure by us to comply with these laws, policies or other obligations may result in governmental enforcement actions or litigation against us, potential fines and other expenses related to such governmental actions, and could cause our customers to lose trust in us, any of which could have an adverse effect on our business.

If our products and services fail due to defects or similar problems, and if we fail to correct any defect or other software problems, we could lose clients, become subject to service performance or warranty claims or incur significant costs.

Our products and services and the systems infrastructure necessary for the successful delivery of our products and services to clients are inherently complex and may contain material defects or errors. We have from time to time found defects in our products and services and may discover additional defects in the future. In particular, we have developed our own tools and processes to deliver comprehensive tax, legal and regulatory updates tailored for each client, which we endeavor to deliver to our clients in a shorter timeframe than our competitors, which may result in an increased risk of material defects or errors. We may not be able to detect and correct defects or errors before clients begin to use our products and services. Consequently, defects or errors may be discovered after our products and services are provided and used. These defects or errors could also cause inaccuracies in the data we collect and process for our clients, or even the loss, damage or inadvertent release of such confidential data. Even if we are able to implement fixes or corrections to our tax, legal and regulatory updates in a timely manner, any history of defects or inaccuracies in the data we collect for our clients, or the loss, damage or inadvertent release of such confidential data could cause our reputation to be harmed, and clients may elect not to renew, extend or expand their agreements with us and subject us to service performance credits, warranty or other claims or increased insurance costs. The costs associated with any material defects or errors in our products and services or other performance problems may be substantial and could materially adversely affect our financial condition and results of operations.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the market prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the market prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

If we are not able to maintain an effective system of internal control over financial reporting, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our stock price. In the years ended December 31, 2014, 2015 and 2016, material weaknesses in our internal control over financial reporting were identified. While we remediated two of these material weaknesses in the year ended December 31, 2016, we cannot provide assurance that a current material weakness or additional material weaknesses or significant deficiencies will not occur in the future.

Our management will be required to conduct an annual evaluation of our internal control over financial reporting and include a report of management on our internal control in our annual reports on Form 10-K starting with our annual report on Form 10-K for the year ending December 31, 2018. In addition, we will be required to have our independent public accounting firm attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting when we cease qualifying as an “emerging growth company” pursuant to the JOBS Act. If we are unable to conclude that we have effective internal control over financial reporting or, if our independent auditors are unable to provide us with an attestation and an unqualified report as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2014, 2015 and 2016, management determined that we had several material weaknesses in our internal control over financial reporting. The material weaknesses related to the following:

•	inadequate controls in relation to recognition of liabilities for embedded derivatives in connection with the Credit Facility (2016);

•	inadequate controls in relation to revenue recognition from support service sales contracts whereby RSI incorrectly accounted for multi-year, non-cancelable support service sales contracts as a single delivery arrangement and incorrectly accounting for revenue for certain non-standard contract provisions (2014, 2015 and 2016);

•	various sales tax control matters related to manual processes and determination of tax liabilities in certain states (2014 and 2015); and

•	inadequate controls for accrual of loss contingencies related to RSI’s litigation with Oracle (2014 and 2015).

We have remediated the material weaknesses discussed above for sales taxes and accrual of loss contingencies. We are in the process of remediating material weaknesses for embedded derivatives and revenue recognition and cannot provide assurance that these steps will be adequate to prevent future recurrences, other material weaknesses or restatements of our financial statements in the future.

Economic uncertainties or downturns in the general economy or the industries in which our clients operate could disproportionately affect the demand for our products and services and negatively impact our results of operations.

General worldwide economic conditions have experienced significant fluctuations in recent years, and market volatility and uncertainty remain widespread. As a result, we and our clients find it extremely difficult to accurately forecast and plan future business activities. In addition, these conditions could cause our clients or prospective clients to reduce their IT budgets, which could decrease corporate spending on our products and services, resulting in delayed and lengthened sales cycles, a decrease in new client acquisition and loss of clients. Furthermore, during challenging economic times, our clients may face issues with their cash flows and in gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us, impact client renewal rates and adversely affect our revenue. If such conditions occur, we may be required to increase our reserves, allowances for doubtful accounts and write-offs of accounts receivable, and our results of operations would be harmed. We cannot predict the timing, strength or duration of any economic slowdown or recovery, whether global, regional or within specific markets. If the conditions of the general economy or markets in which we operate worsen, our business could be harmed. In addition, even if the overall economy improves, the market for our products and services may not experience growth. Moreover, recent events, including the United Kingdom’s 2016 vote in favor of exiting the European Union (“Brexit”) and similar geopolitical developments and uncertainty in the European Union and elsewhere have increased levels of political and economic unpredictability globally, and may increase the volatility of global financial markets and the global and regional economies.

If we fail to enhance our brand, our ability to expand our client base will be impaired and our financial condition may suffer.

We believe that our development of the Rimini Street brand is critical to achieving widespread awareness of our products and services, and as a result, is important to attracting new clients and maintaining existing clients. We also believe that the importance of brand recognition will increase as competition in our market increases. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable products and services at competitive prices, as well as the outcome of our ongoing litigation with Oracle. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, our business could be adversely impacted.

If we fail to adequately protect our proprietary rights, our competitive position could be impaired and we may lose valuable assets, experience reduced revenue and incur costly litigation to protect our rights.

Our success is dependent, in part, upon protecting our proprietary products, services, knowledge, software tools and processes. We rely on a combination of copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Any of our copyrights, trademarks, service marks, trade secret rights or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy or use information that we regard as proprietary to create products and services that compete with ours. In addition, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent we expand our global activities, our exposure to unauthorized copying and use of our processes and software tools may increase.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have strategic relationships and business alliances. No assurance can be given that these agreements will be effective in controlling access to and distribution of our proprietary, intellectual property. Further, these agreements may not prevent our competitors from independently developing products and services that are substantially equivalent or superior to our products and services.

There can be no assurance that we will receive any patent protection for our proprietary software tools and processes. Even if we were to receive patent protection, those patent rights could be invalidated at a later date. Furthermore, any such patent rights may not adequately protect our processes, our software tools or prevent others from designing around our patent claims.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our products, processes and software tools against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our products and services, impair the functionality of our products and services, delay introductions of new products and services, result in our substituting inferior or more costly technologies into our products and services, or injure our reputation.

We may not be able to utilize a significant portion of our net operating loss carryforwards, which could adversely affect our profitability.

We have U.S. federal and state net operating loss carryforwards due to prior period losses, which could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our profitability.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), our ability to utilize net operating loss carryforwards or other tax attributes in any taxable year may be limited if we experience an “ownership change”. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws in the United States. Future issuances of our stock could cause an “ownership change”. It is possible that an ownership change, or any future ownership change, could have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could adversely affect our profitability.

We are a multinational organization faced with increasingly complex tax issues in many jurisdictions, and we could be obligated to pay additional taxes in various jurisdictions.

As a multinational organization, we may be subject to taxation in several jurisdictions worldwide with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and results of operations. In addition, the authorities in these jurisdictions could review our tax returns and impose additional tax, interest and penalties, and the authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could have a material impact on us and the results of our operations.

Future acquisitions, strategic investments, partnerships or alliances could be difficult to identify and integrate, divert the attention of management, disrupt our business, dilute stockholder value and adversely affect our financial condition and results of operations.

While our current Credit Facility restricts our ability to make acquisitions, we may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our services, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not the acquisition purchases are completed. If we acquire businesses, we may not be able to integrate successfully the acquired personnel, operations and technologies, or effectively manage the combined business following the acquisition. We may not be able to find and identify desirable acquisition targets or be successful in entering into an agreement with any particular target or obtain adequate financing to complete such acquisitions. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition and results of operations may be adversely affected.

Failure to comply with laws and regulations could harm our business.

Our business is subject to regulation by various global governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. For example, transfer of certain software outside of the United States or to certain persons is regulated by export controls.

In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions and may result in our inability to provide certain products and services to prospective clients or clients. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, or if clients made claims against us for compensation, our business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees and costs. Enforcement actions and sanctions could further harm our business, financial condition and results of operations.

Catastrophic events may disrupt our business.

We rely heavily on our network infrastructure and information technology systems for our business operations. A disruption or failure of these systems in the event of online attack, earthquake, fire, terrorist attack, power loss, telecommunications failure or other catastrophic event could cause system interruptions, delays in accessing our service, reputational harm, loss of critical data or could prevent us from providing our products and services to our clients. In addition, several of our employee groups reside in areas particularly susceptible to earthquakes, such as the San Francisco Bay Area and Japan, and a major earthquake or other catastrophic event could affect our employees, who may not be able to access our systems or otherwise continue to provide our services to our clients. A catastrophic event that results in the destruction or disruption of our data centers, or our network infrastructure or information technology systems, or access to our systems, could affect our ability to conduct normal business operations and adversely affect our business, financial condition and results of operations.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the Securities and Exchange Commission (the “SEC”) and various bodies formed to promulgate and interpret appropriate accounting principles. A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. Accounting for revenue from sales of subscriptions to software products and services is particularly complex, is often the subject of intense scrutiny by the SEC, and will evolve when the new standard on revenue recognition, which was issued by FASB in May 2014, is implemented. The final revenue recognition standard is currently expected to take effect for us beginning in the first quarter of the year ending December 31, 2019. Management has not completed its evaluation to determine the impact and method that adoption of this standard will have on our consolidated financial statements.

In addition, in February 2016, the FASB issued ASU No. 2016-02, Leases, which requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than twelve months. Under the new guidance, both finance and operating leases will be required to be recognized on the balance sheet. Additional quantitative and qualitative disclosures, including significant judgments made by the management, will also be required. The new lease guidance is expected to take effect for us beginning in the first quarter of the year ending December 31, 2020. Early adoption is permitted. However, the new guidance must be adopted retrospectively to each prior reporting period presented upon initial adoption. Management has not completed its evaluation to determine the impact that adoption of this standard will have on our consolidated financial statements.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. If no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

Risks Related to this Offering, Capitalization Matters and Corporate Governance

The price of our common stock, warrants and units may be volatile.

The price of our common stock, warrants and units may fluctuate due to a variety of factors, including:

•	adverse developments in our continuing litigation with Oracle;

•	our ability to effectively service our outstanding debt obligations;

•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights;

•	changes in legal, regulatory and enforcement frameworks impacting our products;

•	variations in our and our competitors’ results of operations;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances;

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	the failure of securities analysts to publish research about us, or shortfalls in our results of operations compared to levels forecast by securities analysts;

•	any delisting of our common stock from NASDAQ due to any failure to meet listing requirements;

•	our warrants and units are quoted on OTC Pink which is a significantly more limited market than NASDAQ; and

•	the general state of the securities market.

These market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

As of October 10, 2017, approximately 13% of our outstanding common stock is held or beneficially owned by the Sponsor and approximately 71% is held or beneficially owned by the Lock-up Stockholders. The concentration of beneficial ownership provides the Sponsor and the Lock-up Stockholders, collectively, with substantial control over us, which could limit your ability to influence the outcome of key transactions, including a change of control, and future resales of our common stock held by these significant stockholders may cause the market price of our common stock to drop significantly.

As of October 10, 2017, approximately 13% of our outstanding common stock is held or beneficially owned by the Sponsor, approximately 71% of our outstanding common stock is held or beneficially owned by The SAR Trust U/A/D August 30, 2005, Thomas Shay and Adams Street Partners LLC and certain Adams Street fund limited partnerships (together, the “Lock-up Stockholders”) and approximately 72% of our outstanding common stock is held or beneficially owned by our directors and officers or persons affiliated with our directors and officers (including shares owned by the Lock-up Stockholders).

As a result, these stockholders, acting together, have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

To the extent that the Sponsor and the Lock-up Stockholders purchase additional shares of ours, the percentage of shares that will be held by them will increase, decreasing the percentage of shares that are held by public stockholders.

The Lock-up Stockholders have agreed in a lock-up letter dated as of May 16, 2017 not to transfer or otherwise dispose of any shares of our common stock that they received upon consummation of the business combination for a period of twelve months through October 10, 2018, subject to certain exceptions (including an exception related to when, following the six month anniversary of the consummation of the business combination, the 20 trading day volume weighted average price of our common stock exceeds a specified price per share).

In addition, the shares of our common stock held by the Sponsor and its affiliates are held in an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned or sold until released from escrow until October 10, 2018, or earlier if, subsequent to our business combination, (i) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after October 10, 2017 or (ii) we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their common stock for cash, securities or other property.

If any significant stockholder sells large amounts of our common stock in the open market or in privately negotiated transactions, this could have the effect of increasing the volatility in the price of our common stock or putting significant downward pressure on the price of our common stock.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have not paid any cash dividends on our common stock to date. The payment of any cash dividends will be dependent upon our revenue, earnings and financial condition from time to time. The payment of any dividends will be within the discretion of our board of directors. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our board of directors will declare any dividends in the foreseeable future. Our ability to declare dividends is limited by restrictive covenants in the Credit Facility and may be limited by the terms of any other financing and other agreements entered into by us or our subsidiaries from time to time. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. Consequently, investors may need to sell all or part of their holdings of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Delaware law and our certificate of incorporation and bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our certificate of incorporation and bylaws, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, our certificate of incorporation and bylaws include provisions regarding:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•	the ability of our board of directors to issue shares of preferred stock, including “blank check” preferred stock, and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of our directors and officers;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the requirement that directors may only be removed from our board of directors for cause;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•	the requirement that a special meeting of stockholders may be called only by our board of directors, the chairperson of our board of directors, our chief executive officer or our president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•	the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of our certificate of incorporation or our bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•	the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•	advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.

In addition, as a Delaware corporation, we are subject to provisions of Delaware law, including Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.

Our bylaws designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders, employees or agents.

Our bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of us;

•	any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers or other employees;

•	any action asserting a claim against us or any of our directors, officers or employees arising out of or relating to any provision of the DGCL, our certificate of incorporation or our bylaws; or

•	any action asserting a claim against us or any of our directors, officers, stockholders or employees that is governed by the internal affairs doctrine of the Court of Chancery.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, but are not limited to, information concerning:

•	the evolution of the enterprise software support landscape facing our customers and prospects;

•	our ability to educate the market regarding the advantages of our enterprise software support products;

•	estimates of our total addressable market;

•	projections of customer savings;

•	our ability to maintain an adequate rate of revenue growth;

•	our future financial and operating results;

•	our business plan and our ability to effectively manage our growth and associated investments;

•	beliefs and objectives for future operations;

•	our ability to expand our leadership position in independent enterprise software support;

•	our ability to attract and retain customers;

•	our ability to further penetrate our existing customer base;

•	our ability to maintain our competitive technological advantages against new entrants in our industry;

•	our ability to timely and effectively scale and adapt our existing technology;

•	our ability to innovate new products and bring them to market in a timely manner; our ability to maintain, protect, and enhance our brand and intellectual property;

•	our ability to capitalize on changing market conditions including a market shift to hybrid information technology environments;

•	our ability to develop strategic partnerships;

•	benefits associated with the use of our services;

•	our ability to expand internationally;

•	our ability to raise financing in the future;

•	the effects of increased competition in our market and our ability to compete effectively;

•	our intentions with respect to our pricing model;

•	cost of revenues, including changes in costs associated with production, manufacturing, customer support and our client environment migration project;

•	operating expenses, including changes in research and development, sales and marketing, and general administrative expenses;

•	anticipated income tax rates;

•	sufficiency of cash to meet cash needs for at least the next 12 months;

•	our ability to maintain our good standing with the United States and international governments and capture new contracts;

•	costs associated with defending intellectual property infringement and other claims, such as those claims discussed in the section titled “Business—Legal Proceedings”;

•	our expectations concerning relationships with third parties, including channel partners and logistics providers;

•	economic and industry trends or trend analysis;

•	the attraction and retention of qualified employees and key personnel;

•	future acquisitions of or investments in complementary companies, products, subscriptions or technologies; and

•	the effects of seasonal trends on our results of operations.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing market. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity and performance, as well as other events and circumstances, may be materially different from what we expect.

BACKGROUND OF RIMINI STREET

Business Combination

On October 10, 2017, GPIA deregistered as an exempted company in the Cayman Islands and domesticated as a corporation incorporated under the laws of the State of Delaware. Also on October 10, 2017, Let’s Go merged with and into RSI, with RSI surviving the first merger, with the surviving corporation then merging with and into GPIA, with GPIA surviving the second merger. Immediately after consummation of the second merger, GPIA was renamed “Rimini Street, Inc.” and, as of the open of trading on October 11, 2017, the common stock, units and warrants of Rimini Street, Inc. began trading on NASDAQ as “RMNI,” “RMNIU” and “RMNIW,” respectively.

The merger consideration consisted of (i) 48,868,647 newly issued shares of our common stock in exchange for common shares and certain warrants of RSI, (ii) the conversion of outstanding options for the purchase of shares of common stock of RSI into an aggregate of approximately 13,260,000 newly issued options exercisable at a weighted average price per share of $2.76 for the purchase of shares of our common stock, and (iii) the conversion of certain outstanding warrants for the purchase of shares of common stock of RSI into an aggregate of 3,440,424 newly issued warrants for the purchase of shares of our common stock, exercisable at a price per share of $5.64.

Simultaneously with the closing of GPIA’s initial public offering on May 26, 2015, GPIA consummated the sale of 6,062,500 warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $6,062,500.

The table below summarizes the transition from GPIA’s ordinary shares converted to shares of our common stock as a result of the domestication, along with activity that occurred in connection with the consummation of the business combination, as of the closing date, October 10, 2017:

	GPIA								Shares of Our
	Ordinary		Closing Activity						Common Stock
	Shares		Public		Common Stock Purchases				Before
	Converted in		Share		Sponsor Equity		Other		Business
	Domestication		Redemption		Commitment		Investments		Combination

Public Shares	15,697,276	(1)	(14,286,064	)(2)	—		—		1,411,212
Non-public shares:
GPIC, Ltd. (the “Sponsor”)	4,252,500	(1)	—		3,600,000	(3)	—		7,852,500
GPIA independent directors	60,000	(1)	—		—		—		60,000
Citigroup and Cowen	—		—		—		388,437	(4)	388,437
Total	20,009,776		(14,286,064)		3,600,000		388,437		9,712,149

(1)	Represents the number of GPIA’s issued and outstanding ordinary shares that were converted to shares of our common stock upon completion of the Domestication.

(2)	In connection with the transactions, the holders of GPIA’s public shares were permitted to elect to redeem their public shares for cash. Accordingly, holders of 14,286,064 ordinary shares elected redemption at a price of approximately $10.07 per share, resulting in aggregate redemption payments of approximately $143,904,000.

(3)	On the effective date, but prior to the closing of the business combination, the Sponsor purchased in the aggregate 3,600,000 ordinary shares of GPIA in a private placement at an issuance price of $10.00 per share for gross proceeds of $36,000,000.

(4)	Aggregate number of shares of our common stock issued to Citigroup and Cowen.

The table below summarizes the number of shares of our common stock issued after consummation of the business combination consisting of (i) the number of shares of RSI capital stock outstanding immediately before the business combination along with the impact of the exchange ratio that resulted in the issuance of 0.239412772 shares of our common stock for every one share of RSI capital stock (the “Exchange Ratio”), and (ii) the number of shares of our common stock outstanding after the Domestication but before consummation of the business combination, as of the closing date, October 10, 2017:

						Conversion to
		RSI Capital Stock				Our
Type	Series / Class	Outstanding		Warrant		Common Stock
Preferred	A	5,499,900	(1)	—
Preferred	B	38,545,560	(1)	—
Preferred	C	56,441,035	(1)	—
Common	A	529,329	(1)	177,751	(2)
Common	B	102,925,500	(1)	—
Total		203,941,325		177,751		48,868,647	(3)(4)
RMNI common stock immediately after Delaware Domestication						9,712,149	(5)
Total RMNI common stock outstanding upon consummation of business combination						58,580,796

(1)	Represents the number of shares of RSI capital stock issued and outstanding immediately prior to consummation of the business combination.

(2)	In connection with the business combination, Adams Street Partners and its affiliates agreed to exercise on a cashless basis their warrants for 344,828 shares of RSI’s Class A common stock at an exercise price of $1.16 per share immediately prior to consummation of the business combination. This cashless exercise resulted in the issuance of 177,751 shares of RSI’s Class A common stock.

(3)	Conversion to shares of our common stock is based on the Exchange Ratio that resulted in the issuance of 0.239412772 shares of our common stock for every one share of RSI capital stock.

(4)	The total number of shares of our common stock issued was net of fractional shares (in an amount equal to 67 shares of our common stock in the aggregate) resulting from the application of the Exchange Ratio.

(5)	Based on the number of shares of our common stock outstanding after the Domestication but immediately prior to consummation of the business combination.

Upon consummation of the business combination, the former stockholders of RSI owned approximately 84% of the issued and outstanding shares of our common stock. This percentage excludes the impact of outstanding stock options and warrants.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Securities hereunder. We will receive up to an aggregate of approximately $188,310,241 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

With respect to the registration of the shares of our common stock issuable upon exercise of the Origination Agent Warrants, the selling securityholders will pay any underwriting discounts and commissions incurred by them in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, fees of our counsel and our independent registered public accountants, and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the Securities.

With respect to the registration of all other shares of common stock and warrants offered by the selling securityholders pursuant to this prospectus, the selling securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, and fees of our counsel and our independent registered public accountants.

MARKET PRICE OF AND DIVIDENDS ON SECURITIES AND RELATED STOCKHOLDER MATTERS

Market Information

In connection with the business combination, the holders of GPIA’s public shares were permitted to elect to redeem their public shares for cash. Accordingly, holders of 14,286,064 GPIA ordinary shares elected redemption at a price of approximately $10.07 per share, resulting in aggregate redemption payments of approximately $143,904,000. See the section titled “Background of Rimini Street” for additional information.

Following the business combination, our common stock, units and warrants began trading on NASDAQ under the symbols “RMNI,” “RMNIU” and “RMNIW,” respectively. Our units and warrants are presently quoted on OTC Pink. The following tables set forth the high and low prices for our common stock and warrants as reported on NASDAQ and OTC Pink, as applicable, for the quarterly periods indicated after the consummation of the business combination on October 10, 2017. These prices do not include retail markups, markdowns or commissions. We do not believe that presenting the historic trading price of GPIA’s securities would be helpful to investors. The price of such securities traded based on cash held by GPIA as a special purpose acquisition company, and substantially all of the former public holders of GPIA securities redeemed their securities for cash upon consummation of the business combination.

Common Stock

Year ending December 31, 2017	High	Low
Fourth Quarter (October 10, 2017 through November 28, 2017)	$10.40	$6.48

Warrants

Year ending December 31, 2017	High	Low
Fourth Quarter (October 10, 2017 through November 28, 2017)	$0.94	$0.40

On November 14, 2017, there were approximately 80 stockholders of record of our common stock, 1 holder of record of our units and 3 holders of record of our warrants. We believe the number of beneficial owners of our common stock, units and warrants are substantially greater than the number of record holders because a large portion of our outstanding common stock, units and warrants are held of record in broker “street names” for the benefit of individual investors. As of October 10, 2017, there were 58,574,630 shares of our common stock outstanding (not including the shares underlying our units), 6,167 units outstanding and 18,124,840 warrants outstanding (not including the warrants underlying the units).

We have not paid any cash dividends on our common stock to date. The payment of any cash dividends will be dependent upon our revenue, earnings and financial condition from time to time. The payment of any dividends will be within the discretion of our board of directors. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our board of directors will declare any dividends in the foreseeable future. Our ability to declare dividends is limited by restrictive covenants in the Credit Facility and may be limited by the terms of any other financing and other agreements entered into by us or our subsidiaries from time to time.

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Financial Data of RSI

The Selected Historical Financial Data of RSI reflects, and is based upon, the capital structure of RSI prior to giving effect to the business combination with GPIA. Due to the change of control and the composition of GPIA’s assets, on October 10, 2017 the business combination will be accounted for as a reverse recapitalization whereby RSI is considered to be the acquirer for accounting and financial reporting purposes, and GPIA is the legal acquirer. In accounting and financial reporting for the reverse recapitalization on October 10, 2017, the historical capitalization of RSI will be adjusted to give effect for the reverse recapitalization and the Delaware Domestication, as discussed in Note 1 to the RSI’s unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2017 and 2016, contained elsewhere in this prospectus.

The following selected historical financial data should be read together with the consolidated financial statements and accompanying notes contained elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI.” The selected consolidated financial data in this section is not intended to replace RSI’s consolidated financial statements and the related notes. RSI’s historical results are not necessarily indicative of our future results, and its results as of and for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected from us for the year ending December 31, 2017.

We derived the selected consolidated statements of operations and cash flows data of RSI for the years ended December 31, 2016, 2015 and 2014, and the consolidated balance sheet data as of December 31, 2016 and 2015, from RSI’s audited consolidated financial statements appearing elsewhere in this prospectus. The selected consolidated statements of operations and cash flows data for the nine months ended September 30, 2017 and 2016 and the selected consolidated balance sheet data as of September 30, 2017 are derived from RSI’s unaudited condensed consolidated interim financial statements appearing elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2014 is derived from RSI’s audited consolidated financial statements that are not included in this prospectus. The unaudited condensed consolidated interim financial statements were prepared on a basis consistent with RSI’s audited financial statements and include, in our opinion, all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of RSI’s unaudited condensed consolidated interim financial statements.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(In thousands, expect percentages and per share amounts)
Consolidated statement of operations data:
Net revenue	$154,729	$113,438	$160,175	$118,163	$85,348
Cost of revenue	58,002	48,074	67,045	52,766	45,258
Gross profit	96,727	65,364	93,130	65,397	40,090
Gross profit percentage (1)	62.5%	57.6%	58.1%	55.3%	47.0%
Operating expenses:
Sales and marketing	47,685	53,573	72,936	50,330	37,509
General and administrative	26,784	22,082	36,212	24,220	19,270
Litigation costs, net of insurance recoveries	4,611	11,703	(29,949)	32,732	103,266
Write-off of deferred offering and financing costs	-	2,000	-	-	5,307
Total operating expenses	79,080	89,358	79,199	107,282	165,352
Operating income (loss)	17,647	(23,994)	13,931	(41,885)	(125,262)
Interest expense	(33,629)	(5,020)	(13,356)	(829)	(742)
Other debt financing expenses	(14,704)	(4,278)	(6,371)	-	-
Loss on embedded derivatives and redeemable warrants, net	(18,467)	(2,145)	(3,822)	-	-
Other income (expense), net	422	(665)	(1,787)	(1,104)	(843)
Loss before income taxes	(48,731)	(36,102)	(11,405)	(43,818)	(126,847)
Income tax benefit (expense)	(643)	(895)	(1,532)	(1,451)	(981)
Net loss	$(49,374)	$(36,997)	$(12,937)	$(45,269)	$(127,828)
Earnings per share attributable to common stockholders-
Basic and diluted (2)	$(0.48)	$(0.37)	$(0.23)	$(0.45)	$(1.27)
Weighted average number of common shares outstanding-
Basic and diluted (2)	102,535	101,326	101,341	101,174	100,930
Consolidated statement of cash flows data:
Net cash provided by (used in):
Operating activities	$26,156	$12,048	$(59,609)	$1,573	$3,215
Investing activities	(1,074)	(630)	(1,188)	(1,747)	(1,242)
Financing activities	(38,280)	3,487	77,088	(842)	(2,954)
Consolidated balance sheet data (at end of period):
Working capital deficit (3)	$(152,221)		$(123,623)	$(199,731)	$(58,517)
Cash and cash equivalents	6,862		9,385	12,457	13,758
Restricted cash	8,727		18,852	102	102
Total assets	70,076		99,378	62,741	52,336
Current maturities of long-term debt	11,750		24,750	14,814	15,132
Total liabilities	330,124		312,888	275,060	221,541
Stockholders' deficit	(260,048)		(213,510)	(212,319)	(169,205)

(1)	Gross profit percentage is computed by dividing gross profit by net revenue.

(2)	The change in capital structure resulting from the consummation of the business combination and reverse recapitalization is not given effect until financial statements are provided for the first period that ends after the October 10, 2017 closing date. Accordingly, earnings (loss) per share is based on the capital structure of RSI that existed during the periods presented.

Basic net loss per share is computed by dividing our net loss attributable to common stockholders by the aggregate weighted average number of RSI Class A and Class B common shares outstanding for each period presented. Earnings (loss) per share for RSI’s Class A and Class B common stock is presented herein on a combined basis since the earnings (loss) per share applicable to each class is identical for all periods presented.

For the calculation of basic earnings per share for the year ended December 31, 2016, a deemed dividend of $10.0 million on RSI’s Series C preferred stock is deducted in the calculation of net income attributable to common stockholders. For purposes of the calculation of diluted earnings per share for all periods, common stock equivalents have been excluded from the weighted average number of common shares outstanding since the impact was antidilutive.

(3)	Working capital is computed by subtracting our total current liabilities from our total current assets in our historical consolidated financial statements appearing elsewhere in this prospectus.

Selected Historical Financial Data of GPIA

On October 10, 2017, the business combination between GPIA and RSI was consummated and will be accounted for as a reverse recapitalization whereby RSI is considered to be the acquirer for accounting and financial reporting purposes, and GPIA is the legal acquirer. GPIA’s balance sheet data as of December 31, 2016 and 2015 and statement of operations data for the year ended December 31, 2016, and for the period from January 28, 2015 (inception) through December 31, 2015, are derived from GPIA’s audited financial statements included elsewhere in this prospectus. GPIA’s balance sheet data as of September 30, 2017 and statement of operations data for the nine months ended September 30, 2017 and 2016 are derived from GPIA’s unaudited financial statements included elsewhere in this prospectus.

This information is only a summary and should be read in conjunction with GPIA’s consolidated financial statements and related notes contained elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPIA.” The selected historical financial data in this section is not intended to replace GPIA’s consolidated financial statements and the related notes. The unaudited condensed consolidated interim financial statements were prepared on a basis consistent with GPIA’s audited financial statements and include, in our opinion, all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of GPIA’s unaudited condensed consolidated interim financial statements.

				Period From
	Nine Months Ended			January 28, 2015
	September 30,		Year Ended	(Inception) Through
	2017	2016	December 31, 2016	December 31, 2015
	(In thousands, except per share amounts)
Consolidated statement of operations data:
Net revenue	$-	$-	$-	$-
Operating expenses	832	2,291	3,335	209
Operating loss	(832)	(2,291)	(3,335)	(209)
Interest income and other	765	394	474	78
Net loss	$(67)	$(1,897)	$(2,861)	$(131)
Earnings per share attributable to common stockholders-
Basic and diluted (1)	$(0.01)	$(0.35)	$(0.52)	$(0.03)
Weighted average number of common shares outstanding-
Basic and diluted (1)	5,670	5,418	5,466	4,762
Consolidated statement of cash flows data:
Net cash provided by (used in):
Operating activities	$(502)	$(2,158)	$(3,502)	$(197)
Investing activities	15,608	-	-	-
Financing activities	(15,106)	1,193	2,536	173,664
Consolidated balance sheet data (at end of period):
Working capital (deficit) (2)	$(231)		$(479)	$955
Cash and cash equivalents	2		2	967
Cash and securities held in trust account	158,209		173,052	172,578
Total assets	158,224		173,271	173,554
Total liabilities	9,264		8,636	6,057
Shares subject to possible redemption	143,960		159,635	162,496
Stockholders' equity	5,000		5,000	5,000

(1)	Basic net loss per share is computed by dividing our net loss by the weighted average number of shares outstanding for each period presented. The weighted average number of shares outstanding excludes shares subject to redemption for all periods presented. For purposes of the calculation of diluted earnings per share for all periods, common stock equivalents have been excluded from the weighted average number of common shares outstanding since the impact was antidilutive.

(2)	Working capital is computed by subtracting our total current liabilities from our total current assets in our historical consolidated financial statements appearing elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI

References in this section to “we,” “us” or the “Company” refer to RSI. References to “management” or “management team” refer to RSI’s officers and directors.

The following discussion and analysis of RSI’s financial condition and results of operations should be read in conjunction with RSI’s consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. RSI’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the section titled “Risk Factors” and elsewhere in this prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Rimini Street, Inc. is a global provider of enterprise software support products and services, and the leading independent software support provider for Oracle and SAP products, based on both the number of active clients supported and recognition by industry analyst firms. We founded our company to disrupt and redefine the enterprise software support market by developing and delivering innovative new products and services that fill a then unmet need in the market. We believe we have achieved our leadership position in independent enterprise software support by recruiting and hiring experienced, skilled and proven staff; delivering outcomes-based, value-driven and award-winning enterprise software support products and services; seeking to provide an exceptional client-service, satisfaction and success experience; and continuously innovating our unique products and services by leveraging our proprietary knowledge, tools, technology and processes.

Enterprise software support products and services is one of the largest categories of overall global information technology (“IT”) spending. We believe core enterprise resource planning (“ERP”), customer relationship management (“CRM”), product lifecycle management (“PLM”) and technology software platforms have become increasingly important in the operation of mission-critical business processes over the last 30 years, and also that the costs associated with failure, downtime, security exposure and maintaining the tax, legal and regulatory compliance of these core software systems have also increased. As a result, we believe that licensees often view software support as a mandatory cost of doing business, resulting in recurring and highly profitable revenue streams for enterprise software vendors. For example, for fiscal year 2016, SAP reported that support revenue represented approximately 48% of its total revenue and Oracle reported a margin of 94% for software license updates and product support.

We believe that software vendor support is an increasingly costly model that has not evolved to offer licensees the responsiveness, quality, breadth of capabilities or value needed to meet the needs of licensees. Organizations are under increasing pressure to reduce their IT costs while also delivering improved business performance through the adoption and integration of emerging technologies, such as mobile, virtualization, internet of things (“IoT”) and cloud computing. Today, however, the majority of IT budget is spent operating and maintaining existing infrastructure and systems. As a result, we believe organizations are increasingly seeking ways to redirect budgets from maintenance to new technology investments that provide greater strategic value, and our software products and services help clients achieve these objectives by reducing the total cost of support.

As of September 30, 2017, we employed approximately 900 professionals and supported over 1,450 active clients globally, including 66 Fortune 500 companies and 19 Fortune Global 100 companies across a broad range of industries. We define an active client as a distinct entity, such as a company, an educational or government institution, or a business unit of a company that purchases our services to support a specific product. For example, we count as two separate active client instances in circumstances where we provide support for two different products to the same entity. We market and sell our services globally, primarily through our direct sales force, and have wholly-owned subsidiaries in Australia, Brazil, France, Germany, Hong Kong, India, Israel, Japan, Korea, Sweden, Taiwan, the United Kingdom and the United States. We believe our primary competitors are the enterprise software vendors whose products we service and support, including IBM, Microsoft, Oracle and SAP.

We have experienced 47 consecutive quarters of revenue growth through September 30, 2017. In addition, our subscription-based revenue provides a strong foundation for, and visibility into, future period results. We generated net revenue of $85.3 million, $118.2 million and $160.2 million for the years ended December 31, 2014, 2015 and 2016, respectively, representing a year-over-year increase of 38% and 36% in 2015 and 2016, respectively, and $113.4 million and $154.7 million for the nine months ended September 30, 2016 and 2017, respectively, representing a period-over-period increase of 36%. We have a history of losses, and as of September 30, 2017, we had an accumulated deficit of $300.5 million. We had net losses of $127.8 million, $45.3 million and $12.9 million for the years ended December 31, 2014, 2015 and 2016, respectively, and $37.0 million and $49.4 million for the nine months ended September 30, 2016 and 2017, respectively. We generated approximately 68% of our net revenue in the United States and approximately 32% of our net revenue from our international business for the nine months ended September 30, 2017.

Since our inception, we have financed our operations through cash collected from clients and net proceeds from equity financings and borrowings. As of September 30, 2017, we had outstanding contractual obligations under our Credit Facility of $140.0 million and the net carrying value of those debt obligations was $80.2 million.

We intend to continue investing for long-term growth. We have invested and expect to continue investing in expanding our ability to market, sell and provide our current and future products and services to clients globally. We also expect to continue investing in the development and improvement of new and existing products and services to address client needs. We currently do not expect to be profitable in the near future.

Recent Developments

Reference is made to Note 11 to the unaudited condensed consolidated interim financial statements of RSI included elsewhere in this prospectus for a discussion of recent events consummated in October 2017.

Our Business Model

We believe most enterprise software vendors license the rights for customers to use their software. In a traditional licensing model, the customer typically procures a perpetual software license and pays for the license in a single upfront fee (“Perpetual License”), and base software support services can be optionally procured from the software vendor for an annual fee that averages 22% of the total cost of the software license. In a subscription-based licensing model, such as software as a service, or SaaS, the customer generally pays as it goes for usage of the software on a monthly or annual basis (“Subscription License”). Under a Subscription License, the product license and a base level of software support are generally bundled together as a single purchase, and the base level of software support is not procured separately nor is it an optional purchase.

When we provide base software support for a Perpetual License, we generally offer our clients service for a fee that is equal to approximately 50% of the annual fees charged by the software vendor for their base support. When providing supplemental software support for a Perpetual License, where the client procures our support service in addition to retaining the software vendor’s base support, we generally offer our clients service for a fee that is equal to 25% of the annual fees charged by the software vendor for their base support. For supplemental software support on a Subscription License, we generally offer our clients services for a fee that is equal to 50% of the annual fees charged by the software vendor for their supplemental or premium support. We also offer a special support service, Rimini Street Extra Secure Support, for clients that require a higher level of security clearance for our engineers accessing their system. Rimini Street Extra Secure Support is an additional fee added to our base or supplemental support fee, and priced at approximately 1% of the software vendor’s annual fees for base maintenance for Perpetual Licenses and priced at approximately 2% of the subscription fees for Subscription Licenses. Subscriptions for additional software products and services are available, designed to meet specific client needs and provide exceptional value for the fees charged.

Our subscription-based software support products and services offer enterprise software licensees a choice of solutions that replace or supplement the support products and services offered by enterprise software vendors for their products. Features, service levels, service breadth, technology and pricing differentiate our software products and services. We believe clients utilize our software products and services to achieve substantial cost savings; receive more responsive and comprehensive support; obtain support for their customized software that is not generally covered under the enterprise software vendor’s service offerings; enhance their software functionality, capabilities, and data usage; and protect their systems and extend the life of their existing software releases and products. Our products and services enable our clients to keep their mission-critical systems operating smoothly and to remain in tax, legal and regulatory compliance; improve productivity; and better allocate limited budgets, labor and other resources to investments that provide competitive advantage and support growth.

We currently offer most of our support products and services on a subscription basis for a term that is generally 15 years in length with an average initial, non-cancellable period of two years. The negotiated fees extend for the full term of the contract and usually include modest increases (averaging approximately three percent) after the initial non-cancelable period of each contract. For the year ended December 31, 2016, approximately 78% of our invoicing was generated inside a non-cancellable period, and approximately 22% of our invoicing was generated outside of a non-cancellable period. For the nine months ended September 30, 2017, approximately 79% of our invoicing was generated inside a non-cancellable period, and approximately 21% of our invoicing was generated outside of a non-cancellable period.

After a non-cancellable period, our clients generally have the ability to terminate their support contracts on an annual basis upon 90 days’ notice prior to the end of the support period or renegotiate a mutually-agreeable, additional support period – including potentially an additional multi-year, non-cancellable support period. We generally invoice our clients annually in advance of the support period. We record amounts invoiced for support periods that have not yet occurred as deferred revenue on our balance sheet. We net any unpaid accounts receivable amounts relating to cancellable support periods against deferred revenue on our balance sheet.

Our pricing model is a key component of our marketing and sales strategy and delivers significant savings and value to our clients.

Key Business Metrics

Number of clients

Since we founded our company, we have made the expansion of our client base a priority. We believe that our ability to expand our client base is an indicator of the growth of our business, the success of our sales and marketing activities, and the value that our services bring to our clients. We define an active client as a distinct entity, such as a company, an educational or government institution, or a business unit of a company that purchases our services to support a specific product. For example, we count as two separate active clients when support for two different products is being provided to the same entity. As of December 31, 2014, 2015 and 2016 and September 30, 2016 and 2017, we had over 650, 850 and 1200 and 1,085 and 1,459 active clients, respectively.

We define a unique client as a distinct entity, such as a company, an educational or government institution or a subsidiary, division or business unit of a company that purchases one or more of our products or services. We count as two separate unique clients when two separate subsidiaries, divisions or business units of an entity purchase our products or services. As of December 31, 2014, 2015 and 2016 and September 30, 2016 and 2017, we had over 500, 600 and 780 and 715 and 886 unique clients, respectively.

The increase in both our active and unique client counts have been almost exclusively from new unique clients and not from sales of new products and services to existing unique clients. However, as noted previously, we intend to focus future growth on both new and existing clients. We believe that the growth in our number of clients is an indication of the increased adoption of our enterprise software products and services.

Annualized subscription revenue

We recognize subscription revenue on a daily basis. We define annualized subscription revenue as the amount of subscription revenue recognized during a quarter and multiplied by four. This gives us an indication of the revenue that can be earned in the following 12-month period from our existing client base assuming no cancellations or price changes occur during that period. Subscription revenue excludes any non-recurring revenue, which has been insignificant to date.

Our annualized subscription revenue was approximately $102 million, $132 million and $187 million as of December 31, 2014, 2015 and 2016, respectively, and approximately $163 million and $214 million as of September 30, 2016 and 2017, respectively. We believe the sequential increase in annualized subscription revenue demonstrates a growing client base, which is an indicator of stability in future subscription revenue.

Revenue retention rate

A key part of our business model is the recurring nature of our revenue. As a result, it is important that we retain clients after the completion of the non-cancellable portion of the support period. We believe that our revenue retention rate provides insight into the quality of our products and services and the value that our products and services provide our clients.

We define revenue retention rate as the actual subscription revenue (dollar-based) recognized in a 12-month period from clients that existed on the day prior to the start of the 12-month period divided by our annualized subscription revenue as of the day prior to the start of the 12-month period. Our revenue retention rate was 95%, 91% and 94% for the years ended December 31, 2014, 2015 and 2016, respectively, and 95% for each of the nine months ended September 30, 2016 and 2017.

Gross profit percentage

We derive revenue through the provision of our enterprise software products and services. All the costs incurred in providing these products and services are recognized as part of the cost of revenue, and presented on our income statement. The cost of revenue includes all direct product line expenses, as well as the expenses incurred by our shared services organization which supports all product lines.

We define gross profit as the difference between net revenue and the costs incurred in providing the software products and services. Gross profit percentage is the ratio of gross profit divided by net revenue. Our gross profit percentage was 47%, 55% and 58% for the years ended December 31, 2014, 2015, and 2016 respectively, and 57.6% and 62.5% for the nine months ended September 30, 2016 and 2017, respectively. We believe the gross profit percentage provides an indication of how efficiently and effectively we are operating our business and serving our clients.

Factors Affecting Our Operating Performance

Litigation

The information from the sections titled “Business—Legal Proceedings” and “Risk Factors-—Risks Related to Litigation—“We and our Chief Executive Officer are involved in litigation with Oracle. An adverse outcome in the ongoing litigation could result in the payment of substantial damages and/or an injunction against certain of our business practices, either of which could have a material adverse effect on our business and financial results.” is incorporated by reference herein. For claims on which Oracle has prevailed or may prevail, we have been and could be required to pay substantial damages for our current or past business activities, be enjoined from certain business practices, and/or be in breach of various covenants in our financing arrangements, which could result in an event of default, in which case the lenders could demand accelerated repayment of principal, accrued and default interest and other fees and expenses. Any of these outcomes could result in a material adverse effect on our business.

We accounted for the $124.4 million judgment in Rimini I to Oracle by recording an accrued legal settlement expense of (i) $100.0 million for the year ended December 31, 2014, (ii) $21.4 million for the year ended December 31, 2015, and (iii) pre-judgment interest of $3.0 million for the period from January 1, 2016 through October 31, 2016, which is reflected in our 2016 financial statements. There remain significant disputes between us and Oracle in Rimini II, and we do not concede any liability or damages related to any claim. After assessing the current procedural and substantive status of the Rimini II litigation, we do not believe a loss or range of reasonably possible losses can be estimated at this time.

Adoption of enterprise software products and services

We believe the existing market for independent enterprise software support services is underserved. We currently provide support services for IBM, Microsoft, SAP, Oracle and other enterprise software vendors’ products. We also believe the existing market for our other enterprise software products and services is underserved, and that we have unique products and services that can meet client needs in the marketplace. For example, we provide the Rimini Street Advanced Database Security product in partnership with McAfee, a global leader in cybersecurity.

We also believe that our total addressable market for our enterprise software products and services is substantially larger than our current client base and the products and services we currently offer. As a result, we believe we have the opportunity to expand our global client base and to further increase adoption of our software products and services within and across existing clients. However, as the market for independent enterprise software support services as well as our other software products and services is still emerging, it is difficult for us to predict the timing of when and if widespread acceptance will occur.

Sales cycle

We sell our services to our clients primarily through our direct sales organization. Our sales cycle, depending on the product or service, typically ranges from six months to a year from when a prospective client is engaged. While we believe that there is a significant market opportunity for our enterprise software products and services, we often must educate prospective clients about the value of our products and services, which can result in lengthy sales cycles, particularly for larger prospective clients, as well as the incurrence of significant marketing expenses. Our typical sales cycle with a prospective client begins with the generation of a sales lead through trade shows, industry events, online marketing, media interviews and articles, inbound calls, outbound calls or client, analyst or other referral. The sales lead is followed by an assessment of the prospect’s current software license contract terms, systems environment, products and releases being used, needs and objectives.

The variability in our sales cycle for replacement or supplemental software support services is impacted by whether software vendors are able to convince potential clients that they should renew their software maintenance with the existing vendor or procure or renew supplemental support services from the existing vendor, respectively. Another driver of our sales cycle variability is any announcement by a software vendor of their discontinuation, reduction or limitation of support services for a particular software product or release for which we continue to offer a competing support service. In addition, our litigation with Oracle can also drive sales cycle variability as clients oftentimes perform their own legal due diligence, which can lengthen the sales cycle.

Key Components of Consolidated Statements of Operations

Net Revenue. We derive nearly all our revenue from subscription-based contracts for software services. Revenue from these contracts are recognized ratably on a straight-line basis over the applicable service period.

Cost of revenue. Cost of revenue includes salaries, benefits and stock-based compensation expenses associated with our technical support and services organization, as well as allocated overhead and non-personnel expenses such as outside services, professional fees and travel-related expenses. Allocated overhead includes overhead costs for depreciation of equipment, facilities (consisting of leasehold improvements and rent) and technical operations (including costs for compensation of our personnel and costs associated with our infrastructure). We recognize expenses related to our technical support and services organization as they are incurred.

Sales and marketing expenses. Sales and marketing expenses consist primarily of personnel costs for our sales, marketing and business development employees and executives, including commissions earned by our sales and marketing personnel, which are expensed when a client contract is executed. We also incur other non-personnel expenses, such as outside services, professional fees, marketing programs, travel-related expenses, allocation of our general overhead expenses and the expenses associated with several key industry trade shows.

General and administrative expenses. General and administrative expenses consist primarily of personnel costs for our administrative, legal, human resources, finance and accounting employees and executives. These expenses also include non-employee expenses, such as travel-related expenses, outside services, legal, auditing and other professional fees, and general corporate expenses, along with an allocation of our general overhead expenses.

Litigation costs and related insurance recoveries. Litigation costs consist of legal settlements, pre-judgment interest, and professional fees to defend against litigation claims. In the past, we have had liability insurance policies where a portion of our defense costs and litigation judgments or settlements have been reimbursed under the terms of the policies. Such insurance recoveries are reflected as a reduction of litigation costs upon notification of approval for reimbursement by the insurance company. For legal expenses related to Rimini II litigation, the deferred settlement liability is reduced with a corresponding reduction of legal expenses when the costs are incurred.

Interest expense. Interest expense is incurred under our credit facilities and other debt obligations. The components of interest expense include the amount of interest payable in cash at the stated interest rate, interest that is payable in kind through additional borrowings, make-whole interest, and accretion of debt discounts and issuance costs using the effective interest method.

Other debt financing expenses. Other debt financing expenses are incurred pursuant to the Credit Facility. The components of other debt financing expenses include collateral monitoring fees, unused line fees required to ensure our availability to funding, amortization of debt issuance costs related to the unfunded portions of the Credit Facility, write-off of debt discount and issuance costs in connection with principal prepayments, penalties incurred for not achieving target dates for completing the business combination with GPIA, and fees charged for administrative agent and loan servicing fees.

Loss on embedded derivatives and redeemable warrants, net. The Credit Facility contains features referred to as embedded derivatives, that are required to be bifurcated and recorded at fair value. Embedded derivatives include requirements to pay default interest upon the existence of an event of default, requirements to pay certain target date fees, and to pay “make-whole” interest for certain mandatory and voluntary prepayments of the outstanding principal balance under the Credit Facility. We also had warrants outstanding that were redeemable in cash at the option of the holders at the earliest to occur of (i) termination of the Credit Facility, (ii) a change of control, or (iii) 30 days prior to the stated expiration date of the Lender warrants. Due to the existence of the cash redemption feature, the warrants were recorded as a liability at fair value through October 10, 2017 when the cash redemption feature was eliminated upon the effectiveness of the Sixth Amendment. We engaged an independent valuation specialist to perform valuations of the embedded derivatives and redeemable warrants on a quarterly basis. Changes in the fair value of embedded derivatives and redeemable warrants are reflected as a non-operating gain or loss in our consolidated statements of operations.

Other income (expense), net. Other income (expense), net consists primarily of gains or losses on foreign currency transactions and income earned on temporary cash investments.

Income tax expense. The provision for income taxes is based on the amount of our taxable income and enacted federal, state and foreign tax rates, as adjusted for allowable credits and deductions. Our provision for income taxes consists only of foreign taxes for the periods presented as we had no taxable income for U.S. federal or state purposes. In addition, because of our lack of domestic earnings history and U.S. federal tax net operating losses, the domestic net deferred tax assets have been fully offset by a valuation allowance, and therefore, no tax benefit has been recognized.

Results of Operations

Our condensed consolidated statements of operations for the nine months ended September 30, 2017 and 2016, and for the years ended December 31, 2016, 2015 and 2014, are presented below (in thousands):

	Nine Months Ended		Years Ended
	September 30:		December 31:
	2017	2016	2016	2015	2014
	(unaudited)
Net revenue	$154,729	$113,438	$160,175	$118,163	$85,348
Cost of revenue	58,002	48,074	67,045	52,766	45,258
Gross profit	96,727	65,364	93,130	65,397	40,090
Operating expenses:
Sales and marketing	47,685	53,573	72,936	50,330	37,509
General and administrative	26,784	22,082	36,212	24,220	19,270
Write-off of deferred financing costs	-	2,000	-	-	5,307
Litigation costs, net of insurance recoveries	4,611	11,703	(29,949)	32,732	103,266
Total operating expenses	79,080	89,358	79,199	107,282	165,352
Operating income (loss)	17,647	(23,994)	13,931	(41,885)	(125,262)
Non-operating expenses:
Interest expense	(33,629)	(5,020)	(13,356)	(829)	(742)
Other debt financing expenses	(14,704)	(4,278)	(6,371)	-	-
Loss on embedded derivatives and redeemable warrants, net	(18,467)	(2,145)	(3,822)	-	-
Other, net	422	(665)	(1,787)	(1,104)	(843)
Loss before income taxes	(48,731)	(36,102)	(11,405)	(43,818)	(126,847)
Income tax expense	(643)	(895)	(1,532)	(1,451)	(981)
Net loss	$(49,374)	$(36,997)	$(12,937)	$(45,269)	$(127,828)

Comparison of Nine Months ended September 30, 2017 and 2016

Net revenue. Net revenue increased from $113.4 million for the nine months ended September 30, 2016 to $154.7 million for the nine months ended September 30, 2017, an increase of $41.3 million or 36%. The vast majority of this increase was driven by a 27% increase in the average number of unique clients, as opposed to existing unique clients subscribing to additional services. On a regional basis, United States net revenue grew from $78.0 million for the nine months ended September 30, 2016 to $105.1 million for the nine months ended September 30, 2017, an increase of $27.0 million or 35%; and international net revenue grew from $35.5 million for the nine months ended September 30, 2016 to $49.6 million for the nine months ended September 30, 2017, an increase of $14.1 million or 40%.

Cost of revenue. Cost of revenue increased from $48.1 million for the nine months ended September 30, 2016 to $58.0 million for the nine months ended September 30, 2017, an increase of $9.9 million or 21%. This increase was primarily due to an increase in employee compensation and benefits of $7.2 million, and an increase in contract labor costs of $2.4 million to support the increasing number of clients. The shared support services costs grew at a lower rate than the increase in clients and net revenue as the support provided by these functions was spread out over a wider client base.

Gross Profit. The following table presents the key components of our net revenue, cost of revenue and gross profit for the nine months ended September 30, 2017 and 2016 (dollars in thousands):

			Change
	2017	2016	Amount	Percent
Net revenue	$154,729	$113,438	$41,291	36%
Cost of revenue:
Employee compensation and benefits	40,239	33,025	7,214	22%
Engineering consulting costs	8,322	5,885	2,437	41%
Administrative allocations(1)	6,460	6,112	348	6%
All other costs	2,981	3,052	(71)	-2%
Total cost of revenue	58,002	48,074	9,928	21%

Gross profit	$96,727	$65,364	$31,363	48%

Gross profit percentage	62.5%	57.6%

(1)	Includes the portion of costs for information technology, security services and facilities costs that are allocated to cost of revenue. In our consolidated financial statements, the total of such costs is allocated between cost of revenue, sales and marketing, and general and administrative expenses, based primarily on relative headcount, except for facilities which is based on occupancy.

As shown in the table above, our net revenue for the nine months ended September 30, 2017 increased by $41.3 million compared to the nine months ended September 30, 2016, which was driven by a 40% increase in the average number of active clients from 947 for the nine months ended September 30, 2016 to 1,326 for the nine months ended September 30, 2017. Total cost of revenue increased by $9.9 million, or 21%, compared to the increase in net revenue of 36%. The key driver of the increase in cost of revenue was an increase of 108 in the average number of engineering employees, which resulted in an increase in employee compensation and benefits costs of $7.2 million to support the growth in net revenue. In addition to hiring employees, we relied on increased use of engineering consultants, resulting in an increase in contract labor costs of $2.4 million. For the nine months ended September 30, 2017, we have been subject to budgetary compliance covenants in our Credit Facility which limit the amounts that may be incurred for costs subject to our administrative allocations shown in the table above. Accordingly, administrative cost allocations were relatively flat for the nine months ended September 30, 2016 and 2017. The increased net revenue combined with slower growth in the cost of revenue resulted in an improvement in our gross profit by $31.4 million, or 48%, as well as an improvement in our gross profit percentage from 57.6% for the nine months ended September 30, 2016 to 62.5% for the nine months ended September 30, 2017. The increased utilization of our engineering workforce continued to be a primary driver in our efforts to contain growth in cost of revenue and improve gross profit percentage for the nine months ended September 30, 2017.

Sales and marketing expenses. Sales and marketing expenses decreased from $53.6 million for the nine months ended September 30, 2016 to $47.7 million for the nine months ended September 30, 2017, a decrease of $5.9 million or 11%. This decrease was primarily due to a decrease in commissions expense of $2.5 million that resulted from modifications to our commission plan for 2017, as well as certain client contracts that included contingencies that delayed both revenue and the related commission expense during the third quarter of 2017, a decrease in airfare, lodging and business meeting expense of $1.9 million, and a decrease in contract labor and recruitment cost of $1.0 million. The decreased spending also reflects the requirement to adhere to a sales and marketing spending ratio covenant included in our Credit Facility.

General and administrative expenses. General and administrative expenses increased from $22.1 million for the nine months ended September 30, 2016 to $26.8 million for the nine months ended September 30, 2017, an increase of $4.7 million or 21%. This increase was primarily due to an increase in employee and related compensation costs of $2.0 million as a result of an increase in average general and administrative personnel headcount of 20% as we continued to support our growth and prepare to transition to become a public company, professional service costs of $1.5 million, and rent expense and computer software of $0.9 million.

We expect to incur incremental expenses associated with supporting the growth of our business, both in terms of size and geographical diversity, and to meet the increased compliance requirements associated with our transition to become a public company. In addition, we will begin to incur additional expenses associated with being a public company after completion of the business combination. Those expenses include additional information systems costs, costs for additional personnel in our accounting, human resources, IT and legal functions, and incremental professional, legal, audit and insurance costs. As a result, we expect our general and administrative expenses to increase in future periods.

Litigation costs, net of related insurance recoveries. Litigation costs, net of related insurance recoveries for the nine months ended September 30, 2017 and 2016, consist of the following (in thousands):

	2017	2016	Change
Pre-judgment interest	$—	$2,706	$(2,706)
Professional fees and other defense costs of litigation	11,724	15,865	(4,141)
Insurance recoveries and reduction in deferred settlement liability	(7,113)	(6,868)	245

Litigation costs, net of related insurance recoveries	$4,611	$11,703	$(7,092)

Professional fees and other defense costs associated with litigation decreased from $15.9 million for the nine months ended September 30, 2016 to $11.7 million in the nine months ended September 30, 2017, a decrease of $4.2 million or 26%. Such costs in 2016 reflected incremental legal activity that occurred in the first three quarters of 2016 after the 2015 jury verdict in the “Rimini I” case. For the comparable period in 2017, we incurred professional fees related to ongoing litigation with Oracle that we refer to as “Rimini II” along with our appeal of the Rimini I judgment. Since 2010, we have been actively engaged in the Rimini I litigation with Oracle through October 2016 when we paid a judgment of $124.4 million. With respect to the judgment for the Rimini I litigation, we accrued pre-judgment interest through October 2016 of $3.0 million, for which we recognized $2.7 million as the portion that related to the nine months ended September 30, 2016. We currently expect to continue to incur legal expenses related to our appeal of the Rimini I outcome through early 2018, while the Rimini II litigation costs are expected to continue through 2020 or 2021. Litigation costs related to these matters are currently expected to range between $2.0 and $5.0 million per quarter, at least through the Rimini II trial date.

We had certain insurance policies in effect related to our litigation activities whereby we are entitled to recover a portion of the legal fees to defend against the litigation. For the first quarter of 2017, we received insurance reimbursements of $1.0 million. In March 2017, we entered into a settlement agreement with an insurance company that had been providing defense cost coverage related to Rimini II. Pursuant to the settlement, we received a one-time payment of $19.3 million in April 2017. The $19.3 million settlement proceeds are being accounted for as a deferred liability that is being reduced as legal expenses related to Rimini II are incurred in the future. For the period from April 1, 2017 through September 30, 2017, we incurred $6.1 million of legal fees related to Rimini II, which reduced the deferred settlement liability, with a corresponding reduction of expenses in our condensed consolidated statement of operations for the nine months ended September 30, 2017. For the period from April 1, 2017 through September 30, 2017, we did not receive any cash reimbursements from insurance companies. For the nine months ended September 30, 2016, we received cash for insurance reimbursements of $6.9 million related to the Rimini I litigation. As a result of the insurance settlement agreement, we expect limited, if any, future cash recoveries from insurance.

Write-off of deferred financing costs. For the nine months ended September 30, 2016, we paid two financial advisory firms an aggregate of $2.0 million to assist us in raising debt or equity financing. These firms were unsuccessful in obtaining financing and as of June 30, 2016, we recognized an expense for the amounts paid. For the nine months ended September 30, 2017, we did not incur any costs related to unsuccessful debt or equity financings.

Interest expense. Interest expense increased from $5.0 million for the nine months ended September 30, 2016 to $33.6 million for the nine months ended September 30, 2017, an increase of $28.6 million. The significant increase in interest expense resulted from the $125.0 million Credit Facility entered into on June 24, 2016. The Credit Facility was only in effect for 98 days of the nine months ended September 30, 2016 versus the entirety of the nine months ended September 30, 2017. Our weighted average principal balance was $20.3 million for the nine months ended September 30, 2016 as compared to $90.2 million for the nine months ended September 30, 2017. For the nine months ended September 30, 2017, interest expense was primarily comprised of interest incurred under the Credit Facility consisting of (i) interest payable in cash at an annual rate of 12.0%, for a total of $8.3 million, (ii) interest payable in kind at an annual rate of 3.0%, for a total of $2.0 million, (iii) accretion expense of $18.5 million related to DIC, and (iv) make-whole interest expense of $4.6 million related to the requirement to make a mandatory principal payment upon receipt of $18.7 million of net proceeds from an April 2017 insurance settlement. We expect our interest payable in cash and our PIK interest will increase during the remainder of the year ending December 31, 2017, since outstanding principal subject to interest increased by $50.0 million as a result of the Sixth Amendment to the Credit Facility entered into in October 2017, as discussed below under “Liquidity and Capital Resources”.

For the nine months ended September 30, 2016, interest expense was primarily comprised of interest incurred under the Credit Facility, including interest payable in cash at an annual rate of 12.0% for a total of $1.0 million, interest payable in kind at an annual rate of 3.0% for a total of $0.3 million, and accretion expense of $3.3 million related to DIC. Additionally, we incurred interest of approximately $0.4 million under our previous line of credit with outstanding borrowings of approximately $14.7 million until June 2016 and that provided for interest at 4.25%.

Our effective interest rate for accretion of DIC decreased from 47.5% as of September 30, 2016 to 31.0% as of September 30, 2017. The decrease in our effective interest rate for the nine months ended September 30, 2017 was primarily driven by the increase in weighted average borrowings for the nine months ended September 30, 2017.

The overall effective interest rate, including interest at the stated rate of 15.0% and accretion of DIC, was 62.5% as of September 30, 2016 and 46.0% as of September 30, 2017. Additionally, we incur other debt financing expenses under the Credit Facility as discussed below.

Other debt financing expenses. Other debt financing expenses of $14.7 million for the nine months ended September 30, 2017 were attributable to the Credit Facility entered into in June 2016. For the nine months ended September 30, 2017, other debt financing expenses consisted of (i) collateral monitoring fees at the rate of 2.5% of outstanding borrowings, for a total of $1.7 million, (ii) unused line fees at 5.0% of undrawn borrowings of $17.5 million, for a total of $0.7 million, (iii) write-off of debt discount and issuance costs of $9.9 million related to aggregate principal prepayments of $21.5 million, (iv) a target date fee of $1.3 million since the merger with GPIA did not occur by August 31, 2017, (iv) amortization of $0.8 million related to $3.3 million of net DIC associated with the undrawn portion of the Credit Facility, and (v) amortization of prepaid agent fees of $0.3 million. We expect our collateral monitoring fees will increase during the remainder of the year ending December 31, 2017, since outstanding principal subject to such fees increased by $50.0 million as a result of the Sixth Amendment to the Credit Facility entered into in October 2017, as discussed below under “Liquidity and Capital Resources”.

For the nine months ended September 30, 2016, the key components of other debt financing expenses consisted of (i) unused line fees of $3.1 million for the period from June 24, 2016 through September 30, 2016, based on fees of 15.0% of the $65.0 million delayed draw A Term Loan and 5.0% of the $30.0 million delayed draw B Term Loan, and (ii) amortization of debt issuance costs of $1.0 million related to $14.2 million of net DIC associated with the $95.0 million unfunded portion of the Credit Facility. In October 2016, we borrowed the entire $65.0 million under the delayed draw A Term Loan and $12.5 million under the delayed draw B Term loan, which resulted in a significant reduction in unused line fees beginning in November 2016.

Loss on embedded derivatives and redeemable warrants, net. The requirements to pay default interest at 2.0% during the existence of an event of default, equity raise delay fees, and “make-whole” interest payments for certain principal prepayments as defined in the Credit Facility, are examples of embedded derivatives required to be bifurcated and reported at fair value. Make-whole interest payments are computed as set forth in the Credit Facility primarily based on the 15.0% per annum stated rate, and are required for certain prepayments prior to June 2019.

As of September 30, 2017 and 2016, the fair value of embedded derivatives was $9.8 million and $5.0 million, respectively. The change in fair value of embedded derivatives resulted in the recognition of a loss of $4.4 million and $5.0 million for the nine months ended September 30, 2017 and 2016, respectively. Increases in the fair value of embedded derivatives result in losses that are recognized when the likelihood increases that a future cash payment will be required to settle an embedded derivative, whereas gains are recognized when the fair value decreases. Decreases in fair value result when we become contractually obligated to pay an embedded derivative (whereby the embedded derivative liability is transferred to a contractual liability), or as the likelihood of a future cash settlement decreases.

In connection with our Credit Facility, we issued warrants to the Origination Agent for 2.7 million shares (as adjusted for the Exchange Ratio in the merger with GPIA) of our common stock in June 2016. These warrants were redeemable by the holder under certain circumstances which required classification as a liability. The fair value of these warrants was $8.8 million at issuance and $6.0 million as of September 30, 2016, resulting in a gain of $2.8 million for the nine months ended September 30, 2016.

Due to an anti-dilution provision in the original warrant agreement, in October 2016 we issued a warrant for an additional 0.7 million shares (as adjusted for the Exchange Ratio in the business combination with GPIA) resulting in outstanding warrants for 3.4 million shares through October 10, 2017, when we issued an additional warrant for approximately 62,000 shares as consideration for the Origination Agent to eliminate the cash redemption and anti-dilution features. Accordingly, we recognized a loss of $14.1 million for the nine months ended September 30, 2017 for changes in fair value of the warrants for 3.4 million shares. Due to the elimination of the cash redemption feature on October 10, 2017, we will not recognize future changes in fair value in our statements of operations and the redeemable warrant liability of $21.3 million as of September 30, 2017, will be reclassified to additional paid-in capital.

Other income (expense), net. For the nine months ended September 30, 2016, we had net other expense of $0.7 million as compared to the nine months ended September 30, 2017, when we had net other income of $0.4 million. This change of $1.1 million was primarily attributable to an increase in foreign exchange gains for the nine months ended September 30, 2017.

Comparison of Years ended December 31, 2016 and 2015

Net revenue. Net revenue increased from $118.2 million for the year ended December 31, 2015 to $160.2 million for the year ended December 31, 2016, an increase of $42.0 million or 36%. The vast majority of this increase was driven by a 34% increase in the average number of unique clients, as opposed to existing unique clients subscribing to additional services. On a regional basis, United States net revenue grew from $82.8 million to $110.7 million, an increase of $27.9 million or 34%, while international net revenue grew from $35.4 million to $49.5 million, an increase of $14.1 million or 40%. Accelerated growth in our international business was driven by an increase in sales headcount primarily in Asia and Europe and an increase in marketing and advertising spend targeted for prospective clients outside the United States.

Cost of revenue. Total cost of revenue increased from $52.8 million for the year ended December 31, 2015 to $67.0 million for the year ended December 31, 2016, an increase of $14.2 million or 27%. This increase was primarily due to additional support for the increasing number of clients that resulted in an increase in employee compensation and benefits of $10.5 million, an increase in IT, facilities and security costs of $1.9 million, and an increase in contract labor costs of $1.6 million. The costs of both direct product support and shared services grew at a lower rate than the increase in clients and net revenue as the support provided by these functions was spread over a wider client base.

Gross Profit. The following table presents the key components of our net revenue, cost of revenue and gross profit for the years ended December 31, 2015 and 2016:

	Year Ended December 31,		Change
	2015	2016	Amount	Percent
	(in thousands, except percentages)
Net revenue	$118,163	$160,175	$42,012	36%
Cost of revenue:
Employee compensation and benefits	34,180	44,659	10,479	31%
Engineering consulting costs	8,593	10,180	1,587	18%
Administrative allocations(1)	6,350	8,101	1,751	28%
All other costs	3,643	4,105	462	13%
Total cost of revenue	52,766	67,045	14,279	27%

Gross profit	$65,397	$93,130	$27,733	42%

Gross profit percentage	55%	58%

(1)	Includes the portion of costs for information technology, security services and facilities costs that are allocated to cost of revenue. In our consolidated financial statements, such costs are allocated between cost of revenue, sales and marketing, and general and administrative expenses based primarily on relative headcount, except for facilities which is based on occupancy.

As shown in the table above, our net revenue for the year ended December 31, 2016 increased by $42.0 million compared to the year ended December 31, 2015, which was driven by a 35% increase in the average number of active clients from 735 for the year ended December 31, 2015 to 989 for the year ended December 31, 2016. Total cost of revenue increased by $14.3 million, or 27%, compared to the increase in net revenue of 36%. The key driver of the increase in cost of revenue was an increase of 99 in the average number of engineering employees which resulted in an increase in employee compensation and benefits costs of $10.5 million, or 31%. In addition to hiring employees, we relied on increased use of engineering consultants to support the growth in net revenue, resulting in an increase in contract labor costs of $1.6 million. Administrative cost allocations increased by $1.8 million for the year ended December 31, 2016 as a result of increases in headcount and locations compared to the year ended December 31, 2015. The increased net revenue combined with slower growth in the cost of revenue resulted in an improvement in our gross profit by $27.7 million, or 42%, as well as an improvement in our gross profit percentage from 55% for the year ended December 31, 2015 to 58% for the year ended December 31, 2016. The increased utilization of our engineering workforce continued to be a primary driver in our efforts to contain growth in cost of revenue and improve gross profit percentage for the year ended December 31, 2016.

Sales and marketing expenses. Sales and marketing expenses increased from $50.3 million for the year ended December 31, 2015 to $72.9 million for the year ended December 31, 2016, an increase of $22.6 million or 45%. This increase was primarily due to a $16.1 million increase in employee and related compensation costs as a result of a 35% increase in average headcount, a $2.2 million increase in marketing and advertising costs, a $1.6 million increase in travel costs, a $1.1 million increase in contract labor and consulting costs as we continued to increase our investment in building brand awareness and supporting net revenue growth.

General and administrative expenses. General and administrative expenses increased from $24.2 million for the year ended December 31, 2015 to $36.2 million for the year ended December 31, 2016, an increase of $12.0 million or 49%. This increase was primarily due to an increase in average headcount of 26% resulting in an increase in employee and related compensation costs of $6.5 million, an increase in outside professional service costs of $3.5 million, an increase in sales and other taxes of $1.9 million, and an increase in contract labor costs related to Rimini II discovery of $0.6 million, partially offset by higher general and administrative allocations out to other departments of $2.9 million.

Litigation costs, net of related insurance recoveries. Litigation costs, net of related insurance recoveries for the years ended December 31, 2015 and 2016, consist of the following:

	Year Ended December 31,
	2015	2016	Change
	(in thousands)
Litigation settlement and pre-judgment interest	$21,411	$2,920	$(18,491)
Professional fees and other defense costs of litigation	17,140	21,379	4,239
Insurance recoveries	(5,819)	(54,248)	(48,429)

Litigation costs, net of related insurance recoveries	$32,732	$(29,949)	$(62,681)

Professional fees and other defense costs associated with litigation increased from $17.1 million for the year ended December 31, 2015 to $21.4 million for the year ended December 31, 2016, an increase of $4.3 million or 24%. This increase was due to appeals and additional litigation motions following the jury verdict in October 2015 for the Rimini I case and the increase of costs associated with the Rimini II case. Total insurance recoveries for professional fees and other defense costs also increased from $5.8 million for the year ended December 31, 2015 to $54.2 million for the year ended December 31, 2016, of which $12.5 million related to the reimbursement of professional fees while $41.7 million was reimbursement for insurance recoveries related to the judgment in 2016. The insurance recoveries for professional service fees increased in 2016 due to the higher level of such costs when compared to 2015. The Rimini I litigation had been ongoing from 2010 until October 2016 when the court ordered a judgment award of $124.4 million to Oracle. We recognized $100.0 million of the judgment award as a loss for the year ended December 31, 2014, $21.4 million for the year ended December 31, 2015, and the remainder of $2.9 million was comprised of pre-judgment interest for the year ended December 31, 2016.

Interest expense. Interest expense increased from $0.8 million for the year ended December 31, 2015 to $13.4 million for the year ended December 31, 2016, an increase of $12.6 million. The significant increase in interest expense resulted from the $125.0 million Credit Facility that we entered into in June 2016. For the year ended December 31, 2016, interest expense under the Credit Facility consisted of (i) interest payable in cash at an annual rate of 12.0% for a total of $3.6 million, (ii) interest payable in kind at an annual rate of 3.0% for a total of $0.9 million, and (iii) accretion expense of $8.4 million associated with total discount costs of $90.5 million and an annual accretion rate of 25.5% as of December 31, 2016, partially offset by a decrease in interest expense of $0.3 million on our previous line of credit that was fully paid off in June 2016.

Other debt financing expenses. No other debt financing expenses were incurred for the year ended December 31, 2015. Other debt financing expenses of $6.4 million for the year ended December 31, 2016 were attributable to the Credit Facility entered in June 2016. For the year ended December 31, 2016, other debt financing expenses consisted of (i) unused line fees at 15.0% for $65.0 million of undrawn borrowings for the period from June 24, 2016 through October 2016, and 5.0% for $17.5 million of undrawn borrowings for the period from June 24, 2016 through December 31, 2016, for a total of $4.1 million, (ii) collateral monitoring fees of 0.5% of outstanding borrowings through October 2016, and 2.5% of outstanding borrowings for the last two months of the year ended December 31, 2016, for a total of $0.5 million, (iii) amortization of $1.5 million related to debt issuance costs associated with the undrawn portions of the Credit Facility during the year ended December 31, 2016, and (iv) amortization of prepaid agent fees of $0.3 million. We expect the unused line fees will decrease during the year ending December 31, 2017 due to additional borrowings of $77.5 million in October 2016.

Loss on embedded derivatives and redeemable warrants, net. We did not have any embedded derivatives or redeemable warrants outstanding for the year ended December 31, 2015. Our June 2016 Credit Facility includes embedded derivatives requiring bifurcation and accounting as separate financial instruments. The requirements to pay default interest at 2.0% during the existence of an event of default, and “make-whole” interest payments for certain principal prepayments as defined in the Credit Facility, are examples of embedded derivatives required to be bifurcated and reported at fair value. Make-whole interest payments are computed as set forth in the Credit Facility primarily based on the 15.0% per annum stated rate, and are required for certain prepayments prior to June 2019. As of December 31, 2016, the fair value of embedded derivatives was $5.4 million resulting in the recognition of an expense of $5.4 million for the year ended December 31, 2016. The requirement to incur make-whole interest payments are the most significant factor in the valuation of our embedded derivatives.

In connection with our June 2016 Credit Facility, we issued redeemable warrants to the Origination Agent for 11.1 million shares of our Class A common stock. These warrants had an estimated fair value of $8.8 million upon issuance and were treated as a debt issuance cost associated with the Credit Facility. Due to an anti-dilution provision in the original warrant agreement, in October 2016 we issued warrants for an additional 3.0 million shares of our Class A common stock with an estimated fair value of $1.5 million that was charged to expense. For the year ended December 31, 2016, we recognized a gain of $3.1 million due to changes in the fair value of the warrants between the issuance date and December 31, 2016.

Other expense, net. For the year ended December 31, 2015, we had other expense, net of $1.1 million as compared to $1.8 million for the year ended December 31, 2016, an increase of $0.7 million. The increase in other expense, net was primarily attributable to an increase in foreign exchange transaction losses.

Comparison of Years Ended December 31, 2015 and 2014

Net revenue. Net revenue increased from $85.3 million for the year ended December 31, 2014 to $118.2 million for the year ended December 31, 2015, an increase of $32.8 million or 38%. The vast majority of this increase was driven by a 29% increase in the average number of unique clients, as opposed to existing unique clients subscribing to additional services, and an 8% increase in the average net revenue per client. On a regional basis, our United States net revenue grew from $62.3 million to $82.8 million, an increase of $20.5 million or 33%, while international net revenue grew from $23.1 million to $35.4 million, an increase of $12.3 million or 53%. The increase in the unique client count is primarily attributable to the increased investment in sales and marketing.

Cost of revenue. Cost of revenue increased from $45.3 million for the year ended December 31, 2014 to $52.8 million for the year ended December 31, 2015, an increase of $7.5 million or 17%. This increase was primarily due to an increase in employee compensation and benefits of $5.0 million, an increase in engineering consulting costs of $0.5 million and an increase in information technology, facilities and security costs of $1.5 million. The costs of both direct product support and shared services grew at a lower rate than the increase in clients and net revenue as the support provided by these functions was spread over a wider client base.

Gross Profit. The following table presents the key components of our net revenue, cost of revenue and gross profit for the years ended December 31, 2014 and 2015:

	Year Ended December 31,			Change
	2014		2015	Amount	Percent
	(in thousands, except percentages)
Net revenue	$85,348		$118,163	$32,815	38%
Cost of revenue:
Employee compensation and benefits	29,153	(2)	34,180	5,027	17%
Engineering consulting costs	8,145	(2)	8,593	448	6%
Administrative allocations(1)	5,010		6,350	1,340	27%
All other costs	2,950	(2)	3,643	693	23%
Total cost of revenue	45,258		52,766	7,508	17%

Gross profit	$40,090		$65,397	$25,307	63%

Gross profit percentage	47%		55%

(1)	Includes the portion of costs for information technology, security services and facilities costs that are allocated to cost of revenue. In our consolidated financial statements, such costs are allocated between cost of revenue, sales and marketing, and general and administrative expenses, based primarily on relative headcount, except for facilities which is based on occupancy.

(2)	During 2014, as a result of the ongoing litigation with Oracle we decided to migrate all clients using a Rimini-hosted environment to a client-hosted environment. In connection with this undertaking, we incurred $3.3 million of incremental costs, which are included in (i) compensation and benefits for $0.4 million, (ii) engineering consulting costs for $1.8 million, and (iii) all other costs for $1.1 million.

As shown in the table above, our net revenue for the year ended December 31, 2015 increased by $32.8 million compared to the year ended December 31, 2014, which was driven by a 29% increase in the average number of active clients from 571 for the year ended December 31, 2014 to 735 for the year ended December 31, 2015. Total cost of revenue increased by $7.5 million, or 17%, compared to the increase in net revenue of 38%. The key driver of the increase in cost of revenue was an increase of 74 in the average number of engineering employees which resulted in an increase in employee compensation and benefits of $5.0 million, or 17% to support the growth in net revenue. Administrative cost allocations increased by $1.3 million for the year ended December 31, 2015 as a result of increases in headcount and locations compared to the year ended December 31, 2014. These increases in costs for the year ended December 31, 2015, were partially offset by a reduction in client migration costs of $3.3 million since substantially all migration related activities were completed in 2014. The increased net revenue combined with slower growth in the cost of revenue resulted in an improvement in our gross profit by $25.3 million, or 63%, as well as an improvement in our gross profit percentage from 47% for the year ended December 31, 2014 to 55% for the year ended December 31, 2015. The increased utilization of our engineering workforce continued to be a primary driver in our efforts to contain growth in cost of revenue and improve gross profit percentage for the year ended December 31, 2015.

Sales and marketing expenses. Sales and marketing expenses increased from $37.5 million for the year ended December 31, 2014 to $50.3 million for the year ended December 31, 2015, an increase of $12.8 million or 34%. This increase was primarily due to an increase in employee and related costs of $7.8 million as a result of an increase in average headcount of 37%, allocation of shared costs such as security, information technology and facilities of $2.0 million, advertising and marketing costs of $1.0 million, travel and related costs of $1.3 million, recruitment costs of $0.5 million, and contract labor and consulting costs of $0.2 million, as an effort to increase our investment in building brand awareness and client growth.

General and administrative expenses. General and administrative expenses increased from $19.3 million for the year ended December 31, 2014 to $24.2 million for the year ended December 31, 2015, an increase of $4.9 million or 26%. This increase was primarily due to an increase in average headcount of 39% resulting in an increase of compensation and related costs of $3.4 million, contract labor costs of $0.3 million, recruitment costs of $0.5 million, traveling and related costs of $0.5 million, and software license fees of $0.5 million as we continued to invest in revenue, infrastructure and geographic growth. These increases were partially offset by a reduction in external audit and accounting costs of $0.5 million due to our deferral of an initial public offering in the third quarter of 2014.

Litigation costs, net of related insurance recoveries. Litigation costs, net of related insurance recoveries for the years ended December 31, 2014 and 2015, consist of the following:

	Year Ended December 31,
	2014	2015	Change
	(in thousands)
Litigation settlement and pre-judgment interest	$100,000	$21,411	$(78,589)
Professional fees and other defense costs of litigation	3,266	17,140	13,874
Insurance recoveries	–	(5,819)	(5,819)

Litigation costs, net of related insurance recoveries	$103,266	$32,732	$(70,534)

Professional fees and other defense costs associated with litigation increased from $3.3 million for the year ended December 31, 2014 to $17.1 million for the year ended December 31, 2015, an increase of $13.8 million. Total insurance recoveries for professional fees and other defense costs were $5.8 million for the year ended December 31, 2015, whereas no insurance recoveries were received in 2014. Such costs and the related insurance recoveries increased in 2015 due to the higher level of activity as we approached the September 2015 trial date for Rimini I. As discussed above, in October 2016 the court ordered a judgment award of $124.4 million to Oracle. In order to reflect an offer made to Oracle to settle the litigation prior to the issuance of our 2014 financial statements, we recognized $100.0 million of the judgment award as a loss for the year ended December 31, 2014. The remainder of the judgment award was recognized for $21.4 million for the year ended December 31, 2015, and $3.0 million of pre-judgment interest was recognized for the year ended December 31, 2016.

Write-off of deferred offering and financing costs. During the third quarter of 2014, we determined that proceeding with an initial public offering under then-current market and business conditions was not in the best interests of our stockholders. Accordingly, deferred offering costs incurred through the third quarter of 2014 of $5.3 million were charged to operating expenses. We did not write-off any deferred financing costs for the year ended December 31, 2014.

Interest expense. Interest expense increased from $0.7 million for the year ended December 31, 2014 to $0.8 million for the year ended December 31, 2015, an increase of $0.1 million. The increase in interest expense was primarily due to higher borrowings under our prior line of credit.

Other expense, net. For the year ended December 31, 2014, we had other expense, net of $0.8 million as compared to $1.1 million for the year ended December 31, 2015, an increase of $0.3 million or 38%. This increase in other expense, net was primarily attributable to an increase in foreign exchange transaction losses.

Selected Historical Financial Information

The following tables set forth selected unaudited consolidated quarterly statements of operations data for each of the seven fiscal quarters ended September 30, 2017. The information for each of these quarters has been prepared on the same basis as the audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for any future period.

	2016				2017
	Q1 (1)	Q2 (2)	Q3 (3)	Q4 (4)	Q1 (1)	Q2 (2)	Q3 (3)
Consolidated statement of operations data:
Net revenue	$34,678	$38,037	$40,723	$46,737	$49,070	$52,048	$53,611
Cost of revenue	14,570	16,273	17,231	18,971	18,356	19,537	20,109
Gross profit	20,108	21,764	23,492	27,766	30,714	32,511	33,502
Gross profit percentage (5)	58.0%	57.2%	57.7%	59.4%	62.6%	62.5%	62.5%
Operating expenses:
Sales and marketing	15,539	19,309	18,725	19,363	14,696	15,801	17,188
General and administrative	6,635	7,255	8,192	12,130	9,276	8,928	8,580
Litigation costs, net of insurance recoveries	5,379	5,243	1,081	(41,652)	3,945	301	365
Write-off of deferred financing costs	-	2,000	-	-	-	-	-
Total operating expenses	27,553	33,807	27,998	(10,159)	27,917	25,030	26,133
Operating income (loss)	(7,445)	(12,043)	(4,506)	37,925	2,797	7,481	7,369
Interest expense	(211)	(492)	(4,317)	(8,336)	(9,936)	(14,541)	(9,152)
Other debt financing expenses	-	(305)	(3,973)	(2,093)	(1,282)	(10,859)	(2,563)
Loss on embedded derivatives and redeemable warrants, net	-	-	(2,145)	(1,677)	(5,702)	(8,348)	(4,417)
Other income (expense), net	(74)	(447)	(144)	(1,122)	89	225	108
Income (loss) before income taxes	(7,730)	(13,287)	(15,085)	24,697	(14,034)	(26,042)	(8,655)
Income tax benefit (expense)	(267)	(322)	(306)	(637)	(441)	183	(385)
Net income (loss)	$(7,997)	$(13,609)	$(15,391)	$24,060	$(14,475)	$(25,859)	$(9,040)
Earnings per share attributable to common stocholders:
Basic (6)	$(0.08)	$(0.13)	$(0.15)	$0.14	$(0.14)	$(0.25)	$(0.09)
Diluted (6)	$(0.08)	$(0.13)	$(0.15)	$0.13	$(0.14)	$(0.25)	$(0.09)
Weighted average number of common shares outstanding:
Basic (6)	101,310	101,328	101,339	101,386	101,721	102,587	103,280
Diluted (6)	101,310	101,328	101,339	189,038	101,721	102,587	103,280
Consolidated statement of cash flows data:
Net cash provided by (used in):
Operating activities	$6,003	$9,400	$(3,355)	$(71,657)	$6,594	$23,915	$(4,353)
Investing activities	(53)	(157)	(420)	(558)	(101)	(802)	(171)
Financing activities	217	3,570	(300)	73,601	(1,650)	(28,564)	(8,066)
Consolidated balance sheet data (at end of period) (7):
Working capital (8)	$(206,610)	$(205,605)	$(213,167)	$(123,623)	$(155,759)	$(176,058)	$(152,221)
Cash and cash equivalents	18,723	26,318	6,811	9,385	13,237	17,440	6,862
Restricted cash	102	5,218	20,515	18,852	20,112	10,541	8,727
Total assets	63,587	91,809	86,964	99,378	108,772	84,362	70,076
Current maturities of long-term debt	15,154	3,500	6,500	24,750	48,131	30,630	11,750
Total liabilities	283,319	324,694	334,725	312,888	336,189	336,942	330,124
Stockholders' deficit	(219,732)	(232,885)	(247,761)	(213,510)	(227,417)	(252,580)	(260,048)

(1)	Amounts are derived from the unaudited condensed consolidated financial statements of RSI as of March 31, 2017 and for the three months ended March 31, 2016 and 2017.

(2)	The standalone results for the second quarter of 2016 and 2017 are computed by subtracting the respective results for the first quarter of 2016 and 2017 (see footnote (1)) from the corresponding amounts for the six months ended June 30, 2016 and 2017.

(3)	Amounts are derived from the unaudited condensed consolidated financial statements of RSI as of September 30, 2017 and for the three and nine months ended September 30, 2016 and 2017.

(4)	The standalone results for the fourth quarter of 2016 are computed by subtracting the respective results for the nine months ended September 30, 2017(see footnote (3)) from the corresponding amounts for the year ended December 31, 2016.

(5)	Gross profit percentage is computed by dividing gross profit by net revenue.

(6)	The change in capital structure resulting from the consummation of the business combination and reverse recapitalization is not given effect until financial statements are provided for the first period that ends after the October 10, 2017 closing date. Accordingly, earnings per share is based on the capital structure of RSI that existed during the periods presented.

Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the aggregate weighted average number of RSI Class A and Class B common shares outstanding for each period presented. Earnings (loss) per share for RSI’s Class A and Class B common stock is presented herein on a combined basis since the earnings (loss) per share applicable to each class is identical for all periods presented.

Diluted net loss per common share is computed by giving effect to all potential shares of RSI common stock, including convertible preferred stock, stock options and warrants, to the extent dilutive. For purposes of the calculation of diluted earnings per share for all periods except the fourth quarter of 2016, all common stock equivalents have been excluded from the weighted average number of common shares outstanding since the impact was antidilutive. For the fourth quarter of 2016, the treasury stock method was used for the calculation of diluted earnings per share whereby common stock equivalents for approximately 87.7 million shares were included in the weighted average number of shares outstanding. Additionally, for the calculation of basic earnings per share for the fourth quarter of 2016, a deemed dividend of $10.0 million on Series C preferred stock is deducted in the calculation of net income applicable to common stockholders; for the calculation of diluted net income attributable to common stockholders, the deemed dividend is excluded from the calculation since the Series C preferred stock is assumed to be converted to common stock.

(7)	The condensed consolidated balance sheet data as of the end of the first through third quarters of 2016 is derived from our unaudited condensed consolidated financial statements that are not included in past filings with the SEC.

(8)	Working capital is computed by subtracting our total current liabilities from our total current assets in our historical consolidated balance sheets.

Liquidity and Capital Resources

Overview. As of September 30, 2017, we had a working capital deficit of $152.2 million and an accumulated deficit of $300.5 million. We incurred a net loss of $49.4 million and $37.0 million for the nine months ended September 30, 2017 and 2016, respectively.

A key component of our business model requires that substantially all customers are required to prepay us annually for the services we will provide over the following year or longer. As a result, we collect cash from our customers in advance of when the related service costs are incurred, which resulted in deferred revenue of $125.9 million that is included in current liabilities as of September 30, 2017. Therefore, we believe that working capital deficit is not as meaningful in evaluating our liquidity since the costs of fulfilling our commitments to provide services to customers are limited to approximately 37.5% of the related deferred revenue based on our gross profit percentage of 62.5% for the nine months ended September 30, 2017.

After giving effect to the Sixth Amendment to the Credit Facility discussed below, we have contractual obligations of approximately $36.6 million that are due during the 12 months ending September 30, 2018. This amount consists of operating and capital lease payments of $5.7 million and estimated payments due under the Credit Facility of $30.9 million, including (i) principal of $9.8 million, (ii) interest payable in cash for $14.8 million, (iii) collateral monitoring and unused line fees for $3.9 million, (iv) consulting fees for $2.0 million, and (v) annual loan service and agent fees for $0.4 million.

As of September 30, 2017, our existing capital resources to satisfy these payments consist of cash and cash equivalents of $6.9 million and restricted cash in control accounts of $8.7 million, for a total of $15.6 million. Based on our expectations for future growth in net revenue and improved leverage on our cost of revenue and operating expenses, we believe our cash flow from operating activities for the year ending September 30, 2018, combined with our existing capital resources and the net proceeds from the October 2017 reverse recapitalization of approximately $25.9 million, will be sufficient to fund our aggregate contractual obligations of $36.6 million. The reverse recapitalization and consummation of the business combination with GPIA are discussed further in Note 11 to the condensed consolidated financial statements of RSI for the nine months ended September 30, 2017 and 2016, included elsewhere in this prospectus.

As discussed below in greater detail, for the nine months ended September 30, 2017, we generated cash flows from our operating activities of $26.2 million which included $13.2 million of net operating cash receipts from a non-recurring insurance settlement. we believe our operating cash flows for the twelve months ending September 30, 2018 will be sufficient to fund the portion of our contractual obligations that are not funded with existing capital resources, as well as mandatory principal prepayments that may become due.

Credit Facility. In June 2016, we entered into a multi-draw term loan Credit Facility with a syndicate of lenders (the “lenders”). The key terms of the Credit Facility (including changes set forth in the Second Amendment entered into in October 2016, the Third Amendment entered into in May 2017, and the Fifth Amendment entered into in June 2017) are disclosed in Note 5 to the condensed consolidated financial statements of RSI for the nine months ended September 30, 2017 and 2016, included elsewhere in this prospectus.

On October 3, 2017, we entered into the Sixth Amendment to the Credit Facility. The Sixth Amendment became effective and was contingent upon the consummation of the business combination with GPIA that closed on October 10, 2017. Pursuant to the Sixth Amendment, upon consummation of the business combination we were required to prepay $5.0 million of mandatory trigger event consulting exit fees due to the Origination Agent. In addition, $50.0 million of the remaining mandatory trigger event exit fees under the Credit Facility were converted into principal under the Credit Facility. As a result, the existing mandatory trigger event exit fees were reduced by $55.0 million and the principal balance outstanding under the Credit Facility increased by $50.0 million. The $50.0 million of additional principal incurred by the transfer of mandatory trigger event exit fees is not subject to future make-whole interest penalties in the event of prepayment or repayment. In addition, the conditions set forth in the lender consents executed as of May 16, 2017 that required at the closing of the business combination a payment of at least $35.0 million be made to the lenders under the Credit Facility, was deemed to be satisfied upon the effectiveness of the Sixth Amendment.

Upon the effectiveness of the Sixth Amendment, we had a total of $135.0 million outstanding under the Credit Facility consisting of (i) outstanding term loans in the aggregate principal amount of $125.0 million, (ii) mandatory trigger event exit fees of $6.0 million, and (iii) mandatory consulting fees of $4.0 million. Additionally, we were obligated under the Credit Facility to make future payments to the lenders pursuant to the Fifth Amendment for an amendment fee of $1.25 million and an equity raise delay fee of $1.25 million, and for an amendment fee of $3.75 million pursuant to the Sixth Amendment.

Upon the effectiveness of the Sixth Amendment, the $50.0 million of mandatory trigger event exit fees that converted into term debt bears interest at 12.0% per annum payable in cash and 3.0% per annum PIK, and is subject to collateral monitoring fees at 2.5% per annum. Accordingly, our interest expense and other debt financing fees are expected to increase beginning in the fourth quarter of 2017. In addition, certain of the mandatory trigger event exit fees will continue to be adjusted up or down based on annualized net revenue for the most recently completed calendar quarter. Prior to the Sixth Amendment, these mandatory trigger event exit fees were required to be adjusted through the termination date of the Credit Facility. However, pursuant to the Sixth Amendment, these adjustments will cease when the principal balance under the Credit Facility is less than $52.0 million.

In connection with our entry into the Sixth Amendment, various financial covenants were adjusted such that we believe that future compliance will be maintained. We also agreed to pay an amendment fee in connection with the Sixth Amendment of $3.75 million, which is due and payable in July 2019, but will be waived under certain conditions as discussed below.

The Sixth Amendment is expected to improve our liquidity and capital resources in the following ways:

•	The previous requirement to utilize $35.0 million of the proceeds from the Merger Agreement to make an estimated principal payment of $27.1 million and a make-whole interest payment of $7.9 million was eliminated.

•	Principal payments of $6.75 million that would have been payable during the fourth quarter of 2017 were eliminated during that time period and will be due at maturity. For the six months ending June 30, 2018, principal payments were reduced from $2.25 million per month to $1.0 million per month. Beginning in July 2018 and continuing through maturity of the Credit Facility, principal payments were reduced from $2.5 million per month to $1.25 million per month. We may elect to prepay $4.25 million of the principal payments eliminated for the fourth quarter of 2017 by March 31, 2018, without incurring a make-whole interest payment on such prepayment.

•	The Sixth Amendment capped aggregate cash payments for transaction costs and deferred underwriting fees related to the Merger Agreement at $20.0 million. We complied with this restriction whereby the actual cash payments were $19.4 million, consisting of $7.9 million related to GPIA and $11.5 million related to RSI.

•	The requirement to make mandatory payments related to the calculation of Excess Cash Flow was reduced from 75% to 50%, and the measurement period was changed from quarterly to an annual measurement period beginning for the year ending December 31, 2019 (payable in cash beginning in April 2020).

•	The requirement to make mandatory principal payment sweeps upon receipt of customer prepayments for periods extending beyond 12 months was eliminated.

•	The due date for the amendment fee and the equity raise delay fee incurred on September 1, 2017 in connection with the Fifth Amendment to the Credit Facility is the earlier of (i) April 16, 2019 and (ii) such time that we raise at least $100.0 million of equity financing (including the gross proceeds of $50.3 million from the business combination).

•	Upon consummation of the business combination on October 10, 2017, the lenders permanently waived the requirement to pay equity raise delay fees of $1.25 million for October 2017 and for each month thereafter.

•	The unfunded portion of the Credit Facility for $17.5 million remains available and may be borrowed through the maturity date with the consent of the Origination Agent, with $5.0 million of the $17.5 million that may be drawn through February 2018 (i) without written consent of the Origination Agent, and (ii) subject to a lower minimum liquidity threshold.

The Sixth Amendment also provides for improvements in financial covenants and the elimination of certain covenants and changes in fees if we complete certain equity financings, including the business combination, and if the following events occur by April 10, 2018:

•	If we complete one or more additional equity financings such that the aggregate gross proceeds of the business combination and such equity financings result in the principal balance of the term loans under the Credit Facility to be less than $95.0 million, and if we have received at least $42.5 million in net cash proceeds from the business combination and subsequent equity financings, then the lenders have agreed to make certain additional concessions in the terms of the Credit Facility, including the elimination of (i) accrual of PIK interest on all of the term loans under the Credit Facility, (ii) the requirement to pay the $3.75 million amendment fee for the Sixth Amendment, and (iii) the marketing return ratio, churn rate and minimum gross margin financial covenants.

•	If the aggregate outstanding principal balance of the term loans under the Credit Facility is less than $95.0 million, but we have not received at least $42.5 million in net cash proceeds from the business combination and subsequent equity financings, then the lenders have agreed to eliminate the marketing return ratio, churn rate and minimum gross margin financial covenants, but PIK interest on the term loans will continue to accrue at the existing 3.0% rate, and we will be required to pay the $3.75 million amendment fee on the earlier to occur of (i) July 2, 2019 and (ii) the closing of aggregate equity financings of at least $100.0 million, including the proceeds from the business combination, if such equity financings occur prior to July 2, 2019.

•	If the aggregate outstanding principal balance of the term loans under the Credit Facility is greater than or equal to $95.0 million, then we will be required to (i) pay the Sixth Amendment fee equal to $3.75 million which will be due and payable on the earlier to occur of July 2, 2019 and the closing of aggregate equity financings of at least $100.0 million, including the proceeds from the business combination, if such equity financings occur prior to July 2, 2019, (ii), PIK interest on the term loans will continue to accrue at the existing 3.0% per annum rate and (iii) the marketing return ratio, churn rate and minimum gross margin financial covenants will not be eliminated until the term loans under the Credit Facility are less than $95.0 million.

Proceeds from the business combination and subsequent equity financings will be applied as follows to the lenders and the Origination Agent under the Credit Facility:

•	equity proceeds from the first $50.0 million of gross proceeds from the business combination are required to pay down $5.0 million of mandatory trigger event exit fees due to the Origination Agent; and

•	net cash proceeds in excess of the $50.0 million minimum required for the closing of the business combination are applied as follows:

o	the first $42.5 million of net cash proceeds may be retained by us or utilized to pay down the term loans;
o	additional net cash proceeds are required to pay down the term loan to $95.0 million;
o	we may then retain the next $17.5 million of such net cash proceeds on our balance sheet or utilize it to pay down the term loans; and

o	50% of any additional net cash proceeds shall be used to pay down term loans and the remaining 50% of such net cash proceeds to be retained on the balance sheet.

For additional information about the Credit Facility, please refer to Notes 5 and 11 to the unaudited condensed consolidated financial statements of RSI for the nine months ended September 30, 2017 and 2016, included elsewhere in this prospectus, and Notes 5 and 12 to our consolidated financial statements of RSI for the years ended December 31, 2016, 2015 and 2014, included elsewhere in this prospectus.

Carrying Value and DIC Accretion. As of September 30, 2017, the aggregate fees accounted for as discounts and issuance costs (collectively, “DIC”) and not yet accreted to interest expense related to the funded portion of the Credit Facility amounts to $59.8 million, and net DIC associated with the $17.5 million unfunded portion of the Credit Facility amounted to $3.3 million. DIC related to the funded debt is accreted to interest expense using the effective interest method, and DIC related to unfunded debt is being amortized using the straight-line method over the term of the Credit Facility. Presented below is a summary of activity related to the funded debt for the nine months ended September 30, 2017 (in thousands):

	December 31,	PIK	Amendment/	Liability	Principal Reductions			Accretion	September 30,
	2016	Accrual	Fees	Adjustments	Scheduled	Prepayments		Expense	2017
Contractual liabilities:
Principal balance	$107,900	$2,038	$-	$-	$(13,500)	$(21,493	)(1)	$-	$74,945
Mandatory trigger event exit fees	55,258	-	-	5,775	-	-		-	61,033
Mandatory consulting fees	6,000	-	-	-	(2,000)	-		-	4,000
Total contractual liability	$169,158	$2,038	$-	$5,775	$(15,500)	$(21,493)		$-	$139,978
Debt discount and issuance costs:
Original issue discount	$2,150	$-	$-	$-	$-	$(269	)(2)	$-	$1,881
Origination fee	5,375	-	-	-	-	(673	)(2)	-	4,702
Amendment fee	8,600	-	1,075	-	-	(1,080	)(2)	-	8,595
Fair value of warrants	7,608	-	-	-	-	(952	)(2)	-	6,656
Consulting fees to lenders	7,720	-	-	-	-	(966	)(2)	-	6,754
Mandatory trigger event exit fees	55,258	-	-	5,775	-	(7,480	)(2)	-	53,553
Other issuance costs	3,823		287	-	-	(481	)(2)	-	3,629
Total discount and issuance costs	90,534	-	1,362	5,775	-	(11,901)		-	85,770
Cumulative accretion	(9,440)	-	-	-	-	2,040	(2)	(18,548)	(25,948)
Net discount	81,094	-	1,362	5,775	-	(9,861)		(18,548)	59,822
Net carrying value	$88,064	$2,038	$(1,362)	$-	$(15,500)	$(11,632)		$18,548	$80,156

(1)	Mandatory principal prepayments in the aggregate of $21.5 million, are comprised of (i) $14.1 million in April 2017 in connection insurance settlement, (ii) a principal payment of $4.0 million in May 2017 for 75% of Excess Cash Flow for the quarter ended March 31, 2017, (iii) a principal payment of $2.5 million in May 2017 required under the Third Amendment, and (iv) mandatory principal prepayments required for customer prepayments received in the second and third quarters of 2017 of $0.9 million for service periods commencing more than one year after the contract effective date.

(2)	Due to the mandatory prepayments of principal discussed under (1) above, the Company recorded a loss of $9.9 million, consisting of a write-off of the debt discounts and issuance costs associated with the funded debt in the aggregate amount of $11.9 million, less the previously recognized accretion expense related to these amounts of $2.0 million. The amount of debt discounts and issuance costs written off was based on the percentage of principal prepaid in relation to the total contractual liabilities immediately before the prepayment.

As of September 30, 2017, accretion of DIC for the funded debt of the Credit Facility is at an annual rate of 31.0%, resulting in an overall effective annual rate of 46.0% (excluding the impact of unused line fees, collateral monitoring fees, and amortization of debt issuance costs related to the unfunded portion of the Credit Facility).

Maturities of Contractual Obligations. Based on the $140.0 million contractual liability outstanding under the Credit Facility and after giving effect to the Sixth Amendment to the Credit Facility, the scheduled future maturities, are as follows (in thousands):

12-Month Period Ending	Credit Facility
September 30,	Principal	Exit Fees	Consulting	Total
2018	$9,750	$-	$2,000	$11,750
2019	15,000	-	2,000	17,000
2020	50,195	61,033	-	111,228
Total	$74,945	$61,033	$4,000	$139,978

As of September 30, 2017, the current maturities of long-term debt amounted to $11.8 million as shown in the table above. As a result of the Sixth Amendment to the Credit Facility there are no required principal payments based on the calculation of 75% of Excess Cash Flow generated for each of the four calendar quarters for the 12-month period ending on September 30, 2018, and the previous requirement to make mandatory principal payments related to certain customer prepayments has been eliminated.

Collateral and Covenants. Borrowings under the Credit Facility are collateralized by substantially all of our assets, including certain cash depository accounts that are subject to control agreements with the lenders under the Credit Facility. As of September 30, 2017, the restricted cash balance under the control agreements totaled $8.3 million. Under the Credit Facility, we are required to comply with various financial and operational covenants on a monthly or quarterly basis, including a leverage ratio, minimum liquidity, churn rate, asset coverage ratio, minimum gross margin, and certain budgetary compliance restrictions. The Credit Facility also prohibits or limits our ability to incur additional debt, pay cash dividends, sell assets, merge or consolidate with another company, and other customary restrictions associated with debt arrangements. From November 2016 through April 2017, we had made expenditures that exceeded certain budgetary compliance covenants which resulted in the existence of an event of default under the Credit Facility that was subsequently cured by the Third Amendment.

Origination Agent Consulting Agreement. In addition to the Credit Facility, we entered into a consulting agreement with the Origination Agent. In addition to four cash payments of $2.0 million to the Origination Agent, the consulting agreement also provided for the issuance of a warrant to the Origination Agent. This warrant had anti-dilution provisions that were triggered when RSI issued Series C Preferred Stock (the “Series C Preferred”) in October 2016 and, as adjusted for the Exchange Ratio in the merger with GPIA, resulted in warrants for an aggregate of 3.4 million shares of our common stock at an exercise price of $5.64 per share. The Origination Agent Warrants were redeemable for cash at the option of the holder under certain circumstances that required classification as a liability. Upon consummation of the business combination with GPIA, the holder of Origination Agent warrants agreed to eliminate the cash redemption feature and the anti-dilution provisions associated with such warrants in exchange for the issuance of an additional warrant to purchase approximately 62,000 shares of our common stock at an exercise price of $5.64 per share. As of September 30, 2017, the estimated fair value related to the Origination Agent Warrants for an aggregate of approximately 3.4 million shares of our common stock amounted to $21.3 million. Due to the elimination of the cash redemption feature upon consummation of the merger, the Origination Agent Warrants will no longer be classified as a liability as of October 10, 2017.

In October 2016, RSI entered into a Series C Preferred stock purchase agreement with a group of investors resulting in the issuance of approximately 56.4 million shares of Series C Preferred for approximately $0.18 per share, for gross proceeds of $10.0 million. The net proceeds were $9.9 million and were used to satisfy the required equity participation by the lenders under the Credit Facility and payment of the Rimini I judgment.

Related Party Loan Payable. Upon consummation of the Merger Agreement, an outstanding loan payable incurred by GPIA that is payable to the Sponsor for approximately $3.0 million was not repaid, and will remain as our continuing obligation. The loan is non-interest bearing and will become due and payable when the outstanding principal balance under the Credit Facility is less than $95.0 million.

Cash Flows Summary

Presented below is a summary of our operating, investing and financing cash flows (in thousands):

	Nine Months Ended
	September 30:		Year Ended December 31:
	2017	2016	2016	2015	2014
Net cash provided by (used in):
Operating activities	$26,156	$12,048	$(59,609)	$1,573	$3,215
Investing activities	(1,074)	(630)	(1,188)	(1,747)	(1,242)
Financing activities	(38,280)	3,487	77,088	(842)	(2,954)

Cash Flows Provided By Operating Activities

A key component of our business model requires that substantially all customers prepay us annually for the services we will provide over the following year or longer. As a result, we collect cash in advance of the date when the vast majority of the related services are provided and paid for. Also, as our net revenue has increased we have been able to improve our gross profit percentage, due to the costs of employee and shared support services being spread out over a wider client base. Additionally, we have been able to leverage our sales and marketing expenses over the increased client base and have found opportunities to reduce spending while continuing to expand our business.

For the nine months ended September 30, 2017, cash flows provided by operating activities amounted to $26.2 million. While we recognized a net loss of $49.4 million for the nine months ended September 30, 2017, non-cash expenses of $53.5 million mitigated the cash impact of our net loss, resulting in positive operating cash flows of $4.1 million. Non-cash expenses included accretion and amortization expense of $19.4 million, the write-off of debt discount and issuance costs of $9.9 million, and a loss on embedded derivatives and redeemable warrants of $18.5 million.

Changes in working capital also contributed to positive operating cash flows including (i) customer cash collections that resulted in a reduction in accounts receivable of $21.7 million, (ii) the cash proceeds from a non-recurring insurance settlement, net of related legal fees, of $13.2 million, and (iii) an increase in accounts payable accrued expenses of $0.8 million. These positive changes in working capital total $35.7 million and were partially offset by a decrease in deferred revenue of $12.0 million and cash payments resulting in an increase in prepaid expenses of $1.8 million. Due to the accounting for the insurance settlement as a deferred liability, future legal expenses will be reduced through the non-cash amortization of the deferred settlement liability.

For the nine months ended September 30, 2016, cash flows provided by operating activities were $12.0 million. The key drivers of our positive operating cash flow consist of our net loss of $37.0 million, which was offset by non-cash expenses of $10.0 million and changes in operating assets and liabilities of $39.0 million. The changes in operating assets and liabilities included (i) customer cash collections that resulted in a reduction in account receivable of $8.5 million and an increase in deferred revenue of $24.9 million, and (ii) a net increase in accounts payable and accrued expenses of $8.8 million. These increases in operating assets and liabilities total $42.2 million and were partially offset by cash payments to fund an increase in prepaid expenses and other assets of $3.2 million.

For the year ended December 31, 2016, cash flows used in operating activities were $59.6 million. The cash used primarily related to our net loss of $12.9 million, the $124.4 million litigation payment and an increase in accounts receivable of $14.6 million, partially offset by an increase in deferred revenue of $57.0 million, non-cash expenses of $18.4 million (including $10.1 million of accretion of debt discount and issuance costs) and a net decrease in other working capital amounts of $14.0 million.

For the year ended December 31, 2015, cash flows provided by operating activities were $1.6 million. The positive cash flows resulted primarily from an increase in deferred revenue and accrued litigation settlement of $22.3 million and $21.4 million, respectively, and a reduction of other working capital amounts of $8.2 million, and non-cash expenses of $3.5 million partially offset by an increase in accounts receivable of $8.5 million and our net loss of $45.3 million.

For the year ended December 31, 2014, cash flows provided by operating activities were $3.2 million. The positive cash flows resulted primarily from an increase in accrued litigation settlement and deferred revenue of $100.0 million and $25.7 million, respectively, a reduction in other working capital amounts of $4.9 million, and non-cash expenses of $9.5 million, partially offset by an increase in accounts receivable of $9.0 million, and our net loss of $127.8 million.

Cash Flows Used In Investing Activities

Cash used in investing activities was primarily driven by capital expenditures for leasehold improvements and computer equipment as we continued to invest in our business infrastructure and advance our geographic expansion.

Capital expenditures totaled $1.1 million and $0.6 million for the nine months ended September 30, 2017 and 2016, respectively. Since we entered into the Credit Facility in June 2016, we have been subject to covenants in the Credit Facility that put restrictions on our capital expenditures. For the nine months ended September 30, 2017, capital expenditures of $1.1 million consisted of $0.3 million for new computer equipment at our U.S. facilities, leasehold improvements and equipment of $0.6 million for our larger facility in Brazil, and $0.2 million for computer equipment for our facility in India. These expenditures were required to support net revenue growth in these locations.

For the nine months ended September 30, 2016, capital expenditures of $0.6 million consisted of $0.3 million for new computer equipment at our U.S. facilities and $0.3 million to support expansion of our business in India.

Capital expenditures totaled $1.2 million, $1.7 million and $1.2 million for the years ended December 31, 2016, 2015 and 2014, respectively. The higher level of capital expenditures in 2015 compared to 2014 was due to office expansions and infrastructure spending both inside and outside the United States, while 2016 and 2017 spending decreased due to covenants in the Credit Facility that put restrictions on cash expenditures.

Cash Flows From Financing Activities

Cash used in financing activities of $38.3 million for the nine months ended September 30, 2017 was primarily attributable to principal payments of $37.0 million under the Credit Facility. Such principal payments include principal pay downs of $14.1 million from a deferred insurance settlement, $4.0 million from the 75% of Excess Cash Flow requirement under the Credit Facility for the first quarter of 2017, $2.5 million required under the Third Amendment in May 2017, $0.9 million from customer prepayments received, a scheduled consulting payment of $2.0 million, and scheduled principal payments of $13.5 million. Other uses of cash for the nine months ended September 30, 2017 included payments for debt issuance costs related to amendments to the Credit Facility of $0.3 million, payment of deferred offering costs related to the reverse recapitalization of $0.7 million, and principal payments under capital leases of $0.6 million. These uses of cash which total $38.6 million were partially offset by proceeds from the exercise of stock options of $0.3 million, to arrive at net cash used in financing activities of $38.3 million for the nine months ended September 30, 2017.

Cash provided by financing activities of $3.5 million for the nine months ended September 30, 2016 was primarily attributable to net proceeds from borrowings under the Credit Facility of $19.1 million and $0.5 million under our prior line of credit, for aggregate borrowings of $19.6 million. These cash inflows were partially offset by principal payments of $14.7 million to repay our prior line of credit, and principal payments of $0.4 million on capital lease and other debt obligations. Other cash outflows were comprised of payments of $0.6 million for debt issuance costs under the Credit Facility.

Cash provided by financing activities of $77.1 million for the year ended December 31, 2016 was primarily attributable to net proceeds from borrowings under the Credit Facility entered in June 2016 for $83.8 million, and net proceeds of $9.9 million from the issuance of Series C preferred stock in October 2016. These sources of cash total $93.7 million and were partially offset by (i) principal payments to repay our previous line of credit for $14.7 million, (ii) principal payments under the Credit Facility of $0.5 million, (iii) principal payments on capital lease obligations of $0.8 million, and (iv) payments for debt issuance costs of $0.6 million.

Cash used in financing activities of $0.8 million for the year ended December 31, 2015 was primarily attributable to principal payments of $0.4 million under our prior line of credit, and principal payments of $0.4 million on capital lease obligations.

Cash used in financing activities of $2.9 million for the year ended December 31, 2014 was primarily attributable to payments for deferred offering costs of $2.3 million, and net principal reductions of $0.6 million under our prior line of credit and capital lease obligations.

Foreign Subsidiaries. Our foreign subsidiaries and branches are dependent on our U.S.-based parent for continued funding. We currently do not intend to repatriate any amounts that have been invested overseas back to the U.S.-based parent. Should any funds from our foreign subsidiaries be repatriated in the future, we believe we would not need to accrue and pay taxes on the amounts repatriated due to the significant amount of tax net operating loss carryforwards we have available to offset such income taxes. As of September 30, 2017, we had cash and cash equivalents of $3.4 million in our foreign subsidiaries.

Contractual Obligations

The following table summarizes our contractual obligations on an undiscounted basis as of December 31, 2016, and the period in which each contractual obligation is due:

	Year Ending December 31,
	2017	2018	2019	2020	2021	Thereafter	Total
	(in thousands)
Credit Facility:
Components of debt carrying value(1):
Principal	$22,750	$28,500	$30,000	$26,650	$-	$-	$107,900
Consulting	2,000	2,000	2,000	-	-	-	6,000
Trigger event fees	-	-	-	55,258	-	-	55,258
Components of stated interest rate(2):
Interest payable in cash	12,281	9,320	5,960	1,657	-	-	29,218
Interest payable in kind	-	-	-	8,205	-	-	8,205
Components of debt financing fees:
Collateral monitoring fees(3)	2,517	1,886	1,182	292	-	-	5,877
Unused line fees(4)	887	887	425	-	-	-	2,199
Annual loan service fee	395	395	395	-	-	-	1,185
Annual agent fee	55	55	55	-	-	-	165
Leases:
Operating leases	4,198	3,899	3,350	3,001	2,883	2,075	19,406
Capital leases	893	460	87	-	-	-	1,440

Total	$45,976	$47,402	$43,454	$95,063	$2,883	$2,075	$236,853

(1)	The principal payments are based on the Credit Facility amortization schedule, as amended. Scheduled minimum principal payments shown above for the year ending December 31, 2017 exclude the impact of (i) the repayment of $14.1 million of principal in April 2017 in connection with an insurance settlement, (ii) principal payments based on the calculation of 75% of Excess Cash Flow, if any, generated for each of the calendar quarters ending in 2017, (iii) additional principal payments that we are required to make from the $35.0 million equity issuance proceeds, (iv) Customer Prepayments for service periods exceeding one year that are received after April 1, 2017, and that are required to be applied to reduce the outstanding principal balance, and (v) additional principal payments that we may elect to make in connection with the merger agreement. Principal payments based on the insurance settlement, Excess Cash Flow and future Customer Prepayments are excluded from the table since they are contingent payments based on the generation of working capital in the future, and principal payments that result from modifications of the Credit Facility are excluded until the period of the modification.

(2)	Interest payable in cash at the stated rate of 12.0% per annum is included in the table based on the calculated principal balance as described in footnote (1) above. Make-whole interest payments are excluded from the table since they are in lieu of interest otherwise included in the table. Interest that is payable in kind at the stated rate of 3.0% per annum is payable at maturity of the Credit Facility and the amount presented is the cumulative PIK interest from January 1, 2017 through the maturity date, based on the principal balance as described in footnote (1) above.

(3)	Collateral monitoring fees are 2.5% per annum based on the outstanding principal balance as described in footnote (1) above.

(4)	Unused line fee line fees are charged on the unfunded portion of the Credit Facility of $17.5 million based on a fee of 5.0% per annum. We are permitted to terminate the commitment related to the $17.5 million beginning in June 2019, and if we have not borrowed these funds we intend to terminate the commitment at that time. Accordingly, we have not included unused line fees in the table after June 2019.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Qualitative and Quantitative Disclosures About Market Risk

Foreign Currency Exchange Risk

We have foreign currency risks related to our net revenue and operating expenses denominated in currencies other than the U.S. Dollar, primarily the Euro, British Pound Sterling, Brazilian Real, Australian Dollar, Indian Rupee and Japanese Yen. We generated approximately 73%, 70%, 69%, 69% and 68% of our net revenue in the United States and approximately 27%, 30%, 31%, 31% and 32% of our net revenue from our international business for the years ended December 31, 2014, 2015 and 2016, respectively, and for the nine months ended September 30, 2016 and 2017, respectively. Increases in the relative value of the U.S. Dollar to other currencies may negatively affect our net revenue, partially offset by a positive impact to operating expenses in other currencies as expressed in U.S. Dollars. We have experienced and will continue to experience fluctuations in our net loss as a result of transaction gains or losses related to revaluing certain current asset and current liability balances, including intercompany receivables and payables, which are denominated in currencies other than the functional currency of the entities in which they are recorded. While we have not engaged in the hedging of our foreign currency transactions to date, we are evaluating the costs and benefits of initiating such a program and we may in the future hedge selected significant transactions denominated in currencies other than the U.S. Dollar.

Interest Rate Sensitivity

We hold cash and cash equivalents for working capital purposes. We do not have material exposure to market risk with respect to investments, as any investments we enter into are primarily highly liquid investments.

Inflation Risk

We do not believe that inflation currently has a material effect on our business.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported net revenue and expenses during the reporting periods. These items are monitored and analyzed for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies that are described in Note 2 to the consolidated financial statements of RSI included elsewhere in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Debt

At inception of the Credit Facility, we evaluated the Credit Facility as well as several related agreements that were entered into concurrently to determine if the fair value of the cash and non-cash amounts payable pursuant to such agreements are required to be treated as debt discounts and issuance costs. In addition, for amounts subject to a consulting agreement entered into concurrently with the Origination Agent, we determined that the fair value of the warrants issued at inception, the annual consulting services, and the trigger event fees payable at termination of the Credit Facility, should all be accounted for as additional consideration to obtain the financing. Accordingly, these costs, as well as origination fees, original issue discounts, and incremental and direct professional fees paid by us for our own account and similar costs paid on behalf of the lenders under the Credit Facility, were treated as debt discount and issuance costs.

Debt issuance costs are allocated proportionately, based on cumulative borrowings in relation to the total financing commitment, between the funded and unfunded portions of the Credit Facility debt. Debt issuance costs and discounts related to funded debt are classified as a reduction in the carrying value of the debt in our consolidated balance sheets and are accreted to interest expense using the effective interest method. Debt issuance costs related to unfunded debt are classified as a long-term asset in our consolidated balance sheets, and are generally amortized using the straight-line method over the contractual term of the debt agreement. When we borrow incremental amounts under the Credit Facility, the net carrying value of debt issuance costs related to previously unfunded debt are transferred to debt discounts and issuance costs related to funded debt where they are included as a component of the carrying value of the funded debt and accreted prospectively using the effective interest method.

The Credit Facility is a highly complex legal document that contains numerous embedded derivatives that we are required to evaluate for accounting recognition. For embedded derivatives, we record the fair value, if any, as a liability at the date of such determination. We also evaluate each embedded derivative on a quarterly basis to determine if the facts and circumstances have changed whereby the liability has increased or decreased. When a liability is initially established or changed for an embedded derivative, a corresponding adjustment to non-operating income or expenses is reflected in our consolidated statements of operations.

The balance sheet classification of our debt between current and long-term liabilities takes into account scheduled principal payments in effect under the Credit Facility, certain customer prepayments required to be designated for mandatory principal reductions and Excess Cash Flow prepayments, if any, for quarterly periods ending on or before the balance sheet date. We are obligated to make principal payments in the future based on the calculation of Excess Cash Flow and such prepayments for periods after the balance sheet date are not included in current liabilities since they are contingent prepayments based on the generation of working capital in the future.

When we amend our debt agreements, we evaluate the terms to determine if the amendment should be accounted for as a modification or an extinguishment. This determination has a significant impact on our current and future results of operations, since a conclusion that a debt extinguishment has occurred results in the recognition of a loss consisting of all costs incurred before the amendment. Alternatively, if we conclude that the amendment should be accounted for as a modification, such costs continue to be accounted for as a component of the carrying value of the debt, and amounts paid to the lenders under the Credit Facility to obtain the amendment are accounted for as a debt issuance cost and allocated between the funded debt and the unfunded debt. When we make mandatory prepayments of principal under the Credit Facility we write-off a proportional amount of unamortized debt discount and issuance costs in relation to the total debt obligations under the Credit Facility.

Revenue Recognition

Revenue is derived from support services, and to a lesser extent, software licensing and related maintenance and professional services. A substantial majority of revenue is from support services, and revenue from other sources has been minimal to date. Revenue is recognized when all the following criteria are met:

•	Persuasive evidence of an arrangement exists. We generally rely on a written sales contract to determine the existence of an arrangement.

•	Delivery has occurred. We consider delivery to have occurred over the contractual term when support service is available to the customer in the manner prescribed in the contractual arrangement, and when there are no further additional performance or delivery obligations.

•	Fee is fixed or determinable. We assess whether the sales price is fixed or determinable based on the payment terms and whether the sales price is subject to refund or adjustment.

•	Collection is reasonably assured. Collection is deemed probable if we expect that the customer will be able to pay amounts under the arrangement as payments become due. Previous uncollectable receivables have not had a material impact on the consolidated financial statements for the periods presented.

We recognize our support services revenue provided on third-party software in accordance with Accounting Standards Codification (ASC) 605, Revenue Recognition, and SEC Staff Accounting Bulletin (SAB) 104, Revenue Recognition. Pricing for support services is generally established on a per-customer basis as set forth in the arrangements. The non-cancellable terms of our support services arrangements average two years and in most cases, include an extended initial support service period of generally three to six months for transition and onboarding tasks. This results in a discounted fee for the initial support service period. For such arrangements, revenue is limited to the amount that is not contingent upon the future delivery of support services whereby each annual billing period is recognized on a straight-line basis over the respective annual support service period. For arrangements not subject to this contingent revenue limitation, the total arrangement fee is recognized as revenue on a straight-line basis over the non-cancellable term.

In certain circumstances, we enter into arrangements with multiple elements, comprised of support services for multiple third-party software platforms and to a much lesser extent professional services and software product licensing and related maintenance support. When we enter into multiple element arrangements, these arrangements are evaluated to determine if the multiple elements consist of more than one unit of accounting and can be separated accordingly. Based on separation criteria under U.S. GAAP, deliverables in multiple element arrangements can be segregated into separate units of accounting if: a) they have value to the customer on a standalone basis. The items have value on a standalone basis if they are sold separately by any vendor or the customer could resell the delivered items on a standalone basis; b) if the sales arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered items are considered probable and substantially in the control of the vendor. If deliverables can be separated into individual units of accounting, then we allocate consideration at the inception of an arrangement to all deliverables based on the relative selling price method in accordance with the selling price hierarchy, which includes: (i) vendor-specific objective evidence (“VSOE”) if available; (ii) third-party evidence (“TPE”) if VSOE is not available, and (iii) best estimate of selling price (“BESP”) if neither VSOE nor TPE is available. Revenue from each deliverable are recognized when all requirements are met for that specific deliverable. If deliverables cannot be separated into separate units of accounting, then the arrangement will be accounted for as a single unit of accounting and revenue will be recognized when all requirements are met for all deliverables within the arrangement.

In determining VSOE, accounting guidance requires that a substantial majority of the standalone selling prices for these products fall within a reasonably narrow pricing range. We have not established VSOE due to lack of pricing consistency. We have also concluded that TPE is not a practical alternative due to differences in our service offerings compared to other parties and the availability of relevant third-party pricing information. Accordingly, for replacement of vendor support services, we establish BESP primarily by consistently pricing its arrangements following its internal pricing policy of quoting the customers a 50% discount to their current annual support fees they would otherwise pay enterprise software vendors. We regularly review BESP. Changes in assumptions or judgments or changes to the elements in the arrangement could cause an increase or decrease in the amount of revenue that we report in a particular period.

In a limited number of arrangements, we also license software products and related maintenance services under term-based arrangements. The terms of software licenses and services support are the same, and when support services are terminated, the software license is also terminated. To date software has not been licensed separately, but rather has only been licensed along with service support arrangements. This software is considered essential to the functionality of the support services for these arrangements. We apply the provisions of ASC 985-605, Software Revenue Recognition, to these deliverables. Accordingly, all revenue from the software license is recognized over the term of the support services.

Deferred revenue consists of billings issued that are non-cancellable but not yet paid and payments received in advance of revenue recognition. We typically invoice our customers at the beginning of the contract term, in annual and multi-year installments. Deferred revenue that is anticipated to be recognized during the succeeding 12-month period is recorded as current deferred revenue and the remaining portion is recorded as long-term deferred revenue.

Valuation of Embedded Derivatives, Redeemable Warrants, and Stock-Based Compensation

Through September 30, 2017, we were a private company with no active market for our common stock. When we enter into a financial instrument such as a debt or equity agreement (the “host contract”), we assess whether the economic characteristics of any embedded features are clearly and closely related to the primary economic characteristics of the remainder of the host contract. When it is determined that (i) an embedded feature possesses economic characteristics that are not clearly and closely related to the primary economic characteristics of the host contract, and (ii) a separate, stand-alone instrument with the same terms would meet the definition of a financial derivative instrument, then the embedded feature is bifurcated from the host contract and accounted for as a derivative instrument. The estimated fair value of the derivative feature is recorded separately from the carrying value of the host contract, with subsequent changes in the estimated fair value recorded as a non-operating gain or loss in our consolidated statements of operations.

The Credit Facility includes features that were determined to be embedded derivatives requiring bifurcation and accounting as separate financial instruments. The fair value of these embedded derivatives is estimated using the “with” and “without” method. Accordingly, the Credit Facility was first valued with the embedded derivatives (the “with” scenario) and subsequently valued without the embedded derivative (the “without” scenario). The fair values of the embedded derivatives were estimated as the difference between the fair values of the Credit Facility in the “with” and “without” scenarios. The fair values of the Credit Facility in the “with” and “without” scenarios were determined using the income approach, specifically the yield method. Significant “Level 3” assumptions used in the valuation of the embedded derivatives include the timing of projected principal payments, the remaining term to maturity, and the discount rate.

We issued warrants to the Origination Agent in connection with a consulting agreement entered into concurrently with the Credit Facility. Until October 10, 2017, the Origination Agent Warrants were redeemable for cash at the option of the holders under certain circumstances, including termination of the Credit Facility.

The valuation methodology for the warrants was performed through a hybrid model using Monte Carlo simulation, which considers possible future equity financing and liquidity scenarios, including an initial public offering, a sale of the business, and a liquidation of our company. Key assumptions inherent in the warrant valuation methodology include projected revenue multiples, historical volatility, the risk-free interest rate, a discount rate for lack of marketability, and an overall discount rate.

We measure the cost of employee and director services received in exchange for all equity awards granted, including stock options, based on the fair market value of the award as of the grant date. We compute the fair value of options using the Black-Scholes-Merton (“BSM”) option pricing model. Assumptions used in the valuation of stock options include the expected life, volatility, risk-free interest rate, dividend yield, and the fair value of our common stock on the date of grant. We utilized the observable data for a group of peer companies that grant options with substantially similar terms to assist in developing our volatility assumption. The risk-free rate is based on U.S. Treasury yields in effect at the time of grant over the expected term. We did not assume a dividend yield since we have never paid dividends and do not plan to do so for the foreseeable future. The fair value of our common stock is based on the valuation methodology described above for the Origination Agent warrants.

We recognize the cost of the equity awards over the period that services are provided to earn the award, usually the vesting period. For awards granted which contain a graded vesting schedule, and the only condition for vesting is a service condition, compensation cost is recognized as an expense on a straight-line basis over the requisite service period as if the award was, in substance, a single award. Stock-based compensation expense is recognized based on awards ultimately expected to vest whereby estimates of forfeitures are based upon historical experience.

The assumptions used in estimating the fair value of warrants, derivatives and stock-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of our judgment. As a result, if factors change and we use different assumptions, warrant and stock-based compensation expense could be different in the future. Once our common stock becomes publicly traded, certain key valuation inputs to the option pricing method will be based on publicly available information. These key valuation inputs include the fair value of our common stock, and once there is sufficient trading history the volatility is expected to be derived from the historical trading activity of our common stock.

Please refer to Note 6 to the unaudited condensed consolidated financial statements of RSI and to Note 7 to the 2016 audited consolidated financial statements of RSI included elsewhere in this prospectus for details regarding valuation and accounting for warrants and options under our equity-based compensation plans.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered or settled. Realization of deferred tax assets is dependent upon future taxable income. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be realized based on the weight of available evidence, including expected future earnings.

We recognize an uncertain tax position in our financial statements when we conclude that a tax position is more likely than not to be sustained upon examination based solely on its technical merits. Only after a tax position passes the first step of recognition will measurement be required. Under the measurement step, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon effective settlement. This is determined on a cumulative probability basis. The full impact of any change in recognition or measurement is reflected in the period in which such change occurs. Interest and penalties related to income taxes are recognized in the provision for income taxes.

United States federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Code. Depending on the significance of past and future ownership changes, our ability to realize the potential future benefit of tax losses and tax credits that existed at the time of the ownership change may be significantly reduced. We have not yet performed a Section 382 study to determine the amount of reduction, if any.

We have no provision for United States income taxes on undistributed earnings of its foreign subsidiaries because it is our intention to permanently reinvest these earnings outside the United States. If such earnings were distributed, we may be subject to additional United States tax expense. As of December 31, 2016, the cumulative amount of earnings upon which United States income taxes had not been provided was approximately $7.0 million. The unrecognized deferred tax liability for these earnings was approximately $0.5 million.

We file income tax returns in the United States federal, State of California and various other state jurisdictions, as well as various other jurisdictions outside of the United States. Our United States federal and state tax years for 2006 and forward are subject to examination by taxing authorities, due to unutilized net operating losses. All tax years for jurisdictions outside of the United States are also subject to examination. We do not have any unrecognized tax benefits to date.

Loss Contingencies

We are subject to the possibility of various loss contingencies arising in the ordinary course of business. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. If some amount within a range of loss appears to be a better estimate than any other amount within the range, we accrue that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, we accrue the lowest amount in the range. If we determine that a loss is reasonably possible and the range of the loss is estimable, then we disclose the range of the possible loss. If we cannot estimate the range of loss, it will disclose the reason why we cannot estimate the range of loss. On a quarterly basis we evaluate current information available to us to determine whether an accrual is required, an accrual should be adjusted and if a range of possible loss should be disclosed.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

For additional information on recently issued accounting standards and our plans for adoption of those standards, please refer to the section titled Recent Accounting Pronouncements under Note 2 to the unaudited condensed consolidated financial statements of RSI for the nine months ended September 30, 2017 and 2016, included elsewhere in this prospectus.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPIA

References in this section to “we,” “us” or the “Company” refer to GPIA, as applicable. References to “management” or “management team” refer to GPIA’s officers and directors and references to the “Sponsor” refer to holders of GPIA’s insider shares.

The following discussion and analysis of GPIA’s financial condition and results of operations should be read in conjunction with GPIA’s consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. GPIA’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the section titled “Risk Factors” and elsewhere in this prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

As of September 30, 2017, we were a blank check company incorporated on January 28, 2015 as a Cayman Islands exempted company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Recent Events

Reference is made to Note 9 to the unaudited condensed consolidated financial statements of GPIA for the nine months ended September 30, 2017 and 2016, included elsewhere in this prospectus, for a discussion of recent events consummated in October 2017.

Results of Operations

Since the completion of our initial public offering (as described in Note 3 to the unaudited condensed consolidated financial statements of GPIA for the nine months ended September 30, 2017 and 2016, included elsewhere in this prospectus), we have not generated any operating revenues. All activity from inception to September 30, 2017 relates to our formation, our initial public offering and private placement and the identification and evaluation of prospective candidates for a business combination. We generate non-operating income in the form of interest income on cash and securities held, which we expect to be insignificant in view of the low yields on short-term government securities. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance).

For the nine months ended September 30, 2017, we had a net loss of $67,032 mainly consisting of operating costs and transaction expenses relating to the business combination of $831,833, offset by interest earned on cash and marketable securities held in the GPIA trust account (the “Trust Account”) of $764,801. For more information about the business combination and the Trust Account, see Note 1 to the unaudited condensed consolidated financial statements of GPIA for the nine months ended September 30, 2017 and 2016, included elsewhere in this prospectus.

For the nine months ended September 30, 2016, we had a net loss of $1,897,194 mainly consisting of target identification expenses and operating costs of $2,291,424, offset by interest income of $393,573.

For the year ended December 31, 2016, we had a net loss of $2,861,165, mainly consisting of target identification expenses, transaction expenses relating to the terminated business combination with WKI, the parent company of World Kitchen, LLC (“WKI”), and other operating costs of $3,334,903 and an unrealized loss on marketable securities held in the Trust Account of $11,618, offset by interest earned on securities in the Trust Account of $485,356. For more information about the terminated business combination with WKI, see Note 1 to the unaudited condensed consolidated financial statements of GPIA for the nine months ended September 30, 2017 and 2016, included elsewhere in this prospectus.

For the period from January 28, 2015 (inception) through December 31, 2015, we had a net loss of $130,726. The results of operations mainly consist of operating costs, offset by interest earned on securities in the Trust Account.

Liquidity and Capital Resources

On May 26, 2015, we consummated our initial public offering of 17,250,000 units, which includes the exercise by the underwriters of their entire over-allotment option in the amount of 2,250,000 units, at $10.00 per unit, generating gross proceeds of $172,500,000 before underwriting discounts and expenses. Simultaneously with the consummation of the initial public offering, we consummated the sale of an aggregate of 6,062,500 Sponsor Private Placement Warrants, at a price of $1.00 per warrant in a private placement to the Sponsor generating gross proceeds of $6,062,500. Each Sponsor Private Placement Warrant is exercisable to purchase one share of common stock at $11.50 per share.

We received net proceeds from our initial public offering and sale of the Sponsor Private Placement Warrants of $173,639,410, net of $4,312,500 cash paid for underwriting fees and $610,590 cash paid for offering costs. In addition, up to $6,037,500 of underwriting fees were deferred until the closing of a business combination. Upon the closing of our initial public offering and the Sponsor Private Placement Warrants, $172,500,000 was placed into the Trust Account, while the remaining funds were placed in an account outside of the Trust Account for working capital purposes.

As of September 30, 2017, we had cash and marketable securities held in the Trust Account of $158,208,595 (including approximately $1,317,000 of interest income which is available to pay our income tax obligations) consisting of cash and U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be available to us to pay taxes and up to $100,000 of our dissolution expenses. Through September 30, 2017, we did not withdraw any funds from the interest earned on the Trust Account. Other than deferred underwriting fees payable on a business combination, no amounts are payable to the underwriters of our initial public offering. In connection with the business combination, the $6,037,500 deferred fee owed to the underwriters for their services was settled for cash in the amount of $4,429,306 and the balance was settled with newly issued shares of the Company.

As of September 30, 2017, we had cash of $1,551 held outside the Trust Account. In addition, as of September 30, 2017, we had accounts payable and accrued expenses of $188,834, primarily representing amounts owed to certain service providers and advisors who have advised us on matters related to the terminated business combination with WKI and the business combination with RSI. We had entered into fee arrangements with the Sponsor pursuant to which certain fees incurred by us in connection with the terminated business combination with WKI and the business combination with RSI would be deferred and become payable only if we consummated a business combination. If a business combination did not occur, we would not be required to pay these contingent fees. As of September 30, 2017, the amount of these contingent fees was approximately $3,993,000. On October 10, 2017, in connection with the business combination, the Sponsor relieved the Company of its obligations to pay these contingent fees. Accordingly, all contingent fees that had been previously incurred are no longer due and payable.

For the nine months ended September 30, 2017, cash used in operating activities amounted to $502,090, mainly resulting from a net loss of $67,032 and interest earned on the Trust Account of $764,801. Changes in operating assets and liabilities provided $329,743 of cash for operating activities.

For the nine months ended September 30, 2016, cash used in operating activities amounted to $2,157,615, mainly resulting from a net loss of $1,897,194, interest earned on the Trust Account of $393,573 and an unrealized gain on marketable securities of $657. Changes in operating assets and liabilities provided $133,809 of cash for operating activities.

For the year ended December 31, 2016, cash used in operating activities amounted to $3,501,579, mainly resulting from a net loss of $2,861,165 and interest earned on the Trust Account of $485,356, offset by an unrealized loss on marketable securities held in the Trust Account of $11,618. Changes in working capital provided $166,676 of cash for operating activities.

For the period from January 28, 2015 (inception) through December 31, 2015, cash used in operating activities amounted to $196,961, mainly resulting from a net loss of $130,726, interest earned on the Trust Account of $61,682 and an unrealized gain on marketable securities of $16,570. Changes in working capital provided $12,017 of cash for operating activities.

Off-balance sheet financing arrangements

As of September 30, 2017, we have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or enter into any non-financial agreements involving assets.

Contractual obligations

As of September 30, 2017, we do not have any long-term debt except for a related party loan payable to the Sponsor for $2,980,631. We do not have any capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities, other than an administrative agreement to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services, commencing on the date our securities are first listed on NASDAQ. Upon the completion of the business combination with RSI, we ceased paying these monthly fees.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has not identified any critical accounting policies.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

BUSINESS

Business Overview

Rimini Street, Inc. is a global provider of enterprise software support products and services, and the leading independent software support provider for Oracle and SAP products, based on both the number of active clients supported and recognition by industry analyst firms. We founded our company to disrupt and redefine the enterprise software support market by developing and delivering innovative new products and services that fill a then unmet need in the market. We believe we have achieved our leadership position in independent enterprise software support by recruiting and hiring experienced, skilled and proven staff; delivering outcomes-based, value-driven and award-winning enterprise software support products and services; seeking to provide an exceptional client-service, satisfaction and success experience; and continuously innovating our unique products and services by leveraging our proprietary knowledge, tools, technology and processes.

Enterprise software support products and services is one of the largest categories of overall global information technology (“IT”) spending. We believe core enterprise resource planning (“ERP”), customer relationship management (“CRM”), product lifecycle management (“PLM”) and technology software platforms have become increasingly important in the operation of mission-critical business processes over the last 30 years, and also that the costs associated with failure, downtime, security exposure and maintaining the tax, legal and regulatory compliance of these core software systems have also increased. As a result, we believe that licensees often view software support as a mandatory cost of doing business, resulting in recurring and highly profitable revenue streams for enterprise software vendors. For example, for fiscal year 2016, SAP reported that support revenue represented approximately 48% of its total revenue and Oracle reported a margin of 94% for software license updates and product support.

We believe that software vendor support is an increasingly costly model that has not evolved to offer licensees the responsiveness, quality, breadth of capabilities or value needed to meet the needs of licensees. Organizations are under increasing pressure to reduce their IT costs while also delivering improved business performance through the adoption and integration of emerging technologies, such as mobile, virtualization, internet of things (“IoT”) and cloud computing. Today, however, the majority of IT budget is spent operating and maintaining existing infrastructure and systems. As a result, we believe organizations are increasingly seeking ways to redirect budgets from maintenance to new technology investments that provide greater strategic value, and our software products and services help clients achieve these objectives by reducing the total cost of support.

As of September 30, 2017, we employed approximately 900 professionals and supported over 1,450 active clients globally, including 66 Fortune 500 companies and 19 Fortune Global 100 companies across a broad range of industries. We define an active client as a distinct entity, such as a company, an educational or government institution, or a business unit of a company that purchases our services to support a specific product. For example, we count as two separate active client instances in circumstances where we provide support for two different products to the same entity We market and sell our services globally, primarily through our direct sales force, and have wholly-owned subsidiaries in Australia, Brazil, France, Germany, Hong Kong, India, Israel, Japan, Korea, Sweden, Taiwan, the United Kingdom and the United States. We believe our primary competitors are the enterprise software vendors whose products we service and support, including IBM, Microsoft, Oracle and SAP.

We have experienced 47 consecutive quarters of revenue growth through September 30, 2017. In addition, our subscription-based revenue provides a strong foundation for, and visibility into, future period results. We generated net revenue of $85.3 million, $118.2 million and $160.2 million for the years ended December 31, 2014, 2015 and 2016, respectively, representing a year-over-year increase of 38% and 36% in 2015 and 2016, respectively, and $113.4 million and $154.7 million for the nine months ended September 30, 2016 and 2017, respectively, representing a period-over-period increase of 36%. We have a history of losses, and as of September 30, 2017, we had an accumulated deficit of $300.5 million. We had net losses of $127.8 million, $45.3 million and $12.9 million for the years ended December 31, 2014, 2015 and 2016, respectively, and $37.0 million and $49.4 million for the nine months ended September 30, 2016 and 2017, respectively. We generated approximately 68% of our net revenue in the United States and approximately 32% of our net revenue from our international business for the nine months ended September 30, 2017.

Our Industry

We believe most enterprise software vendors license the rights for customers to use their software. In a traditional licensing model, the customer typically procures a perpetual software license and pays for the license in a single upfront fee (“perpetual license”), and base software support services can be optionally procured from the software vendor for an annual fee that averages 22% of the total cost of the software license. In a subscription-based licensing model, such as software as a service, or SaaS, the customer generally pays as it goes for usage of the software on a monthly or annual basis (“subscription license”). Under a subscription license, the product license and a base level of software support are generally bundled together as a single purchase, and the base level of software support is not procured separately nor is it an optional purchase.

In our experience, the base level of software support provided by enterprise software vendors for both perpetual licenses and subscription licenses has traditionally been delivered through call centers and generally includes the right to receive and use product support services, software bug fixes, and functional, technical, tax, legal and regulatory updates. In both licensing models, software support also generally includes the right to receive and use new releases of the licensed products, if and when made available. Base software support provided by enterprise software vendors for both models generally excludes other important, commonly needed enterprise services, such as support for interoperability, security, software performance, how-to questions, add-ons and customizations. Some enterprise software vendors do not include major new releases in the base support services, and instead, they charge additional license fees for such releases.

We believe enterprise software vendors have historically been the primary providers of software support services for their products, enabling such vendors to control which products and releases are supported and for how long, the scope of support services offered, service levels, terms and pricing. We believe the lack of credible competitors of any scale left software licensees with little choice but to agree to the software vendors’ terms of service, or risk potential tax, legal and regulatory non-compliance or failures of critical systems that require knowledge and skill sets beyond a licensee’s own abilities to resolve. Some software vendor support customers may be required to perform expensive and disruptive upgrades to newer product releases - even if they find no business value in doing so - just to remain eligible to receive full support.

Today, we believe many organizations are combining different software under perpetual licenses and subscription licenses into an integrated business platform that is deployed across their own systems and cloud providers, commonly referred to as hybrid IT environments. For these organizations, the cost of operating and supporting their hybrid IT environments consumes too many financial and labor resources and prevents the strategic investment that is needed to compete effectively, grow revenue and improve margins.

For all these reasons and others, we believe the software products and services historically offered by software vendors, such as IBM, Microsoft, Oracle and SAP, do not meet the full and evolving needs of their customers and are too expensive. The product, service and cost gaps have created a significant market opportunity for our competitive software support products and services to meet the underserved needs of enterprise software licensees at a value-driven price point.

Our Solution

Our subscription-based software support products and services offer enterprise software licensees a choice of solutions that replace or supplement the support products and services offered by enterprise software vendors for their products. Features, service levels, service breadth, technology and pricing differentiate our software products and services from our competitors. We believe clients utilize our software products and services to achieve substantial cost savings; receive more responsive and comprehensive support; obtain support for their customized software that is not generally covered under the enterprise software vendor’s service offerings; enhance their software functionality, capabilities, and data usage; and protect their systems and extend the life of their existing software releases and products. Our products and services seek to enable our clients to keep their mission-critical systems operating smoothly and to remain in tax, legal and regulatory compliance; improve productivity; and better allocate limited budgets, labor and other resources to investments that provide competitive advantage and support growth.

The following table summarizes and compares our base software support features to what management believes in its experience are the typical features of enterprise software vendors:

Base Software Support Feature	Rimini Street	Typical Enterprise Software Vendor
Significant Annual Cost Savings Compared to the Software Vendor	•
Guaranteed 15 Minutes Response 24x7 For High Priority Issues	•
Named Primary Support Engineer for Each Client	•
Issue Resolution and Software Bug Fixes	•	•
Support for Application Customizations	•
Operational, Installation, Configuration and Upgrade Support	•	•
Migration Support	•
Performance, Interoperability and Integration Support	•
Security Support	•
Localization Support	•
New Features, Functions and Technical Releases	•
Tax, Legal and Regulatory Updates	•	•

Our current software support products and service offerings cover a broad range of enterprise software vendors, product families and product lines. In the future, we intend to expand our support to new vendors and products in order to meet the growing and diverse needs of our clients. The table below sets out the vendors and products we currently support:

Supported Vendor and Product Family	Supported Product Lines
IBM DB2 Database	All
Microsoft SQL Server Database	All
Oracle Siebel	All
Oracle PeopleSoft	HCM, FIN, CRM, EPM, SRM, SCM, Public Sector, and Campus Solutions
Oracle J.D. Edwards	HCM, Financials, Distribution and Manufacturing
Oracle E-Business Suite	All
Oracle Retail	Retek Merchandising Operations Management (MOM), Merchandise Planning & Optimization, Supply Chain Planning and Execution
Oracle Database	All
Oracle Fusion Middleware	All
Oracle Hyperion	Hyperion Planning, Essbase, Financial Management, Financial Close Management, Strategic Finance and Financial Management Analytics
SAP Business Suite	R/3, ECC
SAP S/4HANA	All
SAP HANA Database	All
SAP Sybase Database	SAP ASE, SAP Advantage Server, SAP IQ, SAP SQL Anywhere
SAP Business Objects	BusinessObjects Enterprise, Advanced Analysis, Interactive Analysis (Web Intelligence), Explorer, Dashboard Design (Xcelsius) and Crystal Reports
Oracle Agile	All
Oracle ATG Web Commerce	Campaign Optimizer, Outreach, MDEX Engine 6.5, Oracle Commerce Guided Search(Endeca Search) and Experience Manager

When we provide base software support for a perpetual license, we generally offer our clients service for a fee that is equal to approximately 50% of the annual fees charged by the software vendor for their base support. When providing supplemental software support for a perpetual license, where the client procures our support service in addition to retaining the software vendor’s base support, we generally offer our clients service for a fee that is equal to 25% of the annual fees charged by the software vendor for their base support. For supplemental software support on a subscription license, we generally offer our clients services for a fee that is equal to 50% of the annual fees charged by the software vendor for their supplemental or premium support. We also offer a special support service, Rimini Street Extra Secure Support, available to clients that require a more rigorous level of security background checks for engineers accessing the client’s system than our standard employment security background check process. Rimini Street Extra Secure Support is an additional fee added to our base or supplemental support fee, and priced at approximately 1% of the software vendor’s annual fees for base maintenance for perpetual licenses and priced at approximately 2% of the subscription fees for subscription licenses. Subscriptions for additional software products and services are available, designed to meet specific client needs and provide exceptional value for the fees charged.

Over the past 12 years, we have invested significant resources developing our proprietary knowledge, software tools and processes to meet the growing needs of our clients. For example, from our inception through September 30, 2017, we have delivered over 140,000 tax, legal and regulatory updates to our global client base. We believe that we offer the most comprehensive scope of tax, legal and regulatory research from a single vendor, including collecting and analyzing information from more than 3,500 government sites, close to 3,500 information sources and over 26,000 localities for over 100 countries. We utilize a certified triple-scope verification process that involves multiple third-parties such as premier subject matter experts including industry associations as well as accounting, consulting and law firms. Our capabilities are enabled by our proprietary data capture, management and analysis tool and ISO 9001:2008 certified processes that we believe provide us with a significant competitive advantage.

Sales and Marketing

We sell our solutions through our global direct sales organization. We organize our sales force by geographic region with sales teams currently covering North America, Latin America, Europe, Africa, the Middle East, Asia and Asia-Pacific. We organize our sales and marketing professionals into territory-specific teams in order to align sales and marketing towards common sales goals. A typical sales cycle with a prospective client begins with the generation of a sales lead through trade shows, industry events, online marketing, outbound calling or other means of referral. The sales cycle continues with an assessment of the prospective client’s support contract renewal date, sales presentations and, in many cases, client reference calls. Our sales cycle can vary substantially from client to client, but typically requires six to twelve months. Enterprise software customers typically need to renew their contracts on an annual basis so there is already budget for our services, and that budget is usually larger than our fees since most of our prospective clients are enterprise software vendor customers paying higher annual fees for their current support services.

We attempt to commence discussions with prospective clients far enough in advance of that prospective client’s current support service end date to provide enough time to complete the sale and to perform certain transition tasks. In certain situations, we will engage with a prospective client over multiple renewal cycles. In addition to new client sales, we have a dedicated sales team focused on renewals of existing clients.

We generate customer leads, accelerate sales opportunities and build brand awareness through our marketing programs. Our marketing programs target chief information officers, other IT executives, senior business leaders and procurement specialists, focusing on the unique benefits of our offerings. Additionally, our marketing programs serve to create further market awareness of the benefits of independent enterprise software support. As a result of our efforts in educating organizations on the alternatives to vendor support, we believe we are recognized as a thought leader in this market.

Our marketing programs include the following:

•	use of our website to provide application and company information, as well as learning opportunities for potential customers;

•	business development representatives who respond to incoming leads to convert them into new sales opportunities;

•	participation in, and sponsorship of, field marketing events including user conferences, trade shows and industry events;

•	online marketing activities including email campaigns, online advertising and webinars;

•	public relations; and

•	thought leadership through marketing to industry analysts, webinars, speaking engagements and sponsored research.

Competitive Strengths

We believe that we have a number of competitive advantages that will enable us to strengthen our position as the leading independent provider of enterprise software support. Our key competitive strengths include:

Unique enterprise software support model, products and services

Our enterprise software support model, products and services differentiate us from traditional enterprise software vendors. We built our company from the ground up to disrupt the 30-year old traditional enterprise software vendor support model. We are focused on delivering unique, highly responsive and award-winning enterprise software support solutions. We believe our innovative support products and services, offered at a value-driven price point, provide a significant return on investment for our clients that cannot be achieved by use of traditional enterprise software vendor offerings. Our highly qualified engineers have an average of over 15 years of relevant industry experience, which provides us with a competitive advantage and is a key element of our proven track record of providing exceptional client service.

Scalable business model

We have developed proprietary knowledge, software tools and processes in the design, development and delivery of our enterprise software support services. We have also designed an innovative support model that organizes our support engineers into modular, scalable teams. We believe our client support model enables us to quickly and cost effectively scale to meet growing global demand in our existing product lines. We have become proficient at applying our support methodologies and approach to new product lines, enabling us to rapidly and efficiently support additional enterprise software products in the future. Additionally, we have received ISO certifications for our support services, which we believe helps ensure our clients consistently receive high quality, responsive service as our client base continues to grow.

Large global client base

As of September 30, 2017, we supported over 1,450 active clients globally, including 66 Fortune 500 companies and 19 Fortune Global 100 companies. We also believe that our proven ability to deliver value to an extensive list of clients across a broad range of industries validates our business model and provides us with important references to prospective clients.

Comprehensive support services

We offer clients a comprehensive suite of independent support offerings in terms of features and capabilities; global breadth; vendor products and releases supported; and tax, legal and regulatory updates. We believe our continued investment in our software support products and services will expand our scope of services to the benefit of our clients.

Clear leadership position

We are the global leader of independent enterprise software support services for Oracle and SAP products, based on both number of active clients and recognition by industry analyst firms. We believe we have substantial thought leadership in our market through our extensive marketing efforts and promotion of the independent enterprise software support model, including participation in key industry conferences, publishing white papers and hosting webinars. We believe that our position as the market leader enables us to bring new services to market more quickly, attract and retain high quality personnel, and acquire new clients.

Highly experienced management team

Our senior management team has over 150 years of combined experience in the enterprise software and services industry with companies such as Accenture, Agile, EDS, JD Edwards, Oracle, PeopleSoft, Saba, and SAP, and with a significant amount of time and experience focused on building, managing and delivering support products and services. We believe our senior management team’s significant relevant industry experience positions us to continue to extend our market leadership.

Client-centric culture

We believe that our culture is a key element of our success and one of our core values. We recruit employees who share a passion for delivering exceptional service to our clients and continuously measure, recognize and reward employees for achieving exemplary client satisfaction. We further believe that our culture has enabled us to attract and retain high quality, experienced and skilled professionals. Over the years, we have earned exceptional customer satisfaction ratings and have won numerous Stevie Awards for customer service.

Our Growth Strategy

We possess deep expertise in enterprise software products, services and support and intend to leverage our leadership position to further penetrate our current markets and expand our support product and service capabilities into new markets. The key elements of our growth strategy include:

Add new clients

We believe that the market for independent enterprise software support products and services is large, growing and underserved. We expect significant growth opportunities in our market as organizations increasingly look to achieve more value from their technology budgets. We are continuing to make significant investments in sales and marketing and will continue our strong focus on acquiring new clients.

Continue global expansion

In 2016, we generated approximately 31% of our revenue outside of the United States. We believe that there is a large opportunity to grow our global business by increasing our direct sales force and by selective utilization of strategic marketing and sales partnerships around the world. We attribute revenue to individual countries based on the location of the contracting entity. In the first nine months of 2017, we increased our revenue generated outside of the United States to approximately 32%. Except for Canada, which comprised 10% of net revenue for the year ended December 31, 2014, no other foreign country comprised more than 10% of net revenue for any period presented through September 30, 2017.

Expand the portfolio of supported vendors and products

Over the past 12 years, we have developed enterprise support services for four software vendors and 17 software product families. We believe there is a significant market opportunity to offer support for additional product lines, and we intend to extend our support service offerings to additional enterprise software products.

Capitalize on the shift to hybrid IT

We believe organizations are increasingly creating IT environments that are a mixture of perpetual license and subscription license software solutions deployed across the client’s system and cloud computing providers (hybrid IT environments), and traditional enterprise software vendors cannot effectively support these environments because of complex integrations, customizations and other unique challenges. Further, we believe a hybrid IT strategy enables organizations to reliably and cost-effectively run their business on an existing, stable core ERP application, while at the same time enabling them to more quickly adopt new innovative applications and services, including cloud, mobile and analytics. Multi-application, multi-environment solutions create a unique growth opportunity for independent support providers like Rimini Street.

Further penetrate our existing client base

We intend to increase adoption of our services among our existing clients by selling additional support contracts for other software products within their organizations. As of September 30, 2017, approximately 50% of our 886 unique clients have selected us to provide support for more than one product line, and we believe there is additional opportunity for growth with our existing client base. Our client-centric focus in combination with the critical nature of our services, enables us to maintain close working relationships with primary decision makers, which we believe helps us identify and capitalize on additional growth opportunities, including products, business divisions and geographies, within our existing client base.

Launch new enterprise software support solutions

We intend to develop and bring to market new software products and services that help our clients with various business and support functions. For example, we recently announced Rimini Street Advanced Database Security, a new subscription product that, enhanced with technology from McAfee, a global leader in cybersecurity, protects databases from known vulnerabilities by monitoring and analyzing database communications traffic and allowing faster blocking of attempted attacks using advanced virtual patching technology. We are also bringing innovative mobile and analytic applications, in concert with key technology partners, to extend the value of a client’s IT investment and leverage a client’s existing, stable core ERP software.

Client Service Delivery

Client Support Delivery

Our Client Support Delivery operation is staffed globally, and provides product support services to our clients 24 hours a day, seven days a week. A key element of our support delivery model is the assignment of one or more named Primary Support Engineers (“PSEs”), who serve as the primary product support contact for our clients. PSEs provide technical advice, functional expertise and general support to ensure the resolution of all support issues. Our PSEs are focused exclusively on supporting our clients and have on average over 15 years of experience and significant real-world understanding of client implementations and deployments. For the twelve months September 30, 2017, we delivered an average support call response time of less than five minutes for a PSE to engage with a client to address high priority issues, which is significantly shorter than the 15-minute guaranteed response time that is standard in our client support agreements.

Each PSE works as part of our global network of engineers, and provides deep expertise for a vendor, product family and product line. Support engineers across the company are able to leverage their collective knowledge and experience to meet the complex support needs of our clients.

Product Delivery

The Product Delivery team manages the scoping, development, testing and delivery of all client deliverables and internally developed applications, tools and technologies. The primary client deliverables are grouped into the following categories:

Global tax, legal and regulatory updates

We provide our clients with the proactive updates they need to maintain compliance with changing tax, payroll, accounting, fixed-asset and related rates, regulations and standards. In addition, we also create and update documentation that supports our tax, legal and regulatory updates.

New client synchronization

When a client switches to our support, they may not be up to date with the latest tax, legal and regulatory updates made available by the enterprise software vendor. As part of the client onboarding process, our Product Delivery team assesses the compliance level of each client deployment and creates initial updates as needed for clients to ensure full adherence to current tax, legal and regulatory standards in their jurisdictions of operation and to streamline the process for future updates.

We believe the quality and scope of our Product Delivery processes and deliverables surpass those of traditional enterprise software vendors. For example, we maintain updates for tax, legal, and regulatory changes for over 100 countries on a continuous basis by employing a rigorous software development lifecycle that is ISO 9001:2008 certified to ensure that required and identified tax, legal, and regulatory changes are delivered in an accurate and timely manner that based on management’s experience and analysis, we believe is typically earlier than traditional enterprise software vendors. Our Product Delivery organization is scalable and has the capability to deploy its solutions for additional countries based on the needs of our clients. As of September 30, 2017, we have delivered over 140,000 tax, legal and regulatory updates to clients with quality and accuracy.

Product Delivery professionals serve in a variety of roles which include business, functional and technical analysts as well as software development, testing, quality assurance and delivery professionals. Scoping professionals and business analysts utilize proprietary methodologies to search for updates across all supported jurisdictions and provide support for all product groups. Technical and software development professionals are product-focused and have relevant domain expertise. Testing and delivery professionals are responsible for implementation of any changes and support all product groups. Engineers support all aspects of analysis, development and testing for the Product Delivery team. This flexible model has enabled us to identify best practices and solutions for the multiple product lines we service. Additionally, we utilize internally developed proprietary tools, technologies and processes to efficiently research and deliver quality and timely tax, legal and regulatory updates.

Client Engagement

Account managers in our Client Engagement organization serve as a single point of contact for all non-product support related client issues. The Client Engagement organization works closely with our Support, Product Delivery and Sales organizations to provide an exceptional client experience with superior client satisfaction and success, with the ultimate goal of retention, renewal and expansion of our client contracts. The Client Engagement team oversees the following client management processes:

Onboarding

When a client switches to our support products and services, an account manager oversees the onboarding process, which is a set of interwoven processes that new clients undertake to facilitate a successful migration to our support model. During this time, we help clients smoothly transition their support while we gain an in-depth understanding of a client’s business needs, IT infrastructure, IT strategies and objectives.

Account Management

Following the onboarding period, account managers coordinate our resources and capabilities to provide personalized support to each client. When issues arise, account managers escalate them within our organization as appropriate to help ensure client satisfaction. Account managers are also tasked with establishing and maintaining executive relationships and promoting usage of our extensive services within each client’s organization.

Account Retention

Account managers play an integral role in client retention by helping to ensure our clients are realizing the full value of our service offering, and working with our Renewal Sales team on the renewal and extension of client contracts.

Clients

As of September 30, 2017, we supported over 1,450 active clients globally, including 66 Fortune 500 companies and 19 Fortune Global 100 companies across a broad range of industries. We define an active client as a distinct entity, such as a company, an educational or government institution, or a business unit of a company that purchases our services to support a specific product. For example, we count as two separate active clients instances in circumstances where we provide support for two different products to the same entity. We define a unique client as a distinct entity, such as a company, an educational or government institution or subsidiary, division or business unit of a company that purchases one or more of our products or services. We count as two separate unique clients when two separate subsidiaries, divisions or business units of an entity purchase our products or services.

Employees

We have built our culture centered on our dedication to provide our clients with an exceptional service experience. Our employees focus on providing exceptional service to our clients, and we strive to foster an environment that enables and encourages them in this pursuit. Our culture is a key aspect of our success and enables us to recruit and retain high quality talent. Furthermore, our remote delivery model provides an attractive employment option for our highly experienced PSEs compared to consulting roles that can require significant travel.

As of September 30, 2017, we employed approximately 900 professionals globally. We also engage temporary employees and consultants as needed. We have not experienced any work stoppages, and we consider our relations with our employees to be very good.

Technology Infrastructure and Operations

We have IT infrastructure and staff globally. Our operations support our client offerings, compliance requirements and future global expansion. To connect to systems owned, leased or otherwise controlled by our clients, we utilize site-to-site tunnels and virtual private networks with secure firewall administration underpinned with a high level of global network reliability, security and performance.

We maintain a formal and comprehensive security program designed to ensure the security and integrity of client data, protect against security threats or data breaches, and prevent unauthorized access to the data of our customers. We have achieved worldwide ISO 27001:2013 information security certification for our security processes. We strictly regulate and limit all access to our offices, have deployed advanced security software and hardware, and utilize advanced security measures.

Compliance and Certifications

ISO certifications are part of our commitment to developing and executing best-in-class processes to ensure our clients consistently receive exceptional service. We have achieved and maintain ISO 9001 and ISO 27001 certifications.

In 2010, we achieved ISO 9001 Quality Management System certification for “Third-party provider of enterprise software support services specifically on-boarding of client and client environments”. In 2011, we expanded our certification for “Provision of third-party enterprise software support services specifically on-boarding of client, building of client environments, worldwide tax and regulatory research and delivery of tax and regulatory updates”. In 2012, we expanded our certification for “Global provision of third-party enterprise software maintenance services, including client onboarding; client account management; product support for vendor delivered and client customized code; fix development and delivery; and research, development and delivery of worldwide tax, legal and regulatory updates”. The certification process verifies that detailed processes for relevant business areas are reviewed, continuously monitored and improved to ensure services and deliverables are consistently delivered with excellence. As of September 30, 2017, we are ISO 9001:2008 certified, and the certification is valid for three years with surveillance audits taking place annually.

In 2013, we achieved worldwide ISO 27001 information security certification for our support services. ISO 27001 is a security standard covering “The information security management system that supports the global provisioning of third-party software maintenance services”. Independent assessments of our conformity to the ISO 27001 standard includes evaluating security risks, designing and implementing comprehensive security controls and adopting an information security management process to meet security needs on an ongoing basis. As of September 30, 2017, we are ISO 27001:2013 certified, and the certification is valid for three years with surveillance audits taking place annually.

Competition

We compete in the market for enterprise software support products and services. This market has been dominated by the enterprise software vendors themselves as the primary support providers for their own products. We believe competitive service market with new independent competitors is still relatively undeveloped and maturing. As a result, we believe our primary competition today comes from the enterprise software vendors who license the products we service, such as IBM, Microsoft, Oracle and SAP. We expect that continued growth in our market could lead to significantly increased competition resulting from new entrants. In the meantime, our success will depend to a substantial extent on the willingness of companies to engage an independent service vendor such as us to provide software maintenance and support services for their enterprise software.

We believe the principal competitive factors in our market include the following:

•	track record of technical capability to provide the required software support;

•	ability to identify, develop and deliver required tax, legal and regulatory updates;

•	infrastructure model to deliver support globally within guaranteed service levels;

•	track record of providing a high level of client satisfaction;

•	ease of support model onboarding, deployment and usage;

•	breadth and depth of support functionality, including the ability to support customized software;

•	cost of products and services;

•	brand awareness and reputation;

•	capability for delivering services in a secure, scalable and reliable manner;

•	ability to innovate and respond to client needs rapidly; and

•	size of referenceable client base.

We believe we compete favorably with our competitors on the basis of these factors. Our support model allows us to gain an in-depth understanding of a given client’s unique software environment, enabling rapid and accurate responses to the client’s support requests. We provide our clients with comprehensive software support capabilities, including full support for add-ons and custom code as part of our services, something that, based on management’s experience and belief, enterprise software vendors typically do not provide with their standard support offering. We also offer our clients a substantial discount to the fees they would otherwise pay their enterprise software vendor for their support services and enable them to avoid or defer undesired, costly upgrades. By eliminating unnecessary upgrades, additional resources to support customizations and providing savings on support fees, based on management’s experience, belief and estimates, our clients can save up to approximately 1.5 times their traditional vendor base support fees per year when using our base support services over a 10-year period. We have also invested significant resources developing our unique service methodologies and a data capture and management process to deliver comprehensive tax, legal and regulatory updates tailored for each client.

However, we believe some of our actual and potential competitors have advantages over us, such as longer operating histories, significantly greater financial, technical, marketing or other resources, greater name recognition and deeper customer relationships. Additionally, many software licensees are reluctant to engage a smaller independent company such as us to provide software maintenance and support services for their enterprise application software, choosing instead to continue relying on support services provided by their enterprise software vendor.

We expect competition and competitive pressure, both from new and existing competitors, to increase in the future.

Intellectual Property

We rely on federal, state, common law and international rights, as well as contractual restrictions, to protect our intellectual property. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties, such as service providers, vendors, individuals and entities that may be exploring a business relationship with us.

In addition to these contractual arrangements, we also rely on a combination of trade secrets, copyrights, trademarks, service marks and domain names to protect our intellectual property.

We currently have three patent applications pending in the United States, one pending in Canada, one pending in China and one pending in the European Patent Office.

We own a federal trademark registration for the Rimini Street trademark in the United States, which registration will expire in March 2020 unless renewed through customary processes. We also own trademark registrations for Rimini Street in Canada, the European Union, China, Japan, India, Australia and certain other countries. Such registered trademarks will expire unless renewed at various times in the future. We have also applied for registration of Rimini Street as a trademark in certain other countries.

Despite our efforts to protect our proprietary processes and software tools and our intellectual property rights, unauthorized parties may attempt to copy or obtain and use our processes and software tools to develop competitive services.

Policing unauthorized use of our processes and software tools and intellectual property rights is difficult. As of September 30, 2017, we are not aware of any breaches of our intellectual property rights.

We expect that software, services and products in our industry may be subject to third-party infringement claims as the number of competitors grows and the functionality of software, services and products in different industry segments overlaps. Any of these third parties might make a claim of infringement against us at any time.

Facilities

Our principal executive offices are located in Las Vegas, Nevada. We also have offices located in Pleasanton, California; San Diego, California; New York, New York; Wilmington, Delaware; Greensboro, North Carolina; London, United Kingdom; Sydney, Australia; Melbourne, Australia; São Paulo, Brazil; Frankfurt, Germany; Paris, France; Stockholm, Sweden; Taipei, Taiwan; Tel Aviv, Israel; Tokyo, Japan; Osaka, Japan; Seoul, South Korea; Beijing, China; Hyderabad, India; Bengaluru, India; and Singapore.

We lease all of our facilities, and we do not own any real property. We are building and expanding in multiple locations globally. To the extent, we may require additional office space in the future, we believe that it would be readily available on commercially reasonable terms.

Legal Proceedings

In January 2010, certain subsidiaries of Oracle Corporation (together with its subsidiaries individually and collectively, “Oracle”) filed a lawsuit, Oracle USA, Inc. et al. v. Rimini Street, Inc. et al. (United States District Court for the District of Nevada) (“District Court”), against us and our Chief Executive Officer, Seth Ravin, alleging that certain of our processes violated Oracle’s license agreements with its customers and that we committed acts of copyright infringement and violated other federal and state laws (“Rimini I”). The litigation involved our business processes and the manner in which we provided our services to our clients. To provide software support and maintenance services, we request access to a separate environment for developing and testing the updates to the software programs. Prior to July 2014, PeopleSoft, J.D. Edwards and Siebel clients switching from Oracle to our enterprise software support systems were given a choice of two models for hosting the development and testing environment for their software: the environment could be hosted on the client’s servers or on our servers. In addition to other allegations, Oracle challenged the Rimini Street-hosted model for certain Oracle license agreements with its customers that contained site-based restrictions. Oracle alleged that its license agreements with these customers restrict licensees’ rights to provide third parties, such as Rimini Street, with copies of Oracle software and restrict where a licensee physically may install the software. Oracle alleged that, in the course of providing services, we violated such license agreements and illegally downloaded software and support materials without authorization. Oracle further alleged that we impaired its computer systems in the course of downloading materials for our clients. In April 2010 Oracle filed its first amended complaint, and in June 2011 Oracle filed its second amended complaint. Specifically, Oracle’s second amended complaint asserted the following causes of action: copyright infringement; violations of the Federal Computer Fraud and Abuse Act; violations of the Computer Data Access and Fraud Act; violations of Nevada Revised Statute 205.4765; breach of contract; inducing breach of contract; intentional interference with prospective economic advantage; unfair competition; trespass to chattels; unjust enrichment/restitution; unfair practices; and a demand for an accounting. Oracle’s second amended complaint sought the entry of a preliminary and permanent injunction prohibiting us from copying, distributing, using, or creating derivative works based on Oracle Software and Support Materials except as allowed by express license from Oracle; from using any software tool to access Oracle Software and Support Materials; and from engaging in other actions alleged to infringe Oracle’s copyrights or were related to its other causes of action. The parties conducted extensive fact and expert discovery from 2010 through mid-2012.

In March and September 2012, Oracle filed two motions seeking partial summary judgment as to, among other things, its claim of infringement of certain copyrighted works owned by Oracle. In February 2014, the District Court issued a ruling on Oracle’s March 2012 motion for partial summary judgment (i) summary judgment on granting Oracle’s claim of copyright infringement as it related to two of our PeopleSoft clients and (ii) denying summary judgment on Oracle’s claim with respect to one of our J.D. Edwards clients and one of our Siebel clients. The parties stipulated that the licenses among clients were substantially similar. In August 2014, the District Court issued a ruling on Oracle’s September 2012 motion for partial summary judgment (i) granting summary judgment on Oracle’s claim of copyright infringement as it relates to Oracle Database and (ii) dismissing our first counterclaim for defamation, business disparagement and trade libel and our third counterclaim for unfair competition. In response to the February 2014 ruling, we revised our business practices to eliminate the processes determined to be infringing, which was completed no later than July 2014.

A jury trial in Rimini I commenced in September 2015. On October 13, 2015, the jury returned a verdict against us finding that (i) we were liable for innocent copyright infringement, (ii) we and Mr. Ravin were each liable for violating certain state computer access statutes, and (iii) neither we nor Mr. Ravin were liable for inducing breach of contract or intentional interference with prospective economic advantage. The jury determined that the copyright infringement did not cause Oracle to suffer lost profits, that the copyright infringement was not willful, and did not award punitive damages. Following post-trial motions, Oracle was awarded a final judgment of $124.4 million, consisting of copyright infringement damages based on the fair market value license damages theory, damages for violation of certain state computer access statutes, prejudgment interest and attorneys’ fees and costs. In addition, the District Court entered a permanent injunction prohibiting us from using certain processes – including processes adjudicated as infringing at trial – that we ceased using no later than July 2014. We paid the full judgment amount of $124.4 million to Oracle on October 31, 2016 and have appealed the case to the United States Court of Appeals for the Ninth Circuit (“Court of Appeals”) to appeal each of the above items in the final judgment as well as the injunction. With regard to the injunction entered by the District Court, we have argued on appeal that the injunction is vague and contains overly broad language that could be read to cover some of our current business practices that were not adjudicated to be infringing at trial and should not have been issued under applicable law. On December 6, 2016, the Court of Appeals granted our emergency motion for a stay of the permanent injunction pending resolution of the underlying appeal and agreed to consider the appeal on an expedited basis. The Court of Appeals heard argument on July 13, 2017. We expect a decision from the Court of Appeals by early 2018, although a decision could be announced sooner or later.

In October 2014, we filed a separate lawsuit, Rimini Street Inc. v. Oracle Int’l Corp. (United States District Court for the District of Nevada) (“Rimini II”), against Oracle seeking a declaratory judgment that our revised development processes, in use since at least July 2014, do not infringe certain Oracle copyrights. In February 2015, Oracle filed a counterclaim alleging copyright infringement, which included (i) the same allegations asserted in Rimini I but limited to new or existing clients for whom we provided support from the conclusion of Rimini I discovery in December 2011 until the revised support processes were fully implemented by July 2014, and (ii) new allegations that our revised support processes also infringe Oracle copyrights. Oracle’s counterclaim also included allegations of violation of the Lanham Act, intentional interference with prospective economic advantage, breach of contract and inducing breach of contract, unfair competition, and unjust enrichment/restitution. It also sought an accounting. On February 28, 2016, Oracle filed amended counterclaims adding allegations of violation of the Digital Millennium Copyright Act. On December 19, 2016, we filed an amended complaint against Oracle asking for a declaratory judgment of non-infringement of copyright and alleging intentional interference with contract, intentional interference with prospective economic advantage, violation of the Nevada Deceptive Trade Practices Act, violation of the Lanham Act, and violation of California Business & Professions Code §17200 et seq. On January 17, 2017, Oracle filed a motion to dismiss our amended claims and filed its third amended counterclaims, adding three new claims for a declaratory judgment of no intentional interference with contractual relations, no intentional interference with prospective economic advantage, and no violation of California Business & Professions Code §17200 et seq. On February 14, 2017, we filed our answer and motion to dismiss Oracle’s third amended counterclaim, which has been fully briefed. On March 7, 2017, Oracle filed a motion to strike our copyright misuse affirmative defense which is briefed and pending consideration by the District Court. By stipulation of the parties, the District Court granted our motion to file our third amended complaint to add claims arising from Oracle’s purported revocation of our access to its support websites on behalf of our clients, which was filed and served on May 2, 2017. By agreement of the parties, Oracle filed its motion to dismiss our third amended complaint on May 30, 2017, and our opposition was filed on June 27, 2017, and Oracle’s reply was filed on July 11, 2017. On September 22, 2017 the Court issued an order granting in part and denying in part our motion to dismiss Oracle’s third amended counterclaim. The Court granted our motion to dismiss as to count five, intentional interference with prospective economic advantage, and count eight unjust enrichment. On October 5, 2017, Oracle filed a motion for reconsideration of the Court’s September 22, 2017 Order. We filed our opposition to Oracle’s motion for reconsideration on October 19, 2017. Oracle filed its reply to its motion for reconsideration on October 26, 2017.

Fact discovery with respect to the above action is scheduled to end in February 2018 and expert discovery is expected to end in July 2018. There is currently no trial date scheduled and we do not expect a trial to occur in this matter earlier than 2020, but the trial could occur earlier or later than that. Given that discovery is ongoing, we do not have sufficient information regarding possible damages exposure for the counterclaims asserted by Oracle or possible recovery by us in connection with our claims against Oracle. Both parties are seeking injunctive relief in addition to monetary damages in this matter.

In addition, from time to time, we may be a party to litigation and subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of these ordinary course matters will not have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of judgment, defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the names, ages and positions of our executive officers and directors as of October 10, 2017:

Name	Age	Position
Executive Officers
Seth A. Ravin	51	Chief Executive Officer and Chairman of the Board of Directors
Sebastian Grady	53	President
Nancy Lyskawa	54	Senior Vice President, Global Client Onboarding
Kevin Maddock	52	Senior Vice President, Global Sales
David Rowe	51	Senior Vice President and Chief Marketing Officer
Thomas Sabol	58	Senior Vice President and Chief Financial Officer
Thomas C. Shay	52	Senior Vice President, Chief Information Officer, Secretary and Director
Brian Slepko	54	Senior Vice President, Global Service Delivery
Daniel B. Winslow	59	Senior Vice President, General Counsel

Non-Employee Directors
Jack L. Acosta(1)	70	Director
Thomas Ashburn(2)(3)	73	Director
Steve Capelli(1)(2)(3)	60	Director
Robin Murray(3)	51	Director
Margaret (Peggy) Taylor(1)(2)	66	Director
Antonio Bonchristiano	50	Director
Andrew Fleiss(1)(2)(3)	39	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

EXECUTIVE OFFICERS

Seth A. Ravin founded our company and has served as our Chief Executive Officer and Chairman of the Board since September 2005 and also served as our President from September 2005 to January 2011. Mr. Ravin has served as a member of our board of directors since September 2005. Prior to joining us, Mr. Ravin served in various executive roles at TomorrowNow, Inc. from May 2002 to April 2005, most recently as President and a board director. TomorrowNow, Inc. was a supplier of software maintenance and support services for Oracle’s PeopleSoft and J.D. Edwards applications, and was acquired in January 2005 as a wholly-owned subsidiary of SAP America, Inc. From April 2000 to March 2001, Mr. Ravin served as Vice President of Inside Sales for Saba Software, Inc., a provider of e-Learning and human resource management software. From April 1996 to April 2000, Mr. Ravin served in various management roles at PeopleSoft, Inc. (acquired by Oracle), most recently as a Vice President of the Customer Sales Division. Mr. Ravin holds a Bachelor of Science in Business Administration from the University of Southern California.

Our board of directors believes that Mr. Ravin possesses specific attributes to qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our Chief Executive Officer and the longest serving member of our board of directors. We also value his deep understanding of our business as it has evolved over time and his extensive senior management expertise in the software maintenance and support services industry.

Sebastian Grady has served as our President since January 2011. Prior to joining us, Mr. Grady served as President and Chief Operating Officer at Altus Corporation, a provider of video search and management software for sales enablement, from March 2005 to January 2011. From October 2000 to October 2001, he served as President and Chief Operating Officer of Saba Software, Inc. From March 1993 to October 2000, Mr. Grady served in various executive roles with PeopleSoft, Inc. (acquired by Oracle Corporation), most recently as Vice President and General Manager of the customer sales division from March 1997 to October 2000. From February 1987 to March 1993, Mr. Grady served in various roles with Accenture (formerly Andersen Consulting). Mr. Grady holds a Bachelor of Science degree in Computer Science from Rensselaer Polytechnic Institute.

Nancy Lyskawa has served as our Senior Vice President, Global Client Onboarding since September 2009. Prior to joining us, Ms. Lyskawa was with Oracle Corporation, a computer technology company, from December 2004 to September 2009, where she served in various executive roles, most recently as Vice President, Support Services and Marketing, from August 2005 to September 2009. From March 1994 to December 2004, she served as head of Global Services Marketing for PeopleSoft, Inc. (acquired by Oracle Corporation). From May 1986 to March 1994, Ms. Lyskawa served in various roles with Electronic Data Systems Corporation (acquired by Hewlett-Packard Company). Ms. Lyskawa is a Certified Management Accountant (CMA). Ms. Lyskawa holds a Bachelor of Business Administration in Accounting and Finance from the University of North Dakota and a Masters Certificate in Marketing from the Cox School of Business at Southern Methodist University.

Kevin Maddock has served as our Senior Vice President, Global Sales since December 2008. Prior to joining us, Mr. Maddock served as Executive Vice President of Worldwide Inside Sales and Operations for ServiceSource, a recurring revenue management company, from October 2004 to March 2008. From May 1998 to September 2004, Mr. Maddock served as Vice President of Worldwide Support Service Sales at PeopleSoft, Inc. (acquired by Oracle). From September 1995 to May 1998, Mr. Maddock served in multiple roles at KPMG Consulting. From August 1987 to April 1993, Mr. Maddock served in various roles at Accenture (formerly Andersen Consulting). Mr. Maddock holds a Bachelor of Business Administration in Finance with Honors from the University of Notre Dame and an M.B.A. from the Anderson School of Management at UCLA.

David Rowe has served as our Senior Vice President and Chief Marketing Officer since April 2012 and was our Senior Vice President of Global Marketing and Alliances from December 2008 to April 2012 and our Vice President Marketing and Alliances from September 2006 to December 2008. Prior to joining us, Mr. Rowe served as Vice President of Product Management and Marketing at Perfect Commerce, Inc., an eProcurement company, from November 2004 to June 2006. From May 1995 to June 1999, Mr. Rowe held various positions with PeopleSoft, Inc. (acquired by Oracle Corporation), most recently serving as Director, Product Strategy. From July 1988 to April 1995, Mr. Rowe served in various roles at Accenture (formerly Andersen Consulting). Mr. Rowe holds a Bachelor of Science degree in Engineering from Harvey Mudd College.

Thomas Sabol has served as our Senior Vice President and Chief Financial Officer since November 2016. Prior to joining the company, Mr. Sabol provided management consulting services from May 2015 to November 2016. He served as Chief Financial Officer of Comverse, Inc. (now Mavenir Systems, Inc.), a global software service provider, from July 2012 to April 2015. From April 2009 to August 2011, Mr. Sabol served as Chief Financial Officer of Hypercom Corporation, a publicly-traded global leader in high security, end-to-end electronic payment products and services. From February 2006 to April 2009, he served as Chief Financial Officer of Suntron Corporation, a publicly-traded provider of electronic manufacturing services that was taken private by its majority shareholder in December 2007. Prior thereto, Mr. Sabol served as Chief Financial Officer of Wolverine Tube, Inc. and in senior executive positions at Plexus Corp., including as its Chief Operating Officer and Chief Financial Officer. Mr. Sabol was also the General Auditor at Kemper Corporation and practiced public accounting with Coopers & Lybrand. Mr. Sabol formerly served as a director of Suntron Corporation from July 2004 to April 2009. Mr. Sabol is a Certified Public Accountant and holds a B.S. in Accounting from Marquette University.

Thomas C. Shay co-founded our company and has served as our Senior Vice President and Chief Information Officer since August 2012, was our Executive Vice President, Operations from October 2006 to August 2012, and was our Chief Technology Officer from January 2006 to October 2006. Mr. Shay served as our Secretary since August 2006. From July 1989 to November 2004, Mr. Shay served in various roles at Sun Microsystems, Inc. (acquired by Oracle Corporation), most recently as Field Application Engineering Manager, Asia Pacific where he oversaw multiple engineering teams across Japan, China, Taiwan, Korea and Singapore. Mr. Shay has served as a member of our board of directors since August 2006. Mr. Shay holds a Bachelor of Science in Electrical Engineering from UCLA, and a Masters of Engineering in Electrical and Computer Engineering from Cornell University.

Our board of directors believes that Mr. Shay possesses specific attributes to qualify him to serve as a director, including the perspective and experience he brings as our Chief Information Officer and a longstanding member of our board of directors. We also value his deep understanding of our business as it has evolved over time and his strong background in enterprise software maintenance and support.

Brian Slepko has served as our Senior Vice President, Global Service Delivery, since 2008 and served as a member of our board of directors from October 2006 to July 2007. Prior to joining us, Mr. Slepko was with Oracle Corporation, which he joined as part of Oracle’s acquisition of Agile Software, Inc., an enterprise software solutions company. From July 2005 to June 2007, Mr. Slepko served as Vice President of Global Maintenance Revenue and Sales Operations at Agile Software. From March 2003 to February 2005, Mr. Slepko served as a Director of Sales Operations for Ocular Sciences, Inc. From August 1995 to May 2001, Mr. Slepko served in a variety of roles with PeopleSoft, Inc. (acquired by Oracle Corporation), most recently serving as Director, Sales Operations. From January 1990 to August 1995, Mr. Slepko held various roles with Accenture (formerly Andersen Consulting). Mr. Slepko holds a Bachelor of Business Administration in Management and Management Information Systems from the University of Oklahoma and an M.B.A. from Loyola University of Chicago.

Daniel B. Winslow has served as our Senior Vice President, General Counsel since September 2013. Prior to joining us, Mr. Winslow was a member of the Massachusetts House of Representatives from January 2011 to September 2013. Mr. Winslow served as Of Counsel at the law firm of Duane Morris LLP from June 2013 to September 2013. He served as Senior Counsel at the law firm of Proskauer Rose LLP from May 2010 to March 2013 and as a partner at Duane Morris LLP from January 2005 to May 2010. From January 2002 to December 2004, he was Chief Legal Counsel to then-Massachusetts Governor Mitt Romney and was previously a presiding justice and appellate division justice in the Massachusetts Trial Court. Mr. Winslow holds a Bachelor of Arts degree in Political Science from Tufts University and a J.D. from Boston College Law School.

NON-EMPLOYEE DIRECTORS

Jack L. Acosta

Jack L. Acosta has served as a member of our board of directors since October 2013. Mr. Acosta served as Chief Financial Officer and Vice President, Finance of Portal Software, a software company acquired by Oracle Corporation, from February 1999 to September 2001. In addition, Mr. Acosta served as Secretary of Portal Software from February 1999 to April 1999. From July 1996 to January 1999, Mr. Acosta served as Executive Vice President and Chief Financial Officer of Sybase, Inc., a database company acquired by SAP AG. Mr. Acosta serves on the board of directors of Five9, Inc., a provider of cloud software for contact centers. From March 2004 to July 2009, Mr. Acosta served on the board of directors of SumTotal Systems, Inc., a provider of learning, performance, and compensation management software and services. Mr. Acosta has served and continues to serve as a member of the board of directors of various private companies. Mr. Acosta holds a Bachelor of Science in Industrial Relations from California State University East Bay, a M.S. in Management Sciences from California State University East Bay and an Honorary Doctor of Humane Letters degree from California State University East Bay.

We believe Mr. Acosta is qualified to serve as a member of our board of directors because of his extensive experience in the enterprise software industry and serving on the boards of directors of various technology companies.

Thomas Ashburn

Thomas Ashburn has served as a member of our board of directors since January 2014. Previously, Mr. Ashburn served in various management positions at BEA Systems, Inc. (acquired by Oracle Corporation), from February 2002 to 2007, and served as President, Worldwide Field Organization, from May 2006 to 2007, as Executive Vice President, Worldwide Field Organization, from August 2004 to May 2006, and as Executive Vice President, Worldwide Services, from February 2002 to August 2004. Mr. Ashburn served as an advisor to BEA Systems, Inc. for Worldwide Services from August 2001 to February 2002. Prior to his service with BEA Systems, Inc., Mr. Ashburn served in various management positions at Hewlett-Packard Company, including most recently as Vice President and General Manager, Hewlett-Packard Services, from 1998 to February 2001. Mr. Ashburn has also served and continues to serve as a member of the board of directors of various private companies. Mr. Ashburn holds a Bachelor of Science degree in Industrial Technology from California State University, Long Beach.

We believe Mr. Ashburn is qualified to serve as a member of our board of directors because of his extensive experience in the enterprise software industry and serving on boards of directors of various technology companies.

Steve Capelli

Steve Capelli has served as a member of our board of directors since January 2014. Mr. Capelli is the Chief Financial Officer of Blackberry Limited, a position he has held since October 2016. Previously, Mr. Capelli served in various management positions at Sybase, Inc. (acquired by SAP), from December 1997 to April 2011, most recently as President, Worldwide Field Operations, from August 2006 to April 2011. From August 1992 to December 1997, Mr. Capelli served in various management positions at Siemens-Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, including as Chief Financial Officer, Vice President of InterContinental Sales, and Director of Field Operations. From January 2005 to November 2005, Mr. Capelli served on the board of directors of Apropos Technology, Inc., a publicly traded business communication software firm. In addition, Mr. Capelli serves as a member of the board of directors of various private companies. Mr. Capelli holds a Bachelor of Science degree in Accounting from The College of New Jersey and an M.B.A. from Rutgers University.

We believe Mr. Capelli is qualified to serve as a member of our board of directors because of his extensive experience in the enterprise software industry and serving on boards of directors of various technology companies.

Robin Murray

Robin Murray has served as a member of our board of directors since June 2009. Mr. Murray is a partner at Adams Street Partners, LLC, a global venture capital firm, which he joined in 2008. From 2001 to 2008, Mr. Murray served as a partner at 3i Ventures Corporation where he led the Menlo Park, California office. From 1997 to 2001, Mr. Murray served as Chief Financial Officer of both iPIN Corporation (ultimately acquired by Intel Corporation) and Ubicoms Ltd (ultimately acquired by The Hackett Group). From 1988 to 1995, Mr. Murray served in various roles in the London offices of J Sainsbury plc and Ernst & Young. Mr. Murray qualified as a Chartered Accountant with the Institute of Chartered Accountants of England & Wales. He holds a Bachelor of Science in Chemistry from Bristol University, England and an M.B.A. from Stanford University Graduate School of Business.

We believe Mr. Murray is qualified to serve as a member of our board of directors because of his substantial corporate finance, business strategy and corporate development expertise gained from his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of various private technology companies. We also value his perspective as a representative of one of RMNI’s largest stockholders.

Margaret (Peggy) Taylor

Margaret (Peggy) Taylor has served as a member of our board of directors since January 2014. Previously, Ms. Taylor served as President of PeopleSoft Investments, Inc., a subsidiary of PeopleSoft, Inc. (acquired by Oracle Corporation), from January 2000 to January 2005, and as Senior Vice President of Corporate Operations of PeopleSoft, Inc. from January 1989 to December 1999. From January 2000 to December 2003, Ms. Taylor served as President of Nevada Pacific Development Corp., a consulting services firm. From December 1999 to December 2000, Ms. Taylor served as Chief Executive Officer of Venture Builders, LLC, a consulting company for start-up businesses. From May 1986 to October 1988, Ms. Taylor served as a Vice President Trust and Investment Management at Hibernia Bank. From January 1983 to October 1985, Ms. Taylor served as Vice President of Organization, Planning, and Development at Bank of California. Ms. Taylor has also served on the board of directors of numerous publicly traded corporations, including Fair Isaac Corporation, a decision analytics company, from December 1999 to February 2012. In addition, Ms. Taylor has served and continues to serve as a member of the board of directors of various private companies. Ms. Taylor holds a Bachelor of Arts degree in Communications and Psychology from Lone Mountain College of California. Ms. Taylor has also completed the Corporate Governance Program at Stanford Business School and the Compensation Committees Program at Harvard Business School.

We believe Ms. Taylor is qualified to serve as a member of our board of directors because of her extensive experience in the enterprise software industry and serving on boards of directors of various technology companies.

Antonio Bonchristiano

Antonio Bonchristiano has served as a member of our board of directors since October 2017. He has been GPIA’s Chief Executive Officer, Chief Financial Officer and a member of GPIA’s board of directors since March 2015. Mr. Bonchristiano is also a member of the board and Chief Executive Officer of GP Investments. He joined GP Investments in 1993 and has been a Managing Director since 1995. Prior to joining GP Investments, Mr. Bonchristiano was a Partner at Johnston Associates Inc., a finance consultancy based in London, and worked for Salomon Brothers Inc. in London and New York. Currently, he serves as a member of the board of directors of AMBEV, GP Advisors, and SPICE. Mr. Bonchristiano is also on the board of several non-profit organizations, including: Fundacao Bienal and Fundacao Estudar in Sao Paulo, Brazil and John Carter Brown Library in Providence, RI, USA. Previously, he served as a member of the boards of directors of several companies including BHG, Estacio, BR Properties, ALL, CEMAR, Gafisa, Submarino, Equatorial, BR Malls, Tempo and Magnesita Refratarios. He was also previously the Chief Financial Officer of SuperMar Supermercados and Founder and Chief Executive Officer of Submarino. Mr. Bonchristiano holds a bachelor’s degree in Politics, Philosophy, and Economics from the University of Oxford.

We believe Mr. Bonchristiano is qualified to serve as a member of our board of directors due to his extensive experience in private equity, numerous directorship roles and financial expertise.

Andrew Fleiss

Andrew Fleiss has served as a member of our board of directors since October 2017. He currently serves as a Managing Director of GP Investments and led the team structuring a transaction with and performing due diligence on RSI. He has 19 years of experience in principal investments and investment banking. Since joining GP Investments in 2015, Mr. Fleiss has been focused primarily on identifying a suitable consumer or services investment opportunity for GPIA to effectuate a business combination. Prior to joining GP Investments, Mr. Fleiss worked as a Principal at Liberty Partners, a private equity firm focused on control investments in manufacturing, services, healthcare and education companies. Prior to joining Liberty Partners, Mr. Fleiss worked as an Associate in the investment banking division of UBS Warburg focused on equity and debt financings, and mergers and acquisitions, for healthcare companies. Mr. Fleiss holds a bachelor’s degree from Amherst College.

We believe Mr. Fleiss is qualified to serve as a member of our board of directors because of his extensive experience in private equity and investment banking.

Corporate Governance Guidelines and Code of Business Conduct

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of the investor relations page of our website at www.riministreet.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Board Composition

Our business affairs are managed under the direction of our board of directors. Our board of directors consists of nine members, six of whom qualify as independent within the meaning of the independent director guidelines of NASDAQ. Messrs. Ravin, Shay and Bonchristiano are not considered independent.

Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•	the Class I directors will be Margaret Taylor, Thomas Ashburn and Jack Acosta, and their terms will expire at the annual meeting of stockholders to be held in 2018;

•	the Class II directors will be Thomas Shay, Robin Murray and Antonio Bonchristiano, and their terms will expire at the annual meeting of stockholders to be held in 2019; and

•	the Class III directors will be Seth Ravin, Steve Capelli and Andrew Fleiss, and their terms will expire at the annual meeting of stockholders to be held in 2020.

Our certificate of incorporation and bylaws provide that the number of directors, which is fixed at nine members, may be increased or decreased from time to time by a resolution of our board of directors. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Each of our executive officers serves at the discretion of our board of directors and will hold office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Independence

Our common stock is listed on NASDAQ. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

In order to be considered independent for purposes of Rule 10A-3 and Rule 10C-1, a member of an audit committee or compensation committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

We have undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, we determined that Messrs. Acosta, Ashburn, Capelli, Murray and Fleiss and Ms. Taylor, representing six of our nine directors, will be considered “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ.

Lead Independent Director

Our board of directors has adopted corporate governance guidelines that provide that one of our independent directors should serve as our Lead Independent Director at any time when the Chairman of our board of directors is not an independent director. Because Mr. Ravin currently serves as the Chairman, we have appointed Ms. Taylor to serve as its Lead Independent Director. As Lead Independent Director, Ms. Taylor communicates with our Chief Executive Officer, and serves as a liaison between members of our management and our independent directors.

Committees of the Board of Directors

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Messrs. Acosta, Capelli and Fleiss and Ms. Taylor, each of whom is a non-employee member of our board of directors, comprise our audit committee. Mr. Acosta is the chairman of our audit committee. We have determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules of NASDAQ and the SEC. We have also determined that Mr. Acosta qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of NASDAQ. The audit committee is responsible for, among other things:

•	selecting and hiring our registered public accounting firm;

•	supervising and evaluating the performance and independence of our registered public accounting firm;

•	approving the audit and audit fees and pre-approving any non-audit services to be performed by our registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;

•	preparing the audit committee report that the SEC requires in our annual proxy statement;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	reviewing and discussing with management and the independent auditor, the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs;

•	reviewing and discussing with management and the independent auditor reports regarding compliance with applicable laws, regulations and internal compliance programs;

•	overseeing the internal audit function;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters; and

•	reviewing and oversee any proposed related person transactions.

Our board of directors has adopted a written charter for the audit committee that satisfies the applicable rules and regulations of the SEC and the listing standards of NASDAQ.

Compensation Committee

Messrs. Ashburn, Capelli and Fleiss and Ms. Taylor, each of whom is a non-employee member of our board of directors, comprise our compensation committee. Ms. Taylor is the chairman of our compensation committee. We have determined that each member of our compensation committee meets the requirements for independence under the rules of NASDAQ and SEC rules and regulations, as well as Section 162(m) of the Code. The compensation committee is responsible for, among other things:

•	reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans, and benefits

•	programs; and

•	reviewing and evaluating director compensation.

Our board of directors has adopted a written charter for the compensation committee that satisfies the applicable rules and regulations of the SEC and the listing standards of NASDAQ.

Nominating and Corporate Governance Committee

Messrs. Ashburn, Capelli, Fleiss and Murray, each of whom is a non-employee member of our board of directors, comprise our nominating and corporate governance committee. Mr. Ashburn is the chairman of our nominating and corporate governance committee. We have determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules of NASDAQ. The nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our board of directors has adopted a written charter for the nominating and corporate governance committee that satisfies the applicable rules and regulations of the SEC and the listing standards of NASDAQ.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or board of directors.

Non-Employee Director Compensation

Our board of directors approved our Outside Director Compensation Plan in October 2017 to compensate each non-employee director for his or her service. Our board of directors will have the discretion to revise non-employee director compensation as it deems necessary or appropriate. Under our Outside Director Compensation Plan, non-employee directors will receive compensation in the form of equity and cash, as described below:

Cash Compensation. All non-employee directors will be entitled to receive the following cash compensation for their services:

•	$40,000 per year for service as a board member;
•	$12,500 per year additionally for service as lead independent director;
•	$10,000 per year additionally for service as chairman of the audit committee;
•	$10,000 per year additionally for service as an audit committee member;
•	$7,500 per year additionally for service as chairman of the compensation committee;
•	$7,500 per year additionally for service as a compensation committee member;
•	$5,000 per year additionally for service as chairman of the nominating and corporate governance committee; and
•	$5,000 per year additionally for service as a nominating and corporate governance committee member.

All cash payments to non-employee directors will be paid quarterly.

Equity Compensation. Nondiscretionary, automatic grants of nonstatutory stock options will be made to our non-employee directors.

•	Initial Option. Each person who first becomes a non-employee director will be granted an option to purchase shares having a grant date fair value equal to $200,000, or the Initial Option. The shares underlying the Initial Option will vest and become exercisable as to one half (1/2) of the shares subject to such Initial Option on each anniversary of the date of grant.

•	Annual Grant. On January 2, or the first trading day of the new year, each non-employee director will be granted an option to purchase shares having a grant date fair value equal to $100,000, or the Annual Option. All of the shares underlying the Annual Option will vest and become exercisable one year from the date of grant.

The exercise price per share of each stock option granted under our outside director compensation policy, including Initial Options and Annual Options, will be the fair market value of a share of our common stock, as determined in accordance with our 2013 Plan, which we refer to as the 2013 Plan, on the date of the option grant. The grant date fair value is computed in accordance with the Black-Scholes-Merton option valuation methodology or such other methodology as our board of directors or compensation committee may determine.

Year Ended December 31, 2016 Director Compensation Table

The following table presents for each of the RSI directors serving during the year ended December 31, 2016, other than those who are named executive officers (our “Named Executive Officers”), information regarding their compensation paid to them for their services as directors for the year ended December 31, 2016. There were no stock awards made to non-executive directors in the year ended December 31, 2016.

Name(1)	Cash($)	Stock Option Awards	Total($)
Jack Acosta	50,000	-	50,000
Thomas Ashburn	50,000	-	50,000
Steve Capelli	50,000	-	50,000
Robin Murray(2)	50,000	-	50,000
Margaret (Peggy) Taylor	50,000	-	50,000

(1)	During the year ended December 31, 2016, two directors, Messrs. Ravin and Shay, were also RSI’s employees. Messrs. Ravin and Shay did not receive compensation for their service as directors. Mr. Ravin’s executive compensation is discussed in the section titled “Executive Compensation.”

(2)	Fees payable for Mr. Murray’s service on RSI’s board of directors are paid directly to Adams Street Partners LLC.

In 2016, each of RSI’s non-employee directors received an annual fee of $50,000 in cash for serving on the RSI board of directors. RSI also reimbursed its directors for reasonable travel expenses associated with attending meetings of its board of directors and meetings of committees of its board of directors.

EXECUTIVE COMPENSATION

All historical information presented in this section is information relating to RSI.

RSI’s Named Executive Officers for 2016, which consist of the person who served as our principal executive officer during 2016 and the next two most highly compensated executive officers who served as executive officers in 2016, are as follows:

•	Seth A. Ravin, our Chief Executive Officer;

•	Sebastian Grady, our President; and

•	Daniel B. Winslow, our Senior Vice President, General Counsel.

In addition, we have included compensation information for Doug Zorn, who served as our Chief Financial Officer during portions of 2015 and 2016. Mr. Zorn retired prior to December 31, 2016.

Year ended December 31, 2016 Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, and paid to each individual who served as our Chief Executive Officer at any time during 2016, which is our last completed fiscal year, our two other most highly compensated executive officers who were serving as executive officers at December 31, 2016, and one former executive officer who would have been one of our most highly compensated executive officers, but retired prior to December 31, 2016. These individuals are our Named Executive Officers for the year ended December 31, 2016.

Name and Principal Position	Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total
Seth Ravin	2016	$300,000	—		—	$278,400	$94,387		$672,787
Chief Executive Officer and Chairman of the Board	2015	298,958	—		$565,837	332,698	18,201		1,215,694
Sebastian Grady	2016	275,000	—		—	259,050	10,533		544,583
President	2015	275,000	—		—	304,973	10,075		590,048
Daniel Winslow	2016	300,000	$250,000	(4)	—	104,650	11,550		666,200
Senior Vice President and General Counsel	2015	300,000	—		—	99,095	11,050		410,145
Doug Zorn(5)	2016	238,333	1,500,000	(6)	—	—	—		1,738,333
Former Chief Financial Officer	2015	97,500	—		—	—	145,135	(7)	242,635

(1)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the Named Executive Officers during the years ended December 31, 2015 and 2016 as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by the Named Executive Officers from the options.

(2)	The amounts reported in the Non-Equity Incentive Plan Compensation represent amounts earned in 2015 and 2016 for all our Named Executive Officers under our Bonus Program.

(3)	Represents the following other compensation:

Name	Year	Life Insurance Premiums	401(k) Match	Reimbursed Attorney Fees(a)	Health Costs(b)	Clothing(c)	Total
Seth Ravin	2016	$450	$—	$81,424	$12,513	$—	$94,387
	2015	450	—	—	2,974	14,777	18,201
Sebastian Grady	2016	450	10,083	—	—	—	10,533
	2015	450	9,625	—	—	—	10,075
Daniel Winslow	2016	450	11,100	—	—	—	11,550
	2015	450	10,600	—	—	—	11,050

(a)	Represents reimbursed attorney fees related to the negotiation of Mr. Ravin’s amended and restated employment agreement during 2016.

(b)	Represents certain health expenses on business trips.

(c)	Represents clothing for trial in 2015.

(4)	Represents a special bonus earned by Mr. Winslow for work related to completion of the Credit Facility in 2016, which has been paid in part and will continue to be paid periodically until fully satisfied.

(5)	Mr. Zorn served as our Chief Financial Officer from August 2015 through November 2016. Prior to his employment, Mr. Zorn worked as a consultant for us during 2015.

(6)	Represents a special bonus earned by Mr. Zorn for work related to completion of the Credit Facility in 2016, which has been paid in part and will continue to be paid periodically until fully satisfied.

(7)	Represents consulting fees paid to Mr. Zorn from January 2015 through August 2015 prior to rejoining us as our Chief Financial Officer as noted in footnote (5) above.

Non-Equity Incentive Plan Compensation

Our Named Executive Officers are eligible for incentive compensation under our Bonus Program that includes a quarterly performance element and/or an annual retention element.

The quarterly performance bonus is calculated by multiplying the individual’s quarterly target incentive amount by (i) the percentage of achievement of company performance factors and (ii) the percentage of achievement of individual factors.

Our company-level performance factors are aggregate client invoicing, aggregate expenses and client satisfaction compared to plan. This factor is weighted 80% aggregate client invoicing, 20% aggregate expenses and modified by client satisfaction. With respect to individual factors, these generally are the individual’s achievement of individual goals and objectives for that quarter and the individual’s overall contribution to our success. For our Named Executive Officers, because these individuals’ personal performance is so integrally tied to company-level performance, we consider the same company-level performance factors of client invoicing, expenses and client satisfaction, and such other individual factors determined appropriate by our Chief Executive Officer (or with respect to individual performance review of our Chief Executive Officer, by our board of directors). For our Named Executive Officers (other than our Chief Executive Officer) individual achievement is determined by our Chief Executive Officer and for our Chief Executive Officer achievement is determined by our board of directors.

In addition, there is an annual retention bonus element that is substantially similar to the quarterly performance element. The annual retention bonus is calculated by multiplying the individual’s annual retention bonus target by (i) the percentage of achievement of company performance factors and (ii) the average of the individual performance for each quarter. As to the quarterly performance element, our company-level performance factors are aggregate client invoicing and aggregate expenses compared to plan, and these are weighted 80% and 20%, respectively.

In 2015 and 2016, our Named Executive Officers had annual target incentives, which with respect to Messrs. Ravin and Grady include both the quarterly performance bonus and the annual retention bonus and with respect to Mr. Winslow includes the quarterly performance bonus, as follows: (i) Seth A. Ravin, $300,000, (ii) Sebastian Grady, $275,000 and (iii) Daniel B. Winslow, $100,000. Mr. Zorn did not participate in the Bonus Program in 2015 and 2016.

Year ended December 31, 2016 Outstanding Equity Awards at Fiscal Year-End

The following table presents, for each of RSI’s Named Executive Officers, information regarding outstanding stock options and other equity awards held as of December 31, 2016, representing awards for shares of RSI common stock, as held prior to the consummation of the business combination. Mr. Zorn had no outstanding equity awards as of December 31, 2016.

Named Executive Officer	Grant Date		Option Awards- Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards- Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards- Option Exercise Price	Option Awards-Option Expiration Date
Seth A. Ravin	1/21/15	(1)	800,000	400,000	$1.12	1/21/25
Sebastian Grady	7/1/11	(2)	1,084,335	—	0.28	7/1/21
	7/1/11	(2)	4,690,665	—	0.28	7/1/21
	7/1/11	(3)	1,125,000	—	0.28	7/1/21
	10/14/14	(4)	172,412	86,206	1.16	10/14/24
	10/14/14	(4)	27,588	13,794	1.16	10/14/24
Daniel B. Winslow	10/07/13	(5)	272,727	—	1.10	10/7/23
	10/07/13	(5)	227,273	—	1.10	10/7/23
	10/14/14	(4)	—	66,667	1.16	10/14/24
	10/14/14	(4)	133,333	—	1.16	10/14/24

(1)	One-third of the shares subject to the option vest on each of January 1, 2016, January 1, 2017 and January 1, 2018.

(2)	One-third of the shares subject to the option vested on each of January 4, 2012, January 4, 2013 and January 4, 2014.

(3)	One-third of the shares subject to the option vested on each of April 1, 2012, April 1, 2013 and April 1, 2014.

(4)	One-third of the shares subject to the option vest on each of October 1, 2015 and each one-year anniversary thereafter, subject to continued service.

(5)	One-third of the shares subject to the option vested on September 30, 2014 and each one-year anniversary thereafter, subject to continued service.

Executive Employment Agreements

Seth A. Ravin

We entered into an employment agreement on May 1, 2009, with Seth A. Ravin, our Chief Executive Officer. The employment agreement was updated in June 2013, September 2013, and January 2017. The employment agreement has no specific term and provides for at-will employment. Mr. Ravin’s current annual base salary is $300,000, and he is eligible for annual target bonus equal to the greater of $300,000 or his then-current annual base salary, with 75% of such target bonus earned and paid on a quarterly basis and 25% of such target bonus earned and paid on an annual basis, in each case, subject to achievement of performance metrics.

If Mr. Ravin’s employment is terminated either by us other than for “cause” (as defined below), death, or disability or by him for “good reason” (as defined below), then, in each case, he receives: (i) 100% acceleration of all outstanding unvested equity awards issued under any equity incentive plan approved by our board of directors; (ii) continued payments of his then-current annual base salary and target bonus for 24 months; and (iii) COBRA reimbursements for him and his covered dependents for up to 24 months generally.

If Mr. Ravin’s employment is terminated within 24 months following a “change of control” (as defined below) either by us other than for “cause” (as defined below), death, or disability or by him for “good reason” (as defined below), then, in each case, he receives: (i) 100% acceleration of all outstanding unvested equity awards issued under any equity incentive plan approved by our board of directors; (ii) a lump sum payment of two times his then-current annual base salary and annual target bonus; and (iii) COBRA premiums for him and his covered dependents for 24 months generally.

Severance benefits in all cases are subject to Mr. Ravin executing and not revoking a release of claims and to his resignation from all of his employment with us.

For purposes of the employment agreement with Mr. Ravin, “cause” means generally:

•	his failure to perform the duties and responsibilities of his position after he has been provided a written demand for performance and a cure period of 30 days;

•	any act of gross negligence or willful misconduct taken by him in connection with his employment, and in the case of gross negligence such act had a material adverse effect on our business or reputation;

•	any act of dishonesty or moral turpitude constituting fraud or embezzlement or otherwise adversely affecting our business or reputation;

•	his conviction of, or plea of nolo contendere to, a felony (other than minor traffic-related offenses);

•	his indictment for a criminal violation of state or federal securities law; or

•	any breach by him of any covenants set forth in the employment agreement which is not cured within 15 days of receipt of a written notice of breach.

For purposes of the employment agreement with Mr. Ravin, “good reason” means generally a resignation within 90 days following the expiration of the cure period (described below) following the occurrence of any of the following without his express written consent:

•	a material reduction of his duties, authority or responsibilities;

•	a material reduction in his base compensation other than pursuant to a reduction that also is applied to substantially all of our other executives;

•	a material change in geographic location at which he must perform services (in other words, a change in geographic location of more than 50 miles); or

•	any material breach by us of the employment agreement.

Mr. Ravin must provide notice of the facts constituting the grounds for good reason within 90 days of the event he believes constitutes “good reason” and a reasonable cure period of not less than 30 days.

For purposes of the employment agreement with Mr. Ravin, “change of control” means generally:

•	a change in our ownership, which is deemed to occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with the stock held by such person, constitutes more than 50% of our total voting power, except for a financing transaction approved by our board;

•	a change in our effective control, which is deemed to occur on the date that a majority of members of our board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of our board of directors prior to the date of appointment or election; or

•	a change in the ownership of a substantial portion of our assets, which is deemed to occur on the date that any person, or more than one person acting as a group, acquires assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions.

Sebastian Grady

We entered into an employment agreement as of January 1, 2011, with Sebastian Grady, our President. The employment agreement was updated in May 2013 and January 2015. The employment agreement has no specific term and provides for at-will employment. Mr. Grady’s current annual base salary is $275,000, and he is eligible for target incentive payments equal to $51,563 each quarter and an annual retention incentive of $68,750, in each case, subject to achievement of performance metrics.

Mr. Grady’s employment agreement included potential severance and change in control-related benefits. Eligibility for these benefits expired in January 2014.

Daniel B. Winslow

We entered into an offer letter agreement on September 13, 2013 with Mr. Winslow, our Senior Vice President, General Counsel. The offer letter agreement has no specific term and provides for at-will employment. Mr. Winslow’s current annual base salary is $300,000, and he is eligible for target incentive payments equal to $37,500 each quarter, subject to achievement of performance metrics.

Employee Benefit Plans and Stock Plans

2013 Equity Incentive Plan

In October 2013, our board of directors adopted, and our stockholders approved, the 2013 Plan. Our 2013 Plan was most recently amended on July 21, 2017. Our 2013 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares. The total number of shares of our common stock reserved for issuance pursuant to the 2013 Plan is equal to 19,905,958 shares plus any shares subject to awards granted under our 2007 Stock Plan (the “2007 Plan”) that, after the date the 2013 Plan was adopted by our board of directors, expire or otherwise terminate without having been exercised in full and any shares issued pursuant to awards granted under our 2007 Plan that are forfeited to or repurchased by us, (provided that the maximum number of shares of our common stock that may be added to our 2013 Plan pursuant to the 2007 Plan grants is 11,251,313 shares as of October 10, 2017). In addition, following such amendment of the 2013 Plan, the number of shares available for issuance under the 2013 Plan will also include an annual increase on the first day of each fiscal year beginning in 2018, equal to the lesser of:

•	20,000,000 shares;

•	4% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year; or

•	such other amount as our board of directors may determine.

As of October 10, 2017, options to purchase 4,187,147 shares of our common stock were outstanding under our 2013 Plan.

Plan Administration. Our board of directors or one or more committees appointed by our board of directors administers the 2013 Plan. The compensation committee of our board of directors began administering our 2013 Plan following the consummation of the business combination. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m). In addition, if we determine it is desirable to qualify transactions under the 2013 Plan as exempt under Rule 16b-3 of the Exchange Act such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3 (including requirements pertaining to the composition of the Compensation Committee, if possible). Subject to the provisions of our 2013 Plan, the administrator has the power to administer the 2013 Plan, including but not limited to: the power to interpret the terms of the 2013 Plan and awards granted under it; to create, amend and revoke rules relating to the 2013 Plan, including creating sub-plans; and to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise of an award. The administrator also has the authority to modify or amend existing awards to reduce or increase their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type and/or cash.

Stock Options. Stock options may be granted under the 2013 Plan. The exercise price per share of any option granted under our 2013 Plan must at least be equal to the fair market value of a share of our common stock on the date of grant, and the term of any incentive stock option granted under our 2013 Plan may not exceed 10 years. However, with respect to any incentive stock option granted to a person who owns more than 10% of the voting power of all classes of our outstanding stock, the incentive stock option’s term must not exceed five years, and its exercise price per share must equal at least 110% of the fair market value of a share of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of a participant, he or she generally may exercise the vested portion of his or her option for 6 months if termination is due to death or disability or for 30 days in all other cases. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2013 Plan, the administrator determines the other terms of the options.

Stock Appreciation Rights. Stock appreciation rights may be granted under our 2013 Plan. Stock appreciation rights generally allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. Generally, stock appreciation rights will be subject to the same post-termination exercise restrictions as options as described above. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2013 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted Stock. Restricted stock may be granted under our 2013 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with the terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any eligible employee, director or consultant and, subject to the provisions of our 2013 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our 2013 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2013 Plan, the administrator determines the terms and conditions of restricted stock units, including the number of restricted stock units granted, vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares. Performance units and performance shares may be granted under our 2013 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Outside Directors. Our 2013 Plan provides that all outside directors will be eligible to receive all types of awards (except for incentive stock options) under the 2013 Plan. Our 2013 Plan provides that in any given year an outside director will not receive (i) cash-settled awards having a grant date fair value greater than $1,000,000, increased to $2,000,000 in connection with his or her initial service; and (ii) stock-settled awards having a grant date fair value greater than $1,000,000, increased to $2,000,000 in connection with his or her initial service, in each case, as determined under generally accepted accounting principles.

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2013 Plan generally does not allow for the transfer of awards other than by will or the laws of descent or distribution, and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization (which includes the business combination), to prevent diminution or enlargement of the benefits or potential benefits available under the 2013 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2013 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2013 Plan.

Dissolution or Liquidation. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. Our 2013 Plan provides that in the event of a merger or change in control, as defined under the 2013 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change of control, other than pursuant to a voluntary resignation that is not at the request of the successor corporation, his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse, all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met.

Amendment, Termination. The administrator has the authority to amend, suspend or terminate the 2013 Plan provided such action does not impair the existing rights of any participant. Our 2013 Plan will automatically terminate in 2027, unless we terminate it sooner.

2007 Stock Plan

Our board of directors and our stockholders adopted our 2007 Plan in May 2007. Our 2007 Plan was most recently amended September 30, 2013. The 2007 Plan was terminated in November 2013, and no additional awards will be granted under our 2007 Plan. However, the terms of the 2007 Plan will continue to govern any outstanding awards thereunder.

Authorized Shares. As of October 10, 2017, options to purchase 9,072,245 shares of our common stock remained outstanding under our 2007 Plan.

Plan Administration. Our board of directors or a committee appointed by our board of directors administers the 2013 Plan. The compensation committee of our board of directors began administering our 2013 Plan following the consummation of the business combination. Subject to the provisions of our 2007 Plan, the administrator has the power to construe and interpret our 2007 Plan and any agreement thereunder. The administrator may, at any time, institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards that may have a lower exercise price or purchase price and different terms, awards of a different type, and/or cash, and/or by which the exercise or purchase price of outstanding awards is reduced. The administrator also has the authority to establish rules and regulations, including sub-plans for satisfying applicable laws in jurisdictions outside of the U.S.

Stock Options. The exercise price per share and term of a stock option granted under our 2007 Plan was determined by the administrator. The term of any option may not have exceeded 10 years, and the exercise price per share of any incentive stock option must have equaled at least 100% of the fair market value per share of our common stock on the date of grant. In addition, with respect to any incentive stock option granted to a person who owned more than 10% of the voting power of all classes of our outstanding stock, the incentive stock option’s term must not have exceeded five years and its exercise price per share must have equaled at least 110% of the fair market value of a share of our common stock on the grant date. The administrator determined the methods of payment of the exercise price of an option (which may be payable in cash or cash equivalents). After the termination of service of a participant, he or she generally may exercise the vested portion of his or her option for 6 months if termination is due to death or disability or for 30 days in all other cases. However, in no event may an option be exercised later than the expiration of its term.

Stock Purchase Rights. Stock purchase rights granted under our 2007 Plan are grants of rights to purchase shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. After the administrator determined that it would offer share purchase rights, it advised the purchaser of the terms, conditions and restrictions related to the offer, including the number of shares that the purchaser is entitled to purchase, the price to be paid and the time within which the purchaser must accept such offer. A purchaser accepted the offer by execution of a restricted share purchase agreement in the form determined by the administrator. Once the share purchase right is exercised, the purchaser will have rights equivalent to a shareholder, subject to such forfeiture conditions, rights of repurchase or other restrictions that the administrator may determine and set forth in the award agreement.

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2007 Plan generally does not allow for the transfer of awards other than by will or the laws of descent or distribution, and only the recipient of an option may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization (which includes the business combination), to prevent diminution or enlargement of the benefits or potential benefits available under the 2007 Plan, the administrator will adjust the number, class and price of shares covered by each outstanding award.

Dissolution or Liquidation. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transactions and all awards will terminate immediately prior to the completion of such proposed transaction.

Merger or Change in Control. Our 2007 Plan provides that, in the event of a merger or change in control, as defined under our 2007 Plan, each outstanding award may be assumed or substituted for an equivalent award. In the event that awards are not assumed or substituted for, then the vesting of outstanding awards will be accelerated, and stock options will become exercisable in full prior to such transaction. In addition, if an option is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant that such award will be fully vested and exercisable for a specified period prior to the transaction, and such award will terminate upon the expiration of such period, unless otherwise determined by the administrator.

Amendment. The administrator has the authority to amend or alter the 2007 Plan at any time, provided that such amendment does not impair the rights of any award holder under outstanding awards without the award holder’s written consent.

Executive Incentive Compensation Plan

We adopted an Executive Incentive Compensation Plan (the “Bonus Plan”). Our Bonus Plan will allow its administrator to provide cash incentive awards to selected employees, including our Named Executive Officers, based upon performance goals established by the administrator. Pursuant to the Bonus Plan, the administrator, in its sole discretion, will establish a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

Under our Bonus Plan, the administrator, in its sole discretion, will determine the performance goals applicable to awards, which goals will be able to include, without limitation: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, subsidiary, business unit or division, earnings (which will be able to include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, installs, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, unadjusted or adjusted actual contract value, unadjusted or adjusted total contractual value, and individual objectives such as peer reviews or other subjective or objective criteria. The administrator will determine whether performance goals that include our financial results will be determined in accordance with GAAP, or whether such financial results will consist of non-GAAP financial measures, and the administrator will be able to adjust any actual results for one-time items or unbudgeted or unexpected items and/or payments when determining whether the performance goals have been met. The goals will be able to be on the basis of any factors the administrator determines relevant, and may be on an individual, divisional, business unit, segment, or company-wide basis. The performance goals will be able to differ from participant to participant and from award to award.

The administrator will have the discretion at any time to increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award will be able to be below, at or above a participant’s target award, in the administrator’s discretion. The administrator will be able to determine the amount of any reduction on the basis of such factors as it deems relevant, and it will not be required to establish any allocation or weighting with respect to the factors it considers.

Actual awards will be paid in cash in a single lump sum as soon as practicable after the end of the performance period during which they are earned and after they are approved by the administrator, but in no event later than the later of March 15 of the following calendar year or the 15th day of the third month of the following fiscal year. Unless otherwise determined by the administrator, to earn an actual award, a participant will be required to be employed by us (or an affiliate of ours) through the date the award is paid.

Our board of directors or the administrator, in their sole discretion, will be able to alter, suspend, or terminate the Bonus Plan, provided such action does not, without the consent of the participant, alter or impair the rights or obligations under any award already earned by such participant.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis (the “401(k) plan”). All participants’ interests in their deferrals are 100% vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Our 401(k) plan is a “safe harbor” plan under the tax rules, which means that we make a matching contribution to all employees equal to 100% of all elective deferrals that do not exceed 4% of an employee’s compensation. The safe-harbor matching contribution is 100% vested. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents, or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents, or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

RSI Related Person Transactions

In addition to the director and executive officer compensation arrangements and indemnification arrangements discussed above in the section titled “Executive Compensation,” the following is a description of transactions and series of similar transactions, during our last three fiscal years, to which RSI was a party prior to the consummation of the business combination, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of such related person, had or will have a direct or indirect material interest

Series C Convertible Preferred Stock Financing

On October 31, 2016, RSI sold an aggregate of 56,441,036 shares of its Series C convertible preferred stock at a purchase price of approximately $0.1772 per share, for an aggregate purchase price of approximately $10.0 million. The following table summarizes purchases of RSI’s Series C convertible preferred stock by related persons:

Name of Stockholder	Shares of Series C Preferred Stock	Total Purchase Price
Entities affiliated with Adams Street Partners(1)	56,441,036	$10,001,351

(1)	Entities affiliated with Adams Street Partners, whose shares are aggregated for purposes of reporting share ownership information, are Adams Street 2007 Direct Fund, L.P., Adams Street 2008 Direct Fund, L.P., Adams Street 2009 Direct Fund, L.P., Adams Street 2013 Direct Fund LP, Adams Street 2014 Direct Fund LP, Adams Street 2015 Direct Venture/Growth Fund LP, Adams Street 2016 Direct Venture/Growth Fund LP, and Adams Street Venture/Growth Fund VI LP. Entities affiliated with Adam Street Partners beneficially hold more than 5% of our capital stock and Robin Murray, a member of our board of directors, is a partner at Adams Street Partners.

Investors’ Rights Agreement

RSI is party to an investors’ rights agreement that provides, among other things, that holders of RSI’s preferred stock, including stockholders affiliated with some of its directors, have the right to demand that RSI file a registration statement or request that their shares be covered by a registration statement that it is otherwise filing. For a more detailed description of these registration rights, see the section titled “Description of Securities—Registration Rights.”

Debt Financing Agreements

In June 2016, RSI entered into a Credit Facility and other related agreements with a syndicate of lenders including Cortland Capital Market Services as administrative agent and collateral agent and CB Agent Services LLC as origination agent for the lenders, and the other parties named therein. The Credit Facility was subsequently amended in August 2016, October 2016, twice in May 2017, in June 2017 and in October 2017. Upon the effectiveness of the Sixth Amendment, we had a total of $135.0 million outstanding under the Credit Facility consisting of (i) outstanding term loans in the aggregate principal amount of $125.0 million, (ii) mandatory trigger event exit fees of $6.0 million, and (iii) mandatory consulting fees of $4.0 million. Additionally, we were obligated under the Credit Facility to make future payments to the lenders pursuant to the Fifth Amendment for an amendment fee of $1.25 million and an equity raise delay fee of $1.25 million, and for an amendment fee of $3.75 million pursuant to the Sixth Amendment.

Upon the effectiveness of the Sixth Amendment, the $50.0 million of mandatory trigger event exit fees that converted into term debt bears interest at 12.0% per annum payable in cash and 3.0% per annum PIK, and is subject to collateral monitoring fees at 2.5% per annum. In connection with our entry into the Sixth Amendment, various financial covenants were adjusted such that we believe that future compliance will be maintained. We also agreed to pay an amendment fee in connection with the Sixth Amendment of $3.75 million, which is due and payable in July 2019, but will be waived under certain conditions as discussed below.

Certain affiliates of CB Agent Services LLC, who is the Origination Agent under the Credit Facility and beneficially holds more than 5% of our capital stock in the form of warrants as described below, are lenders under the Credit Facility with respect to outstanding loans and unfunded commitments totaling $74.7 million in the aggregate. Entities affiliated with Adams Street Partners, who beneficially hold more than 5% of our capital stock and who is affiliated with Robin Murray, a member of our board of directors, hold a $10.0 million participation interest in outstanding loans under the Credit Facility. In connection with entry into the Credit Facility, we paid for consulting, legal, due diligence and other fees totaling $27.1 million. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSI—Liquidity and Capital Resources” for further information.

Warrant Consent and Conversion Agreement

The information from the section titled “Description of Securities—Registration Rights” is incorporated by reference herein.

RSI and the Origination Agent entered into a warrant purchase agreement (the “Origination Agent Warrant Agreement”), dated as of June 24, 2016, pursuant to which RSI issued to the Origination Agent the Origination Agent Warrants to purchase an aggregate of 14,110,259 shares of RSI common stock at an exercise price per share of $1.35, upon the terms and subject to the conditions set forth in the Origination Agent Warrant Agreement.

In connection with the business combination, GPIA and RSI agreed to increase the aggregate number of shares of RSI common stock issuable under the Origination Agent Warrant Agreement to include an additional 260,000 shares of RSI common stock at an exercise price per share of $1.35 in full satisfaction of a provision of the Origination Agent Warrant Agreement. Such provision had required RSI, under certain circumstances, to issue to holders of the Origination Agent Warrants additional warrants to purchase a number of shares necessary to ensure that such holders hold 5% of RSI’s fully-diluted capital stock.

RSI entered into a warrant consent and conversion agreement, dated May 16, 2017, by and among GPIA, RSI and the Origination Agent (the “Warrant Conversion Agreement”). Pursuant to the Warrant Conversion Agreement, among other things, the Origination Agent agreed immediately prior to, and contingent upon the occurrence of, the consummation of the first merger, to: (i) terminate the Origination Agent Warrant Agreement, (ii) surrender to RSI any and all of its Origination Agent Warrants and (iii) receive warrants relating to shares of our common stock. At the consummation of the business combination, GPIA agreed to issue to the holders of the Origination Agent Warrants and each such holder agreed to convert their relevant allocated portion of Origination Agent Warrants into warrants to purchase shares of our common stock. After such conversion, the Origination Agent Warrants were cancelled and ceased to represent a right to acquire shares of RSI common stock. The total number of Origination Agent Warrants that were converted and cancelled resulted in warrants relating to 3,440,424 shares of our common stock being issued, representing approximately 3.4% of our total common stock on a fully-diluted basis immediately following consummation of the business combination.

Warrant Agreement

In October 2014, RSI issued a warrant to entities affiliated with Adams Street Partners, who beneficially hold more than 5% of our capital stock and who is affiliated with Robin Murray, a member of our board of directors, in exchange for a guarantee up to £550,000 to the United Kingdom government for support service agreements to be provided by RSI for approximately three years. Upon the terms of the warrant, the warrant holder had the right to purchase up to 344,828 shares of common stock of RSI at $1.16 per share. The warrant was exercisable on or before October 29, 2019 or upon the occurrence of a merger. The warrant provided that it could be exercised on a cashless basis. The Merger Agreement provided for the warrant to be exercised on a cashless basis prior to consummation of the first merger. Accordingly, the holders of this warrant received 44,392 shares of our common stock in connection with the consummation of the business combination.

Consulting Services Agreement

For the year ended December 31, 2015, RSI paid $180,000 to Doug Zorn, who served as RSI’s Chief Financial Officer during portions of 2015 and 2016, for certain consulting services. This arrangement terminated in August 2015 when Mr. Zorn was hired to serve as RSI’s Chief Financial Officer. Mr. Zorn retired from RSI prior to December 31, 2016.

RSI Related Person Policy

As a privately held company, RSI was not required to maintain a Related Person Policy. Following consummation of the business combination, RSI became subject to our Policies and Procedures for Related Person Transactions described in this section.

With respect to the consolidated financial statements of RSI and subsidiaries contained elsewhere in this prospectus, RSI was subject to Auditing Standard No. 18 of the Public Company Accounting Oversight Board, which requires auditors to evaluate a company’s identification of, accounting for and disclosure of related party relationships and transactions.

GPIA Related Person Transactions

The information from the section titled “Description of Securities—Registration Rights” is incorporated by reference herein. The following is a description of transactions and series of similar transactions, during the last three fiscal years, to which GPIA was a party prior to the consummation of the business combination.

Founder Shares

On March 2, 2015, GPIA issued 4,312,500 ordinary shares to GPIA, LLC, a company whose sole member is the Sponsor (which are referred to as the founder shares), for an aggregate purchase price of $25,000. The 4,312,500 founder shares included an aggregate of up to 562,500 shares subject to forfeiture by the initial shareholders (or their permitted transferees) on a pro rata basis depending on the extent to which the underwriter’s over-allotment was exercised. As a result of the underwriter’s election to exercise its full over-allotment option to purchase 2,250,000 units on May 26, 2015, 562,500 founder shares were no longer subject to forfeiture. The founder shares are identical to the public shares included in the units sold in our initial public offering, except that (1) the founder shares are subject to certain transfer restrictions and (2) the initial shareholders have agreed in the insider letter agreement (i) to waive their redemption rights with respect to the founder shares and public shares purchased during or after our initial public offering in connection with the consummation of the business combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the founder shares if GPIA failed to complete a business combination by November 27, 2017.

The founder shares have been held in an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned or sold until released from escrow until October 10, 2018, or earlier if, subsequent to our business combination, (i) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after October 10, 2017 or (ii) we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their common stock for cash, securities or other property.

Administrative Services Fee

Commencing on May 19, 2015, GPIA agreed to pay an affiliate of the Sponsor a monthly fee of $10,000 for general and administrative services. For the year ended December 31, 2016 and for the period from January 28, 2015 (inception) through December 31, 2015, GPIA incurred $120,000 and $80,000, respectively, of administrative service fees, with $60,000 and $10,000, respectively, being included in accounts payable and accrued expenses in the balance sheet of GPIA as of December 31, 2016 and December 31, 2015, respectively. For each of the nine months ended September 30, 2017 and 2016, GPIA incurred $90,000 of administrative service fees, with $150,000 and $60,000, respectively, being included in accounts payable and accrued expenses in the balance sheet as of September 30, 2017 and December 31, 2016, respectively. Upon completion of the business combination, these monthly service fees for general and administrative services ceased.

Promissory Notes

GPIA entered into a promissory note with the Sponsor, pursuant to which the Sponsor loaned GPIA $100,000 to be used for the payment of costs associated with our initial public offering. The promissory note was non-interest bearing, unsecured and due on the earlier of December 31, 2015 or the closing of GPIA’s initial public offering. The promissory note was repaid upon consummation of GPIA’s initial public offering.

In May 2016, the Sponsor committed to provide loans to GPIA up to an aggregate of $500,000 in order to finance transaction costs in connection with a business combination. The Sponsor and GPIA amended the commitment from time to time to increase the Sponsor’s commitment to provide loans to GPIA. In February 2017, GPIA and the Sponsor amended the commitment such that the Sponsor committed to provide loans to GPIA up to a total aggregate amount of $3.4 million. The loans are evidenced by a promissory note, are non-interest bearing, unsecured and will only become due and payable when the outstanding principal balance under the Credit Facility is less than $95.0 million. As of September 30, 2017, $2,980,631 was outstanding under the loans.

Other than as described above, the Sponsor or an affiliate of the Sponsor or certain of GPIA’s officers and directors could, but were not obligated to, loan GPIA additional funds as were required (“working capital loans”). The Sponsor previously made working capital loans to GPIA and could make further working capital loans to GPIA. GPIA could repay the working capital loans out of the proceeds held in the Trust Account released to GPIA. Up to $1.0 million of working capital loans or promissory notes could have been converted into warrants of to purchase shares of GPIA’s ordinary shares at a price of $1.00 per warrant at the option of the Sponsor. Such warrants would have been identical to the Sponsor Private Placement Warrants. No written agreements exist with respect to the working capital loans.

Related Party Advances

As of May 26, 2015, the Sponsor advanced an aggregate of $86,321, of which $85,000 was paid directly to GPIA’s vendors for costs associated with GPIA’s initial public offering. The advances were non-interest bearing, unsecured and due on demand. The advances were repaid upon consummation of GPIA’s initial public offering.

Through December 31, 2016, the Sponsor advanced an aggregate of $635,681 in order to finance transaction costs in connection with the terminated business combination with WKI. The advances were non-interest bearing, unsecured and payable only upon the completion of a business combination. As a result of the amendment to the Sponsor’s commitment to provide loans to GPIA of up to a total aggregate amount of $3.4 million (see above), the outstanding advances of $635,681 were reclassified to related party promissory loans and are now included in the outstanding amounts owed under such loans.

Equity Commitment

GPIA entered into an equity commitment letter, dated May 16, 2017, with the Sponsor and GPIA, LLC, a company whose sole member is the Sponsor (the “Equity Commitment Letter”). Pursuant to the Equity Commitment Letter, the Sponsor agreed to provide a specified amount of cash for the purchase of shares of our common stock at a cash purchase price of $10.00 per share.

Pursuant to the Merger Agreement, the consummation of the first merger was conditioned upon, among other things, (i) there being a minimum of $50.0 million of cash available to GPIA (including the cash in GPIA’s Trust Account and any cash provided by the Sponsor pursuant to its equity commitment) and (ii) there being a minimum amount of immediately available cash in the Trust Account of not less than $5,000,001 after giving effect to the redemption of GPIA public shares that holders of GPIA public shares validly elected to redeem in connection with the business combination. Pursuant to the Equity Commitment Letter, the Sponsor would (in certain circumstances) provide backstop equity financing by means of purchasing newly issued GPIA ordinary shares based on a per share issue price of $10.00 in an aggregate amount of up to $35.0 million. Upon the date of the consummation of the business combination, the non-Sponsor available cash after giving effect to the GPIA ordinary share redemptions discussed in Note 8 to GPIA’s condensed financial statements included elsewhere in this prospectus was less than $15.0 million. On the date of the consummation of the business combination, but prior to the closing of the business combination, the Sponsor purchased in the aggregate 3,600,000 ordinary shares of GPIA in a private placement at an issuance price of $10.00 per share for gross proceeds of $36.0 million. Such Sponsor purchases resulted in the available cash required for consummation of the business combination exceeding $15.0 million, and the total amount purchased exceeded the Sponsor’s maximum equity commitment of $3.0 million, and was in satisfaction of any obligations, under the Equity Commitment Letter.

The GPIA ordinary shares issued pursuant to the Equity Commitment Letter constitute registrable securities under the Registration Rights Agreement (defined in the section titled “Description of Securities—Registration Rights”). Pursuant to the terms of the Equity Commitment Letter, the Sponsor could allocate all or a portion of its obligations under the Equity Commitment Letter to one or more persons who committed to purchase GPIA ordinary shares in connection with the business combination, but such allocation would not relieve the Sponsor of its obligations thereunder.

The Sponsor’s obligations under the Equity Commitment Letter were subject to the following conditions:

•	execution of the merger agreement by the parties thereto and all related agreements required by the merger agreement;

•	satisfaction in full or waiver by us and Let’s Go (with the Sponsor’s prior written consent) of each of the conditions to our obligations and the obligations of Let’s Go to consummate the transactions contemplated by the merger agreement;

•	confirmation by RSI that all conditions in the merger agreement that were for the benefit of RSI had been satisfied or waived by RSI; and

•	consummation of the first merger and the transactions contemplated by the merger agreement substantially concurrently with the payment required under the equity commitment.

The Equity Commitment Letter terminated automatically upon the consummation of the business combination.

GPIA Related Party Policy

Prior to the consummation of GPIA’s initial public offering, GPIA adopted a code of ethics requiring GPIA to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by its board of directors (or the appropriate committee of its board of directors) or as disclosed in its public filings with the SEC. Under GPIA’s code of ethics, conflict of interest situations included any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving GPIA. A form of the code of ethics that was adopted prior to the consummation of GPIA’s initial public offering was filed as an exhibit to the registration statement relating to its initial public offering.

In addition, GPIA’s audit committee, pursuant to a written charter, was responsible for reviewing and approving related party transactions to the extent that GPIA entered into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum was present was required in order to approve a related party transaction. A majority of the members of the entire audit committee constituted a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee was required to approve a related party transaction. A form of the audit committee charter that GPIA adopted prior to the consummation of its initial public offering was filed as an exhibit to the registration statement relating to GPIA’s initial public offering. GPIA also required each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures were intended to determine whether any such related party transaction impaired the independence of a director or presented a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, GPIA agreed not to consummate an initial business combination with an entity that was affiliated with any of the Sponsor, officers or directors unless GPIA, or a committee of independent directors, obtained an opinion from an independent investment banking firm which was a member of FINRA that the initial business combination was fair to the company from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments were made to the Sponsor, officers or directors, or GPIA’s or their affiliates, for services rendered to GPIA prior to or in connection with the completion of the initial business combination, other than the following payments, none of which were made from the proceeds of GPIA’s offering held in the Trust Account prior to the completion of its initial business combination:

•	repayment of a loan and advances of an aggregate of $100,000 made to GPIA by the Sponsor, which was repaid upon consummation of GPIA’s initial public offering;

•	repayment of an advance of $86,321 to the Sponsor, which was repaid upon consummation of GPIA’s initial public offering;

•	payment to an affiliate of the Sponsor for office space, utilities and secretarial support for a total of $10,000 per month; and

•	reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of loans on such terms as determined by GPIA from time to time, made by the Sponsor or certain of GPIA’s officers and directors to finance transaction costs in connection with an intended initial business combination, provided, that, if GPIA did not consummate an initial business combination, a portion of the working capital held outside the Trust Account could be used by GPIA to repay such loaned amounts so long as no proceeds from the Trust Account were used for such repayment. As of September 30 2017, the Sponsor had committed to provide loans to GPIA up to an aggregate of $3.4 million in order to finance transaction costs in connection with a business combination. The loans are evidenced by a promissory note, are non-interest bearing, unsecured and will only be repaid when the outstanding principal balance under the Credit Facility is less than $95.0 million. As of September 30, 2017, $2,980,631 was outstanding under the loans. Up to $1.0 million of promissory notes or other working capital loans may be convertible into warrants to purchase shares of our common stock at a price of $1.00 per warrant at the option of the Sponsor.

Our Existing Policies and Procedures for Related Person Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which a related person has or will have a direct or indirect material interest. The charter of our audit committee provides that our audit committee shall review and approve in advance any related person transaction.

We have adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000, and in which any related person has a direct or indirect material interest, without the consent of our audit committee. In approving or rejecting any such transaction, our audit committee considers the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

PRINCIPAL AND SELLING SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of October 10, 2017, as adjusted to reflect the Securities that may be sold from time to time pursuant to this prospectus, for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors;

•	all executive officers and directors as a group; and

•	all selling securityholders, consisting of the entities and individuals shown as having shares listed in the column “Securities Being Offered.”

The shares of common stock and warrants offered hereunder include:

•	an aggregate of 4,510,629 outstanding shares of our common stock held by the Sponsor, Citigroup, Cowen and certain of our current employees, offered pursuant to this prospectus;

•	8,625,000 shares of our common stock issuable upon exercise of the Public Warrants that were issued by GPIA in its initial public offering, currently exercisable for one share of our common stock at a price of $11.50 per share (upon exercise and issuance, such shares of common stock will be freely tradeable under U.S. securities laws);

•	3,440,424 shares of our common stock issuable upon exercise of the Origination Agent Warrants issued to the Origination Agent, currently exercisable for one share of our common stock at a price of $5.64 per share (upon exercise and issuance, such shares of common stock may be offered for sale by the Origination Agent pursuant to this prospectus);

•	6,062,500 shares of our common stock issuable upon exercise of the Sponsor Private Placement Warrants that were issued to the Sponsor in connection with GPIA’s initial public offering, currently exercisable for one share of our common stock at a price of $11.50 per share (upon exercise and issuance, such shares of common stock may be offered for sale by the Sponsor pursuant to this prospectus); and

•	6,062,500 warrants to purchase shares of our common stock that are the Sponsor Private Placement Warrants issued to the Sponsor in a private placement that closed simultaneously with the closing of GPIA’s initial public offering, currently exercisable for one share of our common stock at a price of $11.50 per share, offered by the selling securityholders pursuant to this prospectus.

Note that the 8,625,000 shares of our common stock issuable upon exercise of the Public Warrants are not included in the following table.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of October 10, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock prior to this offering on 58,580,796 shares of our common stock outstanding as of October 10, 2017 unless otherwise noted.

Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Rimini Street, Inc., 3993 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Being	Warrants Being	Shares Beneficially Owned After the Offering (1)
	Shares	Percentage	Offered	Offered	Shares	Percentage
Name of Beneficial Owner
5% Stockholders:
CB Agent Services LLC(2)	3,440,424	5.5	3,440,424	-	-	*
Entities affiliated with Adams Street Partners(3)	23,400,280	39.9	-	-	23,400,280	39.9
GPIAC, LLC(4)	13,915,000	21.5	9,662,500	6,062,500	4,252,500	6.6
Named Executive Officers and Directors:
Seth A. Ravin(5)	13,485,115	22.9	-	-	13,485,115	22.9
Thomas C. Shay(6)	5,202,358	8.8	-	-	5,202,358	8.8
Sebastian Grady(7)	1,723,770	2.9	-	-	1,723,770	2.9
Daniel B. Winslow(8)	167,588	*	-	-	167,588	*
David Rowe(9)	625,583	1.1	4,050	-	621,533	1.0
Brian Slepko(10)	1,495,104	2.5	518,142	-	976,962	1.6
Jack L. Acosta(11)	239,412	*	-	-	239,412	*
Thomas Ashburn(12)	159,608	*	-	-	159,608	*
Steve Capelli(13)	119,706	*	-	-	119,706	*
Robin Murray(14)	23,400,280	39.9	-	-	23,400,280	39.9
Margaret (Peggy) Taylor(15)	239,412	*	-	-	239,412	*
Antonio Bonchristiano(16)	-	*	-	-	-	*
Andrew Fleiss(16)	-	*	-		-	*
All executive officers and directors as a group (16 persons)(17)	48,673,477	74.5	522,192	-	48,151,285	73.7
Other Selling Stockholders:
Citigroup Global Markets Inc.(18)	150,937	*	150,937	-	-	*
Cowen Investments LLC(19)	237,500	*	237,500	-	-	*

(*)	Represents beneficial ownership of less than 1%.

(1)	The percentage of beneficial ownership is calculated based on 58,580,796 shares of our common stock as of October 10, 2017. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

(2)	Consists of 3,440,424 shares of our common stock subject to warrants exercisable within 60 days of October 10, 2017. The business address of CB Agent Services LLC is 888 Seventh Avenue, 29th Floor, New York, NY 10016. Colbeck Capital Management LLC, an associate of CB Agent Services LLC, is a Registered Investment Advisor.

(3)	Consists of (i) 4,371,271 shares of our common stock held by Adams Street 2007 Direct Fund, L.P. (“AS 2007”), (ii) 4,927,144 shares of our common stock held by Adams Street 2008 Direct Fund, L.P. (“AS 2008”), (iii) 4,316,925 shares of our common stock held by Adams Street 2009 Direct Fund, L.P. (“AS 2009”), (iv) 3,924,594 shares of our common stock held by Adams Street Venture/Growth Fund VI LP (“VG VI”), (v) 1,760,531 shares of our common stock held by Adams Street 2014 Direct Fund LP (“AS 2014”), (vi) 1,351,405 shares of our common stock held by Adams Street 2015 Direct Venture/Growth Fund LP (“AS 2015”), (vii) 1,334,361 shares of our common stock held by Adams Street 2016 Direct Venture/Growth Fund LP (“AS 2016”), (viii) 1,294,343 shares of our common stock held by Adams Street 2013 Direct Fund LP (“AS 2013”) and (ix) 119,706 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017 held by Robin Murray, a partner of Adams Street Partners, LLC (or a subsidiary thereof) and a member of our board of directors. The shares owned by AS 2007, AS 2008, AS 2009, VG VI, AS 2013, AS 2014, AS 2015 and AS 2016 may be deemed to be beneficially owned by Adams Street Partners, LLC, the managing member of the general partner of each of AS 2007, AS 2008 and AS 2009 and the managing member of the general partner of the general partner of each of VG VI, AS 2013, AS 2014, AS 2015 and AS 2016. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould III, Robin P. Murray, Fred Wang and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof) may be deemed to have shared voting and investment power over the shares owned by AS 2007, AS 2008, AS 2009, VG VI, AS 2013, AS 2014, AS 2015 and AS 2016. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould III, Robin P. Murray, Fred Wang and Michael R. Zappert disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The shares owned by AS 2007, AS 2008, AS 2009, VG VI, AS 2013, AS 2014, AS 2015 and AS 2016 are aggregated for purposes of reporting share ownership information. Together, the aforementioned funds beneficially hold more than 5% of our capital stock). Robin Murray, who is a member of our board of directors, is a partner of Adams Street Partners, LLC (or a subsidiary thereof). The business address of the foregoing entities and individual is One North Wacker Drive, Suite 2200, Chicago, Illinois 60606. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13D/A filed with the SEC on October 23, 2017.

(4)	GPIC, Ltd. is a member of GPIAC, LLC, a Delaware limited liability company. GPIC, Ltd. is the managing member of RMNI InvestCo, LLC, a Delaware limited liability company. Alvaro Lopes da Silva Neto is an officer of GPIAC, LLC and has sole voting and investment power over the shares held by GPIAC, LLC. GPIC, Ltd. has sole voting and investment power over the shares held by RMNI InvestCo, LLC. GPIC, Ltd. is controlled by GP Investments, Ltd. Accordingly, GPIC, Ltd., Alvaro Lopes da Silva Neto and GP Investments, Ltd. may be deemed to share voting and dispositive power over the aggregate of 13,915,000 shares of our common stock beneficially owned by GPIAC, LLC and RMNI InvestCo, LLC, including 6,062,500 shares of our common stock that may be acquired by GPIAC, LLC within 60 days of October 10, 2017. The business address of GPIAC, LLC is 4001 Kennett Pike, Suite 302, Wilmington, Delaware 19807. The business address of GP Investments, Ltd and GPIC, Ltd. is 129 Front Street HM12, Suite 4, Penthouse, Hamilton, Bermuda. The business address of Mr. Alvaro Lopes da Silva Neto is 150 E 52nd Street, Suite 5003, New York, NY 10022. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13D filed with the SEC on October 23, 2017.

(5)	Consists of (i) 13,293,585 shares of our common stock held by Seth A. Ravin, Trustee of The SAR Trust U/A/D August 30, 2005, and (ii) 191,530 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017.

(6)	Consists of (i) 4,795,357 shares of our common stock and (ii) 407,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017.

(7)	Consists of 1,723,770 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017.

(8)	Consists of 167,588 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017.

(9)	Consists of (i) 4,050 shares of our common stock and (ii) 621,533 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017.

(10)	Consists of (i) 518,142 shares of our common stock and (ii) 976,962 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017.

(11)	Consists of 239,412 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017.

(12)	Consists of 159,608 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017.

(13)	Consists of 119,706 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017.

(14)	Consists of (i) shares of our common stock listed in footnote (3) above, which are held by entities affiliated with Adams Street Partners and (ii) 119,706 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017. Mr. Murray, one of our directors, is a partner with Adams Street Partners, LLC.

(15)	Consists of 239,412 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017.

(16)	Messrs. Bonchristiano and Fleiss joined our board of directors upon consummation of the business combination on October 10, 2017.

(17)	Consists of (i) 41,891,708 shares of our common stock and (ii) 6,781,769 shares of our common stock issuable upon exercise of options exercisable within 60 days of October 10, 2017.

(18)	Consists of 150,937 shares of our common stock held by Citigroup Global Markets Inc. The business address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10012.

(19)	Consists of 237,500 shares of our common stock held by Cowen Investments LLC. The business address of Cowen Investments LLC is 599 Lexington Ave, New York, NY 10022.

DESCRIPTION OF SECURITIES

GENERAL

The following is a summary of the rights of our securities and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

We are a Delaware corporation. Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

COMMON STOCK

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of shares of our common stock shall be entitled to cast one vote for each share held on all matters submitted to a vote of our stockholders. Holders of shares of our common stock have no cumulative voting rights with respect to the election of directors. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Other

Immediately prior to the consummation of the business combination, the Sponsor owned 4,252,500 ordinary shares of GPIA and GPIA’s independent directors owned an aggregate of 60,000 ordinary shares of GPIA. We refer to the Sponsor and GPIA’s independent directors that owned any of the ordinary shares as GPIA’s “initial shareholders,” and the 4,312,500 ordinary shares that they owned in aggregate are referred to as the “founder shares.” The founder shares were identical to the ordinary shares included in the units sold in GPIA’s initial public offering and on the effective date of the Domestication, each issued and outstanding founder share of GPIA automatically converted by operation of law, on a one-for-one basis, into one share of our common stock immediately after consummation of the business combination.

The shares of our common stock held by the initial shareholders of GPIA are held in an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned or sold until released from escrow until October 10, 2018, or earlier if, subsequent to our business combination, (i) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after October 10, 2017 or (ii) we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their common stock for cash, securities or other property.

In addition, we entered into a lock-up letter, dated May 16, 2017 (the “lock-up letter”), with Seth A. Ravin (as trustee of a trust holding shares of our common stock), Thomas C. Shay and Adams Street Partners LLC and certain Adams Street fund limited partnerships (together, the “Lock-up Stockholders”). Pursuant to the lock-up letter, among other things, the Lock-up Stockholders agreed not to transfer or otherwise dispose of any shares of our common stock that they received upon consummation of the business combination for a period of twelve months from the effectiveness of the first merger (the “lock-up period”), subject to certain exceptions, including, among other things, if the last sale price equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the effectiveness of the first merger. As of October 10, 2017, the Lock-up Stockholders hold in aggregate approximately 71% of our outstanding common stock.

PREFERRED STOCK

No shares of our preferred stock are currently issued or outstanding. Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of our common stock.

WARRANTS

As of the date of this prospectus, there are outstanding an aggregate of 18,127,924 warrants to acquire our common stock, including (i) 6,062,500 Sponsor Private Placement Warrants held by the Sponsor, (ii) 8,625,000 Public Warrants, of which 52,100 are held by an affiliate of the Sponsor and (iii) 3,440,424 Origination Agent Warrants held by the Origination Agent. Each of the units issued in GPIA’s initial public offering contains one-half of a warrant. Each warrant entitles the holder thereof to purchase one share of our common stock. The Sponsor Private Placement Warrants and the Public Warrants are each exercisable for one share of our common stock at $11.50 per share. The Origination Agent Warrants are each exercisable for one share of our common stock at $5.64 per share.

Simultaneously with the closing of GPIA’s initial public offering, GPIA consummated the sale of 6,062,500 warrants exercisable to purchase one GPIA ordinary share at $11.50 per share, at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $6,062,500. The Sponsor Private Placement Warrants are non-redeemable so long as they are held by their initial purchasers or their permitted transferees. If the Sponsor Private Placement Warrants are held by holders other than their initial purchasers or their permitted transferees, they will be redeemable by us and exercisable by the holders.

The Sponsor Private Placement Warrants (including the ordinary shares issuable upon exercise of the Sponsor Private Placement Warrants) were placed into an escrow account with Continental Stock Transfer & Trust Company and, while in escrow, were not transferable, assignable or saleable (except, among other limited exceptions as described above, to GPIA’s officers and directors and other persons or entities affiliated with the initial purchasers of the Sponsor Private Placement Warrants) and they were not redeemable by us so long as they were held by the initial purchasers or their permitted transferees. These warrants were released from escrow on November 9, 2017, 30 days after the completion of the business combination.

If a holder of Sponsor Private Placement Warrants elects to exercise them on a cashless basis, it would pay the exercise price by surrendering its warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

UNITS

Each unit has an offering price of $10.00 and consists of one ordinary share and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as described in this prospectus. A warrantholder may exercise its warrants only for a whole number of the company’s shares. This means that only a whole warrant may be exercised at any given time by a warrantholder. The ordinary shares and warrants that comprised the units following GPIA’s initial public offering began separate trading on the 52nd day following the closing of GPIA’s initial public offering. Once the ordinary shares and warrants commenced separate trading, holders had the option to continue to hold units or separate their units into the component pieces.

We believe that as of October 10, 2017, 6,167 units were still outstanding. Holders of units must elect to separate the underlying shares of our common stock and Public Warrants prior to exercising their Public Warrants. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, our transfer agent, directly and instruct them to do so.

REGISTRATION RIGHTS

Warrant Consent and Conversion Agreement

The information in the section titled “Certain Relationships, Related Party and Other Transactions—RSI Related Person Transactions—Warrant Consent and Conversion Agreement” is hereby incorporated by reference.

Pursuant to the Warrant Consent and Conversion Agreement, we agreed that, as soon as practicable, but in no event more than 15 business days, after the consummation of the business combination, we would use our best efforts to prepare and file with the SEC a registration statement for the registration, under the Securities Act, of the offer and sale of all shares of our common stock issued or issuable under the Origination Agent Warrants. Additionally, we agreed to use our best efforts to cause such registration statement to become effective as soon as practicable thereafter, but in any event to cause such registration statement to become effective no later than 105 days after the consummation of the business combination, and to file any necessary amendments or supplements and maintain the effectiveness of such registration statement until the expiration of the Origination Agent Warrants and cooperate with and otherwise permit any holder of the Origination Agent Warrants, at any time and from time to time after effectiveness of such registration statement, to undertake sales of the securities covered thereby. If the holders of the Origination Agent Warrants notify us that they desire to effect sales of shares of common stock issuable upon exercise of the Origination Agent Warrants pursuant to such registration statement by means of an underwritten offering, we will cooperate to the extent reasonably requested by such holders in such underwritten offering in customary fashion. Unless and until all of the Origination Agent Warrants have been exercised and all the shares of common stock underlying the Origination Agent Warrants have been sold by the holders, we shall continue to be obligated to comply with these registration obligations.

Registration Rights Agreement

The holders of the founder shares, the Sponsor Private Placement Warrants and the Public Warrants (and any shares of our common stock issuable upon the exercise of the Sponsor Private Placement Warrants and the Public Warrants) are entitled to registration rights pursuant to a registration rights agreement entered into as of May 19, 2015, among GPIA, the Sponsor, GPIAC, LLC and the other parties thereto (the “Registration Rights Agreement”). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the Registration Rights Agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (a) in the case of the founder shares, one year after the date of the consummation of our initial business combination or earlier if, subsequent to our business combination, (i) the last sale price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (ii) we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property; and (b) in the case of the Sponsor Private Placement Warrants and the respective common stock underlying such warrants, 30 days after the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Warrant Agreement

Pursuant to a warrant agreement entered into on May 19, 2015, between GPIA and Continental Stock Transfer & Trust Company, as warrant agent, (the “GPIA Warrant Agreement”) GPIA agreed to use its best efforts to file a registration statement with the SEC registering resales of shares of common stock issuable upon the exercise of the Sponsor Private Placement Warrants and the Public Warrants, in addition to certain other securities, as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination. GPIA agreed to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants. If any such registration statement has not been declared effective by the 60th business day following the closing of the business combination, holders of the warrants shall have the right, during the period beginning on the 61st business day after the closing of the business combination and ending upon such registration statement being declared effective, and during any other period when we shall fail to have maintained an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the difference between the warrant price and the “Fair Market Value” (as defined in the GPIA Warrant Agreement) by (y) the Fair Market Value.

Equity Commitment

In connection with the Sponsor’s equity commitment, GPIA, the Sponsor and GPIAC, LLC agreed that the securities issued to the Sponsor upon the funding of its equity commitment would be deemed “Registrable Securities” under the Registration Rights Agreement. For more information regarding the equity commitment, see the section titled “Certain Relationships, Related Party and Other Transactions—GPIA Related Person Transactions—Equity Commitment.”

Letter Agreements

In connection with the business combination, GPIA, the Sponsor and GPIAC, LLC agreed, pursuant to certain letter agreements entered into on October 3, 2017, that our common stock issued to Cowen and Citigroup (at a price of $10.00 per share) in settlement of certain fees owed to such parties would be included in this prospectus pursuant to the GPIA Warrant Agreement.

Investors’ Rights Agreement

Certain of our stockholders are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in RSI’s amended and restated investors’ rights agreement (the “IRA”) dated as of October 31, 2016. The registration rights set forth in the IRA expire upon the earlier of five years following the completion of an initial public offering of RSI, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares entitled to registration rights pursuant to Rule 144 of the Securities Act during any 90-day period.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock. As discussed above under “—Preferred Stock,” our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock are not able to amend the amended and restated bylaws or remove directors without holding a meeting of stockholders called in accordance with the amended and restated bylaws.

In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by our board of directors, the chairperson of our board of directors, our chief executive officer, our president or our secretary. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Board Classification. Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

RULE 144

A person who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their shares provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (2) We are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares then outstanding; and

•	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about our company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the business combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

TRANSFER AND WARRANT AGENT AND REGISTRAR

The transfer and warrant agent for our common stock is Continental Stock Transfer & Trust Company, which is located at 1 State Street Plaza, 30th Floor, New York, New York 10004, e-mail: mzimkind@continentalstock.com.

EXCHANGE LISTING

Our common stock is listed on NASDAQ under the symbol “RMNI,” our units are quoted on OTC Pink under the symbol “RMNIU” and our warrants are quoted on OTC Pink under the symbol “RMNIW”.

PLAN OF DISTRIBUTION

We are registering the Securities covered by this prospectus to permit the selling securityholders to conduct public secondary trading of these Securities from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We will receive up to an aggregate of approximately $188,310,241 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. See the section titled “Use of Proceeds.” The aggregate proceeds to the selling securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Securities.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the selling securityholders.

The Securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including NASDAQ;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholders and any other person participating in the sale of the Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed. This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

With respect to those Securities being registered pursuant to the Registration Rights Agreement, we have agreed to indemnify or provide contribution to the selling securityholders and all of their officers, directors and control persons, as applicable, and certain underwriters effecting sales of the Securities against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

Exercise of Warrants

The Warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrants will be required to be exercised on a cashless basis in the event of a redemption of the Warrants pursuant to the warrant agreement governing such Warrants in which our board of directors has elected to require all holders of the Warrants who exercise their Warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants to be exercised, multiplied by the difference between the exercise price of the Warrants and the “Fair market value” (defined below) by (y) the Fair Market Value. The Fair Market Value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

No fractional shares will be issued upon the exercise of the Warrants. If, upon the exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to such holder, pursuant to the agreement governing such Warrant.

LEGAL MATTERS

The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements of RSI and Subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of GPIA as of December 31, 2016 and 2015, and for the year ended December 31, 2016 and for the period from January 28, 2015 (inception) through December 31, 2015, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus and are included in reliance on such report given the authority of such firm as expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock and the warrants to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1850, Washington, D.C. 20549, at prescribed rates. Please call 1-800-SEC-0330 for further information on the Public Reference Room. Our website address is www.riministreet.com. The information on, or that can be accessed through, our website is not part of this prospectus.

EXPLANATORY NOTE

As discussed in Note 1 to the Unaudited Condensed Consolidated Financial Statements of Rimini Street, Inc. for the nine months ended September 30, 2017 and 2016 included herein, the related financial statements reflect and are based upon, the capital structure of Rimini Street, Inc., a Nevada corporation (“RSI”) prior to giving effect to the business combination with GP Investments Acquisition Corp. (“GPIA”), which closed on October 10, 2017.

GP Investments Acquisition Corp.

Unaudited Condensed Consolidated Financial Statements as of September 30, 2017 and December 31, 2016, and for the Nine Months Ended September 30, 2017 and 2016	F-61
Condensed Consolidated Balance Sheets	F-62
Condensed Consolidated Statements of Operations	F-63
Condensed Consolidated Statements of Cash Flows	F-64
Notes To Condensed Consolidated Financial Statements	F-65

Consolidated Financial Statements as of December 31, 2016 and 2015, for the Year Ended December 31, 2016, and the Period from January 28, 2015 (Inception) through December 31, 2015	F-76
Report of Independent Registered Public Accounting Firm	F-77
Consolidated Balance Sheets	F-78
Consolidated Statements of Operations	F-79
Consolidated Statement of Changes in Shareholders’ Equity	F-80
Consolidated Statements of Cash Flows	F-81
Notes To Consolidated Financial Statements	F-82

F-1

RIMINI STREET, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Financial Statements
as of September 30, 2017 and December 31, 2016,
and for the Nine Months Ended September 30, 2017 and 2016

F-2

RIMINI STREET, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

September 30, 2017 and December 31, 2016

(In thousands, except per share amounts)

	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$6,862	$9,385
Restricted cash	8,727	18,852
Accounts receivable, net of allowance of $55 and $36, respectively	33,711	55,324
Prepaid expenses and other	7,650	5,748
Total current assets	56,950	89,309

Long-term assets:
Property and equipment, net of accumulated depreciation of $6,860 and $5,312, respectively	4,244	4,559
Deferred debt issuance costs, net	3,313	3,950
Deferred offering costs	3,957	-
Deposits and other	972	965
Deferred income taxes, net	640	595
Total assets	$70,076	$99,378

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$11,750	$24,750
Accounts payable	9,256	8,839
Accrued expenses	39,253	36,650
Deferred insurance settlement	13,230	-
Liability for embedded derivatives	9,800	5,400
Deferred revenue	125,882	137,293
Total current liabilities	209,171	212,932

Long-term liabilities:
Long-term debt, net of current maturities	68,406	63,314
Deferred revenue	27,082	27,538
Liability for redeemable warrants	21,336	7,269
Other long-term liabilities	4,129	1,835
Total liabilities	330,124	312,888

Commitments and contingencies (Notes 8 and 11)

Stockholders’ deficit (1):
Convertible preferred stock, $0.001 par value per share. Authorized, issued and outstanding 100,486 shares; aggregate liquidation preference of $20,551	19,542	19,542
Convertible Class A common stock, $0.001 par value. Authorized 500,000 shares; 529 and 340 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	1	-
Convertible Class B common stock, $0.001 par value. Authorized 192,000 shares; 102,926 and 101,083 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	103	101
Common stock; $0.001 par value. Authorized 500,000 shares; no shares issued and outstanding	-	-
Additional paid-in capital	21,676	19,003
Accumulated other comprehensive loss	(886)	(1,046)
Accumulated deficit	(300,484)	(251,110)
Total stockholders’ deficit	(260,048)	(213,510)
Total liabilities and stockholders’ deficit	$70,076	$99,378

(1)	See Note 1 for discussion of reverse recapitalization that is not given effect herein.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

RIMINI STREET, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

For the Nine Months Ended September 30, 2017 and 2016

(In thousands, except per share amounts)

	2017	2016

Net revenue	$154,729	$113,438
Cost of revenue	58,002	48,074

Gross profit	96,727	65,364

Operating expenses:
Sales and marketing	47,685	53,573
General and administrative	26,784	22,082
Write-off of deferred financing costs	-	2,000
Litigation costs and related insurance recoveries:
Professional fees and other defense costs of litigation	11,724	15,865
Insurance recoveries and reduction in deferred settlement liability	(7,113)	(6,868)
Pre-judgment interest	-	2,706

Total operating expenses	79,080	89,358

Operating income (loss)	17,647	(23,994)

Non-operating expenses:
Interest expense	(33,629)	(5,020)
Other debt financing expenses	(14,704)	(4,278)
Loss on embedded derivatives and redeemable warrants, net	(18,467)	(2,145)
Other, net	422	(665)

Loss before income taxes	(48,731)	(36,102)
Income tax expense	(643)	(895)

Net loss	(49,374)	(36,997)
Foreign currency translation gain (loss)	160	(264)

Comprehensive loss	$(49,214)	$(37,261)

Net loss per common share:
Basic and diluted (1)	$(0.48)	$(0.37)

Weighted average number of common shares outstanding:
Basic and diluted (1)	102,535	101,326

(1)	See Note 1 for discussion of reverse recapitalization that is not given effect herein.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

RIMINI STREET, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statement of Stockholders’ Deficit

For the Nine Months Ended September 30, 2017

(In thousands, except per share amounts)

								Accumulated
	Convertible		Convertible Common Stock				Additional	Other
	Preferred Stock		Class A		Class B		Paid-in	Comprehensive	Accumulated
	Shares (1)	Amount (1)	Shares (1)	Amount (1)	Shares (1)	Amount (1)	Capital (1)	Loss	Deficit	Total

Balances, December 31, 2016	100,486	$19,542	340	$-	101,083	$101	$19,003	$(1,046)	$(251,110)	$(213,510)
Stock-based compensation	-	-	-	-	-	-	1,916	-	-	1,916
Warrant expense	-	-	-	-	-	-	363	-	-	363
Issuance of shares upon exercise of stock options	-	-	189	1	1,843	2	394	-	-	397
Foreign currency translation gain	-	-	-	-	-	-	-	160	-	160
Net loss	-	-	-	-	-	-	-	-	(49,374)	(49,374)

Balances, September 30, 2017	100,486	$19,542	529	$1	102,926	$103	$21,676	$(886)	$(300,484)	$(260,048)

(1)	See Note 1 for discussion of reverse recapitalization that is not given effect herein.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

RIMINI STREET, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2017 and 2016

(In thousands)

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(49,374)	$(36,997)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,477	1,296
Accretion and amortization of debt discount and issuance costs	19,403	4,346
Write-off of debt discount and issuance costs	9,861	-
Stock-based compensation expense	1,916	1,829
Loss on embedded derivatives and redeemable warrants, net	18,467	2,145
Paid-in-kind interest expense	2,038	253
Deferred income taxes	(32)	(42)
Other	364	46
Changes in operating assets and liabilities:
Accounts receivable, net	21,745	8,537
Prepaid expenses, deposits and other	(1,756)	(3,030)
Accounts payable	291	(487)
Accrued expenses	547	6,564
Deferred insurance settlement	13,230	-
Accrued pre-judgement interest on litigation settlement	-	2,706
Deferred revenue	(12,021)	24,882
Net cash provided by operating activities	26,156	12,048

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	(1,074)	(630)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from borrowings	-	19,607
Principal payments on borrowings	(36,993)	(15,112)
Principal payments on capital leases	(648)	(467)
Payments for debt issuance costs	(332)	(559)
Payments for deferred offering costs	(704)	-
Proceeds from exercise of employee stock options	397	18
Net cash provided by (used in) financing activities	(38,280)	3,487
Effect of foreign currency translation changes	550	(138)
Net increase (decrease) in cash, cash equivalents and restricted cash	(12,648)	14,767
Cash, cash equivalents and restricted cash at beginning of period	28,237	12,559
Cash, cash equivalents and restricted cash at end of period	$15,589	$27,326

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$13,377	$1,460
Cash paid for income taxes	1,414	1,135

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Liability for mandatory fees and related debt discount under Credit Facility:
Balance at inception of Credit Facility	$-	$45,301
Adjustment for updated calculation of mandatory trigger event exit fees	5,775	4,907
Payables for deferred offering costs	3,253	-
Payable for debt issuance costs	1,250	-
Payables for capital expenditures	85	-
Issuance of redeemable warrants for debt issuance costs	-	8,847
Purchase of equipment under capital lease obligations	-	868

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-6

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—REVERSE RECAPITALIZATION

Business Combination and Delaware Domestication. Rimini Street, Inc. (“RSI” or the “Company”) was incorporated in the state of Nevada in September 2005. RSI provides enterprise software support services. On May 16, 2017, RSI entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GP Investments Acquisition Corp. (“GPIA”), a publicly-held special purpose acquisition company (“SPAC”) incorporated in the Cayman Islands and formed for the purpose of effecting a business combination with one or more businesses. Substantially all of GPIA’s assets consisted of cash and cash equivalents.

In October 2017 the Merger Agreement was approved by the respective shareholders of RSI and GPIA, and closing occurred on October 10, 2017, resulting in (i) the merger of a wholly-owned subsidiary of GPIA with and into RSI, with RSI as the surviving corporation, after which (ii) RSI merged with and into GPIA, with GPIA as the surviving corporation. Prior to consummation of the mergers, GPIA domesticated as a Delaware corporation (the “Delaware Domestication”). The Delaware Certificate of Incorporation authorizes the issuance of up to 1 billion shares of $0.0001 par value common stock (referred to as “Company Shares”), and up to 100 million shares of $0.0001 par value preferred stock that may be issued in one or more series as determined by the Board of Directors. Immediately after consummation of the second merger, GPIA was renamed “Rimini Street, Inc.” (referred to as “RMNI”).

Accounting Treatment as a Reverse Recapitalization. After completion of the Delaware Domestication and upon consummation of the mergers, the former GPIA shareholders owned approximately 9.7 million Company Shares. Upon consummation of the mergers, RSI appointed seven of the nine members of the Board of Directors of RMNI, and the shareholders of RSI obtained an 84% controlling interest in the outstanding Company Shares of RMNI. Due to the change of control and the composition of GPIA’s assets, the business combination will be accounted for as a reverse recapitalization whereby RSI is considered to be the predecessor and the acquirer for accounting and financial reporting purposes, and GPIA is the legal acquirer. In accounting for the reverse recapitalization, the net cash proceeds received by RSI as a result of the merger with GPIA will be treated as a capital infusion on the closing date, and the historical capitalization of RSI will be adjusted in the period following the reverse recapitalization. The exchange ratio for the business combination resulted in the issuance of approximately 0.2394 Company Shares for each outstanding share of RSI capital stock (the “Exchange Ratio”) on October 10, 2017.

Post-Merger Capitalization. The table below summarizes the number of Company Shares issued after consummation of the mergers consisting of (i) the number of shares of RSI capital stock outstanding immediately before the mergers along with the impact of the Exchange Ratio, (ii) the impact of fractional share adjustments, and (iii) the number of Company Shares outstanding after the domestication and consummation of the mergers, as of the closing date on October 10, 2017:

RSI Capital Stock		Number of
Type	Series/ Class	Shares
Preferred	A	5,499,900	(1)
Preferred	B	38,545,560	(1)
Preferred	C	56,441,036	(1)
Common	A	529,329	(1)
Common	B	102,925,500	(1)

Total capital stock of RSI as of September 30, 2017	203,941,325

Effect of Exchange Ratio to convert RSI capital stock to Company Shares	48,826,158	(2)
Adjustment for fractional shares	(67)	(3)
Cashless exercise of Guarantee Warrant on closing date	42,556	(4)
Company Shares related to RSI issued at closing	48,868,647
Deemed issuance of shares to GPIA shareholders	9,712,149	(5)

Total Company Shares outstanding on October 10, 2017	58,580,796

F-7

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1)	Represents the number of shares of RSI capital stock issued and outstanding as of September 30, 2017.

(2)	In accounting for the reverse recapitalization, RSI capital stock outstanding as of September 30, 2017 was converted to Company Shares based on the Exchange Ratio that resulted in the issuance of approximately 0.2394 Company Shares for each outstanding share of RSI capital stock.

(3)	The total number of Company Shares issued to the former holders of RSI capital stock was net of fractional shares resulting from rounding down in the application of the Exchange Ratio.

(4)	Adams Street Partners and its affiliates agreed to exercise on a cashless basis their Guarantee Warrant for 344,828 shares of Rimini Street’s Class A common stock at an exercise price of $1.16 per share immediately prior to consummation of the mergers. This cashless exercise resulted in the issuance of 177,751 shares of RSI’s Class A common stock which converted to 42,556 Company Shares upon consummation of the mergers.

(5)	Represents the number of Company Shares held by former GPIA shareholders after the Delaware Domestication but immediately prior to consummation of the mergers on October 10, 2017. Includes 497,018 Company Shares held by Adams Street Partners and its affiliates, and closing date issuances of 3,600,000 Company Shares to GPIC Ltd, a Bermuda company (the “Sponsor”) and 388,437 Company Shares to financial advisors, as discussed in Note 11.

The capitalization of RMNI was also adjusted based on the Exchange Ratio for the conversion of outstanding options and warrants discussed in Note 6 for the purchase of shares of common stock of RSI into newly issued options and warrants for Company Shares, and for outstanding warrants of GPIA that converted into newly issued warrants for Company Shares upon consummation of the Merger Agreement, as shown below.

	Weighted Average Exercise Price	Number of Shares

Former RSI stock options	$2.76	13,259,442
Former RSI Origination Agent warrants	5.64	3,440,424
GPIA public warrants	11.50	8,625,000
GPIA private placement warrants	11.50	6,062,500

Total		31,387,366

NOTE 2—BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and are prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements present the historical capitalization of RSI; changes in capitalization that will result from the reverse recapitalization are not reflected until periods following the reverse recapitalization.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, certain information and footnote disclosures required by GAAP for complete financial statements have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. These unaudited condensed consolidated financial statements should be read in conjunction with RSI’s consolidated financial statements for the year ended December 31, 2016, beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GPIA on September 7, 2017.

The accompanying condensed balance sheet and related disclosures as of December 31, 2016 have been derived from RSI’s audited financial statements. The Company’s financial condition as of September 30, 2017 and operating results for the nine months ended September 30, 2017 are not necessarily indicative of the financial condition and results of operations that may be expected for any future interim period or for the year ending December 31, 2017.

F-8

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Liquidity

As of September 30, 2017, the Company had available cash, cash equivalents and restricted cash of $15.6 million. As discussed in Notes 1 and 11, on October 10, 2017 the Company completed the business combination with GPIA which resulted in net cash proceeds of approximately $25.9 million after payment of transaction costs amounting to approximately $11.5 million and a pay down of $5.0 million of mandatory trigger event exit fees due to the Origination Agent as required by the sixth amendment to the Credit Facility (the “Sixth Amendment”). After giving effect to the Sixth Amendment as discussed in Note 11, the Company has cash obligations related to its Credit Facility that are due within the next 12 months for principal, interest and other fees of $30.9 million. Additionally, the Company is obligated to make operating and capital lease payments of $5.7 million that are due within the next 12 months. The Company believes that current cash, cash equivalents, restricted cash and future cash flow from operating activities will be sufficient to meet the Company’s anticipated cash needs, including working capital needs, capital expenditures and various contractual obligations for at least 12 months from the issuance date of these financial statements.

Emerging Growth Company

Since GPIA is the legal acquirer, upon completion of the business combination discussed in Notes 1 and 11, the Company will become an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. GPIA previously elected not to opt out of such extended transition period which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Significant Accounting Policies

The significant accounting policies followed by the Company are set forth in Note 2 to RSI’s consolidated financial statements for the year ended December 31, 2016, beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GPIA on September 7, 2017. For the nine months ended September 30, 2017, there were no significant changes in the Company’s estimates and critical accounting policies.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. The Company’s significant accounting estimates include, but are not necessarily limited to, revenue recognition, allowance for doubtful accounts, valuation of stock options, warrants and embedded derivatives, useful lives of property and equipment for depreciation expense, deferred income taxes and related valuation allowances, and evaluation and measurement of contingencies. To the extent there are material differences between the Company’s estimates and the actual results, the Company’s future consolidated results of operation may be affected.

F-9

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Recent Accounting Pronouncements

Recently Adopted Standards. The following recently issued accounting standard was adopted effective January 1, 2017:

In March 2016, the Financial Accounting Standards Board (FASB) issued ASU No. 2016-09, Improvements to Employee Share-Based Payment, aimed at simplifying the accounting for share-based transactions. The standard included modifications to the accounting for income taxes upon vesting or settlement of equity awards, employer tax withholding on share-based compensation and financial statement presentation of excess tax benefits. The standard also provides an alternative on incorporating forfeitures in share-based compensation. The adoption of ASU No. 2016-09 did not have a material impact on the Company’s consolidated financial statements. The Company decided to maintain its current practice of estimating forfeitures in accounting for stock-based compensation.

Standards Required to be Adopted in Future Years. The following recently issued accounting standards are not yet effective; the Company is assessing the impact these standards will have on its consolidated financial statements, as well as the method of adoption and period in which adoption is expected to occur:

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition standards under U.S. GAAP. The new standard provides a five-step process for recognizing revenue that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires expanded qualitative and quantitative disclosures related to the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for the Company beginning in the first quarter of fiscal 2019, and is to be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it recognized at the date of initial adoption. Management is currently reviewing historical contracts to quantify the impact that the adoption of the standard will have on specific performance obligations, as well as the recognition of costs related to obtaining customer contracts. Management has not completed its evaluation to determine the impact and method that adoption of this standard will have on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which require organizations that lease assets (“lessees”) to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. Under the new standard, both finance and operating leases will be required to be recognized on the balance sheet. Additional quantitative and qualitative disclosures, including significant judgments made by the management, will also be required. The new standard will be effective for the Company beginning in the first quarter of 2020, assuming the Company would still qualify as an emerging growth company as noted above. Early adoption is permitted. However, the new standard must be adopted retrospectively to each prior reporting period presented upon initial adoption. Management has not completed its evaluation to determine the impact that adoption of this standard will have on the Company’s consolidated financial statements.

NOTE 3—Financial Instruments and Significant Concentrations

Fair Value Measurements

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Additional information on fair value measurements is included in RSI’s audited consolidated financial statements for the year ended December 31, 2016, beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GPIA on September 7, 2017.

The carrying amounts of the Company’s financial instruments including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities approximate fair values due to their short-term maturities. Based on borrowing rates currently available to the Company for debt with similar terms, the carrying value of capital lease obligations also approximates fair value as of the respective balance sheet dates. Due to the complex and unique terms of the Credit Facility, it is not reasonably practicable to determine the current fair value. The Company’s redeemable warrant liability and embedded derivative liability are the only liabilities that are carried at fair value on a recurring basis and are classified within Level 3 of the fair value hierarchy. Further information about the embedded derivative and redeemable warrant liabilities, including valuation methodology and key assumptions and estimates used, are disclosed in Notes 5 and 6, respectively.

F-10

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Significant Concentrations

The Company attributes revenue to geographic regions based on the location of its customers’ contracting entity. The following shows net revenue by geographic region for the nine months ended September 30, 2017 and 2016 (in thousands):

	2017	2016

United States of America	$105,120	$77,986
International	49,609	35,452

Total	$154,729	$113,438

No customer represented more than 10% of revenue for the nine months ended September 30, 2017 or 2016. As of September 30, 2017 and December 31, 2016, no customer represented 10% or more of total net accounts receivable.

The Company tracks its assets by physical location. The majority of the Company’s long-lived assets are located in the United States.

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, and accounts receivable. The Company maintains its cash, cash equivalents and restricted cash at high-quality financial institutions, primarily in the United States of America. Deposits, including those held in foreign branches of global banks, may exceed the amount of insurance provided on such deposits. As of September 30, 2017, the Company had cash and cash equivalents of $3.5 million and restricted cash of $7.2 million with a single financial institution. As of December 31, 2016, the Company had cash and cash equivalents of $4.5 million and restricted cash of $15.9 million with a single financial institution. The Company also had $1.1 million and $2.4 million of restricted cash with another financial institution as of September 30, 2017 and December 31, 2016, respectively. The Company has never experienced any losses related to these balances.

Generally, credit risk with respect to accounts receivable is diversified due to the number of entities comprising the Company’s customer base and their dispersion across different geographies and industries. The Company performs ongoing credit evaluations on certain customers and generally does not require collateral on accounts receivable. The Company maintains reserves for potential bad debts and historically such losses are generally not significant.

NOTE 4—CASH, CASH EQUIVALENTS AND RESTRICTED CASH

For purposes of the 2017 statement of cash flows, cash, cash equivalents and restricted cash as of September 30, 2017 and December 31, 2016, are as follows (in thousands):

	2017	2016
Cash and cash equivalents	$6,862	$9,385
Restricted cash:
Control accounts under Credit Facility	8,294	18,263
Corporate credit card debts and other	433	589

Total cash, cash equivalents and restricted cash	$15,589	$28,237

The majority of restricted cash relates to certain depository accounts that are subject to control agreements with the lenders under the Credit Facility as discussed in Note 5.

F-11

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—DEBT

Credit Facility

As of September 30, 2017 and December 31, 2016, debt consists of the following (in thousands):

	2017	2016

Contractual obligations under Credit Facility	$139,978	$169,158
Debt discount and issuance costs, net	(59,822)	(81,094)

Net carrying value of Credit Facility	80,156	88,064
Less current maturities	(11,750)	(24,750)

Long-term debt, net of current maturities	$68,406	$63,314

In June 2016, the Company entered into a multi-draw term loan Financing Agreement (the “Credit Facility”) with a syndicate of lenders (the “Lenders”). The Credit Facility provides for an aggregate commitment up to $125.0 million, which consisted of an initial term loan for $30.0 million, a “delayed draw A Term Loan” for $65.0 million, and a “delayed draw B Term Loan” for $30.0 million. In October 2016, the Company and the Lenders entered into an amendment to the Credit Facility (the “Second Amendment”) that enabled the Company to borrow $65.0 million under the delayed draw A Term Loan and $12.5 million under the delayed draw B Term Loan, bringing total term loan borrowings under the Credit Facility to $107.5 million ($17.5 million of the $125.0 million commitment was unfunded through September 30, 2017). As of September 30, 2017 and December 31, 2016, debt consists of Credit Facility obligations, net of discount, of $80.2 million and $88.1 million, respectively. Presented below is a summary of activity related to the funded debt for the nine months ended September 30, 2017 (in thousands):

	December 31,	PIK	Amendment/	Liability	Principal Reductions			Accretion	September 30,
	2016	Accrual	Fees	Adjustments	Scheduled	Prepayments		Expense	2017

Contractual liabilities:
Principal balance	$107,900	$2,038	$-	$-	$(13,500)	$(21,493	)(1)	$-	$74,945
Mandatory trigger event exit fees	55,258	-	-	5,775	-	-		-	61,033
Mandatory consulting fees	6,000	-	-	-	(2,000)	-		-	4,000

Total contractual liability	$169,158	$2,038	$-	$5,775	$(15,500)	$(21,493)		$-	$139,978

Debt discount and issuance costs:
Original issue discount	$2,150	$-	$-	$-	$-	$(269	)(2)	$-	$1,881
Origination fee	5,375	-	-	-	-	(673	)(2)	-	4,702
Amendment fee	8,600	-	1,075	-	-	(1,080	)(2)	-	8,595
Fair value of warrants	7,608	-	-	-	-	(952	)(2)	-	6,656
Consulting fees to lenders	7,720	-	-	-	-	(966	)(2)	-	6,754
Mandatory trigger event exit fees	55,258	-	-	5,775	-	(7,480	)(2)	-	53,553
Other issuance costs	3,823	-	287	-	-	(481	)(2)	-	3,629

Total discount and issuance costs	90,534	-	1,362	5,775	-	(11,901)		-	85,770
Cumulative accretion	(9,440)	-	-	-	-	2,040	(2)	(18,548)	(25,948)

Net discount	81,094	-	1,362	5,775	-	(9,861)		(18,548)	59,822

Net carrying value	$88,064	$2,038	$(1,362)	$-	$(15,500)	$(11,632)		$18,548	$80,156

(1)	Mandatory principal prepayments in the aggregate of $21.5 million, are comprised of (i) $14.1 million in April 2017 in connection with the insurance settlement discussed in Note 8, (ii) a principal payment of $4.0 million in May 2017 for 75% of Excess Cash Flow for the quarter ended March 31, 2017, (iii) a principal payment of $2.5 million in May 2017 required under the Third Amendment, and (iv) mandatory principal prepayments required for customer prepayments received in the second and third quarters of 2017 of $0.9 million for service periods commencing more than one year after the contract effective date.

(2)	Due to the mandatory prepayments of principal discussed under (1) above, the Company recorded a loss of $9.9 million, consisting of a write-off of the debt discounts and issuance costs associated with the funded debt in the aggregate amount of $11.9 million, less the previously recognized accretion expense related to these amounts of $2.0 million. The amount of debt discounts and issuance costs written off was based on the percentage of principal prepaid in relation to the total contractual liabilities immediately before the prepayment.

F-12

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Outstanding term loans under the Credit Facility mature in June 2020, and require monthly interest payments at 15.0% per annum, consisting of 12.0% per annum that is payable in cash and 3.0% per annum that is added to the then-outstanding principal of the term loans (referred to as paid-in-kind, or “PIK” interest). The Company is required to pay an unused line fee of 5.0% per annum on the currently unfunded portion of the Credit Facility which expires in June 2020, subject to early termination events as set forth in the Credit Facility. The Company was also subject to collateral monitoring fees at the rate of 0.5% of the outstanding term loans until the date of the Second Amendment, when such fees increased to 2.5% of the outstanding term loans. All unused line fees and collateral monitoring fees are payable monthly in arrears and are recorded as a component of other debt financing expenses in the period incurred. Upon the occurrence and during the continuance of any event of default, the principal (including PIK interest), and all unpaid interest shall be assessed an additional interest rate of 2.0% per annum from the date such event of default occurs until it is cured or waived (“Default Interest”). As of September 30, 2017 and December 31, 2016, accretion of discount and debt issuance costs related to the funded portion of the Credit Facility is at an annual rate of 31.0% and 25.6%, respectively. The overall effective rate (exclusive of the impact of unused line fees, collateral monitoring fees, and amortization of debt issuance costs related to the unfunded portion of the Credit Facility) was 46.0% and 40.6% as of September 30, 2017 and December 31, 2016, respectively.

As set forth in the Second Amendment, beginning in the second quarter of 2017 and continuing through maturity of the term loans, the Credit Facility requires additional quarterly principal payments of the term loans equal to 75% of the calculated Excess Cash Flow (as defined in the Credit Facility) for the previous fiscal quarter. The calculation of Excess Cash Flow for the quarter ended March 31, 2017 resulted in a mandatory principal payment of $4.0 million that was paid in May 2017. The calculation of Excess Cash Flow for the quarters ended June 30, 2017 and September 30, 2017 did not result in a mandatory principal payment. Additionally, beginning on April 1, 2017, customer prepayments received for service periods commencing more than one year after the contract effective date were required to be applied to reduce the outstanding principal balance. This requirement led to a mandatory principal prepayment of $0.9 million for the nine months ended September 30, 2017.

Pursuant to the Second Amendment, the Company was required to complete equity issuances resulting in net proceeds of at least $35.0 million by May 28, 2017. In May 2017, the Company and the Lenders entered into a third amendment (the “Third Amendment”) to the Credit Facility, which includes the following provisions:

•	the deadlines to deliver audited financial statements and to consummate equity issuances resulting in net proceeds of at least $35.0 million were both extended until August 31, 2017;

•	the Company made a principal prepayment of $6.5 million, including satisfying the 75% of Excess Cash Flow payment of $4.0 million for the first quarter of 2017 and an additional principal prepayment of $2.5 million;

•	contractual principal amortization payments for April and May 2017 were increased by an aggregate of $2.5 million and paid during the second quarter of 2017; and

•	the Lenders amended the terms of the Credit Facility which eliminated non-compliance with certain budgetary compliance covenants prior to the effective date of the Third Amendment, and certain budgetary compliance covenants were amended to be generally less restrictive after the effective date of the Third Amendment. Additionally, the Lenders did not charge Default Interest during the period that the events of default existed.

In May 2017, the Company and the Lenders entered into a fourth amendment to the Credit Facility to modify the covenant related to costs that may be incurred for an initial public offering. In June 2017, the Company and the Lenders entered into a fifth amendment (the “Fifth Amendment”) to the Credit Facility whereby the deadline was extended from August 31, 2017 until November 30, 2018 to consummate equity issuances for a minimum of $35.0 million, as discussed above. Additionally, certain financial covenants were revised whereby the Company expects to remain in compliance. In connection with the Fifth Amendment, the Company incurred an amendment fee equal to 1.0% of the $125.0 million commitment under the Credit Facility, and agreed to pay certain “target date” fees if (i) the filing date for the Form S-4 registration statement discussed below occurred after June 30, 2017, and (ii) the consummation of the merger discussed in Notes 1 and 11 occurred after August 31, 2017. Since the filing date for the S-4 registration statement occurred on June 30, 2017, a fee was not incurred. Since the consummation of the merger occurred on October 10, 2017, the Company incurred a target date fee of 1.0% of the $125.0 million commitment on each of September 1, 2017 and October 1, 2017. The target date fee incurred on September 1, 2017 and the Fifth Amendment fee in the aggregate amount of $2.5 million are included in the other long-term liabilities as of September 30, 2017 (since pursuant to the Sixth Amendment discussed in Note 11, the due date was changed to be the earlier of April 2019 or upon raising $100 million or more of equity issuance proceeds). The target date fee incurred on October 1, 2017 was subsequently waived upon the effectiveness of the Sixth Amendment discussed in Note 11.

F-13

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Credit Facility also requires certain payments to the origination agent (the “Origination Agent”) upon the occurrence of a trigger event (“Trigger Event”), which is defined as the earliest of (i) the debt maturity date of June 2020, (ii) the first date on which all the obligations under the Credit Facility are repaid in full and the commitments of the Lenders are terminated, (iii) the acceleration of the obligations in the event of a default, (iv) initiation of any insolvency proceeding, foreclosure or deed in lieu of foreclosure, and (v) the termination of the Credit Facility for any reason. Upon a Trigger Event, the Company is required to pay (i) a commitment exit fee, (ii) a continuing origination agent service fee, (iii) a consulting exit fee of $14.0 million, and (iv) a foreign withholding tax fee up to $2.0 million. The commitment exit fee is calculated using the annualized revenue for the most recent fiscal quarter in which a Trigger Event occurs, times a multiplier of 6.9% of annualized revenue up to $300.0 million, and lower percentages for annualized revenue in excess of $300.0 million. The settlement value of the commitment exit fee was $14.8 million and $12.9 million as of September 30, 2017 and December 31, 2016, respectively. The continuing origination agent service fee is also calculated using the annualized revenue for the most recent fiscal quarter in which a Trigger Event occurs, times a multiplier of 14.1% of annualized revenue up to $300.0 million, and lower percentages for annualized revenue in excess of $300.0 million. The settlement value of the continuing origination agent fee was $30.2 million and $26.4 million as of September 30, 2017 and December 31, 2016, respectively. As of September 30, 2017 and December 31, 2016, the aggregate Trigger Event fees amounted to approximately $61.0 million and $55.3 million, respectively. See also Note 11 for discussion of changes in Trigger Event exit fees as a result of the Sixth Amendment to the Credit Facility.

Based on $140.0 million of contractual obligations outstanding under the Credit Facility and after giving effect to the Sixth Amendment to the Credit Facility as discussed in Note 11, the scheduled future maturities are as follows (in thousands):

12-Month Period Ending	Credit Facility
September 30,	Principal	Exit Fees	Consulting	Other	Total

2018	$9,750	$-	$2,000	$-	$11,750
2019	15,000	-	2,000	-	17,000
2020	50,195	61,033	-	-	111,228

Total	$74,945	$61,033	$4,000	$-	$139,978

Term loans under the Credit Facility are collateralized by substantially all assets of the Company, including certain cash depository accounts that are subject to control agreements with the Lenders. As of September 30, 2017 and December 31, 2016, the restricted cash balance under the control agreements totaled $8.3 million and $18.3 million, respectively. The Company is required to comply with various financial and operational covenants on a monthly or quarterly basis, including a leverage ratio, minimum liquidity, churn rate, asset coverage ratio, minimum gross margin, and certain budget compliance restrictions. Additionally, the covenants in the Credit Facility prohibit or limit the Company’s ability to incur additional debt, pay cash dividends, sell assets, merge or consolidate with another company, and other customary restrictions associated with debt arrangements. See also Note 11 for discussion of changes in covenants related to the Sixth Amendment to the Credit Facility. As of September 30, 2017, the Company was in compliance with all covenants.

Interest Expense and Other Debt Financing Expenses

The components of interest expense for the nine months ended September 30, 2017 and 2016 are presented below (in thousands):

	2017		2016
Credit Facility:
Interest expense at 12.0%	$(8,327)		$(993)
PIK interest at 3.0%	(2,038)		(253)
Accretion expense for funded debt	(18,548)		(3,326)
Make-whole interest expense	(4,607	)(1)	—
Interest on other borrowings	(109)		(448)

Total interest expense	$(33,629)		$(5,020)

(1)	Consists of make-whole interest payment associated with a $14.1 million principal prepayment due to the insurance settlement discussed in Note 8.
F-14

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The components of other debt financing expenses for the nine months ended September 30, 2017 and 2016 are presented below (in thousands):

	2017		2016
Unused line fees	$(664)		$(3,094)
Collateral monitoring fees	(1,734)		(41)
Write-off of debt discount and issuance costs	(9,861	)(1)	-
Target date fee for delayed closing of merger	(1,250)		-
Amortization of debt issuance costs related to unfunded debt	(855)		(1,020)
Amortization of prepaid agent fees	(340)		(123)

Total other debt financing expenses	$(14,704)		$(4,278)

(1)	Consists of the write-off of the proportional debt discount and issuance costs associated with $21.5 million of principal prepayments for the nine months ended September 30, 2017.

Embedded Derivatives

The Credit Facility includes features that were determined to be embedded derivatives requiring bifurcation and accounting as separate financial instruments. The Company determined that embedded derivatives include the requirement to pay (i) make-whole interest in connection with certain mandatory prepayments of principal, (ii) target date fees set forth in the Fifth Amendment to the Credit Facility, (iii) default interest due to non-credit-related events of default, and (iv) mandatory principal prepayments associated with customer prepayments for service periods that commence more than one year after the contract effective dates. These embedded derivatives are classified within Level 3 of the fair value hierarchy and have an aggregate fair value of $9.8 million and $5.4 million as of September 30, 2017 and December 31, 2016, respectively.

The fair value of these embedded derivatives was estimated using the “with” and “without” method. Accordingly, the Credit Facility was first valued with the embedded derivatives (the “with” scenario) and subsequently valued without the embedded derivatives (the “without” scenario). The fair values of the embedded derivatives were estimated as the difference between these two scenarios. The fair values were determined using the income approach, specifically the yield method. As of September 30, 2017, key Level 3 assumptions and estimates used in the valuation of the embedded derivatives include timing of projected principal payments, remaining term to maturity of approximately 2.7 years, probability of default of approximately 42%, and a discount rate of 19.6%. The discount rate is comprised of a risk-free rate of 1.6% and a credit spread of 18.0% determined based on option-adjusted spreads from public companies with similar credit quality.

The fair value of the embedded derivatives as of September 30, 2017 and December 31, 2016 was $9.8 million and $5.4 million, respectively. The change in the fair value of embedded derivative liabilities resulted in a loss of $4.4 million and $5.0 million for the nine months ended September 30, 2017 and 2016, respectively. These changes in fair value are reflected in the Company’s consolidated statements of operations as a loss on embedded derivatives and redeemable warrants, net.

Write-off of Deferred Financing Costs

For the nine months ended September 30, 2016, the Company paid an aggregate of $2.0 million under arrangements with two financial advisory firms to assist in identifying and obtaining debt or equity financing proceeds. Upon closing of the Credit Facility in June 2016, the Company determined that these costs would not result in future financings and the costs were charged to expense for the nine months ended September 30, 2016. For the nine months ended September 30, 2017, the Company did not write-off any deferred financing costs.

F-15

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—STOCK OPTIONS AND WARRANTS

Stock Options

The following table sets forth a summary of activity under the Company’s stock option plans for the nine months ended September 30, 2017 and 2016 (shares in thousands):

	Nine Months Ended September 30:
	2017			2016
	Shares (1)	Price (2)	Term (3)	Shares (1)	Price (2)	Term (3)
Outstanding, beginning of period	53,731	$0.46	4.6	52,795	$0.44	5.4
Granted	7,427	1.80		2,386	1.39
Cancellations	(3,691)	0.36		(471)	0.98
Exercised	(2,031)	0.20		(67)	0.27

Outstanding, end of period (4)	55,436	0.66	4.9	54,643	0.48	4.9

Vested, end of period (4)	45,539	0.45	3.9	46,701	0.35	4.3

(1)	Represents the number of shares of RSI common stock.

(2)	Represents the weighted average exercise price per share.

(3)	Represents the weighted average remaining contractual term in years until the stock options expire.

(4)	As of September 30, 2017, the aggregate intrinsic value of stock options outstanding was $62.2 million, and the aggregate intrinsic value of vested stock options was $62.1 million.

Upon consummation of the business combination and reverse recapitalization discussed in Notes 1 and 11, options outstanding for 55.4 million shares of RSI capital stock at a weighted average exercise price of $0.66 per share, converted into options of RMNI for approximately 13.3 million Company Shares at a weighted average exercise price of $2.76 per share.

For the nine months ended September 30, 2017, the Company granted stock options for an aggregate of approximately 7.4 million shares of RSI common stock under the 2013 Equity Incentive Plan to certain employees, officers and members of the Company’s board of directors. The key terms of these stock options are set forth below (shares in thousands):

	Grant Date
	June 29, 2017	August 30, 2017
Number of shares of RSI common stock	6,628	799
Exercise price	$1.80	$1.78
Vesting period (in years)	1.0 to 3.0	3.0
Expiration date (in years)	10.0	10.0

The weighted average fair value per common share for stock options granted for the nine months ended September 30, 2017 was $0.63 per share, for an aggregate of $4.7 million that will be recognized as stock-based compensation expense over the vesting periods. In estimating the fair value of these stock options, the Company used the Black-Scholes-Merton option-pricing model with weighted average assumptions of (i) an expected term until exercise of 5.9 years, (ii) a risk-free interest rate of 1.9%, (iii) expected volatility of 33%, (iv) no expected dividends, and (v) the fair value of the shares of RSI common stock on the date of grant of $1.80 per share.

As of September 30, 2017, the Company had approximately 8.4 million shares of RSI common stock available for grant under its stock option plans. The intrinsic value of employee options exercised during the nine months ended September 30, 2017 was $2.7 million.

Stock-based compensation expense for the nine months ended September 30, 2017 and 2016 is classified as follows (in thousands):

	2017	2016
Cost of revenues	$273	$221
Sales and marketing	907	627
General and administrative	736	981

Total	$1,916	$1,829

F-16

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of September 30, 2017, total unrecognized compensation cost related to unvested stock options was $4.3 million. The remaining unrecognized costs are expected to be recognized on a straight-line basis over a weighted-average period of approximately 1.9 years.

For additional information about the Company’s stock option plans, please refer to Note 7 to RSI’s consolidated financial statements for the year ended December 31, 2016, beginning on page F-51 in the Registration Statement on Form S-4, as amended, filed with the SEC by GPIA on September 7, 2017.

Warrants

The following table summarizes terms for the Company’s outstanding warrants as of September 30, 2017 (shares in thousands):

	Date Issued	Expiration Date	Exercise Price	Number of Shares
Origination Agent warrants:
Credit Facility issuance	June 2016	June 2026	$1.35	11,075
Anti-dilution issuance	October 2016	October 2026	1.35	3,035
Guarantee warrants	October 2014	October 2019	1.16	345

Total				14,455

Upon consummation of the business combination and reverse recapitalization discussed in Notes 1 and 11, Origination Agent warrants outstanding for an aggregate of 14.1 million shares of RSI capital stock at an exercise price of $1.35 per share, converted into warrants of RMNI for approximately 3,378,000 Company Shares at a weighted average exercise price of $5.64 per share. Origination Agent warrants for approximately 62,000 Company Shares were also issued at the closing date which resulted in an aggregate of approximately 3,440,000 Origination Warrants at an exercise price of $5.64 per share upon consummation of the Merger Agreement. Additionally, as discussed in Note 1, the Guarantee warrants shown above were exercised on a cashless basis whereby 42,556 Company Shares were issued upon consummation of the Merger Agreement.

The Origination Agent warrants shown in the table above are classified under Level 3 of the fair value hierarchy. The fair value of the Origination Agent warrants as of September 30, 2017 and December 31, 2016 was $21.3 million and $7.3 million, respectively. The change in fair value resulted in a loss of $14.0 million and a gain of $2.9 million for the nine months ended September 30, 2017 and 2016, respectively. These changes in fair value are reflected in the Company’s condensed consolidated statements of operations as a loss on embedded derivatives and redeemable warrants, net.

The valuation methodology for the Origination Agent warrants discussed above was performed through a hybrid model using Monte Carlo simulation, which considered alternative scenarios for the consummation of the reverse recapitalization discussed in Notes 1 and 11, a subsequent initial public offering, and a liquidation of the Company. Key Level 3 assumptions inherent in the warrant valuation methodology as of September 30, 2017 include projected revenue multiples of 1.7 to 1.8, volatility of 46% to 48%, the risk-free interest rate of 1.4% to 2.0%, a discount rate for lack of marketability of 6%, and the overall discount rate of approximately 20%.

The Origination Agent warrants were redeemable for cash at the option of the holder under certain circumstances that required classification as a liability through September 30, 2017. Upon consummation of the Merger Agreement discussed in Note 11, the holder of Origination Agent warrants agreed to eliminate the cash redemption feature and the anti-dilution provisions associated with such warrants in exchange for the issuance of additional warrants to purchase approximately 260,000 Company Shares at an exercise price of $1.35 per share. Due to the elimination of the cash redemption feature upon the effectiveness of the Sixth Amendment to the Credit Facility discussed in Note 11, the Origination Agent warrants will no longer be classified as a liability beginning on October 10, 2017, and will be reclassified to additional paid-in capital.

F-17

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES

For the nine months ended September 30, 2016 and 2017, income tax expense was primarily attributable to income in foreign jurisdictions subject to income taxes. The Company’s effective tax rates on foreign earnings were 14% and 40% for the nine months ended September 30, 2017 and 2016, respectively. The reduction in the effective tax rate for the nine months ended September 30, 2017 was due to Brazilian tax reimbursement credits of $0.6 million that were reported during the nine months ended September 30, 2017. The Company did not have any material changes to its conclusions regarding valuation allowances for deferred income tax assets or uncertain tax positions for the nine months ended September 30, 2017 or 2016.

NOTE 8—COMMITMENTS AND CONTINGENCIES

Litigation

Oracle Litigation. In January 2010, certain subsidiaries of Oracle Corporation (together with its subsidiaries individually and collectively, “Oracle”) filed a lawsuit, Oracle USA, Inc. et al. v. Rimini Street, Inc. et al. (United States District Court for the District of Nevada) (“Rimini I”), against the Company and its Chief Executive Officer, Seth Ravin, alleging that certain of the Company’s processes violated Oracle’s license agreements with its customers and that the Company committed acts of copyright infringement and violated other federal and state laws. The litigation involved the Company’s business processes and the manner in which the Company provided its services to its clients. To provide software support and maintenance services, the Company requests access to a separate environment for developing and testing the updates to the software programs. Prior to July 2014, PeopleSoft, J.D. Edwards and Siebel clients switching from Oracle to the Company’s enterprise software support systems were given a choice of two models for hosting the development and testing environment for their software: the environment could be hosted on the client’s servers or on the Company’s servers. In addition to other allegations, Oracle challenged the Rimini Street-hosted model for certain Oracle license agreements with its customers that contained site-based restrictions. Oracle alleged that its license agreements with these customers restrict licensees’ rights to provide third parties, such as the Company, with copies of Oracle software and restrict where a licensee physically may install the software. Oracle alleged that, in the course of providing services, the Company violated such license agreements and illegally downloaded software and support materials without authorization. Oracle further alleged that the Company impaired its computer systems in the course of downloading materials for the Company’s clients. Oracle filed amended complaints (together, the “amended complaint”) in April 2010 and June 2011. Specifically, Oracle’s amended complaint asserted the following causes of action: copyright infringement; violations of the Federal Computer Fraud and Abuse Act; violations of the Computer Data Access and Fraud Act violations of Nevada Revised Statute 205.4765; breach of contract; inducing breach of contract; intentional interference with prospective economic advantage; unfair competition; trespass to chattels; unjust enrichment/restitution; unfair practices; and a demand for an accounting. Oracle’s amended complaint sought the entry of a preliminary and permanent injunction prohibiting the Company from copying, distributing, using, or creating derivative works based on Oracle Software and Support Materials except as allowed by express license from Oracle; from using any software tool to access Oracle Software and Support Materials; and from engaging in other actions alleged to infringe Oracle’s copyrights or were related to its other causes of action. The parties conducted extensive fact and expert discovery from 2010 through mid-2012.

In March and September 2012, Oracle filed two motions seeking partial summary judgment as to, among other things, its claim of infringement of certain copyrighted works owned by Oracle. In February 2014, the court issued a ruling on Oracle’s March 2012 motion for partial summary judgment (i) summary judgment on granting Oracle’s claim of copyright infringement as it related to two of the Company’s PeopleSoft clients and (ii) denying summary judgment on Oracle’s claim with respect to one of the Company’s J.D. Edwards clients and one of the Company’s Siebel clients. The parties stipulated that the licenses among clients were substantially similar. In August 2014, the court issued a ruling on Oracle’s September 2012 motion for partial summary judgment (i) granting summary judgment on Oracle’s claim of copyright infringement as it relates to Oracle Database and (ii) dismissing the Company’s first counterclaim for defamation, business disparagement and trade libel and the Company’s third counterclaim for unfair competition. In response to the February 2014 ruling, the Company revised its business practices to eliminate the processes determined to be infringing, which was completed no later than July 2014.

A jury trial in Rimini I commenced in September 2015. On October 13, 2015, the jury returned a verdict against the Company finding that (i) the Company was liable for innocent copyright infringement, (ii) the Company and Mr. Ravin were each liable for violating certain state computer access statutes, and (iii) neither the Company nor Mr. Ravin were liable for inducing breach of contract or intentional interference with prospective economic advantage. The jury determined that the copyright infringement did not cause Oracle to suffer lost profits, that the copyright infringement was not willful, and did not award punitive damages. Following post-trial motions, Oracle was awarded a final judgment of $124.4 million, consisting of copyright infringement damages based on the fair market value license damages theory, damages for violation of certain state computer access statutes, prejudgment interest and attorneys’ fees and costs. In addition, the court entered a permanent injunction prohibiting the Company from using certain processes – including processes adjudicated as infringing at trial – that the Company ceased using no later than July 2014. The Company paid the full judgment amount of $124.4 million to Oracle on October 31, 2016 and has appealed the case to the United States Court of Appeals for the Ninth Circuit (“Court of Appeals”) to appeal each of the above items in the final judgment as well as the injunction. With regard to the injunction entered by the court, the Company has argued on appeal that the injunction is vague and contains overly broad language that could be read to cover some of the Company’s current business practices that were not adjudicated to be infringing at trial and should not have been issued under applicable law. On December 6, 2016, the Court of Appeals granted the Company’s emergency motion for a stay of the permanent injunction pending resolution of the underlying appeal and agreed to consider the appeal on an expedited basis. The Court of Appeals heard argument on July 13, 2017. The Company expects a decision from the Court of Appeals by early 2018, although a decision could be announced sooner or later.

F-18

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company accounted for the $124.4 million judgment to Oracle by recording accrued legal settlement expense of (i) $100.0 million for the year ended December 31, 2014, (ii) $21.4 million for the year ended December 31, 2015, and (iii) pre-judgment interest of $3.0 million for the period from January l, 2016 through October 31, 2016 (of which $2.7 million related to the nine months ended September 30, 2016). On October 31, 2016, the Company paid the full judgment amount of $124.4 million to Oracle.

The Company had insurance coverage in place related to the Oracle litigation. In October 2016, the Company received insurance indemnity payments for the judgment totaling $41.7 million as settlement from its insurers without any admission by the insurers of liability. Since the insurance indemnity settlement represented a gain contingency, it was recorded as a reduction in litigation settlement expense in the fourth quarter of 2016 when it was received. As of the issuance date of these unaudited condensed consolidated financial statements, the Court of Appeals had not ruled on the Company’s appeal. An award, if any, that is paid to the Company as a result of the appeal will be reflected as a reduction of litigation settlement expense in the period received, since the appeal is also being accounted for as a gain contingency.

In October 2014, the Company filed a separate lawsuit, Rimini Street Inc. v. Oracle Int‘l Corp. (United States District Court for the District of Nevada) (“Rimini II”), against Oracle seeking a declaratory judgment that the Company’s revised development processes, in use since at least July 2014, do not infringe certain Oracle copyrights. In February 2015, Oracle filed a counterclaim alleging copyright infringement, which included (i) the same allegations asserted in Rimini I but limited to new or existing clients for whom the Company provided support from the conclusion of Rimini I discovery in December 2011 until the revised support processes were fully implemented by July 2014, and (ii) new allegations that the Company’s revised support processes also infringe Oracle copyrights. Oracle’s counterclaim also included allegations of violation of the Lanham Act, intentional interference with prospective economic advantage, breach of contract and inducing breach of contract, unfair competition, and unjust enrichment/restitution. It also sought an accounting. On February 28, 2016, Oracle filed amended counterclaims adding allegations of violation of the Digital Millennium Copyright Act. On December 19, 2016, the Company filed an amended complaint against Oracle asking for a declaratory judgment of non-infringement of copyright and alleging intentional interference with contract, intentional interference with prospective economic advantage, violation of the Nevada Deceptive Trade Practices Act, violation of the Lanham Act, and violation of California Business & Professions Code §17200 et seq. On January 17, 2017, Oracle filed a motion to dismiss the Company’s amended claims and filed its third amended counterclaims, adding three new claims for a declaratory judgment of no intentional interference with contractual relations, no intentional interference with prospective economic advantage, and no violation of California Business & Professions Code §17200 et seq. On February 14, 2017, the Company filed its answer and motion to dismiss Oracle’s third amended counterclaim, which has been fully briefed and is pending consideration by the court. On March 7, 2017, Oracle filed a motion to strike the Company’s copyright misuse affirmative defense which is briefed. By stipulation of the parties, the court granted the Company’s motion to file its third amended complaint to add claims arising from Oracle’s purported revocation of access by the Company to its support websites on behalf of the Company’s clients, which was filed and served on May 2, 2017. By agreement of the parties, Oracle filed its motion to dismiss the Company’s third amended complaint on May 30, 2017, and the Company’s opposition was filed on June 27, 2017, and Oracle’s reply was filed on July 11, 2017. On September 22, 2017, the Court issued an order granting in part and denying in part the Company’s motion to dismiss Oracle’s third amended counterclaim. The Court granted the Company’s motion to dismiss as to count five, intentional interference with prospective economic advantage, and count eight unjust enrichment. On October 5, 2017, Oracle filed a motion for reconsideration of the Court’s September 22, 2017 Order. The Company filed its opposition to Oracle’s motion for reconsideration on October 19, 2017. Oracle filed its reply to its motion for reconsideration on October 26, 2017.

Fact discovery with respect to the above action is currently scheduled to end in February 2018 and expert discovery is currently scheduled to end in July 2018. There is currently no trial date scheduled and the Company does not expect a trial to occur in this matter earlier than 2020, but the trial could occur earlier or later than that. Given that discovery is ongoing, the Company does not have sufficient information regarding possible damages exposure for the counterclaims asserted by Oracle or possible recovery by the Company in connection with its claims against Oracle. Both parties are seeking injunctive relief in addition to monetary damages in this matter. As a result, an estimate of the range of loss cannot be determined. The Company believes that an award for damages is not probable, so no accrual has been made as of September 30, 2017 and December 31, 2016.

F-19

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Litigation. In addition, from time to time, the Company may be a party to litigation and subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these ordinary course matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense and settlement costs, diversion of management resources and other factors.

Settlement Agreement

On March 31, 2017, the Company entered into a Settlement Agreement, Release and Policy Buyback Agreement (“Settlement Agreement”) with an insurance company that previously provided coverage for the defense costs related to the Oracle litigation referred to as Rimini II. The Settlement Agreement provided for aggregate payments to the Company of $24.0 million and resulted in the termination of coverage under the insurance policies. Prior to execution of the Settlement Agreement, the insurance company reimbursed the Company an aggregate of $4.7 million of defense costs, and pursuant to the settlement agreed to make an additional payment to the Company of $19.3 million that was received in April 2017. In April 2017, the Company paid $0.6 million of settlement expenses, and the remaining $18.7 million of the settlement proceeds was used to make a mandatory $14.1 million principal payment, and a $4.6 million make-whole interest payment due to the Lenders pursuant to the terms of the Credit Facility discussed in Note 5.

The Settlement Agreement was initially accounted for by recognizing a deferred insurance settlement liability for $19.3 million. This deferred insurance settlement liability is being reduced as legal defense costs related to Rimini II are incurred subsequent to March 31, 2017. Accordingly, legal defense costs of $6.1 million incurred for the nine months ended September 30, 2017, resulted in a reduction of the deferred insurance settlement liability to $13.2 million as of September 30, 2017.

Guarantees

The Company enters into agreements with customers that contain provisions related to liquidated damages that would be triggered in the event that the Company is no longer able to provide services to these customers. The maximum cash payments related to these liquidated damages is approximately $19.7 million and $11.3 million as of September 30, 2017 and December 31, 2016, respectively. To date, the Company has not incurred any costs as a result of such provisions and has not accrued any liabilities related to such provisions in these condensed consolidated financial statements.

NOTE 9—RELATED PARTY TRANSACTIONS

For the nine months ended September 30, 2016 the Company paid $28,000 to The Living Pages, Inc. for certain consulting, advertising and marketing services. No amounts were incurred for the nine months ended September 30, 2017. The Company’s Chief Executive Officer is a member of the board of directors and a minority shareholder of The Living Pages, Inc.

NOTE 10—EARNINGS PER SHARE

The Company computes earnings per share (“EPS”) of Class A and Class B common stock using the two-class method required for participating securities. Basic and diluted EPS was the same for each period presented as the inclusion of all potential Class A and Class B common shares outstanding would have been anti-dilutive. Basic and diluted EPS are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A and Class B common share for the nine months ended September 30, 2017 and 2016 (in thousands, except per share amounts):

	2017			2016
	Class A	Class B	Total	Class A	Class B	Total
Numerator- net loss	$(182)	$(49,192)	$(49,374)	$(122)	$(36,875)	$(36,997)
Denominator- weighted average number of common shares outstanding	377	102,158	102,535	333	100,993	101,326
Basic and diluted net loss per common share	$(0.48)	$(0.48)	$(0.48)	$(0.37)	$(0.37)	$(0.37)

F-20

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Upon consummation of the business combination and reverse recapitalization discussed in Notes 1 and 11, the weighted average number of common shares outstanding will be converted to Company Shares using the Exchange Ratio. Accordingly, in the future earnings per share will give effect to the change in capital structure that resulted from the reverse recapitalization.

Basic and diluted EPS was the same for each period presented as the inclusion of all potential common shares outstanding would have been anti-dilutive. For the nine months ended September 30, 2016 and 2017, the following potential common stock equivalents of RSI were excluded from the computation of diluted earnings per share since the impact of inclusion was anti-dilutive (in thousands):

	2017	2016
Convertible preferred stock	100,486	44,045
Stock options	55,436	54,643
Warrants	14,455	11,420

Total	170,377	110,108

NOTE 11—SUBSEQUENT EVENTS

Business Combination

In October 2017 the Merger Agreement discussed in Note 1 was approved by the respective shareholders of RSI and GPIA, and closing occurred on October 10, 2017. Pursuant to the Merger Agreement, the consummation of the first merger was conditioned upon, among other things there being (i) a minimum of $50.0 million of cash available to GPIA (including the cash in GPIA’s trust account and any cash provided by the Sponsor pursuant to its equity commitment) and (ii) a minimum amount of immediately available cash in the GPIA trust account of not less than $5.0 million after giving effect to the redemption of GPIA public shares. Pursuant to the equity commitment letter entered into between GPIA and the Sponsor dated May 16, 2017 (the “Equity Commitment Letter”), the Sponsor was required (in certain circumstances) to provide backstop equity financing by means of purchasing newly issued GPIA shares based on a per share issue price of $10.00 in an aggregate amount of up to $35.0 million. Upon the effective date, the non-Sponsor available cash after giving effect to the GPIA share redemptions discussed above was $14.3 million. On the effective date, but prior to the closing, the Sponsor purchased in the aggregate 3,600,000 shares of GPIA in a private placement at an issuance price of $10.00 per share for gross proceeds of $36.0 million. Such Sponsor purchases resulted in available cash required for consummation of the mergers of $50.3 million. The following table presents a reconciliation of GPIA’s available cash as of September 30, 2017 along with the impact of share redemptions, and the payment of permitted liabilities to arrive at the net available cash of $42.4 million that will be accounted for as a capital infusion in October 2017 (dollars in thousands, except per share amounts):

GPIA available cash as of September 30, 2017:
Cash and cash equivalents	$2
Cash and marketable securities held in Trust account	158,209
Total available cash as of September 30, 2017	158,211
Change in available cash after September 30, 2017	8
Less redemption of 14,286,064 GPIA shares prior to closing	(143,904)
Available cash before GPIA Sponsor capital infusion	14,315
GPIA Sponsor purchase of 3,600,000 ordinary shares at $10.00 per share	36,000
Total available cash from GPIA	50,315
Less permitted cash payments of GPIA liabilities:
Deferred underwriting fees, net of amount settled in Company Shares	(4,550)
Unpaid transaction costs related to the merger	(3,351)

Net capital infusion from GPIA	$42,414

The net capital infusion from GPIA of $42.4 million was used to (i) pay down $5.0 million of mandatory trigger event exit fees due to the Origination Agent as required by the Sixth Amendment to the Credit Facility as discussed below, (ii) pay transaction costs incurred by RSI of approximately $11.5 million, and (iii) the remainder of approximately $25.9 million was deposited to a restricted cash control account under the Credit Facility. Total costs incurred by RSI related to the capital infusion amounted to approximately $11.5 million (including approximately $4.0 million classified as deferred offering costs on the accompanying unaudited condensed consolidated balance sheet as of September 30, 2017) and will be charged to additional paid-in capital in October 2017, since the capital infusion was successful.

F-21

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Upon consummation of the Merger Agreement, financial advisors of GPIA and RSI were entitled to the payment of certain commissions and fees. In connection with the consummation of the Merger Agreement, the financial advisors received a portion of their respective commissions and fees in the form of Company Shares (based upon a value of $10.00 per Company Share). As a result, an aggregate of 388,437 Company Shares were issued on October 10, 2017.

Related Party Loan Payable

Upon consummation of the Merger Agreement, an outstanding loan payable incurred by GPIA that is payable to the Sponsor for approximately $3.0 million was not repaid, and will remain as a continuing obligation of the Company. The loan is non-interest bearing and will become due and payable when the outstanding principal balance under the Credit Facility discussed in Note 5, is less than $95.0 million.

Modification of Origination Agent Warrants

Upon consummation of the Merger Agreement, RSI’s outstanding warrants discussed in Note 6 that are held by the Origination Agent, were modified to eliminate the cash redemption feature. As discussed in Note 6, this change will result in the reclassification of the redeemable warrant liability to additional paid-in capital in October 2017.

Stock Transfer Restrictions

As required by the Merger Agreement, certain stockholders of RSI and GPIA have agreed to restrictions regarding the future transfer of an aggregate of approximately 45.1 million Company Shares. Such shares may not be transferred or otherwise disposed of for a period of twelve months through October 10, 2018, subject to certain exceptions.

Sixth Amendment to Credit Facility

On October 3, 2017, the Company entered into the Sixth Amendment to the Credit Facility. The Sixth Amendment became effective and was contingent upon the consummation of the business combination with GPIA that closed on October 10, 2017. Pursuant to the Sixth Amendment, upon consummation of the business combination the Company was required to prepay $5.0 million of mandatory trigger event consulting exit fees due to the Origination Agent. In addition, $50.0 million of the remaining mandatory trigger event exit fees under the Credit Facility were converted into principal under the Credit Facility. As a result, the existing mandatory trigger event exit fees were reduced by $55.0 million and the principal balance outstanding under the Credit Facility increased by $50.0 million. The $50.0 million of additional principal incurred by the transfer of mandatory trigger event exit fees is not subject to future make-whole interest penalties in the event of prepayment or repayment. In addition, the conditions set forth in the lender consents executed as of May 16, 2017 that required at the closing of the business combination a payment of at least $35.0 million be made to the Lenders under the Credit Facility, was deemed to be satisfied upon the effectiveness of the Sixth Amendment.

Upon the effectiveness of the Sixth Amendment, the Company had a total of $137.5 million outstanding under the Credit Facility consisting of (i) outstanding term loans in the aggregate principal amount of $125.0 million, (ii) mandatory trigger event exit fees of $6.0 million, (iii) mandatory consulting fees of $4.0 million, and (iv) payments to the Lenders pursuant to the Fifth Amendment to the Credit Facility of an amendment fee of $1.25 million and an equity raise delay fee of $1.25 million.

Upon the effectiveness of the Sixth Amendment, the $50.0 million of mandatory trigger event exit fees that converted into term debt bears interest at 12.0% per annum payable in cash and 3.0% per annum payable in kind (“PIK”), and is subject to collateral monitoring fees at 2.5% per annum. In addition, certain of the mandatory trigger event exit fees will be adjusted up or down based on annualized net revenue for the most recently completed calendar quarter. Prior to the Sixth Amendment, these mandatory trigger event exit fees were required to be adjusted through the termination date of the Credit Facility. However, pursuant to the Sixth Amendment, these adjustments will cease when the principal balance under the Credit Facility is less than $52.0 million.

In connection with the entry into the Sixth Amendment, various financial covenants were adjusted such that management of the Company believes that future compliance will be maintained. The Company agreed to pay an amendment fee in connection with the Sixth Amendment of $3.75 million, which is due and payable in July 2019, but will be waived under certain conditions as discussed below.

F-22

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Sixth Amendment is expected to improve the liquidity and capital resources of the Company in the following ways:

•	The previous requirement to utilize $35.0 million of the proceeds from the Merger Agreement to make an estimated principal payment of $27.1 million and a make-whole interest payment of $7.9 million was eliminated.

•	Principal payments of $6.75 million that would have been payable during the fourth quarter of 2017 were eliminated during that time period and will be due at maturity. For the six months ending June 30, 2018, principal payments are reduced from $2.25 million per month to $1.0 million per month. Beginning in July 2018 and continuing through maturity of the Credit Facility, principal payments are reduced from $2.5 million per month to $1.25 million per month. The Company may elect to prepay $4.25 million of the principal payments eliminated for the fourth quarter of 2017 by March 31, 2018, without incurring a make-whole interest payment on such prepayment.

•	The Sixth Amendment caps aggregate cash payments for transaction costs and deferred underwriting fees related to the Merger Agreement at $20.0 million. As discussed above, the actual cash payments were $19.4 million, consisting of $7.9 million related to GPIA and $11.5 million related to RSI.

•	The requirement to make mandatory payments related to the calculation of Excess Cash Flow was reduced from 75% to 50%, and the measurement period was changed from quarterly to an annual measurement period beginning for the year ending December 31, 2019 (payable in cash beginning in April 2020).

•	The requirement to make mandatory principal payment sweeps upon receipt of customer prepayments for periods extending beyond 12 months was eliminated.

•	The due date for the amendment fee and the equity raise delay fee incurred in connection with the Fifth Amendment to the Credit Facility is the earlier of (i) April 16, 2019 and (ii) such time that the Company raises at least $100.0 million of equity financing including the gross proceeds from the business combination.

•	Upon consummation of the business combination on October 10, 2017, the Lenders permanently waived the requirement to pay equity raise delay fees of $1.25 million for October 2017 and for each month thereafter.

•	The unfunded portion of the Credit Facility for $17.5 million remains available and may be borrowed through the maturity date with the consent of the Origination Agent, with $5.0 million of the $17.5 million that may be drawn through February 2018 (i) without written consent of the Origination Agent, and (ii) subject to a lower minimum liquidity threshold.

The Sixth Amendment also provides for improvements in financial covenants and the elimination of certain covenants and changes in fees if RMNI completes certain equity financings, including the business combination, and if the following events occur by April 10, 2018:

•	If RMNI completes one or more additional equity financings such that the aggregate gross proceeds of the business combination and such equity financings result in the principal balance of the term loans under the Credit Facility to be less than $95.0 million, and if RMNI has received at least $42.5 million in cash from net proceeds from the business combination and subsequent equity financings, then the Lenders have agreed to make certain additional concessions in the terms of the Credit Facility, including the elimination of (i) accrual of PIK interest on all of the term loans under the Credit Facility, (ii) the requirement to pay the $3.75 million amendment fee for the Sixth Amendment, and (iii) the marketing return ratio, churn rate and minimum gross margin financial covenants.

•	If the aggregate outstanding principal balance of the term loans under the Credit Facility is less than $95.0 million, but RMNI has not received at least $42.5 million in net cash proceeds from the business combination and subsequent equity financings, then the Lenders have agreed to eliminate the marketing return ratio, churn rate and minimum gross margin financial covenants, but PIK interest on the term loans will continue to accrue at the existing 3.0% rate, and RMNI will be required to pay the $3.75 million amendment fee on the earlier to occur of (i) July 2, 2019 and (ii) the closing of aggregate equity financings of at least $100.0 million, including the proceeds from the business combination, if such equity financings occur prior to July 2, 2019.

•	If the aggregate outstanding principal balance of the term loans under the Credit Facility is greater than or equal to $95.0 million, then RMNI will be required to (i) pay the Sixth Amendment fee equal to $3.75 million which will be due and payable on the earlier to occur of July 2, 2019 and the closing of aggregate equity financings of at least $100.0 million, including the proceeds from the business combination, if such equity financings occur prior to July 2, 2019, (ii), PIK interest on the term loans will continue to accrue at the existing 3.0% per annum rate and (iii) the marketing return ratio, churn rate and minimum gross margin financial covenants will not be eliminated until the term loans under the Credit Facility are less than $95.0 million.

F-23

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Proceeds from the Merger Agreement and subsequent equity financings will be applied as follows to the Lenders and the Origination Agent under the Credit Facility:

•	equity proceeds from the first $50.0 million of gross proceeds from the Merger Agreement are required to pay down $5.0 million of mandatory trigger event exit fees due to the Origination Agent; and

•	net cash proceeds in excess of the $50.0 million minimum required for the closing of the business combination are applied as follows:

•	the first $42.5 million of net cash proceeds may be retained by RMNI or utilized to pay down the term loans;

•	additional net cash proceeds are required to pay down the term loan to $95.0 million;

•	RMNI may then retain the next $17.5 million of such net cash proceeds on its balance sheet or utilize it to pay down the term loans; and

•	50% of any additional net cash proceeds shall be used to pay down term loans and the remaining 50% of such net cash proceeds to be retained on the balance sheet.

When the Company amends its debt agreements, an evaluation is performed to determine if the amendment should be accounted for as a modification or an extinguishment. The Company has not yet completed its evaluation to determine the accounting treatment for the Sixth Amendment.

F-24

RIMINI STREET, INC. AND SUBSIDIARIES

Consolidated Financial Statements
as of December 31, 2015 and 2016,
and for the Years Ended December 31, 2014, 2015 and 2016

F-25

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Rimini Street, Inc.:

We have audited the accompanying consolidated balance sheets of Rimini Street, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rimini Street, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California
June 30, 2017

F-26

RIMINI STREET, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2015 and 2016

(In thousands, except per share amounts)

	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$12,457	$9,385
Restricted cash	102	18,852
Accounts receivable, net of allowance of $115 and $36, respectively	39,978	55,324
Prepaid expenses and other	5,077	5,748

Total current assets	57,614	89,309

Long-term assets:
Property and equipment, net	4,133	4,559
Deferred debt issuance costs, net	—	3,950
Deposits and other	919	965
Deferred income taxes, net	75	595

Total assets	$62,741	$99,378

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$14,814	$24,750
Accounts payable	3,823	8,839
Accrued expenses	26,152	36,650
Deferred revenue	91,145	137,293
Liability for embedded derivatives	—	5,400
Accrued litigation settlement	121,411	—

Total current liabilities	257,345	212,932

Long-term liabilities:
Long-term debt, net of current maturities	—	63,314
Deferred revenue	15,933	27,538
Liability for redeemable warrants	—	7,269
Deferred rent and other	1,782	1,835

Total liabilities	275,060	312,888

Commitments and contingencies (Note 9)

Stockholders’ deficit:
Convertible preferred stock, $0.001 par value per share; 44,045 and 100,486 shares authorized, issued and outstanding as of December 31, 2015 and 2016, respectively; aggregate liquidation preference of $10,550 and $20,551 as of December 31, 2015 and 2016, respectively	9,635	19,542
Convertible Class A common stock, $0.001 par value. Authorized 500,000 shares; 332 and 340 shares issued and outstanding as of December 31, 2015 and 2016, respectively	—	—
Convertible Class B common stock, $0.001 par value. Authorized 192,000 shares; 100,946 and 101,083 shares issued and outstanding as of December 31, 2015 and 2016, respectively	101	101
Common stock; $0.001 par value. Authorized 500,000 shares; no shares issued and outstanding	—	—
Additional paid-in capital	16,664	19,003
Accumulated other comprehensive loss	(546)	(1,046)
Accumulated deficit	(238,173)	(251,110)

Total stockholders’ deficit	(212,319)	(213,510)

Total liabilities and stockholders’ deficit	$62,741	$99,378

The accompanying notes are an integral part of these consolidated financial statements.

F-27

RIMINI STREET, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

Years Ended December 31, 2014, 2015 and 2016

(In thousands, except per share amounts)

	2014	2015	2016
Net revenue	$85,348	$118,163	$160,175
Cost of revenue	45,258	52,766	67,045

Gross profit	40,090	65,397	93,130
Operating expenses:
Sales and marketing	37,509	50,330	72,936
General and administrative	19,270	24,220	36,212
Litigation costs and related insurance recoveries:
Litigation settlement and pre-judgment interest	100,000	21,411	2,920
Professional fees and other defense costs of litigation	3,266	17,140	21,379
Insurance recoveries	—	(5,819)	(54,248)
Write-off of deferred offering costs	5,307	—	—

Total operating expenses	165,352	107,282	79,199

Operating income (loss)	(125,262)	(41,885)	13,931
Non-operating expenses:
Interest expense	(742)	(829)	(13,356)
Debt financing fees	—	—	(6,371)
Loss on embedded derivatives and redeemable warrants, net	—	—	(3,822)
Other, net	(843)	(1,104)	(1,787)

Loss before income taxes	(126,847)	(43,818)	(11,405)
Income tax expense	(981)	(1,451)	(1,532)

Net loss	(127,828)	(45,269)	(12,937)
Other comprehensive loss-foreign currency translation loss	(158)	(227)	(500)

Comprehensive loss	$(127,986)	$(45,496)	$(13,437)

Net loss	$(127,828)	$(45,269)	$(12,937)
Deemed dividend for beneficial conversion feature of convertible preferred stock	—	—	(10,000)

Net loss attributable to Class A and Class B common stockholders	$(127,828)	$(45,269)	$(22,937)

Net loss per share attributable to Class A and Class B common stockholders (basic and diluted)	$(1.27)	$(0.45)	$(0.23)

Weighted average number of Class A and Class B common shares outstanding (basic and diluted)	100,930	101,174	101,341

The accompanying notes are an integral part of these consolidated financial statements.

F-28

RIMINI STREET, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Deficit

Years Ended December 31, 2014, 2015 and 2016

(In thousands)

								Accumulated
	Convertible		Convertible Common Stock				Additional	Other
	Preferred Stock		Class A		Class B		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total

Balances, December 31, 2013	44,045	$9,635	-	$-	100,658	$101	$12,103	$(161)	$(65,076)	$(43,398)
Stock-based compensation	-	-	-	-	-	-	2,080	-	-	2,080
Warrant expense	-	-	-	-	-	-	8	-	-	8
Issuance of shares upon exercise of stock options	-	-	-	-	424	-	91	-	-	91
Transfer of shares	-	-	332	-	(332)	-	-	-	-	-
Foreign currency translation loss	-	-	-	-	-	-	-	(158)	-	(158)
Net loss	-	-	-	-	-	-	-	-	(127,828)	(127,828)

Balances, December 31, 2014	44,045	9,635	332	-	100,750	101	14,282	(319)	(192,904)	(169,205)
Stock-based compensation	-	-	-	-	-	-	2,272	-	-	2,272
Warrant expense	-	-	-	-	-	-	59	-	-	59
Issuance of shares upon exercise of stock options	-	-	-	-	196	-	51	-	-	51
Foreign currency translation loss	-	-	-	-	-	-	-	(227)	-	(227)
Net loss	-	-	-	-	-	-	-	-	(45,269)	(45,269)

Balances, December 31, 2015	44,045	9,635	332	-	100,946	101	16,664	(546)	(238,173)	(212,319)
Issuance of Series C Preferred Stock	56,441	10,001	-	-	-	-	-	-	-	10,001
Series C Preferred Stock offering costs	-	(94)	-	-	-	-	-	-	-	(94)
Beneficial conversion features of Series C
Preferred Stock	-	-	-	-	-	-	10,000	-	-	10,000
Deemed dividend for beneficial conversion feature of Series C Preferred Stock	-	-	-	-	-	-	(10,000)	-	-	(10,000)
Stock-based compensation	-	-	-	-	-	-	2,297	-	-	2,297
Warrant expense	-	-	-	-	-	-	(7)	-	-	(7)
Issuance of shares upon exercise of stock options	-	-	8	-	137	-	49	-	-	49
Foreign currency translation loss	-	-	-	-	-	-	-	(500)	-	(500)
Net loss	-	-	-	-	-	-	-	-	(12,937)	(12,937)

Balances, December 31, 2016	100,486	$19,542	340	$-	101,083	$101	$19,003	$(1,046)	$(251,110)	$(213,510)

The accompanying notes are an integral part of these consolidated financial statements.

F-29

RIMINI STREET, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2014, 2015 and 2016

(In thousands)

	2014	2015	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(127,828)	$(45,269)	$(12,937)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,899	1,451	1,783
Accretion of debt discount and issuance costs	—	—	10,121
Stock-based compensation	2,080	2,272	2,297
Loss on embedded derivatives and redeemable warrants, net	—	—	3,822
Write-off of deferred offering costs	5,307	—	—
Write-off of debt issuance costs	138	—	—
Paid-in-kind interest expense	—	—	900
Deferred income taxes	19	(379)	(520)
Other	53	131	—
Changes in operating assets and liabilities:
Accounts receivable	(9,040)	(8,501)	(14,663)
Prepaid expenses, deposits and other	(1,045)	(2,676)	(1,427)
Accounts payable	(91)	2,257	4,636
Accrued expenses	5,978	8,621	10,759
Accrued litigation settlement	100,000	21,411	(121,411)
Deferred revenue	25,745	22,255	57,031

Net cash provided by (used in) operating activities	3,215	1,573	(59,609)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	(1,242)	(1,747)	(1,188)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from borrowings	869	—	83,743
Net proceeds from issuance of Series C Preferred Stock	—	—	9,907
Principal payments on borrowings	(1,271)	(432)	(15,313)
Principal payments on capital leases	(173)	(430)	(733)
Debt issuance costs paid	(176)	(31)	(560)
Proceeds from exercise of employee stock options	91	51	44
Deferred offering costs paid	(2,294)	—	—

Net cash provided by (used in) financing activities	(2,954)	(842)	77,088

Effect of foreign currency translation changes	(294)	(285)	(613)

Net change in cash, cash equivalents and restricted cash	(1,275)	(1,301)	15,678
Cash, cash equivalents and restricted cash at beginning of year	15,135	13,860	12,559

Cash, cash equivalents and restricted cash at end of year	$13,860	$12,559	$28,237

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$711	$829	$2,972
Cash paid for income taxes	822	907	1,609

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Liability for mandatory fees and related debt discount under Credit Facility:
Balance at inception of Credit Facility	$—	$—	$45,301
Adjustment for updated calculation of mandatory trigger event exit fees	—	—	9,957
Adjustment for mandatory consulting fees due to Amendment	—	—	6,000
Deemed dividend for beneficial conversion feature related to Series C Preferred Stock	—	—	10,000
Issuance of redeemable warrants for debt issuance costs	—	—	8,847
Purchase of equipment under capital lease obligations	883	769	868
Payables for capital expenditures	—	26	47

The accompanying notes are an integral part of these consolidated financial statements.

F-30

RIMINI STREET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Rimini Street, Inc. (“Rimini Street” or the “Company”) was incorporated in the state of Nevada in September 2005. The Company provides enterprise software support services.

Basis of Presentation and Consolidation

The consolidated financial statements, which include the accounts of the Company and its wholly-owned subsidiaries, are prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated. The Company has evaluated subsequent events through June 30, 2017, the date the consolidated financial statements were issued.

Liquidity

As of December 31, 2016, the Company had available cash, cash equivalents and restricted cash of $28.2 million. As of December 31, 2016 and June 30, 2017, the Company has cash obligations related to its Credit Facility that are due within the next 12 months for principal, interest and other fees of $40.6 million and $40.8 million, respectively. The Company believes that current cash, cash equivalents, restricted cash and future cash flow from operating activities will be sufficient to meet the Company’s anticipated cash needs, including working capital needs, capital expenditures and various contractual obligations for at least 12 months from the issuance date of these financial statements.

Reclassifications

Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the previously reported net loss, working capital, stockholders’ deficit and cash flows.

NOTE 2-SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. The Company’s significant accounting estimates include, but are not necessarily limited to, revenue recognition, allowance for doubtful accounts, valuation of stock options, derivatives and warrants, useful lives for depreciation and amortization, deferred income taxes and related valuation allowances, and evaluation and measurement of contingencies. To the extent there are material differences between the Company’s estimates and the actual results, the Company’s future consolidated results of operation may be affected.

Risks and Uncertainties

Inherent in the Company’s business are various risks and uncertainties, including its limited operating history in a rapidly changing industry. These risks include the Company’s ability to manage its rapid growth and its ability to attract new customers and expand sales to existing customers, risks related to the litigation with Oracle Corporation as described in Note 9, as well as other risks and uncertainties. In the event that the Company does not successfully execute its business plan, certain assets may not be recoverable, certain liabilities may not be paid and investments in its capital stock may not be recoverable. The Company’s success depends upon the acceptance of its expertise in providing services, development of sales and distribution channels, and its ability to generate significant revenue from the use of this expertise.

F-31

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Segments

The Company’s chief operating decision maker (the “CODM”), who is the Company’s Chief Executive Officer, allocates resources and assesses performance based on financial information of the Company. The CODM reviews financial information presented on an entity-level basis for purposes of making operating decisions and assessing financial performance. The entity-level financial information is identical to the information presented in the accompanying consolidated statements of operations and comprehensive loss. Accordingly, the Company has determined that it operates in a single operating and reportable segment.

Cash, Cash Equivalents and Restricted Cash

All highly liquid investments purchased with an original maturity of three months or less that are freely available for the Company’s immediate and general business use are classified as cash and cash equivalents. Cash and cash equivalents consist primarily of demand deposits with financial institutions.

Payments received from customers are initially deposited in cash accounts controlled by an agent of the Company’s lenders under the credit facility discussed in Note 5. Restricted cash also includes demand deposits that are pledged as collateral for corporate credit card debts. On a monthly basis, the Company submits a request to release the restricted funds and upon approval, the funds are transferred to the Company’s bank accounts that are classified as cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful life of the following assets:

Years
Computer equipment	1-3
Furniture and fixtures	3-7
Capitalized software costs	3
Leasehold improvements	Up to 8 years, not to exceed lease term

Maintenance and repairs are expensed as incurred. Application development costs related to internal use software projects are capitalized and included in property and equipment on the consolidated balance sheets. Preliminary planning activities and post implementation activities for internal use software projects are expensed as incurred. Construction-in-progress primarily consists of computer equipment and leasehold improvements that have not yet been placed to service for their intended use. Depreciation commences once it is placed in service for its intended use.

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment exists for property and equipment and other long term assets if the carrying amounts of such assets exceed the estimates of future net undiscounted cash flows expected to be generated by such assets. Impairment for software intangible assets is based upon a net realizable value assessment. An impairment charge is recognized by the amount by which the carrying amount of the asset, or asset group, exceeds its fair value. No impairment of long-lived assets occurred in the years presented.

F-32

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Debt Issuance Costs and Discounts

Debt issuance costs are costs incurred to obtain new debt financing and consist of incremental direct costs incurred for professional fees and due diligence services, including reimbursement of similar costs incurred by the lenders. Debt issuance costs are allocated proportionately between funded and unfunded portions of debt. Amounts paid to the lenders when a financing is consummated are a reduction of the proceeds and are treated as a debt discount. Debt issuance costs and discounts related to funded debt are presented in the accompanying consolidated balance sheet as a reduction in the carrying value of the debt and are accreted to interest expense using the effective interest method. When we make mandatory prepayments of principal under the Credit Facility, we write-off a proportional amount of unaccreted debt discount and issuance costs in relation to the total debt obligations under the Credit Facility. Debt issuance costs related to unfunded debt is presented in the accompanying consolidated balance sheet as a long-term asset and are amortized using the straight-line method over the contractual term of the debt agreement. Unamortized deferred debt issue costs are not charged to expense when the related debt becomes a demand obligation so long as it is probable that the lenders will either waive the violation of terms or will agree to amend or restructure the terms of the indebtedness. If either circumstance is probable, the deferred debt issuance costs continue to be amortized over the remaining term of the initial amortization period. If it is not probable, the costs will be charged to expense.

Deferred Offering Costs

Commissions, legal fees and other costs that are directly associated with equity offerings are capitalized as deferred offering costs, pending a determination of the success of the offering. Deferred offering costs related to successful offerings are charged to stockholders’ deficit in the period it is determined that the offering was successful. Deferred offering costs related to unsuccessful equity offerings are recorded as expense in the period when it is determined that an offering is unsuccessful. The Company expensed the costs related to an unsuccessful offering in 2014.

Revenue Recognition

Revenue is derived from support services, and to a lesser extent, software licensing and related maintenance and professional services. A substantial majority of revenue is from support services, and revenue from other sources has been minimal to date. Revenue is recognized when all the following criteria are met:

•	Persuasive evidence of an arrangement exists. The Company generally relies on a written sales contract to determine the existence of an arrangement.

•	Delivery has occurred. The Company considers delivery to have occurred over the contractual term when support service is available to the customer in the manner prescribed in the contractual arrangement, and when there are no further additional performance or delivery obligations.

•	Fee is fixed or determinable. The Company assesses whether the sales price is fixed or determinable based on the payment terms and whether the sales price is subject to refund or adjustment.

•	Collection is reasonably assured. Collection is deemed probable if the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. Previous uncollectable receivables have not had a material impact on the consolidated financial statements for the periods presented

The Company recognizes its support services revenue provided on third-party software in accordance with Accounting Standards Codification (ASC) 605, Revenue Recognition, and SEC Staff Accounting Bulletin (SAB) 104, Revenue Recognition. Pricing for support services is generally established on a per-customer basis as set forth in the arrangements. The non-cancellable terms of the Company’s support services arrangements generally range from one to three years and in most cases, include an extended initial support service period of generally three to six months. This results in a discounted fee for the initial support service period. For such arrangements, revenue is limited to the amount that is not contingent upon the future delivery of support services whereby each annual billing period is recognized on a straight-line basis over the respective annual support service period. For arrangements not subject to this contingent revenue limitation, the total arrangement fee is recognized as revenue on a straight-line basis over the non-cancellable term.

In certain circumstances the Company enters into arrangements with multiple elements, comprised of support services for multiple third-party software platforms and to a much lesser extent professional services and software licensing and related maintenance support. When the Company enters into multiple element arrangements, these arrangements are evaluated to determine if the multiple elements consist of more than one unit of accounting and can be separated accordingly. Based on separation criteria under U.S. GAAP, deliverables in multiple element arrangements can be segregated into separate units of accounting if they have value to the customer on a standalone basis. The items have value on a standalone basis if they are sold separately by any vendor or the customer could resell the delivered items on a standalone basis. If the sales arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered items are considered probable and substantially in the control of the vendor. If deliverables can be separated into individual units of accounting, then the Company allocates consideration at the inception of an arrangement to all deliverables based on the relative selling price method in accordance with the selling price hierarchy, which includes: (i) vendor-specific objective evidence (“VSOE”) if available; (ii) third-party evidence (“TPE”) if VSOE is not available, and (iii) best estimate of selling price (“BESP”) if neither VSOE nor TPE is available. Revenue from each deliverable is recognized when all requirements are met for that specific deliverable. If deliverables cannot be separated into separate units of accounting, then the arrangement will be accounted for as a single unit of accounting and revenue will be recognized when all requirements are met for all deliverables within the arrangement.

F-33

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In determining VSOE, accounting guidance requires that a substantial majority of the standalone selling prices for these products fall within a reasonably narrow pricing range. The Company has not established VSOE due to lack of pricing consistency. The Company has also concluded that TPE is not a practical alternative due to differences in its service offerings compared to other parties and the availability of relevant third-party-pricing information. Accordingly, the Company establishes BESP primarily by consistently pricing its arrangements following its internal pricing policy of quoting the customers a 50% discount to their current annual support fees they would otherwise pay enterprise software vendors. The Company regularly reviews BESP. Changes in assumptions or judgments or changes to the elements in the arrangement could cause an increase or decrease in the amount of revenue that the Company reports in a particular period.

In a limited number of arrangements, the Company also licenses software and related maintenance services under term-based arrangements. The terms of software licenses and services support are the same, and when support services are terminated, the software license is also terminated. To date software has not been licensed separately, but rather has only been licensed along with service support arrangements. This software is considered essential to the functionality of the support services for these arrangements. The Company applies the provisions of ASC 985-605, Software Revenue Recognition, to these deliverables. Accordingly, all revenue from the software license is recognized over the term of the support services.

Domestic sales taxes of $1.3 million, $1.3 million and $1.9 million for the years ended December 31, 2014, 2015 and 2016, respectively, have not been billed to customers, and have been included in general and administrative costs. Revenue generally includes any taxes withheld by foreign customers and subsequently remitted to governmental authorities in those foreign jurisdictions. Foreign withholding taxes included in revenue amounted to $0.2 million, $0.3 million and $0.5 million for the years ended December 31, 2014, 2015 and 2016, respectively.

Deferred revenue consists of billings issued that are non-cancellable but not yet paid and payments received in advance of revenue recognition. The Company typically invoices its customers at the beginning of the contract term, in annual and multi-year installments. Deferred revenue that is anticipated to be recognized during the succeeding 12-month period is recorded as current deferred revenue and the remaining portion is recorded as long-term deferred revenue.

Allowance for Doubtful Accounts

The Company records a provision for doubtful accounts based on historical experience and a detailed assessment of the collectability of its accounts receivable. In estimating the allowance for doubtful accounts, the Company considers, among other factors, the aging of the accounts receivable, its historical write-offs, the credit worthiness of customers, and general economic conditions. Account balances are charged off against the allowance when the Company believes that it is probable that the receivable will not be recovered. Actual write-offs may either be in excess or less than the estimated allowance.

Advertising

Advertising costs are charged to sales and marketing expense in the period incurred.

Legal Costs

Legal fees and costs are charged to general and administrative expense as incurred, other than legal fees and costs that are accounted for as deferred offering costs and debt issuance costs.

F-34

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Loss Contingencies

The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. If some amount within a range of loss appears to be a better estimate than any other amount within the range, the Company accrues that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, the Company accrues the lowest amount in the range. If the Company determines that a loss is reasonably possible and the range of the loss is estimable, then the Company discloses the range of the possible loss. If the Company cannot estimate the range of loss, it will disclose the reason why it cannot estimate the range of loss. The Company regularly evaluates current information available to it to determine whether an accrual is required, an accrual should be adjusted and if a range of possible loss should be disclosed.

Stock-Based Compensation and Warrant Expense

The Company measures the cost of employee and director services received in exchange for all equity awards granted, including stock options, based on the fair market value of the award as of the grant date. The Company computes the fair value of options using the Black-Scholes-Merton (“BSM”) option pricing model. The Company recognizes the cost of the equity awards over the period that services are provided to earn the award, usually the vesting period. For awards granted which contain a graded vesting schedule, and the only condition for vesting is a service condition, compensation cost is recognized as an expense on a straight-line basis over the requisite service period as if the award was, in substance, a single award. Stock-based compensation expense is recognized based on awards ultimately expected to vest whereby estimates of forfeitures are based upon historical experience.

In addition, the Company also utilizes the BSM option-pricing model to estimate the fair value of warrants granted to one of its stockholders in 2014. The fair value of such warrants is charged to expense on a straight-line basis over the requisite service period. For warrants where a performance commitment date has not been established, the fair value is adjusted periodically until the commitment date occurs.

Embedded Derivatives

When the Company enters into a financial instrument such as a debt or equity agreement (the “host contract”), the Company assesses whether the economic characteristics of any embedded features are clearly and closely related to the primary economic characteristics of the remainder of the host contract. When it is determined that (i) an embedded feature possesses economic characteristics that are not clearly and closely related to the primary economic characteristics of the host contract, and (ii) a separate, stand-alone instrument with the same terms would meet the definition of a financial derivative instrument, then the embedded feature is bifurcated from the host contract and accounted for as a derivative instrument. The estimated fair value of the derivative feature is recorded separately from the carrying value of the host contract, with subsequent changes in the estimated fair value recorded as a non-operating gain or loss in the Company’s consolidated statements of operations.

Beneficial Conversion Features

A beneficial conversion feature is a non-detachable conversion feature that is “in the money” at the commitment date, which requires recognition of a deemed dividend. A conversion option is in the money if the conversion price is lower than the fair value of a share into which it is convertible.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered or settled. Realization of deferred tax assets is dependent upon future taxable income. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be realized based on the weight of available evidence, including expected future earnings.

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RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company recognizes an uncertain tax position in its financial statements when it concludes that a tax position is more likely than not to be sustained upon examination based solely on its technical merits. Only after a tax position passes the first step of recognition will measurement be required. Under the measurement step, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon effective settlement. This is determined on a cumulative probability basis. The full impact of any change in recognition or measurement is reflected in the period in which such change occurs. Interest and penalties related to income taxes are recognized in the provision for income taxes.

Foreign Currency Translation

The Company’s reporting currency is the U.S. Dollar, while the functional currencies of its foreign subsidiaries are their respective local currencies. The asset and liability accounts of the foreign subsidiaries are translated from their local currencies at the exchange rates in effect on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the period. Gains and losses resulting from the translation of the subsidiary balance sheets are recorded net of tax as a component of accumulated other comprehensive loss. Gains and losses from foreign currency transactions are recorded in other income and expense in the consolidated statements of operations and comprehensive loss. The tax effect has not been material to date.

Loss Per Share

Basic net loss per share is computed by dividing the net loss by weighted average number of common shares outstanding for each fiscal period presented. Diluted net loss per common share is computed by giving effect to all potential shares of common stock, including convertible preferred stock, stock options and warrants, to the extent dilutive. Preferred stock shares participate in dividends but are not considered participating securities when there is a net loss because the holders do not have a contractual obligation to share in the losses.

Recent Accounting Pronouncements

Standards Required to be Adopted in Future Years. The following recently issued accounting standards are not yet effective; the Company is assessing the impact these standards will have on its consolidated financial statements, as well as the method of adoption and period in which adoption is expected to occur:

In March 2016, the Financial Accounting Standards Board (FASB) issued ASU No. 2016-09, Improvements to Employee Share-Based Payment, aimed at simplifying the accounting for share-based transactions. The update included modifications to the accounting for income taxes upon vesting or settlement of equity awards, employer tax withholding on share-based compensation and financial statement presentation of excess tax benefits. The update also provides an alternative on incorporating forfeitures in share-based compensation. The Company adopted ASU No. 2016-09 effective January 1, 2017. The impact of adoption did not have a material effect on the Company’s consolidated financial statements, and the Company will maintain its current practice of estimating forfeitures in accounting for stock-based compensation.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires organizations that lease assets (“lessees”) to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. Under the new guidance, both finance and operating leases will be required to be recognized on the balance sheet. Additional quantitative and qualitative disclosures, including significant judgments made by the management, will also be required. For public entities, the new guidance will be effective in fiscal years, and interim periods within those fiscal years beginning after December 15, 2018. For other entities, the new guidance is effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2019. Early adoption is permitted. However, the new guidance must be adopted retrospectively to each prior reporting period presented upon initial adoption. Management has not completed its evaluation to determine the impact that adoption of this standard will have on the Company’s consolidated financial statements.

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RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The new guidance provides a five-step process for recognizing revenue that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also requires expanded qualitative and quantitative disclosures related to the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for public companies with annual reporting periods beginning after December 31, 2017, and is to be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it recognized at the date of initial adoption. Early adoption is permitted for all entities but not before the original effective date for public entities. The guidance is effective for private companies with annual reporting periods beginning after December 15, 2018, with the option of adopting early at the same time as public companies. Management is currently reviewing historical contracts to quantify the impact that the adoption of the standard will have on specific performance obligations, as well as the recognition of costs related to obtaining customer contracts. Management has not completed its evaluation to determine the impact and method that adoption of this standard will have on the Company’s consolidated financial statements.

Recently Adopted Standards. The following recently issued accounting standards were adopted during the year ended December 31, 2016:

In November 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-18, Statement of Cash Flows - Restricted Cash, which require entities that have restricted cash or restricted cash equivalents to reconcile the change during the period in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents in its statement of cash flows. As a result, amounts generally described as cash and restricted cash equivalents should be included with cash and cash equivalents shown on the statement of cash flows. As permitted by ASU No. 2016-18, the Company elected to adopt this standard during 2016 using the retrospective transition method. As discussed in Note 4, the adoption did not have a material impact on the Company’s previously reported consolidated statements of cash flows for the years ended December 31, 2014 and 2015.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern that requires management to evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued on both an interim and annual basis. Management is required to provide certain footnote disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about the Company’s ability to continue as a going concern. The Company adopted ASU No. 2014-15 during the fourth quarter of 2016 and the adoption did not have an impact on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which provides guidance to customers on whether a cloud computing arrangement includes a software license. If so, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The Company adopted ASU No. 2015-05 during the first quarter of 2016 and the adoption did not have an impact on its consolidated financial statements.

During 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, and No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which generally require the presentation of debt issuance costs as a direct deduction from the carrying amount of the related debt liabilities. However, for debt issuance costs related to line-of-credit and similar arrangements, the Company is permitted to continue presenting debt issuance costs as a deferred asset and subsequently amortizing the debt issuance costs ratably over the contractual term of the debt arrangement. The Company adopted ASU No. 2015-03 and ASU 2015-15 during the first quarter of 2015. As a result of the adoption of these standards, as discussed in Note 5, the allocable debt issuance costs related to the funded portion of the Credit Facility (defined below) are presented as a reduction of the carrying value of the debt, and the allocable debt issuance costs related to the unfunded portion of the Credit Facility are presented as deferred assets.

F-37

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3-Financial Instruments and Significant Concentrations

Fair Value Measurements

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which it transacts, and considers assumptions that market participants would use when pricing the asset or liability. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair measurement:

Level 1:	Quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
Level 2:	Other than quoted prices included in Level 1 that are observable for the asset and liability, either directly or indirectly through market collaboration, for substantially the full term of the asset or liability.
Level 3:	Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any market activity for the asset or liability at measurement date.

The Company does not have any assets that are carried at fair value on a recurring basis. The Company’s redeemable warrant liability and embedded derivative liability are the only liabilities that are carried at fair value on a recurring basis and are classified within Level 3 of the fair value hierarchy. Details of the redeemable warrant and embedded derivative liabilities, including valuation methodology and key assumptions and estimates used, are disclosed in Note 7 and Note 5, respectively. The Company’s policy is to recognize asset or liability transfers among Level 1, Level 2 and Level 3 as of the actual date of the events or change in circumstances that caused the transfer. During the two years ended December 31, 2015 and 2016, the Company had no transfers of its assets or liabilities between levels of the fair value hierarchy.

The carrying amounts of the Company’s financial instruments including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities approximate fair values due to their short-term maturities. Based on borrowing rates currently available to the Company for debt with similar terms, the carrying value of capital lease obligations, the line of credit and loan payable also approximate fair value as of the respective balance sheet dates. Due to the complex and unique terms of the Credit Facility, it is not reasonably practicable to determine the current fair value.

Significant Concentrations

The Company attributes revenue to geographic regions based on the location of its customers’ contracting entity. The following shows net revenue by geographic region for the years ended December 31, 2014, 2015 and 2016 (in thousands):

	2014	2015	2016
United States of America	$62,341	$82,803	$110,746
International	23,007	35,360	49,429

Total revenue	$85,348	$118,163	$160,175

No customer represented more than 10% of revenue for the years ended December 31, 2014, 2015 or 2016. As of December 31, 2014, 2015 and 2016, no customers represented 10% or more of total net accounts receivable. The Company tracks its assets by physical location. The majority of the Company’s long-lived assets are located in the United States as of December 31, 2015 and 2016.

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, and accounts receivable. The Company maintains its cash, cash equivalents and restricted cash at high-quality financial institutions, primarily in the United States of America. Deposits, including those held in foreign branches of global banks, may exceed the amount of insurance provided on such deposits. As of December 31, 2016, the Company had cash and cash equivalents of $4.5 million and restricted cash of $15.9 million with a single financial institution. The Company also had $2.4 million of restricted cash with another financial institution. The Company has never experienced any losses related to these balances.

Generally, credit risk with respect to accounts receivable is diversified due to the number of entities comprising the Company’s customer base and their dispersion across different geographies and industries. The Company performs ongoing credit evaluations on certain customers and generally does not require collateral on accounts receivable. The Company maintains reserves for potential bad debts and historically such losses are generally not significant.

F-38

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4-OTHER FINANCIAL INFORMATION

Cash, cash equivalents and restricted cash

As discussed above, during 2016 the Company elected to early adopt ASU No. 2016-18, Statement of Cash Flows - Restricted Cash, which requires the inclusion of restricted cash to reconcile the change during the period in the total cash, cash equivalents, and restricted cash in the consolidated statements of cash flows. As required by ASU No. 2016-18, the adoption of this standard was applied using the retrospective transition method, which did not result in a change to the previously reported cash flows from operating, investing and financing activities.

For purposes of the statement of cash flows, as of December 31, 2014, 2015 and 2016 cash, cash equivalents and restricted cash are as follows (in thousands):

	2014	2015	2016
Cash and cash equivalents	$13,758	$12,457	$9,385
Restricted cash:
Control accounts under Credit Facility	—	—	18,263
Corporate credit card debts and other	102	102	589

Total cash, cash equivalents and restricted cash	$13,860	$12,559	$28,237

Allowance for Doubtful Accounts

Activity in the allowance for doubtful accounts is set forth below for the years ended December 31, 2014, 2015 and 2016 (in thousands):

	2014	2015	2016
Allowance, beginning of year	$—	$115	$115
Provisions	186	55	57
Write offs, net of recoveries	(71)	(55)	(136)

Allowance, end of year	$115	$115	$36

Prepaid Expenses and Other Current Assets

As of December 31, 2015 and 2016, prepaid expenses and other current assets consist of the following (in thousands):

	2015	2016
Prepaid expenses and deposits	$4,298	$4,500
Foreign tax refunds receivable	238	483
Prepaid loan agent and service fees	—	218
Other	541	547

Total	$5,077	$5,748

Property and Equipment

As of December 31, 2015 and 2016, property and equipment consisted of the following (in thousands):

	2015	2016
Computer equipment	$4,942	$6,033
Furniture and fixtures	2,078	2,406
Capitalized software costs	508	433
Leasehold improvements	605	739
Construction-in-progress	255	297
Total property and equipment	8,388	9,908
Less accumulated depreciation	(4,255)	(5,349)

Property and equipment, net	$4,133	$4,559

F-39

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Depreciation expense was $0.8 million, $1.4 million and $1.7 million for the years ended December 31, 2014, 2015 and 2016, respectively.

Other Accrued Liabilities

As of December 31, 2015 and 2016, accrued expenses consist of the following (in thousands):

	2015	2016
Accrued compensation and benefits:
Bonuses and commissions	$6,754	$11,015
Salaries and benefits	5,568	7,289
Accrued sales and other taxes	4,845	8,411
Accrued professional fees	5,935	7,184
Current maturities of capital lease obligations	531	802
Income taxes payable	492	433
Other accrued expenses	2,027	1,516

Total accrued expenses	$26,152	$36,650

As of December 31, 2015 and 2016, accrued professional fees included a 15% holdback, or approximately $2.7 million, for amounts due to one of the Company’s attorneys for defense costs in connection with the Oracle litigation described in Note 9. The holdback amount is expected to be paid in the second half of 2017.

Advertising

Advertising costs were $0.3 million, $0.8 million and $1.3 million for the years ended December 31, 2014, 2015 and 2016, respectively.

Other Expense, Net

For the years ended December 31, 2014, 2015 and 2016, other expense, net consists of the following (in thousands):

	2014	2015	2016
Interest income	$8	$11	$27
Other expenses	(4)	(50)	(90)
Foreign currency transaction losses	(847)	(1,065)	(1,724)

Total other expense, net	$(843)	$(1,104)	$(1,787)

NOTE 5-DEBT

As of December 31, 2015 and 2016, debt consists of the following (dollars in thousands):

	2015	2016
Credit Facility, net of discount	$—	$88,064
Line of credit	14,700	—
Note payable, interest at 9.0%	114	—
Total	14,814	88,064
Less current maturities	(14,814)	(24,750)

Long-term debt, net of current maturities	$—	$63,314

Credit Facility

Initial Agreement. In June 2016, the Company entered into a multi-draw term loan Financing Agreement (the “Credit Facility”) with a syndicate of lenders (the “Lenders”). The Credit Facility provides for an aggregate commitment up to $125.0 million, which consisted of an initial term loan for $30.0 million in June 2016, a “delayed draw A Term Loan” for $65.0 million, and a “delayed draw B Term Loan” for $30.0 million. The net proceeds received at closing of the initial $30.0 million term loan amounted to $19.1 million.

F-40

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Outstanding term loans under the Credit Facility mature in June 2020, and require monthly interest payments at 15.0% per annum, consisting of 12.0% per annum that is payable in cash and 3.0% per annum that is payable through the issuance of additional borrowings beginning on the interest payment due date (referred to as paid-in-kind, or “PIK” interest). Until full funding occurs, the Company was required to pay an unused line fee of 15.0% per annum on the $65.0 million commitment under the delayed draw A Term Loan and 5.0% per annum on the $30.0 million commitment under the delayed draw B Term Loan. The unused line fee expired in October 2016 for the delayed draw A Term Loan. The unused line fee for the delayed draw B Term Loan will expire in June 2020, subject to early termination events as set forth in the Credit Facility. The Company is also subject to collateral monitoring fees at the rate of 0.5% (2.5% after the Second Amendment discussed below) of the outstanding term loans. All unused line fees and collateral monitoring fees are payable monthly in arrears and are recorded as a component of debt financing fees in the period incurred. In addition, a make whole interest payment of 15.0% per annum through June 2019 is required for certain principal prepayments as defined in the Credit Facility. Upon the occurrence and during the continuance of any event of default, the principal (including PIK interest), and all unpaid interest shall bear an additional interest rate of 2.0% per annum (the “Default Interest”) from the date such event of default occurs until it is cured or waived.

Beginning in the second quarter of 2017 and continuing through maturity of the term loans, the Credit Facility requires additional quarterly principal payments of the term loans equal to 25% of the calculated Excess Cash Flow (as defined in the Credit Facility) for the previous fiscal quarter. As discussed below, this percentage was subsequently increased to 75%.

An origination fee equal to 5.0% of the $125.0 million commitment was paid in cash to the Lenders from the proceeds of the initial term loan. The Credit Facility provides for an Original Issue Discount of 2.0% of the initial face amount of the debt and is applicable to the initial term loan as well as the delayed draw A and B Term Loans, upon meeting the conditions for funding.

Concurrently with execution of the Credit Facility, one of the lenders that serves as the origination agent (the “Origination Agent”) agreed to provide general business and financial strategy, corporate structure, and long-term strategic planning services pursuant to a consulting agreement that required the Company to issue a warrant and to make annual cash payments of $2.0 million over the four-year term of the agreement. The Credit Facility provided for a pro rata reduction in the annual cash portion of the consulting fee when over 50% of the original principal balances have been repaid. The Company accounts for the fees payable under this arrangement as debt issuance costs since the value of the services is not determinable. The consulting agreement entered into with the Origination Agent also provided for the issuance of a warrant to purchase 11,075,027 shares of the Company’s Class A Common Stock, representing approximately 5.0% of the Company’s fully-diluted share capital, at an exercise price of $1.35 per share. In order to maintain the number of shares equivalent to 5.0% of the Company’s fully-diluted share capital, the number of shares issuable under the warrant shall increase if the Company subsequently completes equity offerings up to $20.0 million (subsequently reduced to $10.0 million due to issuance of Series C Preferred Stock discussed in Note 6). The fair value of the warrant at issuance was $8.8 million, which was accounted for as a debt issuance cost. As discussed in Note 7, due to a cash redemption feature the fair value of the warrant is being accounted for as a liability in the Company’s consolidated balance sheet, and is subject to periodic re-measurement to reflect changes in the fair value that are reflected as a component of non-operating income (expense).

The Credit Facility also requires certain payments to the Origination Agent upon the occurrence of a trigger event (“Trigger Event”), which is defined as the earliest of (i) the debt maturity date of June 2020, (ii) the first date on which all the obligations are repaid in full and the commitments of the Lenders are terminated, (iii) the acceleration of the obligations in the event of a default, (iv) initiation of any insolvency proceeding, foreclosure or deed in lieu of foreclosure, and (v) the termination of the Credit Facility for any reason. Upon a Trigger Event, the Company is required to pay (i) a commitment exit fee, (ii) a continuing origination agent service fee, (iii) a consulting exit fee of $14.0 million, and (iv) a foreign withholding tax fee of up to $2.0 million. The commitment exit fee is calculated using the annualized revenue for the most recent fiscal quarter in which a Trigger Event occurs, times a multiplier of 6.9% of annualized revenue up to $300.0 million, and lower percentages for annualized revenue in excess of $300.0 million. The settlement value of the commitment exit fee was $9.6 million at inception of the Credit Facility. The continuing origination agent service fee is also calculated using the annualized revenue for the most recent fiscal quarter in which a Trigger Event occurs, times a multiplier of 14.1% of annualized revenue up to $300.0 million, and lower percentages for annualized revenue in excess of $300.0 million. The continuing origination agent fee was estimated at $19.7 million at inception of the Credit Facility. At inception of the Credit Facility, the aggregate Trigger Event fees amounted to approximately $45.3 million. This amount is subject to change by the time the Company terminates the Credit Facility; as of December 31, 2016, the aggregate Trigger Event fees amounted to $55.3 million.

F-41

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Debt issuance costs at inception of the Credit Facility include incremental direct costs incurred by the Company for professional fees and due diligence services of $2.9 million that were incurred to obtain the Credit Facility, including reimbursement of similar costs incurred by the Lenders. Debt issuance costs were accreted to interest expense using the effective interest method for the funded portion of the Credit Facility. Debt issuance costs allocated to unfunded portions of the Credit Facility are being amortized using the straight-line method over the contractual term of the Credit Facility. Amortization of debt issuance costs allocated to unfunded portions of the Credit Facility are included in debt financing fees in the accompanying consolidated statement of operations for the year ended December 31, 2016. The Company also incurred an annual loan service fee of $0.4 million and an annual agent fee of $0.1 million, which are being amortized to debt financing fees using the straight-line method over the annual period of the services. As of December 31, 2016, the aggregate unamortized balance of the loan service and agent fees was approximately $0.2 million, which is included in prepaid expenses and other in the accompanying consolidated balance sheet.

Borrowings under the Credit Facility are collateralized by substantially all assets of the Company, including certain cash depository accounts that are subject to control agreements with the Lenders. As of December 31, 2016, the restricted cash balance under the control agreements totaled $18.3 million. The Company is required to comply with various financial and operational covenants on a monthly or quarterly basis, including a leverage ratio, minimum liquidity, churn rate, asset coverage ratio, minimum gross margin, and certain budget compliance restrictions. Additionally, the covenants in the Credit Facility prohibit or limit the Company’s ability to incur additional debt, pay cash dividends, sell assets, merge or consolidate with another company, and other customary restrictions associated with debt arrangements.

At inception of the Credit Facility, the future proceeds from the delayed draw A and B Term Loans were structured to fund required payments to settle the judgment in the Oracle litigation and to accelerate the Company’s next phase of growth and product portfolio expansion. Under the Credit Facility, the Lenders’ obligation to fund the delayed draw A and B Term Loans was subject to certain conditions set forth in the Credit Facility. In October 2016, the Company determined that the amount of borrowings required to fully settle the Oracle litigation discussed in Note 9 exceeded the limitation set forth in the Credit Facility, and the Company had not delivered 2015 audited financial statements to the Lenders, both of which resulted in the existence of an event of default and prevented the Company from being able to gain access to the delayed draw A and B Term Loans.

Amendment to Credit Facility. In October 2016, the Company and the Lenders entered into an amendment to the Credit Facility (the “Second Amendment”), which provided for the following:

•	The Lenders agreed to modify certain conditions precedent to enable funding of the delayed draw A Term Loan for $65.0 million and the delayed draw B Term Loan for $12.5 million. An original issue discount equal to 2.0% of each loan was deducted from the proceeds for a total of $1.6 million. Such loans were required to be used solely for payments required under the Oracle litigation. Subject to additional conditions precedent and with the consent of the Origination Agent, the Company can borrow the remaining $17.5 million under the delayed draw B Term Loan. Due to an existing event of default as discussed below, the Company did not have the ability to borrow the $17.5 million as of December 31, 2016.

•	The Lenders provided a waiver of the existing events of default, and agreed to waive their right to charge Default Interest during the period that the event of default existed.

•	The Company was required to complete an equity offering of at least $10.0 million, which was effected through the issuance of newly authorized Series C Preferred Stock as discussed in Note 6.

•	During the seven-month period ending on May 28, 2017, the Company was required to complete additional equity issuances that result in aggregate net proceeds of at least $35.0 million, with 50% of such net proceeds utilized to repay outstanding borrowings to the Lenders. At the time of such payment the Company will be subject to a make-whole interest payment pursuant to the terms of the Credit Facility. As discussed in Note 12, the Lenders agreed to extend the date to complete equity issuances of at least $35.0 million from May 2017 until November 2018; if the Company fails to obtain such proceeds by November 2018, an event of default will exist.

F-42

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•	Beginning in the second quarter of 2017, the requirement to make quarterly principal payments equal to 25% of the calculated Excess Cash Flow was increased to 75% of Excess Cash Flow. Additionally, all customer prepayments for service periods in excess of one year that are received after April 1, 2017, are required to be applied to reduce the outstanding principal balance.

•	The monthly collateral monitoring fee increased from 0.50% per annum to 2.50% per annum of the outstanding borrowings, including PIK borrowings.

•	The Company paid a $10.0 million fee to the Lenders for the Second Amendment and incurred professional fees and other incremental and direct costs of the Second Amendment of $1.5 million. These costs are being accounted for as additional debt issuance costs and were allocated proportionately to the funded and unfunded debt.

In addition to the execution of the Second Amendment, the Company and the Origination Agent entered into an amended consulting agreement, which eliminated the pro rata reduction in the annual cash portion of the consulting fee when over 50% of the principal balances have been repaid. The elimination of the pro rata reduction changed the contingent nature of the future consulting payments and, accordingly, the Company accrued the entire $6.0 million of remaining payments as a contractual debt liability and a corresponding debt discount as of the date of the Second Amendment. The Company evaluated the initial term loan and the unfunded delayed draw A and B Term loans separately and concluded that the Second Amendment should be accounted for as a modification rather than an extinguishment. Accordingly, the debt discount and issuance costs immediately before the Second Amendment, plus the additional amendment fee and third-party costs related to the Second Amendment, are included as part of the net carrying value of the funded debt and as long-term debt issuance costs for the unfunded debt. An existing preferred stockholder has a $10.0 million indirect interest in the amended Credit Facility.

During November and December of 2016 and the first four months of 2017, the Company had made expenditures that exceeded certain budgetary compliance covenants set forth in the Credit Facility and the Company failed to provide audited financial statements by April 30, 2017, which resulted in the existence of events of default under the Credit Facility. As discussed in Note 12, the Lenders amended the Credit Facility in May 2017 (the “Third Amendment”) and revised the metrics associated with the previously violated covenants whereby they are less restrictive for past and future compliance and extended the due date of the audited financial statements to August 31, 2017, which resulted in the elimination of these covenant violations.

Presented below is a summary of activity related to the funded debt, including allocated debt issuance costs, for the period from June 24, 2016 (inception of the loan) through December 31, 2016 (in thousands):

F-43

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	June 24,	PIK	Liability	Principal		Funding	Amendment	December 31,
	2016	Accrual	Adjustments	Borrowings	Payments	Transfers(1)	Costs	2016
Contractual liabilities:
Principal balance	$30,000	$900	$—	$77,500	$(500)	$—	$—	$107,900
Mandatory trigger event exit fees	45,301	—	9,957	—	—	—	—	55,258
Mandatory consulting fees	—	—	6,000	—	—	—	—	6,000
Total contractual liability	$75,301	$900	$15,957	$77,500	$(500)	$—	$—	$169,158
Debt discount and issuance costs:
Original issue discount	$600	$—	$—	$1,550	$—	$—	$—	$2,150
Origination fee	1,500	—	—	—	—	3,875	—	5,375
Amendment fee	—	—	—	—	—	—	8,600	8,600
Fair value of warrants	2,123	—	—	—	—	5,485	—	7,608
Consulting fees to lenders	480	—	6,000	—	—	1,240	—	7,720
Mandatory trigger event exit fees	45,301	—	9,957	—	—	—	—	55,258
Other issuance costs	697	—	—	—	—	1,799	1,327	3,823
Total discount and issuance costs	$50,701	$—	$15,957	$1,550	$—	$12,399	$9,927	$90,534
Amortization expense, net(2)								(9,440)
Net discount								81,094
Net carrying value								$88,064

(1)	The proportionate debt issuance costs for periods prior to the funding date were transferred from the unfunded debt to the funded debt in October 2016 in connection with the Amendment.

(2)	Consists of $8.4 million of accretion related to funded debt, plus a $1.1 million transfer of amortization from the unfunded debt issuance costs in October 2016 in connection with the Amendment.

The Company accounts for debt issuance costs related to the unfunded portion of the Credit Facility as a long-term asset that is amortized to expense using the straight-line method over the four-year term of the Credit Facility. Presented below is a summary of activity related to debt issuance costs allocated to the unfunded debt for the period from June 24, 2016 (inception of the loan) through December 31, 2016 (in thousands):

	June 24, 2016	Funding Transfers(1)	Amendment Costs	December 31, 2016
Origination fee	$4,750	$(3,875)	$—	$875
Amendment fee	—	—	1,400	1,400
Fair value of warrants	6,724	(5,485)	—	1,239
Consulting fees to lenders	1,520	(1,240)	—	280
Other issuance costs	2,205	(1,799)	183	589

Total deferred debt issuance costs	$15,199	$(12,399)	$1,583	4,383
Amortization expense, net(2)				(433)

Deferred debt issuance costs, net				$3,950

(1)	The proportionate costs and accumulated amortization for the period prior to the funding date were transferred from the unfunded debt to the funded debt in October 2016 in connection with the Amendment.

(2)	Consists of amortization expense related to unfunded debt of $1.5 million for the period through October 2016, net of the transfer of $1.1 million of accumulated amortization upon funding of $77.5 million in connection with the Amendment in October 2016.

F-44

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of December 31, 2016, accretion of discount and debt issuance costs related to the funded portion of the Credit Facility is at an annual rate of 25.6%, resulting in an overall effective rate of 40.6% (excluding the impact of unused line fees, collateral monitoring fees, and amortization of debt issuance costs related to the unfunded portion of the Credit Facility). Based on the $169.2 million contractual liability outstanding under the Credit Facility, the scheduled future maturities as of December 31, 2016, are as follows (in thousands):

Year Ending December 31,	Principal		Trigger Event Fees	Consulting	Total
2017	$22,750	(1)	$—	$2,000	$24,750
2018	28,500		—	2,000	30,500
2019	30,000		—	2,000	32,000
2020	26,650		55,258	—	81,908

Total	$107,900		$55,258	$6,000	$169,158

(1)	Consists of aggregate monthly principal amortization as set forth in the Third Amendment to the Credit Facility discussed in Note 12.

The principal amortization set forth in the table above reflects accelerated payment amounts assuming the Company is unable to complete equity issuances for net proceeds of at least $35.0 million by the original deadline of May 28, 2017 (subsequently amended to November 30, 2018) as set forth in the Credit Facility. As of December 31, 2016, the current maturities of long-term debt amounted to $24.8 million as shown in the table above. The scheduled minimum principal payments shown above for the year ending December 31, 2017 exclude (i) the repayment of $14.1 million of principal in April 2017 in connection with the insurance settlement discussed in Note 12; (ii) principal payments based on the calculation of 75% of Excess Cash Flow generated for each of the calendar quarters ending in 2017, (iii) customer prepayments for service periods exceeding one year that are received after April 1, 2017, and that are required to be applied to reduce the outstanding principal balance, and (iv) additional principal payments that the Company may be required or elected in connection with the Merger Agreement discussed in Note 12. As discussed in Note 12, in May 2017 the Company made a principal payment of $6.5 million, including satisfaction of the 75% of Excess Cash Flow payment of $4.0 million for the first quarter of 2017. Principal payments based on Excess Cash Flow are excluded from current maturities since they are contingent payments based on the generation of working capital in the future. However, changes in principal payments for 2017 that result from the Third Amendment to the Credit Facility are included as current maturities since the amendment was required to cure events of default that existed as of December 31, 2016.

The components of interest expense for the years ended December 31, 2014, 2015 and 2016 are presented below (in thousands):

	2014	2015	2016
Credit Facility:
Interest expense at 12.0%	$—	$—	$3,597
PIK interest at 3.0%	—	—	900
Accretion expense for funded debt	—	—	8,371
Interest on other borrowings	742	829	488

Total interest expense	$742	$829	$13,356

The components of fees associated with debt financings for the years ended December 31, 2014, 2015 and 2016 are presented below (in thousands):

	2014	2015	2016
Unused line fees
Collateral monitoring fees	$—	$—	$4,095
Amortization of debt issuance costs related to unfunded debt	—	—	538
Amortization of prepaid agent fees and other	—	—	1,501
Interest on other borrowings	—	—	237

Total debt financing fees	$—	$—	$6,371

Success Fee. If the Company requests that the Lenders assist in arranging future debt financings, a “success fee” equal to 4.0% of the total maximum commitment amount (whether or not drawn) will be payable to the Lenders. This arrangement will automatically terminate in June 2020, but the Company may elect for early termination at any time. To the extent that a qualified financing is completed within one year after the termination date, the Company will remain obligated to pay the success fee.

F-45

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Embedded Derivatives

The Company’s Credit Facility includes features that were determined to be embedded derivatives requiring bifurcation and accounting as separate financial instruments. The Company determined that the mandatory prepayment and default interest due to non-credit-related events of default derivatives are classified within Level 3 of the fair value hierarchy. Based on the nature of these features, the embedded derivatives had a de minimus initial fair value at inception of the Credit Facility. Embedded derivatives are initially recorded at fair value and are subject to periodic re-measurement as of each balance sheet date.

The fair value of these embedded derivatives was estimated using the “with” and “without” method. Accordingly, the Credit Facility was first valued with the embedded derivatives (the “with” method) and subsequently valued without the embedded derivatives (the “without” method). The fair values of the embedded derivatives were estimated as the difference between these two methods. The fair values were determined using the income approach, specifically the yield method. Key Level 3 assumptions and estimates used in the valuation of the embedded derivatives as of December 31, 2016 include timing of projected principal payments, remaining term to maturity of approximately 3.5 years, probability of default of approximately 34% and a discount rate of 21%. The discount rate is comprised of a risk-free rate of 2% and a credit spread of 19% determined based on option-adjusted spreads from public companies with similar credit quality. The re-measurement of fair value for these embedded derivatives resulted in a liability of $5.4 million as of December 31, 2016, which was also recognized as a loss on embedded derivatives and redeemable warrants, net in the Company’s consolidated statements of operations.

Line of Credit

Until June 2016, the Company had a line of credit that provided for total borrowings of $15.0 million, with a $0.3 million sub-limit for the Company’s corporate credit card program. Borrowings under the line of credit provided for interest at the bank’s prime rate plus 0.75%. The interest rate was 4.25% as of December 31, 2015. The line of credit had a lockbox provision whereby customer payments were received in a lockbox controlled by the Lenders. In June 2016, the line of credit balance was paid in full and the related agreement was terminated.

NOTE 6-CAPITAL STRUCTURE

On October 31, 2016, the Company filed Amended and Restated Articles of Incorporation (“Restated Articles”) in connection with the designation and issuance of 56,441,036 shares of Series C Preferred Stock, that resulted in gross proceeds of $10.0 million. The Restated Articles also provide for the issuance of capital stock designated as “Class A Common Stock,” “Class B Common Stock,” “Common Stock” (collectively referred to as “Common Stock Securities”) and preferred stock designated as Series A, Series B and Series C (collectively referred to as “Preferred Stock”).

Common Stock

Voting Rights. The holders of Class A Common Stock, Class B Common Stock and Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders. Each holder of Class B Common Stock is entitled to 15 votes for each share owned. Each holder of Class A Common Stock and Common Stock is entitled to one vote for each share owned. Additionally, as discussed below, each holder of convertible Preferred Stock is entitled to vote on an as converted basis.

Conversion. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder at any time, or automatically into one share of Class A Common Stock at the earliest of:

•	Date specified by affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B Common Stock, voting as a single class;

•	Transfer of such share, except permitted transfers as defined;

•	Immediate conversion upon the death or incapacity of the owner of Class B Common Stock; or

•	Conversion upon death or incapacity of both of the Company’s co-founders, and when there has been no designated proxy holder.

F-46

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The shares of Class B Common Stock will convert automatically into Class A Common Stock on the date on which the number of outstanding shares of Class B Common Stock represents less than 10% of the aggregate combined number of outstanding shares of Class A Common Stock and Class B Common Stock. Following the conversion of all outstanding shares of Class B Common Stock into Class A Common Stock, the Class A Common Stock will then automatically convert into a single class designated as Common Stock. Upon conversion, no further shares of Class A Common Stock or Class B Common Stock will be issued. Upon issuance, the shares of Common Stock will have rights identical to Class A Common Stock.

Transfer of Shares. During 2014, a partnership owned 331,928 shares of the Company’s Class B Common Stock. During 2014, the partnership made a distribution of these shares to its partners. Pursuant to the Company’s articles of incorporation, the transferred shares converted into shares of Class A Common Stock.

Preferred Stock

Summary. Presented below is a summary by series of the authorized, issued and outstanding shares, the net carrying values, and the liquidation preferences of Preferred Stock as of December 31, 2015 and 2016 (in thousands):

	Number of Shares(1)		Carrying Value(2)		Liquidation Preference(3)
Series of Preferred Stock	2015	2016	2015	2016	2015	2016
A	5,500	5,500	$493	$493	$550	$550
B	38,545	38,545	9,142	9,142	10,000	10,000
C	-	56,441	-	9,907	-	10,001

Total	44,045	100,486	$9,635	$19,542	$10,550	$20,551

(1)	Represents the number of shares by series that are authorized, issued and outstanding.

(2)	The carrying value for each series of Preferred Stock is net of incremental and direct professional fees and other costs incurred in connection with the original issuance.

(3)	In the event of a liquidation, sale, dissolution, change of control, or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Stock are entitled to receive, prior and in preference to the holders of Common Stock Securities, any distribution of the assets of the Company in an amount equal to the sum of (i) the original issuance price of $0.1000 for Series A, $0.2594 for Series B, and $0.1772 for Series C Preferred Stock, and (ii) all declared but unpaid dividends on such share of Preferred Stock (collectively, the “Liquidation Preference”). In the event funds are insufficient to make a complete distribution to all holders of Preferred Stock, the remaining assets will be distributed with equal priority and pro rata among the holders of each series of Preferred Stock so that each holder receives the same percentage of the applicable preferential amount. After full payment of the Liquidation Preference has been made to the holders of Preferred Stock, the remaining assets will be distributed with equal priority and pro rata to the holders of Common Stock Securities based on the number of shares of Common Stock Securities held by each common stockholder.

Conversion, Ownership and Voting Rights. Each share of Preferred Stock is immediately convertible at the option of the holder into shares of Class A or Class B Common Stock. Presented below are the respective conversion prices applicable to each series of Preferred Stock, the number of shares of Class A or Class B Common Stock into which each series of Preferred Stock is convertible, and the respective ownership and voting percentages by series on an as converted basis as of December 31, 2016 (in thousands, except conversion prices and percentages):

		Conversion Rights				As Converted Basis
	Liquidation	Conversion	Number of Shares of Common Stock(2)			Ownership	Voting
Series of Preferred Stock	Preference	Price(1)	Class A	Class B	Total	Percentage (3)	Power (4)
A	$550	$0.1000	-	5,500	5,500	2.7%	3.7%
B	10,000	$0.2594	-	38,545	38,545	19.1%	25.9%
C	10,001	$0.1772	56,441	-	56,441	27.9%	2.5%

Total	$20,551		56,441	44,045	100,486	49.7%	32.1%

F-47

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1)	The conversion rates for each series of Preferred Stock are initially equal to the original issuance price per share, subject to future adjustment for the effect of any stock split, stock dividend, or similar event. The conversion rates are also subject to anti-dilution adjustments in the event the Company subsequently issues equity securities at an issuance price, or equity-derived securities at a conversion price, below the original issuance price per share of the Preferred Stock. The Series B holders agreed to forego their right to anti-dilution protection upon issuance of the Series C Preferred, although such rights remain in effect for any future issuances. Additionally, if the Company subsequently issues any equity or equity-derived securities, the holders of Series B and Series C Preferred Stock have the right to convert their shares to such securities at any time prior to the earlier of (i) completion of a qualified IPO (defined below), or (ii) October 28, 2018.

Conversion of the Preferred Stock is automatic upon (i) a firm commitment for an underwritten qualified public offering (“Qualified IPO”) of Class A Common Stock at a per share price that reflects an equity valuation for the Company of at least $300.0 million and with gross proceeds from the Qualified IPO of at least $60 million, or (ii) at the election of holders of a majority of the voting power of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to common stock basis. If the Company completes a Qualified IPO at a price reflecting an equity valuation that is less than $300.0 million, the conversion prices of the Series A and Series B Preferred Stock will be adjusted to an amount derived as if the equity valuation was $300.0 million. The Company has reserved 56,441,036 shares of its Class A Common Stock and 44,045,460 shares of its Class B Common Stock for issuance upon conversion of the Preferred Stock.

(2)	Computed by dividing the aggregate liquidation preference by the applicable conversion price applicable to each series of Preferred Stock.

(3)	Represents the aggregate ownership percentage by series as of December 31, 2016, based on the number of shares of Common Stock Securities into which each series of Preferred Stock is convertible. The holders of the Series B and Series C Preferred Stock are under common control whereby their aggregate ownership is 47.0%.

(4)	Represents the aggregate voting power by series as of December 31, 2016, based on the number of shares of Common Stock Securities into which each series of Preferred Stock is convertible. Specifically, (i) the holders of Series A and Series B Preferred Stock are entitled to 15 votes for each share of Class B Common Stock into which their shares of Preferred Stock are convertible, and (ii) the holders of Series C Preferred Stock are entitled to one vote for each share of Class A Common Stock into which their shares of Preferred Stock are convertible. So long as at least 3,750,000 shares of Preferred Stock remain outstanding, the holders of the Series A and Series B Preferred Stock, voting as a single class, are entitled to elect one member to the Company’s board of directors. The holders of the Series B and Series C Preferred Stock are under common control whereby their aggregate voting power is 28.4%.

The holders of Series B and Series C Preferred Stock vote as a single class on an as-converted basis with respect to certain protective provisions, including approval for (i) a merger, acquisition or sale of substantially all assets of the Company, (ii) a voluntary liquidation or dissolution of the Company, (iii) the acquisition or disposal of another business or assets having a value in excess of $0.5 million, (iv) the ability to incur indebtedness in excess of $0.5 million unless the Board of Directors unanimously approves, and (v) the ability to declare or pay dividends on any class of the Company’s capital stock.

Redemption Events. A liquidation or winding up of the Company, a greater than 50% change in control, payment of aggregate dividends in excess of $20.0 million, or a sale of substantially all of its assets would constitute redemption events under the Restated Articles. Upon a redemption event, holders of Preferred Stock are entitled to demand cash settlement of the Liquidation Preference associated with their shares. The owners of Common Stock Securities can elect the majority of the Company’s Board of Directors, which is required to approve all events that might trigger a redemption event. Due to ownership and voting control by the current holders of Common Stock Securities, the ability to avoid events that could trigger redemption of Preferred Stock is solely within the control of the Company.

Beneficial Conversion Feature. At the date of issuance of the Series C Preferred Stock, the fair value of the Company’s Class A Common Stock exceeded the $0.1772 issuance price per share of the Series C Preferred Stock. The fair value of the shares of Class A Common Stock into which the shares of Series C Preferred Stock were immediately convertible had a fair value more than $10.0 million greater than the cash consideration received for the issuance of the Series C Preferred Stock, resulting in the recognition of a beneficial conversion feature that was equal to the aggregate Series C Preferred Stock issuance price of $10.0 million. Accordingly, deemed dividends of $10.0 million are reflected as an adjustment to the net loss attributable to the holders of Class A and Class B Common Stock for purposes of the calculation of earnings per share. Deemed dividends reflecting the beneficial conversion feature are treated as an increase in additional paid-in capital with a corresponding reduction in additional paid-in capital in the accompanying consolidated statement of stockholders’ deficit for the year ended December 31, 2016.

F-48

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Dividends

The holders of Class A Common Stock, Class B Common Stock and Common Stock shall be treated equally on a per share basis with respect to dividends or distributions paid in cash by the Company. However, if dividends are declared in the form of shares, such distribution of shares shall be based on the class of Common Stock Securities owned at the date such dividend is declared.

The holders of Preferred Stock are entitled to dividends per share at the annual rate of 8.0% of the initial issuance price. The right to receive dividends is not cumulative. Accordingly, dividends are payable when, as, and if declared by the Board of Directors, and subject to the rights of the holders of other classes of capital stock. The Company is not permitted to pay dividends in cash related to Preferred Stock and Common Stock Securities pursuant to the terms of the Credit Facility discussed in Note 5. Notwithstanding current restrictions, dividends are only permitted to be declared and paid if the Company complies with certain financial metrics prescribed in the Restated Articles. If the Board of Directors declares dividends, two-thirds of such dividends are required to be allocated to the holders of Preferred Stock and one-third to the holders of Common Stock Securities. No dividends have been declared through December 31, 2016.

NOTE 7-STOCK OPTIONS AND WARRANTS

Stock Options

In 2007, the Company established the 2007 Stock Plan (the “2007 Plan”), which cumulatively reserved up to 59,537,015 shares of Class B Common Stock, and governs the grant of stock options to employees and directors. The 2007 Plan was terminated in November 2013, however the terms of the 2007 Plan will continue to govern any outstanding awards thereunder.

In October 2013, the Company established the 2013 Equity Incentive Plan (the “2013 Plan”). Initially reserved under the 2013 Plan are up to 8,563,463 shares of Class A Common Stock. In addition, the board of directors and stockholders authorized the reservation of up to 46,996,297 shares of Class A Common Stock under the 2013 Plan to cover any outstanding options issued pursuant to the 2007 Plan, which may be forfeited or expire unexercised. As the 2007 Plan was terminated in November 2013, options that expired or were forfeited under the 2007 Plan thereafter will be available for re-grant under the 2013 Plan as options for Class A Common Stock.

The 2007 Plan and 2013 Plan (collectively referred to as the “Stock Plans”) provide for stock options to be granted to employees and directors at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors. The options granted generally have a maximum term of 10 years from grant date and are exercisable upon vesting. Option grants generally vest as to one-third of the shares subject to the award on each anniversary of the vesting commencement date, which may precede the grant date of such award. The Company had reserved shares of Class A Common Stock under the 2013 Plan for a total of 16,803,459 and 23,240,522 shares (before giving effect for options exercised under the 2013 Plan for 8,329 shares in 2016) as of December 31, 2015 and 2016, respectively. As of December 31, 2015 and 2016, options were outstanding under the 2013 Plan for 9,901,529 and 11,123,362 shares, respectively. As of December 31, 2016, stock options for 42,607,940 shares were outstanding under the 2007 Plan.

The following table sets forth the summary of stock option activity under the Company’s Stock Plans (shares in thousands):

	2014			2015			2016
	Shares	Price(1)	Term(2)	Shares	Price(1)	Term(2)	Shares	Price(1)	Term(2)
Outstanding, beginning of year	46,883	$0.27		49,183	$0.37		52,795	$0.44
Granted	5,563	1.20		4,942	1.21		2,386	1.39
Forfeited	(2,839)	0.38		(1,134)	0.78		(1,305)	1.21
Exercised	(424)	0.21		(196)	0.26		(145)	0.34

Outstanding, end of year(3)(4)	49,183	0.37	6.1	52,795	0.44	5.4	53,731	0.46	4.6

Vested, end of year(3)	38,010	0.23	5.4	43,493	0.29	4.7	47,491	0.36	4.1

F-49

 RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1)	Represents the weighted average exercise price.

(2)	Represents the weighted average remaining contractual term in years until the stock options expire.

(3)	As of December 31, 2014, 2015 and 2016, the aggregate intrinsic value of stock options outstanding was $37.3 million, $45.6 million and $28.7 million, respectively. As of December 31, 2014, 2015 and 2016, the aggregate intrinsic value of vested stock options was $33.7 million, $43.9 million and $28.7 million, respectively.

(4)	The number of outstanding stock options that are not expected to ultimately vest due to forfeiture is immaterial as of December 31, 2016.

The following table presents the stock option activity affecting the total number of shares available for grant under the 2013 Plan for the years ended December 31, 2014, 2015 and 2016 (in thousands):

	2014	2015	2016
Available, beginning of year	8,380	5,656	6,902
Granted	(5,563)	(4,942)	(2,386)
Cancellations under 2007 and 2013 Plans	2,839	1,134	1,305
Newly authorized by Board of Directors	-	5,054	6,288

Available, end of year	5,656	6,902	12,109

The fair value of each stock option grant under the Stock Plans was estimated on the date of grant using the BSM option-pricing model, with the following weighted-average assumptions for the years ended December 31, 2014, 2015 and 2016 (in thousands):

	2014	2015	2016
Expected life (in years)	6.0	6.0	6.0
Volatility	49%	40%	37%
Dividend yield	0%	0%	0%
Risk-free interest rate	1.8%	1.6%	1.4%
Fair value per common share	$1.20	$1.21	$1.39

The BSM model requires various highly subjective assumptions that represent management’s best estimates of the fair value of the Company’s common stock, volatility, risk-free interest rates, expected term, and dividend yield. Given the absence of an active market for the Company’s common stock, the Company utilized an independent valuation firm to determine its common stock value generally using the income approach and the market approach valuation methods. The valuation results are reviewed and approved by the Company’s board of directors. The forfeiture rate is based on an analysis of the Company’s actual historical experience.

The expected term represents the weighted-average period that options granted are expected to be outstanding giving consideration to vesting schedules. Since the Company does not have an extended history of actual exercises, the Company has estimated the expected term using a simplified method which calculates the expected term as the average of the time-to-vesting and the contractual life of the awards. The Company has never declared or paid cash dividends and does not plan to pay cash dividends in the foreseeable future; therefore, the Company used an expected dividend yield of zero. The risk-free interest rate is based on U.S. Treasury rates in effect during the expected term of the grant. The expected volatility is based on historical volatility of publicly-traded peer companies.

The intrinsic value of the vested employee options exercised during the years ended December 31, 2014, 2015, and 2016 was $0.4 million, $0.2 million and $0.2 million, respectively. The weighted-average grant date fair value per share of employee options during the years ended December 31, 2014, 2015 and 2016 was $0.57, $0.49 and $0.52, respectively.

Stock-based compensation expense for the years ended December 31, 2014, 2015 and 2016 is classified as follows (in thousands):

F-50

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	2014	2015	2016
Cost of revenue	$375	$319	$286
Sales and marketing	573	698	764
General and administrative	1,132	1,255	1,247

Total	$2,080	$2,272	$2,297

As of December 31, 2014, 2015 and 2016, total unrecognized compensation costs related to unvested stock options were $3.6 million, $3.3 million and $1.9 million, respectively. The remaining unrecognized costs are expected to be recognized on a straight-line basis over a weighted-average period of approximately 1.5 years.

Warrants

A summary of the terms of outstanding stock purchase warrants and the number of shares of Class A Common Stock issuable upon exercise is presented below as of December 31, 2015 and 2016 (in thousands, except per share amounts):

		Expiration		Number of Shares
Description	Grant Date	Date	Exercise Price	2015		2016
Guarantee Warrants	October 2014	October 2019	$1.16	345	(1)	345	(1)
Redeemable Origination Agent Warrants:
Original Warrants	June 2016	June 2026(2)	$1.35	-		11,075	(3)
Anti-dilution Warrants	October 2016	October 2026(2)	$1.35	-		3,035	(3)

Total				345		14,455

(1)	In October 2014, the Company issued warrants to certain owners of Series B Preferred Stock, in exchange for a guarantee up to £550,000 to the United Kingdom government for support service agreements to be provided by the Company for approximately three years. As of December 31, 2016, all of the shares pursuant to the warrants are exercisable and no shares have been exercised since the original grant. Since a performance commitment date has not been established, the fair value of the warrants is adjusted periodically until the commitment date occurs. The aggregate fair value through December 31, 2016 amounts to $84,000, which was amortized as a component of sales and marketing expense over the guarantee period. Accordingly, the Company recognized expenses of approximately $8,000, $59,000 and $(7,000), respectively, for the years ended December 31, 2014, 2015 and 2016. The unamortized expense as of December 31, 2016 is approximately $24,000, which is expected to be amortized to sales and marketing expense during the year ending December 31, 2017.

(2)	The expiration date is the earlier to occur of the stated expiration date or the date when the Company experiences a change of control.

(3)	In order to maintain the number of shares equivalent to 5.0% of the Company’s fully-diluted share capital, the number of shares issuable under the original warrant increased in October 2016. The number of shares is subject to further increases if the Company completes additional equity offerings up to $10.0 million.

The Origination Agent warrants are redeemable for cash at the option of the holders at the earliest to occur of (i) termination of the Credit Facility discussed in Note 5, (ii) a change of control, or (ii) 30 days prior to the stated expiration date of the Origination Agent warrants. Since none of these events are probable of occurrence before January 1, 2018, the redemption value of the warrants is classified as a long-term liability in the accompanying consolidated balance sheet as of December 31, 2016. The redemption price is equal to the fair value of the Origination Agent warrants on the date that redemption is elected. Presented below is a summary of the accounting treatment for the original issuance of warrants to the Origination Agent, the subsequent adjustments due to anti-dilution features, and other changes in fair value for the year ended December 31, 2016 (in thousands except per share amounts):

F-51

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

			Valuation of Warrants Issued(1)				Year-End		Liability
Redeemable Origination Agent Warrants	Exercise Price	Number of Shares	Original		Anti- dilution		Changes in Fair Value(1)		December 31, 2016
Original Warrants	$1.35	11,075	$8,847	(2)	$-		$(3,142	)(4)	$5,705
Anti-dilution Warrants	$1.35	3,035	-		1,484	(3)	80	(4)	1,564

Total		14,110	$8,847		$1,484		$(3,062)		$7,269

(1)	The Redeemable warrants are classified within Level 3 of the fair value hierarchy. Valuation of the warrants was performed by an independent valuation specialist at the original issuance dates and as of December 31, 2016. The valuation methodology was performed through a hybrid model using Monte Carlo simulation, which considered possible future equity financing and liquidity scenarios, including an initial public offering, a sale of the business, and a liquidation of the Company. The valuation methodology for the redeemable warrants was performed through a hybrid model using Monte Carlo simulation, which considered possible future equity financing and liquidity scenarios, including an initial public offering, a sale of the business, and a liquidation of the Company. Key Level 3 assumptions inherent in the valuation methodology during 2016 include projected revenue multiples ranging from 1.7 to 2.0, volatility ranging from 44% to 65%, the risk-free interest rate ranging from 0.5% to 1.4%, a discount rate for lack of marketability ranging from 26% to 31%, and the overall discount rate of approximately 25%.

(2)	As discussed in Note 5, the original fair value of the warrants to purchase 11,075,027 shares of the Company’s Class A Common Stock was $8.8 million which is being accounted for as a debt issuance cost.

(3)	As discussed in Note 6, the issuance of 56,441,036 shares of Series C Preferred Stock for $0.1772 per share increased the Company’s fully diluted share capital. Accordingly, an additional warrant was issued to the Origination Agent for 3,035,232 shares of the Company’s Class A Common Stock with an estimated fair value of $1.5 million, which is included in the loss on embedded derivatives and redeemable warrants, net in the accompanying consolidated statement of operations for the year ended December 31, 2016.

(4)	The adjustment to fair value of both warrants from the respective issuance dates through December 31, 2016 was a gain of $3.1 million, which is included in the loss on embedded derivatives and redeemable warrants, net for the year ended December 31, 2016.

NOTE 8-INCOME TAXES

For the years ended December 31, 2014, 2015 and 2016, income (loss) before income tax expense is as follows (in thousands):

	2014	2015	2016
Domestic	$(127,909)	$(46,683)	$(14,644)
International	1,062	2,865	3,239

	$(126,847)	$(43,818)	$(11,405)

For the years ended December 31, 2014, 2015 and 2016, the reconciliation between the actual income tax expense and the income tax benefit computed by applying the statutory U.S. federal income tax rate to the pre-tax loss before income taxes is as follows (in thousands):

	2014	2015	2016
Income tax benefit at statutory U.S. federal rate	$42,940	$14,898	$3,877
Income tax benefit attributable to U.S. states, net	4,673	1,502	380
Permanent differences:
Non-deductible expenses	(161)	(225)	(301)
Stock-based compensation	(302)	(284)	(299)
Royalty from Brazil	(108)	(94)	(169)
Other	(3)	(16)	(87)
Foreign rate differential and foreign tax credits	(319)	(328)	(211)
Other	743	(1,446)	1,421
Change in valuation allowance	(48,444)	(15,458)	(6,143)

Total income tax expense	$(981)	$(1,451)	$(1,532)

F-52

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

For the years ended December 31, 2014, 2015 and 2016, income tax benefit (expense) consisted of the following (in thousands):

	2014	2015	2016
Current:
Federal	$-	$-	$-
State	(38)	(62)	(98)
Foreign	(925)	(1,444)	(1,954)

Total current income tax expense	(963)	(1,506)	(2,052)
Deferred:
Federal	-	-	-
State	-	-	-
Foreign	(18)	55	520

Total deferred income tax benefit (expense)	(18)	55	520

Total income tax expense	$(981)	$(1,451)	$(1,532)

As of December 31, 2015 and 2016, the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows (in thousands):

	2015	2016
Deferred income tax assets:
Accounts receivable, net	$43	$13
Property and equipment, net	114	18
Capitalized software and intangibles	37	16
Accounts payable and accrued expenses	7,415	6,776
Accrued litigation settlement	45,480	-
Deferred revenue	5,263	6,030
Deferred rent and other	402	620
Redeemable warrant and embedded derivative liabilities	-	4,796
Foreign deferreds	84	1,706
Stock-based compensation	1,213	1,793
Capital loss carryforwards	2,029	2,051
Tax credit carryforwards	296	418
Net operating loss carryforwards	22,466	73,027

Gross deferred income tax assets	84,842	97,264
Valuation allowance for deferred income tax assets	(84,758)	(90,902)

Net deferred income tax assets	84	6,362
Deferred income tax liabilities:
Debt financing interest and fees	-	(5,759)
Deferred income tax liability - foreign	(9)	(8)

Net deferred tax assets	$75	$595

Net deferred tax assets are included in long-term assets in the accompanying consolidated balance sheets. For the years ended December 31, 2015 and 2016 the net change in the valuation allowance was $15.5 million and $6.1 million, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Because of the Company’s lack of domestic earnings history, the domestic net deferred tax assets have been fully offset by a valuation allowance. The foreign deferred tax assets are expected to be realized in the future.

At December 31, 2016, the Company has federal net operating tax loss carryforwards of approximately $193.4 million that begin to expire in 2026. At December 31, 2016, the Company has federal foreign tax credits carryforwards of $0.4 million expiring beginning in 2021. Additionally, the Company has varying amounts of net operating loss carryforwards in the U.S. states in which it does business.

F-53

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. Depending on the significance of past and future ownership changes, the Company’s ability to realize the potential future benefit of tax losses and tax credits that existed at the time of the ownership change may be significantly reduced. The Company has not yet performed a Section 382 study to determine the amount of reduction, if any.

The Company has made no provision for U.S. income taxes on undistributed earnings of its foreign subsidiaries because it is the Company’s intention to permanently reinvest these earnings outside the U.S. If such earnings were distributed, the Company may be subject to additional U.S. tax expense. As of December 31, 2016, the cumulative amount of earnings upon which U.S. income taxes had not been provided was approximately $7.0 million. The unrecognized deferred tax liability for these earnings was approximately $0.5 million.

The Company files income tax returns in the U.S. federal jurisdictions, State of California and various other state and foreign jurisdictions. The Company’s federal and state tax years for 2006 and forward are subject to examination by taxing authorities, due to unutilized net operating losses. All foreign jurisdictions tax years are also subject to examination. The Company does not have any unrecognized tax benefits to date.

NOTE 9-COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases its office facilities under non-cancellable operating lease agreements that expire from March 2017 to January 2023. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense for the years ended December 31, 2014, 2015 and 2016 was $2.2 million, $3.1 million and $4.2 million, respectively.

Future minimum lease payments under the non-cancellable operating lease agreements are as follows (in thousands):

Year Ending December 31,
2017	$4,198
2018	3,899
2019	3,350
2020	3,001
2021	2,883
Thereafter	2,075

Total	$19,406

Capital leases

The Company has entered into various capital lease agreements for certain computer equipment. The lease terms are 36 months with annual interest rates of 4% to 12%. As of December 31, 2016, the future annual minimum lease payments under capital lease obligations are as follows (in thousands):

Year ending December 31,
2017	$893
2018	460
2019	87

Total minimum lease payments	1,440
Less amounts representing interest	125

Present value of minimum lease payments	1,315
Less current portion, included in accrued expenses	802

Long term obligation, included in other long-term liabilities	$513

F-54

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of December 31, 2015 and 2016, the carrying values of leased equipment (included as a component of property and equipment) in the consolidated balance sheets, are as follows (in thousands):

	2015	2016
Leased computer equipment	$1,479	$2,487
Less accumulated depreciation	(379)	(946)

Net	$1,100	$1,541

Retirement Plan

The Company has a qualified 401(k) plan for all eligible U.S. employees. Employees may contribute up to the statutory maximum, which is set by law each year. The plan also provides for discretionary employer contributions in an amount equal to 100% of each employee’s contribution, not to exceed 4% of eligible compensation. The Company’s matching contribution to the plan totaled $0.7 million, $1.1 million and $1.4 million for the years ended December 31, 2014, 2015 and 2016, respectively.

Litigation

Oracle Litigation. In January 2010, certain subsidiaries of Oracle Corporation (together with its subsidiaries individually and collectively, “Oracle”) filed a lawsuit, Oracle USA, Inc. et al. v. Rimini Street, Inc. et al. (United States District Court for the District of Nevada) (“Rimini I”), against the Company and its Chief Executive Officer, Seth Ravin, alleging that certain of the Company’s processes violated Oracle’s license agreements with its customers and that the Company committed acts of copyright infringement and violated other federal and state laws. The litigation involved the Company’s business processes and the manner in which the Company provided its services to its clients. To provide software support and maintenance services, the Company requests access to a separate environment for developing and testing the updates to the software programs. Prior to July 2014, PeopleSoft, J.D. Edwards and Siebel clients switching from Oracle to the Company’s enterprise software support systems were given a choice of two models for hosting the development and testing environment for their software: the environment could be hosted on the client’s servers or on the Company’s servers. In addition to other allegations, Oracle challenged the Rimini Street-hosted model for certain Oracle license agreements with its customers that contained site-based restrictions. Oracle alleged that its license agreements with its customers restrict licensees’ rights to provide third parties with copies of Oracle software and restrict where a licensee physically may install the software. Oracle alleged that, in the course of providing services, the Company violated such license agreements and illegally downloaded software and support materials without authorization. Oracle further alleged that the Company impaired its computer systems in the course of downloading materials for the Company’s clients. Oracle filed amended complaints (together, the “amended complaint”) in April 2010 and June 2011. Specifically, Oracle’s amended complaint asserted the following causes of action: copyright infringement; violations of the Federal Computer Fraud and Abuse Act; violations of the Computer Data Access and Fraud Act; violations of Nevada Revised Statute 205.4765; breach of contract; inducing breach of contract; intentional interference with prospective economic advantage; unfair competition; trespass to chattels; unjust enrichment/restitution; unfair practices; and a demand for an accounting. Oracle’s amended complaint sought the entry of a preliminary and permanent injunction prohibiting the Company from copying, distributing, using, or creating derivative works based on Oracle Software and Support Materials except as allowed by express license from Oracle; as from using any software tool to access Oracle Software and Support Materials; and from engaging in other actions alleged to infringe Oracle’s copyrights or were related to its other causes of action. The parties conducted extensive fact and expert discovery from 2010 through mid-2012.

In March and September 2012, Oracle filed two motions seeking partial summary judgment as to, among other things, its claim of infringement of certain copyrighted works owned by Oracle. In February 2014, the court issued a ruling on Oracle’s March 2012 motion for partial summary judgment (i) granting summary judgment on Oracle’s claim of copyright infringement as it related to two of the Company’s PeopleSoft clients and (ii) denying summary judgment on Oracle’s claim with respect to one of the Company’s J.D. Edwards clients and one of the Company’s Siebel clients. The parties stipulated that the licenses among clients were substantially similar. In August 2014, the court issued a ruling on Oracle’s September 2012 motion for partial summary judgment (i) granting summary judgment of Oracle’s claim of copyright infringement as it relates to Oracle Database and (ii) dismissing the Company’s first counterclaim for defamation, business disparagement and trade libel and the Company’s third counterclaim for unfair competition. The Company believes it is in compliance with the court’s decisions not later than July 2014 when it revised its business practices to eliminate the processes determined to be infringing.

F-55

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A jury trial in Rimini I commenced in September 2015. On October 13, 2015, the jury returned a verdict against the Company that (i) the Company was liable for innocent copyright infringement, (ii) the Company and Mr. Ravin were each liable for violating certain state computer access statutes and (iii) neither we nor Mr. Ravin were liable for inducing breach of contract or intentional interference with prospective economic advantage. The jury determined that the copyright infringement did not cause Oracle to suffer lost profits, that the copyright infringement was not willful, and did not award punitive damages. Following post-trial motions, Oracle was awarded a final judgment of $124.4 million, consisting of copyright infringement damages based on the fair market value license damages theory, damages for violation of certain state computer access statutes, prejudgment interest and attorneys’ fees and costs. In addition, the court entered a permanent injunction prohibiting the Company from using certain processes − including processes adjudicated as infringing at trial − that the Company ceased using no later than July 2014. The Company paid the full judgment amount of $124.4 million to Oracle on October 31, 2016 and has appealed the case to the United States Court of Appeals for the Ninth Circuit (“Court of Appeals”) to appeal each of the above items in the final judgment as well as the injunction. With regard to the injunction entered by the court, the Company has argued on appeal that the injunction is vague and contains overly broad language that could be read to cover some of the Company’s current business practices that were not adjudicated to be infringing at trial and should not have been issued under applicable law. On December 6, 2016, the Court of Appeals granted the Company’s emergency motion for a stay of the permanent injunction pending resolution of the underlying appeal and agreed to consider the appeal on an expedited basis. Oral argument before the Court of Appeals is scheduled for July 13, 2017. The Company expects a decision from the Court of Appeals on its appeal by early 2018, although a decision could be announced sooner or later.

The Company accounted for the $124.4 million award to Oracle by recording accrued legal settlement expense of (i) $100.0 million for the year ended December 31, 2014, (ii) $21.4 million for the year ended December 31, 2015, and (iii) pre-judgment interest of $3.0 million for the period from January l, 2016 through October 31, 2016. Prior to issuance of the 2014 financial statements, the Company made an offer to Oracle for $100.0 million to settle the litigation and recorded the $100.0 million as a liability as of December 31, 2014 because it was considered probable that a contingent liability had been incurred for the amount of the offer. As a result, the Company accrued a legal settlement expense of $100.0 million as of December 31, 2014 as stated above. On October 31, 2016, the Company paid the full judgement amount of $124.4 million to Oracle.

The Company had insurance coverage in place for reasonable defense costs related to the Oracle litigation. In October 2016, the Company received insurance indemnity payments for the judgment totaling $41.7 million as settlement from its insurers without any admission by the insurers of liability. Since the insurance indemnity settlement represents a gain contingency, it has been recorded as a reduction in litigation settlement expense for the year ended December 31, 2016. As of the issuance date of the consolidated financial statements for the year ended December 31, 2016, the Circuit Court had not ruled on the Company’s appeal. An award, if any, that is paid to the Company as a result of the appeal net of any insurance reimbursement will be reflected as a reduction of litigation settlement expense in the period received, since the appeal is also being accounted for as a gain contingency.

In October 2014, the Company filed a separate lawsuit, Rimini Street Inc. v. Oracle Int’l Corp. (United States District Court for the District of Nevada) (“Rimini II”), against Oracle seeking declaratory judgment that the Company’s revised development processes, in use since at least July 2014, do not infringe certain Oracle copyrights. In February 2015, Oracle filed a counterclaim alleging copyright infringement, which included (i) the same allegations asserted in Rimini I but limited to new or existing clients for whom the Company provided support from the conclusion of Rimini I discovery in December 2011 until the revised support processes were fully implemented by July 2014, and (ii) new allegations that the Company’s revised support processes also infringe Oracle copyrights.

Oracle’s counterclaim also included allegations of violation of the Lanham Act, intentional interference with prospective economic advantage, breach of contract and inducing breach of contract, unfair competition, and unjust enrichment/restitution. It also sought an accounting. On February 28, 2016, Oracle filed amended counterclaims adding allegations of violation of the Digital Millennium Copyright Act. On December 19, 2016, the Company filed an amended complaint against Oracle asking for a declaratory judgment of non-infringement of copyright and alleging intentional interference with contract, intentional interference with prospective economic advantage, violation of the Nevada Deceptive Trade Practices Act, violation of the Lanham Act, and violation of California Business & Professions Code §17200 et seq. On January 17, 2017, Oracle filed a motion to dismiss the Company’s amended claims and filed its third amended counterclaims, adding three new claims for a declaratory judgment of no intentional interference with contractual relations, no intentional interference with prospective economic advantage, and no violation of California Business & Professions Code §17200 et seq. On February 14, 2017, the Company filed its answer and motion to dismiss Oracle’s third amended counterclaim, which has been fully briefed and is pending consideration by the court. On March 7, 2017, Oracle filed a motion to strike the Company’s copyright misuse affirmative defense which is briefed and pending consideration by the court. By stipulation of the parties, the court granted the Company’s motion to file its third amended complaint to add claims arising from Oracle’s purported revocation of access by the Company to its support websites on behalf of the Company’s clients, which was filed and served on May 2, 2017. By agreement of the parties, Oracle filed its motion to dismiss the Company’s third amended complaint on May 30, 2017, and the Company’s opposition is due on June 27, 2017, and any reply by Oracle is due on July 11, 2017.

F-56

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Discovery with respect to the above action is expected to continue through at least July 2018. There is currently no trial date scheduled and the Company does not expect a trial to occur in this matter earlier than 2020, but the trial could occur earlier or later than that. Given that discovery is ongoing, the Company does not have sufficient information regarding possible damages exposure for the counterclaims asserted by Oracle or possible recovery by the Company in connection with its claims against Oracle. Both parties are seeking injunctive relief in addition to monetary damages in this matter. As a result, an estimate of the range of loss cannot be determined. The Company believes that an award for damages is not probable, so no accrual has been made as of December 31, 2016.

Other Litigation. In addition, from time to time, the Company may be a party to litigation and subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these ordinary course matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense and settlement costs, diversion of management resources and other factors.

Guarantees

The Company enters into agreements with customers that contain provisions related to liquidated damages that would be triggered in the event that the Company is no longer able to provide services to these customers. The maximum cash payments related to these liquidated damages is approximately $15.3 million and $11.3 million as of December 31, 2015 and 2016, respectively. To date, the Company has not incurred any material costs as a result of such provisions and have not accrued any liabilities related to such provisions in the consolidated financial statements.

NOTE 10-RELATED PARTY TRANSACTIONS

For the years ended December 31, 2015 and 2016, the Company paid $301,000 and $28,000, respectively to The Living Pages, Inc. for the provision of certain consulting, advertising and marketing services, where the Company’s Chief Executive Officer is a member of the board of directors and minority shareholder.

For the year ended December 31, 2015, the Company paid $180,000 to a minority stockholder of the Company, for certain consulting services. This arrangement terminated in August 2015 when the minority stockholder was hired to serve as the Company’s interim Chief Financial Officer. This individual resigned as an officer and employee of the Company in December 2016.

As discussed in Note 6, in October 2016, the Company issued 56,441,036 shares of Series C Preferred Stock in exchange for a cash contribution of $10.0 million. The purchasers of the Series C Preferred Stock are under common control with the stockholders that own 38,545,560 shares of Series B Preferred Stock. On an as converted basis, the affiliates that own the Company’s Series B and Series C Preferred Stock have an ownership percentage of 47.0% and have voting power of 28.4%. Additionally, this preferred stockholder has a $10.0 million indirect interest in the amended Credit Facility discussed in Note 5, and provided a guarantee in exchange for warrants as discussed in Note 7.

NOTE 11-EARNINGS PER SHARE

The Company computes earnings per share (“EPS”) of Class A and Class B common stock using the two-class method required for participating securities. Basic and diluted EPS was the same for each period presented as the inclusion of all potential Class A and Class B common shares outstanding would have been anti-dilutive. Basic and diluted EPS are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A and Class B common share (in thousands, except per share amounts):

F-57

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	2014			2015			2016
	Class A	Class B	Total	Class A	Class B	Total	Class A	Class B	Total
Numerator- net loss attributable to common shareholders	$(192)	$(127,636)	$(127,828)	$(148)	$(45,121)	$(45,269)	$(76)	$(22,861)	$(22,937)
Denominator- weighted average number of common shares outstanding	151	100,779	100,930	332	100,842	101,174	335	101,006	101,341
Basic and diluted net loss per common share	$(1.27)	$(1.27)	$(1.27)	$(0.45)	$(0.45)	$(0.45)	$(0.23)	$(0.23)	$(0.23)

For the years ended December 31, 2014, 2015 and 2016, the following potential common stock equivalents were excluded from the computation of diluted earnings per share since the impact of inclusion was anti-dilutive (in thousands):

	2014	2015	2016
Convertible preferred stock	44,045	44,045	100,486
Options	49,183	52,795	53,731
Warrants	345	345	14,455

Total	93,573	97,185	168,672

NOTE 12-SUBSEQUENT EVENTS

Settlement Agreement

In March 2017, the Company entered into a Settlement Agreement, Release and Policy Buyback Agreement (“Settlement Agreement”) with an insurance company that previously provided coverage for the defense costs related to the Rimini II litigation discussed in Note 9. The Settlement Agreement provided for aggregate payments to the Company of $24.0 million and resulted in the termination of coverage under the insurance policies. During 2016 and 2017, the insurance company reimbursed $4.7 million of defense costs, and pursuant to the settlement agreed to make an additional payment to the Company of $19.3 million that was received in April 2017. After payment of $0.6 million of settlement expenses, the remaining $18.7 million was used to make a mandatory $14.1 million principal payment and a $4.6 million make-whole interest payment due to the Lenders pursuant to the terms of the Credit Facility discussed in Note 5.

The Settlement Agreement provides that the Company received proceeds of $19.3 million in advance of incurring legal defense costs related to Rimini II. The Settlement Agreement is expected to be accounted for by recognizing a receivable and deferred liability for the proceeds of $19.3 million at the date the Settlement Agreement was executed. This deferred liability will be reduced as legal expenses are incurred in the future.

Amendments to the Credit Facility

In May 2017, the Company and the Lenders entered into the Third Amendment to the Credit Facility discussed in Note 5, which includes the following provisions:

•	The deadlines to deliver audited financial statements and to consummate equity issuances resulting in net proceeds of at least $35.0 million were both extended until August 31, 2017. Fifty percent of the net cash proceeds received are required to be applied as a mandatory prepayment as defined in the Credit Facility. Assuming the minimum net proceeds of $35.0 million, a principal payment of $13.7 million and a make-whole interest payment of $3.8 million would be required. The make-whole interest payment will be charged to interest expense in the period of the related principal payment.

•	The Company agreed to make a principal payment of $6.5 million, including satisfying the 75% of Excess Cash Flow payment of $4.0 million for the first quarter of 2017 and an additional principal payment of $2.5 million. These amounts were paid in May 2017.

F-58

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•	Contractual principal amortization payments for April and May 2017 were increased by an aggregate of $2.5 million, with one-half paid in May 2017 and the other one-half paid in June 2017.

•	The Lenders amended the terms of the Credit Facility which eliminated non-compliance with certain budgetary covenants prior to the effective date of the Third Amendment, and Certain budgetary compliance covenants were amended to be generally less restrictive after the effective date of the Third Amendment. Additionally, the Lenders did not charge Default Interest during the period that the events of default existed.

In May 2017, the Company and the Lenders entered into a Fourth Amendment to the Credit Facility, whereby the covenants related to costs that may be incurred for an initial public offering were revised. In June 2017, the Company and the Lenders entered into a fifth amendment (the “Fifth Amendment”) to the Credit Facility whereby the deadline was extended from August 31, 2017 until November 30, 2018 to consummate equity issuances for a minimum of $35.0 million, as discussed above. Additionally, certain financial covenants were revised. In connection with the Fifth Amendment, the Company incurred an amendment fee equal to 1.0% of the $125.0 million commitment under the Credit Facility, and agreed to pay certain “target date” fees if (i) the filing date for the Form S-4 registration statement discussed below occurs after June 30, 2017, and (ii) the consummation of the merger discussed below occurs after August 31, 2017. If these target dates are not achieved, additional fees of 1.0% of the $125.0 million commitment will be required as of the designated target date and will continue to be incurred for each subsequent calendar month that the delays continue. The amendment fee is payable in cash upon the earlier of receipt of the equity issuance proceeds discussed above or March 31, 2018. The target date fees are payable in cash upon the earlier of (i) receipt of the equity issuance proceeds discussed above, (ii) the maturity date, and (iii) the termination date of the Credit Facility.

Merger Agreement

On May 16, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GP Investments Acquisition Corp. (“GPIA”), a publicly-held special purpose acquisition company (“SPAC”) incorporated in the Cayman Islands and formed for the purpose of effecting a business combination with one or more businesses. The Merger Agreement provides that a wholly owned subsidiary of GPIA will merge with and into the Company, after which the Company will merge with and into GPIA, with GPIA as the surviving corporation of the merger. In connection with the merger, GPIA will domesticate as a Delaware corporation, and will change its name to “Rimini Street, Inc.”. Key terms of the Merger Agreement include, but are not limited to, the following:

•	The aggregate purchase price for the Company is $775.0 million, which amount will be reduced by, among other things, the aggregate amount of certain debt obligations of the Company as set forth in the Merger Agreement. The Merger Consideration is expected to be settled by issuing shares of GPIA common stock based on a per share issue price of $10.00 per share and an exchange ratio of approximately four shares of the Company’s Capital Stock on an as converted basis for each share of GPIA (the “Exchange Ratio”).

•	In order to obtain the Lender’s consent to the Merger Agreement, a minimum of $30.0 million of net proceeds from GPIA, along with $5.0 million of the Company’s cash is required to be utilized to pay down the Credit Facility at the closing of the transaction. The required payment will consist of principal of approximately $27.7 million and a required make-whole interest payment for approximately $7.3 million.

•	Each issued and outstanding share of the Company’s Class A and Class B Common Stock, and each issued and outstanding share of each series of Preferred Stock on an as-converted basis (collectively, “Capital Stock”), will automatically be cancelled and converted into the right to receive the applicable portion of the Merger Consideration in accordance with the Merger Agreement.

•	Outstanding options to purchase shares of the Company’s Capital Stock granted under the Company’s 2007 Plan and 2013 Plan will be converted into stock options for ordinary shares of GPIA upon the same terms and conditions as are in effect with respect to such options immediately prior to the merger, after giving effect to the Exchange Ratio.

•	Subject to consummation of the Merger Agreement, the Origination Agent warrants discussed in Notes 5 and 7 were modified to provide for the issuance of an additional 260,000 warrants exercisable at $1.35 per share, resulting in an aggregate of 14.4 million warrants exercisable by the Origination Agent. The Origination Agent agreed that upon consummation of the Merger Agreement such warrants will be converted into warrants for shares of GPIA, with the number of shares and exercise price adjusted for the Exchange Ratio. Additionally, further adjustments pursuant to the anti-dilution provisions discussed in Note 5 and the cash redemption feature discussed in Note 7 will be eliminated.

F-59

RIMINI STREET, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

•	The Merger Agreement is subject to effectiveness of a registration statement on Form S-4 registering the shares of common stock to be issued to the Company’s stockholders, whereby approvals by the shareholders of the Company and GPIA are required. As discussed above, GPIA’s shareholders have the opportunity to redeem their ordinary shares for cash, and the Company’s stockholders have the right to demand appraisal rights.

•	Certain of the Company’s stockholders have entered into transaction support and voting agreements with GPIA, pursuant to which, among other things, such stockholders have agreed to vote their shares of Capital Stock in favor of adoption of the Merger Agreement. Additionally, certain of the Company’s stockholders have agreed to certain restrictions regarding the future transfer of the ordinary shares of GPIA to be received in connection with the Merger Agreement.

•	If the Merger Agreement is approved, the Company will have the right to appoint seven of the nine members of the Board of Directors, and the current shareholders of the Company are expected to own at least 75% of the outstanding shares of GPIA. Accordingly, the Company expects this merger will be accounted for as a reverse recapitalization, whereby the Company will be the acquirer for accounting and financial reporting purposes and GPIA will be the legal acquirer. Under a reverse recapitalization, the shares of GPIA remaining after redemptions, and the unrestricted net cash and cash equivalents on the date the merger is consummated will be accounted for as a capital infusion received by the Company. All of the transaction costs incurred by the Company related to the merger will be charged to additional paid-in capital upon consummation of the merger.

In certain circumstances, including if the Merger Agreement has not been consummated by August 31, 2017 (subject to extension until November 17, 2017), either party may elect to terminate the Merger Agreement.

Stock Options

On June 29, 2017, the Company granted stock options for approximately 6.6 million shares of Class A Common Stock with an exercise price of $1.80 per share to employees and members of the Company’s Board of Directors under the 2013 Equity Incentive Plan.

F-60

GP INVESTMENTS ACQUISITION CORP.

Unaudited Condensed Consolidated Financial Statements
as of September 30, 2017 and December 31, 2016,
and for the Nine Months Ended September 30, 2017 and 2016

F-61

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

Condensed Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,551	$1,551
Prepaid expenses	13,750	217,668

Total Current Assets	15,301	219,219
Cash and marketable securities held in Trust Account	158,208,595	173,051,990

TOTAL ASSETS	$158,223,896	$173,271,209
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	188,834	63,009
Advances from related party	57,140	635,681

Total Current Liabilities	245,974	698,690
Deferred underwriting fees	6,037,500	6,037,500
Promissory note – related party	2,980,631	1,900,000

Total Liabilities	9,264,105	8,636,190
Commitments and Contingencies (Notes 6 and 9)
Shares subject to possible redemption, 14,283,525 and 15,912,582 shares at redemption value as of September 30, 2017 and December 31, 2016, respectively	143,959,790	159,635,018

Shareholders’ Equity
Preferred stock, $0.0001 par value; 100,000,000 shares authorized, none issued	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized; 5,726,251 and 5,649,918 shares issued and outstanding (excluding 14,283,525 and 15,912,582 shares subject to possible redemption) as of September 30, 2017 and December 31, 2016, respectively	573	565
Additional paid-in capital	8,058,351	7,991,327
Accumulated deficit	(3,058,923)	(2,991,891)

Total Shareholders’ Equity	5,000,001	5,000,001
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$158,223,896	$173,271,209

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-62

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Operating costs	$831,833	$2,291,424

Loss from operations	(831,833)	(2,291,424)
Other income:
Interest income	764,801	393,573
Unrealized (loss) gain on marketable securities held in Trust Account	—	657

Net Loss	$(67,032)	$(1,897,194)

Weighted average shares outstanding, basic and diluted (1)	5,670,416	5,417,696

Basic and diluted net loss per common share	(0.01)	(0.35)

(1)	Excludes an aggregate of up to 14,283,525 and 16,016,030 shares subject to redemption at September 30, 2017 and 2016, respectively.

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-63

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(67,032)	$(1,897,194)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(764,801)	(393,573)
Unrealized gain on marketable securities held in Trust Account	—	(657)
Changes in operating assets and liabilities:
Prepaid expenses	203,918	(225,966)
Accounts payable and accrued expenses	125,825	359,775

Net cash used in operating activities	(502,090)	(2,157,615)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account	15,608,196	—

Net cash provided by investing activities	15,608,196	—

Cash Flows from Financing Activities:
Proceeds from related party advances	57,140	—
Proceeds from related party promissory notes	444,950	1,192,636
Redemption of shares	(15,608,196)	—

Net cash (used in) provided by financing activities	(15,106,106)	1,192,636

Net Change in Cash and Cash Equivalents	—	(964,979)
Cash and Cash Equivalents – Beginning of period	1,551	967,449

Cash and Cash Equivalents - End of period	$1,551	$2,470

Non-cash investing and financing activities:
Change in value of shares subject to possible redemption	$(67,032)	$1,897,194

Reclassification of related party advances to related party promissory notes	$635,681	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-64

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

As of September 30, 2017, GP Investments Acquisition Corp. (referred to as the “Company” or “GPIA”) was a blank check company incorporated in the Cayman Islands on January 28, 2015. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Activity through September 30, 2017 is described below with respect to (i) the Company’s formation, its initial public offering (“Initial Public Offering”); (ii) identifying and evaluating a target company for a Business Combination and activities in connection with the announced and subsequently terminated proposed acquisition of WKI Holding Company, Inc. (“WKI”); and (iii) the October 2017 acquisition of Rimini Street, Inc. (“Rimini Street”) is set forth in Note 9.

On April 19, 2016, the Company entered into an Agreement and Plan of Merger (as amended on July 28, 2016, the “WKI Merger Agreement”), by and among the Company, Let’s Go Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Let’s Go”), WKI, and, solely in its capacity as the initial Holder Representative thereunder, WKI Group, LLC, a Delaware limited liability company. Pursuant to the WKI Merger Agreement, the Company agreed to acquire all of the outstanding capital stock of WKI, the parent company of World Kitchen, LLC, a leading multinational manufacturer and marketer of houseware products. On November 11, 2016, the parties entered into a letter agreement terminating the WKI Merger Agreement, effective November 11, 2016.

On May 16, 2017, the Company entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 thereto on June 30, 2017, the “Rimini Merger Agreement”), by and among the Company, Let’s Go, Rimini Street and the Rimini Holder Representative (as defined in the Rimini Merger Agreement). Pursuant to the Rimini Merger Agreement, the Company agreed to acquire all of the outstanding capital stock of Rimini Street, a global provider of enterprise software products and services, and the leading independent support provider for Oracle and SAP products, based on the number of clients supported. On October 10, 2017, the Company announced that it had consummated the transactions contemplated by the Rimini Merger Agreement (see Note 9). Accordingly, the Company deregistered as an exempted company in the Cayman Islands and domesticated as a corporation incorporated under the laws of the State of Delaware upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”). Also on October 10, 2017, Let’s Go merged with and into Rimini Street with Rimini Street surviving the merger (the “first merger”), with the surviving corporation then merging with and into the Company, with the Company surviving the merger (the “second merger” and, together with the first merger, the “Rimini Merger”). Immediately after consummation of the second merger, GPIA was renamed “Rimini Street, Inc.”

On the effective date of the domestication, each issued and outstanding ordinary share, par value $0.0001 per share, of the Company prior to its domestication converted automatically by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share. Pursuant to the domestication, the Company has authority to issue up to 1,000,000,000 shares of common stock and up to 100,000,000 shares of preferred stock. As a result of this change in capital structure, disclosures in the accompanying condensed consolidated financial statements have been restated to give retroactive effect to the domestication as a Delaware corporation.

The registration statement for the Company’s Initial Public Offering was declared effective on May 19, 2015. On May 26, 2015, the Company consummated the Initial Public Offering of 17,250,000 units (“Units”), which included the exercise by the underwriters of their entire overallotment option in the amount of 2,250,000 Units, at $10.00 per Unit, generating gross proceeds of $172,500,000. The Initial Public Offering is further described in Note 3.Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,062,500 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to the Company’s sponsor, GPIC Ltd, a Bermuda company (the “Sponsor”), generating gross proceeds of $6,062,500. The sale of Private Placement Warrants is further described in Note 4.

F-65

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(Unaudited)

Transaction costs in the Initial Public Offering amounted to $10,960,590, consisting of $4,312,500 of underwriting fees, $6,037,500 of deferred underwriting fees (which are held in the Trust Account (defined below)) and $610,590 of other Initial Public Offering costs. In addition, at September 30, 2017, $1,551 of cash was held outside of the Trust Account and was available for working capital purposes.

Following the closing of the Initial Public Offering, an amount of $172,500,000 ($10.00 per share) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “1940 Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the 1940 Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below.

On May 23, 2017, the Company held an extraordinary general meeting of its shareholders whereby the shareholders approved an amendment to the Company’s Memorandum and Articles of Association to extend the date by which the Company must consummate a Business Combination from May 26, 2017 to November 27, 2017 (the “Extension Amendment”). The number of shares redeemed in connection with the Extension Amendment was 1,552,724. The Company distributed $15,608,196, or approximately $10.05 per share, to redeeming shareholders.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2016 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The interim results for the nine months ended September 30, 2017 are not necessarily indicative of the results to be expected for the year ending December 31, 2017 or for any future interim periods.

F-66

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(Unaudited)

As discussed in Note 1, on October 10, 2017 the Company domesticated as a Delaware corporation whereby each issued and outstanding ordinary share, par value $0.0001 per share, of the Company prior to its domestication converted automatically by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share. Pursuant to the domestication, the Company has authority to issue up to 1,000,000,000 shares of common stock and up to 100,000,000 shares of preferred stock. As a result of this change in capital structure, disclosures in the accompanying condensed consolidated financial statements have been restated to give retroactive effect to the domestication as a Delaware corporation.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Let’s Go. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

F-67

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(Unaudited)

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2017 or December 31, 2016.

Cash and marketable securities held in Trust Account

The amounts held in the Trust Account are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination or to satisfy shareholder redemption requests. As of September 30, 2017, cash and marketable securities held in the Trust Account consisted of $158,208,595 in cash and money market funds.

Shares subject to possible redemption

The Company accounts for its shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares are classified as shareholders’ equity. The Company’s shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2017 and December 31, 2016, the shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2017 and December 31, 2016, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position over the next twelve months.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws.

The Company’s tax provision is zero because the Company is organized in the Cayman Islands with no connection to any other taxable jurisdiction. As such, the Company has no deferred tax assets. The Company is considered to be an exempted Cayman Islands Company and, as of September 30, 2017, is not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

F-68

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(Unaudited)

Net loss per share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period. Shares subject to possible redemption at September 30, 2017 and 2016 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase 14,687,500 shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At September 30, 2017 and December 31, 2016, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On May 26, 2015, the Company sold 15,000,000 Units at a purchase price of $10.00 per Unit. In addition, as a result of the underwriter’s election to exercise their entire over-allotment option, the Company sold an additional 2,250,000 Units to the underwriters at a purchase price of $10.00 per Unit. After giving retroactive effect for the domestication discussed in Note 1, each Unit consists of one share of common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 6,062,500 Private Placement Warrants at a purchase price of $1.00 per warrant in a private placement. After giving retroactive effect for the domestication discussed in Note 1, each Private Placement Warrant is exercisable to purchase one share of common stock at $11.50 per share. The proceeds from the Private Placement Warrants were deposited in the Trust Account. There are no redemption rights or liquidating distributions with respect to the Private Placement Warrants.

F-69

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On March 2, 2015, after giving retroactive effect for the domestication discussed in Note 1, the Company issued 4,312,500 shares of common stock to GPIAC, LLC, a company whose sole member is the Sponsor (the “founder shares”), for an aggregate purchase price of $25,000. In May 2015, the Sponsor sold, at its original purchase price per share, an aggregate of 60,000 founder shares to the Company’s three independent directors. The founder shares are identical to the public shares (“Public Shares”) included in the Units sold in the Initial Public Offering, except that (1) the founder shares are subject to certain transfer restrictions and (2) the initial shareholders have agreed (i) to waive their redemption rights with respect to the founder shares and Public Shares purchased during or after the Initial Public Offering in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period.

Administrative Services Arrangement

Commencing on May 19, 2015, the Company had agreed to pay an affiliate of the Sponsor a monthly fee of $10,000 for general and administrative services. For each of the nine months ended September 30, 2017 and 2016, the Company incurred $90,000 of administrative service fees, of which $150,000 and $60,000, respectively, is payable and included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets as of September 30, 2017 and December 31, 2016, respectively. On October 10, 2017, the Company consummated the Rimini Merger and, as a consequence, this arrangement was terminated.

Related Party Advances

Through December 31, 2016, the Sponsor advanced an aggregate of $635,681 in order to finance transaction costs in connection with the terminated Business Combination with WKI. The advances were non-interest bearing, unsecured and payable only upon the completion of a Business Combination. As a result of the amendment to the Sponsor’s commitment to provide loans to the Company of up to a total aggregate amount of $3,400,000 (see below), the outstanding advances of $635,681 were reclassified to related party promissory loans and are now included in the outstanding amounts owed under such loans.

During the nine months ended September 30, 2017, the Sponsor advanced an aggregate of $57,140 in order to finance transaction costs and working capital requirements. The advances are non-interest bearing, unsecured and payable only upon the completion of a Business Combination. As of September 30, 2017, $57,140 was outstanding under the related party advances.

Related Party Loans

As of September 30, 2017, the Sponsor committed to provide loans to the Company up to an aggregate of $3,400,000 in order to finance transaction costs in connection with a Business Combination. The loans were evidenced by a promissory note, were non-interest bearing, unsecured and would only be repaid upon the completion of a Business Combination. As of September 30, 2017, $2,980,631 was outstanding under the loans. On October 6, 2017, the promissory note was cancelled and replaced with a loan agreement (the “Loan Agreement”) pursuant to which the outstanding loan amount of $2,980,631 is non-interest bearing and will become due and payable on the date upon which the outstanding principal amount of all Term Loans (as defined in the Loan Agreement) outstanding under the financing agreement entered into between Rimini Street, certain lenders listed therein, Cortland Capital Market Services LLC as administrative agent and collateral agent, and CB Agent Services LLC as origination agent for the lenders, and the other parties named therein, dated as of June 24, 2016, as amended from time to time (the “Rimini Credit Facility”) are equal to or less than $95,000,000.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Contingent Transaction Fee Arrangements

The Company had entered into fee arrangements with the Sponsor pursuant to which certain fees incurred by the Company in connection with the proposed merger with WKI would be deferred and become payable only if the Company consummated a Business Combination. If a Business Combination did not occur, the Company would not be required to pay these contingent fees. As of September 30, 2017, the amount of these contingent fees was approximately $3,993,000. On October 10, 2017, in connection with the Rimini Merger, the Sponsor relieved the Company of its obligations to pay these contingent fees in its entirety. Accordingly, all contingent fees that had been previously incurred are no longer due and payable. See also Note 9 for contingent fees related to the Rimini Merger.

F-70

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(Unaudited)

Registration Rights

Pursuant to a warrant agreement entered into on May 19, 2015, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, the Company has agreed to use its best efforts to file a registration statement with the SEC registering resales of shares of common stock issuable upon the exercise of the Public Warrants, in addition to certain other securities, by October 31, 2017.

In addition, pursuant to a registration rights agreement entered into on May 19, 2015 with the holders of the founder shares, Private Placement Warrants and certain other warrants, the holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities and shares that may be issued upon conversion of the Private Placement Warrants and certain other warrants. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period (as defined in the registration rights agreement). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of 6.0%, of which 2.5%, or $4,312,500, was paid in cash at the closing of the Initial Public Offering on May 26, 2015, and up to 3.5%, or $6,037,500, was deferred. At the completion of the Rimini Merger, the $6,037,500 deferred fee owed to the underwriters for their services was settled for cash in the amount of $4,429,306 and the balance was settled with newly issued shares of the Company (see Note 9).

NOTE 7. SHAREHOLDERS’ EQUITY

Preferred Shares – After giving retroactive effect for the domestication discussed in Note 1, the Company is authorized to issue 100,000,000 preferred shares with a par value of $0.0001 per share in one or more series. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. At September 30, 2017 and December 31, 2016, there were no preferred shares designated, issued or outstanding.

Common Stock – After giving retroactive effect for the domestication discussed in Note 1, the Company is authorized to issue up to 1,000,000,000 shares of common stock, with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At September 30, 2017, there were 5,726,251 shares issued and outstanding (excluding 14,283,525 shares subject to possible redemption). At December 31, 2016, there were 5,649,918 shares issued and outstanding (excluding 15,912,582 shares subject to possible redemption).

Warrants – Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on November 9, 2017; provided that the Company has an effective registration statement under the Securities Act covering the shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

F-71

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(Unaudited)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or such purchasers’ permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2017 and December 31, 2016, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2017	December 31, 2016
Assets:
Cash and marketable securities held in Trust Account	1	$158,208,595	$173,051,990

NOTE 9. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued for potential recognition or disclosure.

F-72

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(Unaudited)

Administrative Services Arrangement

In connection with the Rimini Merger, on October 10, 2017, the Company terminated the administrative services agreement that required payments of $10,000 per month.

Rimini Merger

On October 6, 2017, the Company held an extraordinary meeting of shareholders (the “Special Meeting”) where the Rimini Merger was approved by the Company’s shareholders. In connection with the closing on October 10, 2017, the Company redeemed a total of 14,286,064 shares of GPIA, resulting in total cash payments from the Company’s Trust Account to redeeming shareholders of $143,904,266.

At the Special Meeting, the Company’s shareholders also approved the following:

•	changing in the Company’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware;

•	increasing the number of authorized shares of the Company’s common stock from 400,000,000 shares to 1,000,000,000 shares of common stock and to increase the number of authorized shares of preferred stock from 20,000,000 shares to 100,000,000 shares;

•	authorizing all changes in connection with the replacement of the Company’s Memorandum and Articles of Association with a new Certificate of Incorporation and bylaws of the Company as part of the domestication; and

•	the issuance of the Company’s common stock to (a) the existing stockholders of Rimini Street in connection with the Rimini Merger and (b) the Sponsor for shares purchased in connection with the consummation of the first merger.

On October 10, 2017, the Company announced that it had consummated the transactions contemplated by the Rimini Merger Agreement. Pursuant to the Rimini Merger Agreement, Let’s Go was merged into Rimini Street, with Rimini Street surviving the merger, and in the second merger as part of the same overall transaction, Rimini Street was subsequently merged into the Company. On the effective date of the domestication, each issued and outstanding ordinary share, par value $0.0001 per share, of the Company prior to the domestication converted automatically, on a one-for-one basis, into shares of common stock, par value $0.0001 per share (the “Company Shares”). Upon consummation of the Rimini Merger, the Company changed its name to “Rimini Street, Inc.” On October 11, 2017, the Company commenced trading of its common stock, warrants and units under the symbols “RMNI,” “RMNIW” and “RMNIU,” respectively.

The merger consideration consisted of (i) 48,868,647 newly issued Company Shares in exchange for the outstanding shares of capital stock of Rimini Street, (ii) the conversion of outstanding options for the purchase of shares of common stock of Rimini Street into an aggregate of approximately 13,260,000 newly issued options exercisable at a weighted average price of $2.76 per share for the purchase of Company Shares, and (iii) the conversion of certain outstanding warrants for the purchase of shares of common stock of Rimini Street into an aggregate of 3,440,424 newly issued warrants for the purchase of Company Shares, exercisable at a price of $5.64 per share.

F-73

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(Unaudited)

Pursuant to the Rimini Merger Agreement, the consummation of the first merger was conditioned upon, among other things, (i) there being a minimum of $50,000,000 of cash available to GPIA (including the cash in GPIA’s trust account and any cash provided by the Sponsor pursuant to its equity commitment) and (ii) there being a minimum amount of immediately available cash in the trust account of not less than $5,000,001 after giving effect to the redemption of GPIA public shares that holders of GPIA public shares validly elected to redeem in connection with the business combination. Pursuant to the equity commitment letter entered into between GPIA and the Sponsor dated May 16, 2017 (the “Equity Commitment Letter”), the Sponsor would (in certain circumstances) provide backstop equity financing by means of purchasing newly issued GPIA shares based on a per share issue price of $10.00 in an aggregate amount of up to $35,000,000. Upon the effective date, the non-Sponsor available cash after giving effect to the GPIA ordinary share redemptions discussed above was less than $15,000,000. On the effective date, but prior to the closing, the Sponsor purchased in the aggregate 3,600,000 shares of GPIA in a private placement at an issuance price of $10.00 per share for gross proceeds of $36,000,000. Such Sponsor purchases resulted in the available cash required for consummation of the mergers exceeding $15,000,000, and the total amount purchased exceeded the Sponsor’s maximum equity commitment of $35,000,000, and was in satisfaction of any obligations, under the Equity Commitment Letter.

Upon consummation of the Rimini Merger, the Company’s underwriters (“Citigroup”) and Cowen and Company, LLC (“Cowen”) were entitled to the payment of certain commissions and fees. In connection with the consummation of the Rimini Merger, each of Citigroup and Cowen received a portion of their respective commissions and fees in the form of shares of the Company’s common stock (based upon $10.00 per share of common stock). As a result, the Company issued an aggregate of 388,437 shares of its common stock to Citigroup and Cowen on October 10, 2017.

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the domestication. The mergers will be accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, GPIA is the legal acquirer and Rimini Street is the accounting acquirer and predecessor, whereby Rimini Street’s historical financial statements will reflect the financial position, results of operations and cash flows of the Company, and the net cash proceeds obtained from GPIA in the mergers will be reflected as a capital infusion. The historical capitalization of Rimini Street immediately before the mergers will be adjusted based on the exchange ratio of 0.239412772 Company Shares for every one share of Rimini Street capital stock.

The table below summarizes the transition from GPIA’s ordinary shares converted to Company Shares as a result of the domestication, along with activity that occurred in connection with the consummation of the mergers, as of the closing date, October 10, 2017:

	GPIA Ordinary		Closing Activity						Company
	Shares		Public		Common Stock Purchases				Shares
	Converted in		Share		Sponsor Equity		Other		Before
	Domestication		Redemptions		Commitment		Investments		Mergers
Public shares:
Shareholders	15,697,276	(1)	(14,286,064	)(2)	—		—		1,411,212
Non-public shares:
GPIC, Ltd. (the “Sponsor”)	4,252,500	(1)	—		3,600,000	(3)	—		7,852,500
GPIA independent directors	60,000	(1)	—		—		—		60,000
Citigroup and Cowen	—		—		—		388,437	(4)	388,437

Total	20,009,776		(14,286,064)		3,600,000		388,437		9,712,149

(1)	Represents the number of GPIA’s issued and outstanding ordinary shares that were converted to Company Shares upon completion of the domestication.

(2)	In connection with the transactions, the holders of GPIA’s public shares were permitted to elect to redeem their public shares for cash. Accordingly, holders of 14,286,064 shares elected redemption at a price of approximately $10.07 per share, resulting in aggregate redemption payments of approximately $143,904,000.

(3)	On the effective date, but prior to the closing, the Sponsor purchased in the aggregate 3,600,000 ordinary shares of GPIA in a private placement at an issuance price of $10.00 per share for gross proceeds of $36,000,000.

(4)	Aggregate number of Company Shares issued to Citigroup and Cowen.

F-74

RIMINI STREET, INC.

(formerly known as GP INVESTMENTS ACQUISITION CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(Unaudited)

The table below summarizes the number of Company Shares issued after consummation of the mergers consisting of (i) the number of shares of Rimini Street capital stock outstanding immediately before the mergers along with the impact of the exchange ratio (the “exchange ratio”) that resulted in the issuance of 0.239412772 Company Shares for every one share of Rimini Street capital stock, and (ii) the number of Company Shares outstanding after the domestication but before consummation of the mergers, as of the closing date, October 10, 2017:

		RSI Capital Stock				Conversion to
Type	Series/Class	Outstanding Pre- Merger		Exercise of Warrant		RMNI Company Shares
Preferred	A	5,499,900	(1)	—
Preferred	B	38,545,560	(1)	—
Preferred	C	56,441,036	(1)	—
Common	A	529,329	(1)	177,751	(2)
Common	B	102,925,500	(1)	—
Total		203,941,325		177,751		48,868,647	(3)(4)
Company Shares immediately after Delaware domestication						9,712,149	(5)
Total Company Shares outstanding upon consummation of mergers						58,580,796

(1)	Represents the number of shares of Rimini Street capital stock issued and outstanding immediately prior to consummation of the mergers.

(2)	In connection with the mergers, Adams Street Partners and its affiliates agreed to exercise on a cashless basis their warrants for 344,828 shares of Rimini Street’s Class A common stock at an exercise price of $1.16 per share immediately prior to consummation of the mergers. This cashless exercise resulted in the issuance of 177,751 shares of Rimini Street’s Class A common stock.

(3)	Conversion to Company Shares is based on the exchange ratio that resulted in the issuance of 0.239412772 Company Shares for every one share of Rimini Street capital stock.

(4)	The total number of Company Shares issued was net of fractional shares (in an amount equal to 67 Company Shares in the aggregate) resulting from the application of the exchange ratio.

(5)	Based on the number of Company Shares outstanding after domestication as a Delaware Corporation but immediately prior to consummation of the mergers.

Upon consummation of the mergers, the former stockholders of Rimini Street owned approximately 84% of the issued and outstanding Company Shares. This percentage excludes the impact of outstanding stock options and warrants.

Loan Agreement

On October 6, 2017, the Company’s promissory note was cancelled and replaced with the Loan Agreement pursuant to which the outstanding loan amount of $2,980,631 is non-interest bearing and will become due and payable on the date upon which the outstanding principal amount of all Term Loans under the Rimini Credit Facility is equal to or less than $95,000,000.

Deferred Underwriting Fee

In connection with the Rimini Merger, the $6,037,500 deferred fee owed to the underwriters for their services was settled for cash in the amount of $4,429,306 and the balance was settled with newly issued shares of the Company’s common stock.

Contingent Transaction Fees

On October 10, 2017, in connection with the closing of the Rimini Merger, transaction costs incurred by the Sponsor of approximately $3,100,000 became an obligation of the Company and were paid from available cash. Such transaction costs are not reflected as an expense in the accompanying statements of operations and will be accounted for as a reduction in the net capital infusion in connection with the reverse recapitalization of Rimini Street as discussed below. Additionally, the Sponsor relieved the Company of its obligations to pay contingent fees related to the proposed merger with WKI discussed in Note 1 in the amount of approximately $3,993,000. Accordingly, all contingent fees related to the proposed merger with WKI that had been previously incurred are no longer due and payable.

F-75

GP INVESTMENTS ACQUISITION CORP.

Consolidated Financial Statements

as of December 31, 2016 and 2015,
and for the Year Ended December 31, 2016, and the

Period from January 28, 2015 (Inception) Through December 31, 2015

F-76

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the Board of Directors and Shareholders
of GP Investments Acquisition Corp.

We have audited the accompanying balance sheets of GP Investments Acquisition Corp. (the “Company”) as of December 31, 2016 and 2015 the related statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2016 and for the period from January 28, 2015 (inception) through December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GP Investments Acquisition Corp. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the year ended December 31, 2016 and for the period from January 28, 2015 (inception) through December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 16, 2017

F-77

GP INVESTMENTS ACQUISITION CORP.

Balance Sheets

	December 31
	2016	2015
ASSETS
Current Assets
Cash and cash equivalents	$1,551	$967,449
Prepaid expenses	217,668	7,951

Total Current Assets	219,219	975,400
Cash and marketable securities held in Trust Account	173,051,990	172,578,252

TOTAL ASSETS	$173,271,209	$173,553,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$63,009	$19,968
Advances from related party	635,681	—

Total Current Liabilities	698,690	19,968
Deferred underwriting fees	6,037,500	6,037,500
Promissory note - related party	1,900,000	—

Total Liabilities	8,636,190	6,057,468

Commitments
Ordinary shares subject to possible redemption, 15,912,582 and 16,242,250 shares at redemption value as of December 31, 2016 and 2015, respectively	159,635,018	162,496,183

Shareholders’ Equity
Preferred shares, $0.0001 par value; 20,000,000 authorized, none issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 5,649,918 and 5,320,250 shares issued and outstanding (excluding 15,912,582 and 16,242,250 shares subject to possible redemption) as of December 31, 2016 and 2015, respectively	565	532
Additional paid-in capital	7,991,327	5,130,195
Accumulated deficit	(2,991,891)	(130,726)

Total Shareholders’ Equity	5,000,001	5,000,001

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$173,271,209	$173,553,652

The accompanying notes are an integral part of the financial statements.

F-78

GP INVESTMENTS ACQUISITION CORP.

Statements of Operations

	Year Ended December 31, 2016	For the Period from January 28, 2015 (inception) through December 31, 2015
Operating costs	$3,334,903	$208,978

Loss from operations	(3,334,903)	(208,978)
Other income:
Interest income	485,356	78,252
Unrealized loss on marketable securities held in the Trust Account	(11,618)	—

Net Loss	$(2,861,165)	$(130,726)

Weighted average shares outstanding, basic and diluted	5,466,064	4,761,628

Basic and diluted net loss per common share	$(0.52)	$(0.03)

The accompanying notes are an integral part of the financial statements.

F-79

GP INVESTMENTS ACQUISITION CORP.

Statement of Changes in Shareholders’ Equity

Year ended December 31, 2016 and for the Period from January 28, 2015 (inception)
through December 31, 2015

	Ordinary Shares		Additional		Total
	Shares	Amount	Paid-in Capital	Accumulated Deficit	Shareholders’ Equity
Balance at January 27, 2015 (Inception)	—	$—	$—	$—	$—
Ordinary shares issued to initial shareholder	4,312,500	431	24,569	—	25,000
Sale of 15,000,000 Units, net of underwriters discount and offering expenses	15,000,000	1,500	140,387,910	—	140,389,410
Sale of 2,250,000 over-allotment Units to underwriters, net of underwriters discount	2,250,000	225	21,149,775	—	21,150,000
Sale of 6,062,500 Private Placement Warrants	—	—	6,062,500	—	6,062,500
Ordinary shares subject to redemption	(16,242,250)	(1,624)	(162,494,559)	—	(162,496,183)
Net loss	—	—	—	(130,726)	(130,726)

Balance - December 31, 2015	5,320,250	532	5,130,195	(130,726)	5,000,001
Ordinary shares subject to redemption	329,668	33	2,861,132	—	2,861,165
Net loss	—	—	—	(2,861,165)	(2,861,165)

Balance - December 31, 2016	5,649,918	$565	$7,991,327	$(2,991,891)	$5,000,001

The accompanying notes are an integral part of the financial statements.

F-80

GP INVESTMENTS ACQUISITION CORP.

Statements of Cash Flows

	Year Ended December 31, 2016	For the period from January 28, 2015 (inception) through December 31, 2015
Cash Flows from Operating Activities:
Net loss	$(2,861,165)	$(130,726)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(485,356)	(78,252)
Unrealized loss on marketable securities held in Trust Account	11,618	—
Changes in operating assets and liabilities:
Prepaid expenses	(209,717)	(7,951)
Accounts payable and accrued expenses	43,041	19,968

Net cash used in operating activities	(3,501,579)	(196,961)

Cash Flows from Investing Activities:
Investment of cash and marketable securities held in trust	—	(172,500,000)

Net cash used in investing activities	—	(172,500,000)

Cash Flows from Financing Activities:
Proceeds from issuance of ordinary shares to initial shareholder	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	146,250,000
Proceeds from sale of Private Placement Warrants	—	6,062,500
Proceeds from sale of over-allotment Units, net of underwriting discounts paid	—	21,937,500
Payment of offering costs	—	(525,590)
Proceeds from related party advances	635,681	1,321
Repayment of related party advances	—	(86,321)
Proceeds from related party promissory notes	1,900,000	100,000
Repayment of related party promissory notes	—	(100,000)

Net cash provided by financing activities	2,535,681	173,664,410

Net Change in Cash and Cash Equivalents	(965,898)	967,449
Cash and Cash Equivalents - Beginning	967,449	—

Cash and Cash Equivalents - Ending	$1,551	$967,449

Non-cash investing and financing activities:
Payment of offering costs and operational costs pursuant to related party advances	$—	$85,000

Deferred underwriting fees	$—	$6,037,500

Initial classification of ordinary shares subject to possible redemption	$—	$162,617,560

Change in value of ordinary shares subject to possible redemption	$2,861,165	$121,377

The accompanying notes are an integral part of the financial statements.

F-81

GP INVESTMENTS ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

GP Investments Acquisition Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on January 28, 2015. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

At December 31, 2016, the Company had not yet commenced operations. All activity through December 31, 2016 related to the Company’s formation, its Initial Public Offering (as defined below), which is described below, and identifying and evaluating a target company for a Business Combination and activities in connection with the announced and subsequently terminated proposed acquisition of WKI Holding Company, Inc. (“WKI”) described below.

On April 19, 2016, the Company entered into an Agreement and Plan of Merger (as amended on July 28, 2016, the “Merger Agreement”), by and among the Company, Let’s Go Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, WKI, and, solely in its capacity as the initial Holder Representative thereunder, WKI Group, LLC, a Delaware limited liability company. Pursuant to the Merger Agreement, the Company agreed to acquire all of the outstanding capital stock of WKI, the parent company of World Kitchen, LLC, a leading multinational manufacturer and marketer of houseware products. On November 11, 2016, the parties entered into a letter agreement terminating the Merger Agreement, effective November 11, 2016.

The registration statement for the Company’s initial public offering (the “Initial Public Offering”) was declared effective on May 19, 2015. On May 26, 2015, the Company consummated the Initial Public Offering of 17,250,000 units (“Units”), which included the exercise by the underwriters of their entire overallotment option in the amount of 2,250,000 Units, at $10.00 per Unit, generating gross proceeds of $172,500,000. The Initial Public Offering is further described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,062,500 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to the Company’s sponsor, GPIC Ltd, a Bermuda company (“Sponsor”), generating gross proceeds of $6,062,500. The sale of Private Placement Warrants is further described in Note 4.

Transaction costs amounted to $10,960,590, consisting of $4,312,500 of underwriting fees, $6,037,500 of deferred underwriting fees (which are held in the Trust Account (defined below)) and $610,590 of Initial Public Offering costs. In addition, at December 31, 2016, $1,551 of cash was held outside of the Trust Account and was available for working capital purposes.

Following the closing of the Initial Public Offering, an amount of $172,500,000 ($10.00 per share) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “1940 Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the 1940 Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Units are listed on the Nasdaq Capital Market (“NASDAQ”). Pursuant to the NASDAQ listing rules, the Company’s Business Combination must be with a target business or businesses whose collective fair market value is equal to at least 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for such Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

F-82

GP INVESTMENTS ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 (continued)

The Company will provide its shareholders with the opportunity to redeem all or a portion of their shares included in the Units sold in the Initial Public Offering (the “Public Shares”) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The per-share price of the Public Shares to be redeemed (initially $10.00 per share), payable in cash, will be equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of a Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income tax obligations, divided by the number of then outstanding Public Shares. The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company’s initial shareholders have agreed to waive their redemption rights with respect to the founder shares (as defined in Note 5) and Public Shares in connection with the completion of a Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, a shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval, it will complete a Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders have agreed to vote their founder shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Additionally, each shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions in connection with a Business Combination pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering (“Excess Shares”). However, the Company would not be restricting the shareholders’ ability to vote all of their shares (including Excess Shares) for or against a Business Combination.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of the laws of the Cayman Islands and other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

F-83

GP INVESTMENTS ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 (continued)

The initial shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the founder shares if the Company fails to complete a Business Combination during the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims.

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its initial shareholders and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2016, the Company had $1,551 held outside of the Trust Account. Interest earned on the Trust Account balance through December 31, 2016 available to be released to the Company for the payment of income tax obligations amounted to approximately $552,000. In May 2016, the Sponsor committed to provide loans to the Company up to an aggregate of $500,000 and as of December 31, 2016, the Company amended the previous commitment such that the Sponsor has committed to provide loans to the Company up to a total aggregate amount of $1,900,000, of which $1,900,000 was outstanding as of December 31, 2016 (see Note 5). In February 2017, the Company amended the commitment such that the Sponsor has committed to provide loans to the Company up to a total aggregate amount of $3,400,000. As of December 31, 2016, the Sponsor advanced an aggregate of $635,681 in order to finance transaction costs in connection with the terminated Business Combination with WKI (see Note 5). Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or May 26, 2017, the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules of the Securities and Exchange Commission (“SEC”).

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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GP INVESTMENTS ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 (continued)

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2016 and 2015.

Cash and marketable securities held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Initial Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. As of December 31, 2016, cash and marketable securities held in the Trust Account consisted of $173,051,990 in United States Treasury Bills with a maturity date of 180 days or less.

Ordinary share subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2016 and 2015, the ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2016, there were no amounts accrued for interest and penalties. There were no unrecognized tax benefits as of December 31. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position over the next twelve months.

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GP INVESTMENTS ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 (continued)

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws.

The Company’s tax provision is zero because the Company is organized in the Cayman Islands with no connection to any other taxable jurisdiction. As such, the Company has no deferred tax assets. The Company is considered to be an exempted Cayman Islands Company, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net loss per share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Ordinary shares subject to possible redemption at December 31, 2016 and 2015 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase 14,687,500 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2016, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On May 26, 2015, the Company sold 15,000,000 Units at a purchase price of $10.00 per Unit. In addition, as a result of the underwriters election to exercise their entire over-allotment option, the Company sold an additional 2,250,000 Units to the underwriters at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 6,062,500 Private Placement Warrants at a purchase price of $1.00 per warrant in a private placement. Each Private Placement Warrant is exercisable to purchase one ordinary share at $11.50 per share. The proceeds from the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions with respect to the Private Placement Warrants.

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GP INVESTMENTS ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 (continued)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On March 2, 2015, the Company issued 4,312,500 ordinary shares to GPIAC, LLC, a company whose sole member is the Sponsor (the “founder shares”), for an aggregate purchase price of $25,000. The 4,312,500 founder shares included an aggregate of up to 562,500 shares subject to forfeiture by the initial shareholders (or their permitted transferees) on a pro rata basis depending on the extent to which the underwriter’s over-allotment was exercised. As a result of the underwriter’s election to exercise its full over-allotment option to purchase 2,250,000 Units on May 26, 2015 (see Note 6), 562,500 founder shares were no longer subject to forfeiture. The founder shares are identical to the Public Shares included in the Units sold in the Initial Public Offering, except that (1) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (2) the initial shareholders have agreed (i) to waive their redemption rights with respect to the founder shares and Public Shares purchased during or after the Initial Public Offering in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period.

Administrative Services Fee

Commencing on May 19, 2015, the Company has agreed to pay an affiliate of the Sponsor a monthly fee of $10,000 for general and administrative services. For the year ended December 31, 2016 and for the period from January 28, 2015 (inception) through December 31, 2015, the Company incurred $120,000 and $80,000, respectively, of administrative service fees, of which $60,000 and $10,000, respectively, is included in accounts payable and accrued expenses in the accompanying condensed balance sheets.

Related Party Advances

As of December 31, 2016, the Sponsor advanced an aggregate of $635,681 in order to finance transaction costs in connection with the terminated Business Combination with WKI. The advances are non-interest bearing, unsecured and due on demand. In February 2017, the terms of the advances were amended such that they will be payable only upon the completion of a Business Combination.

Related Party Loans

In May 2016, the Sponsor committed to provide loans to the Company up to an aggregate of $500,000 in order to finance transaction costs in connection with the terminated Business Combination with WKI. As of December 31, 2016, the Company amended the previous commitment such that the Sponsor has committed to provide loans to the Company up to a total aggregate amount of $1,900,000. The loans are evidenced by a promissory note, are non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. As of December 31, 2016, $1,900,000 was outstanding under the loans. In February 2017, the Company amended the commitment such that the Sponsor has committed to provide loans to the Company up to a total aggregate amount of $3,400,000.

Other than as described above, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company additional funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account.

In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,000,000 of Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. The terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans.

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GP INVESTMENTS ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 (continued)

NOTE 6. COMMITMENTS AND CONTINGENCIES

Contingent Transaction Fee Arrangements

The Company has entered into fee arrangements with certain service providers and advisors pursuant to which certain fees incurred by the Company in connection with a potential Business Combination will be deferred and become payable only if the Company consummates a Business Combination. If a Business Combination does not occur, the Company will not be required to pay these contingent fees. As of December 31, 2016, the amount of these contingent fees was approximately $3,993,000. To the extent a Business Combination is consummated, the Company anticipates incurring a significant amount of additional costs. There can be no assurances that the Company will complete a Business Combination.

Registration Rights

Pursuant to a registration rights agreement entered into on May 19, 2015 with the holders of the founder shares, Private Placement Warrants and Warrants, the holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities and shares that may be issued upon conversion of the Private Placement Warrants, Warrants and Working Capital Loans, if any. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period (as defined in the registration rights agreement). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to an underwriting discount of 6.0%, of which two and one-half percent (2.5%), or $4,312,500, was paid in cash at the closing of the Initial Public Offering on May 26, 2015, and up to three and one-half percent (3.5%), or $6,037,500, has been deferred. The deferred fee is payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. SHAREHOLDERS’ EQUITY

Preferred Shares - The Company is authorized to issue 20,000,000 preferred shares with a par value of $0.0001 per share in one or more series. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. At December 31, 2016, there are no preferred shares designated, issued or outstanding.

Ordinary Shares - The Company is authorized to issue up to 400,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2016, there were 5,649,918 ordinary shares issued and outstanding (excluding 15,912,582 ordinary shares subject to possible redemption).

Warrants - Public Warrants may only be exercised for a whole number of ordinary shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

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GP INVESTMENTS ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 (continued)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or such purchasers’ permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2016 and 2015, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2016	December 31, 2015
Assets:
Cash and marketable securities held in Trust Account	1	$173,051,990	$172,578,252

NOTE 9. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued for potential recognition or disclosure. Other than as described in Note 5, the Company did not identify subsequent events that would have required adjustment to or disclosure in the financial statements.

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